Filed Pursuant to Rule 424(b)(3)
File No. 333-220810

CENTERSTATE BANK CORPORATION	HCBF HOLDING COMPANY, INC.

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

HCBF Holding Company, Inc. (“HCBF”) and CenterState Bank Corporation (“CenterState”) entered into an Agreement and Plan of Merger dated August 12, 2017 that provides for the combination of the two companies. Pursuant to the merger agreement, HCBF will merge with and into CenterState, with CenterState as the surviving company (the “merger”). Immediately thereafter, HCBF’s direct wholly-owned subsidiary, Harbor Community Bank, will be merged with and into CenterState’s direct wholly-owned subsidiary, CenterState Bank N.A. (“CenterState Bank”), with CenterState Bank being the surviving subsidiary bank of CenterState (the “bank merger”). Before the merger can be completed, CenterState shareholders must approve the issuance of shares of CenterState common stock as consideration in the merger pursuant to the merger agreement and HCBF shareholders must approve the merger agreement. This joint proxy statement/prospectus contains information about CenterState, HCBF, the merger agreement, the proposed merger and the special meetings of the shareholders of CenterState and HCBF, respectively, and we encourage you to read carefully this joint proxy statement/prospectus before voting.

In the merger, each share of HCBF common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive (i) 0.675 shares of CenterState common stock, and (ii) a cash amount equal to $1.925 plus any cash dividends payable with respect to shares of the CenterState common stock that are payable to CenterState shareholders of record as of any date on or after the closing date, and any cash in lieu of fractional shares as provided in the merger agreement.

HCBF may terminate the merger agreement if the average closing price of CenterState common stock over a specified period prior to completion of the merger decreases below certain specified thresholds unless CenterState elects to increase the merger consideration through the payment of additional cash and by a formula-based amount outlined in the merger agreement, as discussed in further detail on pages 43 and 159 of this joint proxy statement/prospectus.

Based on the closing price of CenterState common stock on the Nasdaq Stock Market on August 11, 2017, the last trading day before public announcement of the merger, of $23.93, the 0.675 per share stock consideration plus the $1.925 per share cash consideration represented $18.08 in value for each share of HCBF common stock. Based on the closing stock price of CenterState common stock on the Nasdaq Stock Market on October 25, 2017, a date shortly before the date of this joint proxy statement/prospectus, the value of the merger consideration was $20.04 per share. We urge you to obtain current sale prices for the CenterState common stock. The CenterState common stock is traded on the Nasdaq Stock Market under the symbol “CSFL.”

The merger cannot be completed unless all necessary regulatory approvals are obtained and the requisite approvals of the shareholders of both CenterState and HCBF are obtained.

At the special meeting of CenterState shareholders to be held on December 13, 2017, holders of CenterState common stock will be asked to vote to approve the issuance of shares of CenterState common stock in connection with the merger and certain other matters. Approval of the issuance of shares of CenterState common stock in connection with the merger requires the affirmative vote of the majority of the outstanding shares of CenterState common stock entitled to vote thereon at the special meeting.

At the special meeting of HCBF shareholders to be held on December 13, 2017, holders of HCBF common stock will be asked to vote to adopt and approve the merger agreement, to approve on an advisory (nonbinding) basis, the compensation that may be paid or become payable to HCBF named executive officers that is based on or otherwise relates to the merger and certain other matters. Approval and adoption of the merger agreement requires the affirmative vote of the majority of the outstanding shares of HCBF entitled to vote thereon at the special meeting. Approval, on an advisory (nonbinding) basis, of the compensation that may be paid or become payable to HCBF named executive officers that is based on or otherwise relates to the merger, requires the affirmative vote of a majority of the votes cast at the special meeting.

Whether or not you plan to attend the CenterState or HCBF special meeting, it is important that your shares be represented at the meeting and your vote recorded. If you are a CenterState shareholder, please take the time to vote by telephone, over the Internet, or by following the voting instructions included in the enclosed proxy card. If you are a HCBF shareholder, please take the time to vote by following the voting instructions included in the enclosed proxy card or by voting over the Internet. Even if you vote by Internet, telephone, if applicable, or return the proxy card in advance of your respective special meeting, you may attend your respective special meeting and vote your shares in person.

The board of directors of CenterState unanimously recommends that its shareholders vote “FOR” the proposal to approve the share issuance and “FOR” the approval of the other proposals described in this joint proxy statement/prospectus. The board of directors of HCBF unanimously recommends that its shareholders vote “FOR” approval of the merger agreement, “FOR” approval on an advisory (nonbinding) basis, the compensation that may be paid or become payable to HCBF named executive officers that is based on or otherwise relates to the merger, and “FOR” the approval of the other proposals described in this joint proxy statement/prospectus.

You should read this entire joint proxy statement/prospectus, including the appendices and the documents incorporated herein by reference, carefully because it contains important information about the special meetings and the merger. In particular, you should read carefully the information set forth under “Risk Factors” beginning on page 42 which discusses the risks relating to the proposed merger.

On behalf of the boards of directors of CenterState and HCBF, thank you for your prompt attention to this important matter.

Sincerely,

John C. Corbett	Michael J. Brown, Sr.
President and Chief Executive Officer	Chairman and Chief Executive Officer
CenterState Bank Corporation	HCBF Holding Company, Inc.

The shares of CenterState common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of CenterState or HCBF, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated October 31, 2017, and is being first mailed to shareholders of CenterState and HCBF on or about November 6, 2017.

CENTERSTATE BANK CORPORATION

1101 FIRST STREET SOUTH

WINTER HAVEN, FLORIDA 33880

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 13, 2017

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of CenterState Bank Corporation (“CenterState”) will be held at CenterState’s Posner Park Office, 3rd Floor, 42725 US Hwy 27, Davenport, FL 33837 on December 13, 2017, at 10 a.m. local time, for the following purposes:

1.

Approve Issuance of CenterState Common Stock. To consider and vote upon a proposal to approve the issuance of shares of CenterState common stock pursuant to the Agreement and Plan of Merger dated August 12, 2017, as it may be amended from time to time (“merger agreement”), by and between CenterState and HCBF Holding Company, Inc. (“HCBF”) pursuant to which HCBF will merge with and into CenterState on and subject to the terms and conditions contained therein, including the plan of merger contemplated thereby, with CenterState as the surviving company, as more fully described in the attached joint proxy statement/prospectus (the “CenterState share issuance proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus.

2.

Adjourn or Postpone the Special Meeting. To consider and vote upon any proposal of the CenterState board of directors to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the CenterState share issuance proposal (the “CenterState adjournment proposal”).

3.	Other business. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

We have fixed the close of business on October 24, 2017 as the record date for the special meeting. Only CenterState shareholders of record on that date are entitled to notice of, and to vote at, the special meeting. Approval of the CenterState share issuance proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CenterState common stock.

The attached joint proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger, and other related matters. We urge you to read carefully the joint proxy statement/prospectus, including any document incorporated by reference and its appendices.

Your vote is very important. We cannot complete the proposed merger unless CenterState shareholders approve the CenterState share issuance proposal.

You are cordially invited to attend the special meeting in person. Please vote by telephone, Internet or by mailing, signing, dating and returning the enclosed proxy card in the self-addressed envelope as soon as possible, even if you plan to attend the special meeting. No additional postage is required if mailed within the United States. If you choose to attend the special meeting, then you may vote your shares in person, even if you have previously voted by telephone, Internet or signed and returned your proxy card. If you hold your CenterState shares through a bank, broker or other nominee (commonly referred to as held in “street name”), then you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from them. You may revoke your proxy at any time prior to the special meeting as specified in the accompanying joint proxy statement/prospectus.

The CenterState board of directors has determined that the merger is fair to, and in the best interest of, CenterState and its shareholders. The CenterState board of directors unanimously recommends that CenterState shareholders vote “FOR” the CenterState share issuance proposal and “FOR” the CenterState adjournment proposal.

By Order of the Board of Directors

John C. Corbett
President and Chief Executive Officer
October 31, 2017

YOUR VOTE IS VERY IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE CENTERSTATE SPECIAL MEETING, PLEASE VOTE BY TELEPHONE, OVER THE INTERNET OR BY COMPLETING, DATING, AND SIGNING THE ENCLOSED FORM OF PROXY AND RETURNING IT IN THE ENCLOSED RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE CENTERSTATE SPECIAL MEETING.

HCBF HOLDING COMPANY, INC.

200 S. INDIAN RIVER BLVD., SUITE 101

FORT PIERCE, FLORIDA 34950

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 13, 2017

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of HCBF Holding Company, Inc. (“HCBF”) will be held at the Harbor Community Bank Office at 1549 N.W. St. Lucie West Blvd., Port St. Lucie, FL, 34986 on December 13, 2017 at 5:30 p.m. local time, for the following purposes:

1.

Approve Agreement and Plan of Merger. To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger dated August 12, 2017, as it may be amended from time to time (“merger agreement”), by and between HCBF and CenterState Bank Corporation (“CenterState”) pursuant to which HCBF will merge with and into CenterState on and subject to the terms and conditions contained therein, including the plan of merger contemplated thereby, with CenterState as the surviving company, as more fully described in the attached joint proxy statement/prospectus (the “HCBF merger proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus.

2.

Approve Compensation. To consider and vote upon a proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to HCBF named executive officers that is based on or otherwise relates to the merger (the “HCBF compensation proposal”).

3.

Adjourn or Postpone the Special Meeting. To consider and vote upon any proposal of the HCBF board of directors to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the foregoing proposal (the “HCBF adjournment proposal”).

4.	Other business. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

We have fixed the close of business on October 25, 2017 as the record date for the special meeting. Only HCBF shareholders of record on that date are entitled to notice of, and to vote at, the special meeting. Approval of the HCBF merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of HCBF common stock. Approval of the HCBF compensation proposal requires the affirmative vote of a majority of the votes cast at the special meeting.

The attached joint proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger, and other related matters. We urge you to read carefully the joint proxy statement/prospectus, including any document incorporated by reference and its appendices.

Your vote is very important. We cannot complete the merger unless HCBF shareholders approve the HCBF merger proposal. Holders of HCBF common stock who comply with provisions of Florida law relating to appraisal rights applicable to the merger are entitled to assert such appraisal rights under the Florida appraisal rights law, a copy of which is attached as Appendix D to this joint proxy statement/prospectus.

You are cordially invited to attend the special meeting in person. Please vote by Internet or by mailing, signing, dating and returning the enclosed proxy card in the self-addressed envelope as soon as possible, even if you plan to attend the special meeting. No additional postage is required if mailed within the United States. If you choose to attend the special meeting, then you may vote your shares in person, even if you have previously voted by Internet or signed and returned your proxy card. If you hold your HCBF shares through a bank, broker or other nominee (commonly referred to as held in “street name”), then you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from them. You may revoke your proxy at any time prior to the special meeting as specified in the accompanying joint proxy statement/prospectus.

The HCBF board of directors has determined that the merger is fair to, and in the best interest of, HCBF and its shareholders. The HCBF board of directors unanimously recommends that HCBF shareholders vote “FOR” the HCBF merger proposal, “FOR” the HCBF compensation proposal and “FOR” the HCBF adjournment proposal.

By Order of the Board of Directors

Michael J. Brown, Sr.
Chairman and Chief Executive Officer
October 31, 2017

YOUR VOTE IS VERY IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE HCBF SPECIAL MEETING, PLEASE VOTE OVER THE INTERNET OR BY COMPLETING, DATING AND SIGNING THE ENCLOSED FORM OF PROXY AND RETURNING IT IN THE ENCLOSED RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE HCBF SPECIAL MEETING.

WHERE YOU CAN FIND MORE INFORMATION

CenterState has filed a registration statement on Form S-4 to register the distribution of the shares of CenterState common stock to holders of HCBF common stock in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement on Form S-4 and constitutes a prospectus of CenterState and a proxy statement of CenterState and HCBF for the CenterState and HCBF special meetings, respectively. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement on Form S-4 or in the exhibits or schedules to the registration statement on Form S-4.

Both CenterState and HCBF also file reports, proxy statements and other business and financial information, as applicable, with the Securities and Exchange Commission (“SEC”). You may read and copy any materials that CenterState or HCBF files with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 (1-800-732-0330) for further information on the Public Reference Room. In addition, CenterState and HCBF file reports and other business and financial information, as applicable, with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You can also obtain the documents CenterState files with the SEC free of charge, by accessing CenterState’s website at www.centerstatebanks.com. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites, obtained by written request from CenterState or HCBF as described below or filed with the SEC is not a part of this joint proxy statement/prospectus. Copies of these documents can also be obtained, free of charge, by directing a written request to:

CenterState Bank Corporation 1101 First Street South Winter Haven, Florida 33880 Attn: Corporate Secretary	HCBF Holding Company, Inc. 200 S. Indian River Drive, Suite 101 Fort Pierce, Florida 34950 Attn: Secretary

Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement on Form S-4. This joint proxy statement/prospectus incorporates important business and financial information about CenterState that is not included in or delivered with this document, including incorporating by reference documents that CenterState has previously filed with the SEC. These documents contain important information about CenterState and its financial condition. See “Documents Incorporated by Reference.” These documents are available free of charge upon written request to CenterState at the address listed above.

To obtain timely delivery of these documents, you must request them no later than December 5, 2017 in order to receive them before the Center State special meeting.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. CenterState supplied all information contained in, or incorporated by reference into, this joint proxy statement/prospectus relating to CenterState, and HCBF supplied all information contained in this joint proxy statement/prospectus relating to HCBF.

You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from what is contained in this joint proxy statement/prospectus. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than the date of this joint proxy statement/prospectus, and neither the mailing of this joint proxy statement/prospectus to CenterState and HCBF shareholders nor the issuance of CenterState common stock in the merger shall create any implication to the contrary.

No person has been authorized to give any information or make any representation about the merger or CenterState Bank Corporation or HCBF Holding Company, Inc. that differs from, or adds to, the information in this joint proxy statement/prospectus or in documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

i

ii

Appendix A -	Agreement and Plan of Merger dated August 12, 2017 by and between CenterState Bank Corporation and HCBF Holding Company, Inc.
Appendix B -	Opinion of Keefe, Bruyette & Woods, Inc.
Appendix C -	Opinion of Sandler O’Neill & Partners, L.P.
Appendix D -	Appraisal Statute
Appendix E -	HCBF Holding Company, Inc. Audited Consolidated Financial Statements and Accompanying Notes as of and for the years ended December 31, 2016 and 2015
Appendix F -	Jefferson Bankshares, Inc. Audited Consolidated Financial Statements and Accompanying Notes as of and for the year ended December 31, 2016
Appendix G -	HCBF Holding Company, Inc. Unaudited Consolidated Financial Statements and Accompanying Notes as of and for the six months ended June 30, 2017
Appendix H -	Jefferson Bankshares, Inc. Unaudited Consolidated Financial Statements and Accompanying Notes as of and for the six months ended June 30, 2017
Appendix I -	HCBF Holding Company, Inc. Unaudited Combined Pro Forma Consolidated Financial Statements and Accompanying Notes as of and for the six months ended June 30, 2017

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following are answers to certain questions that you may have regarding the CenterState special meeting, the HCBF special meeting and the merger. We urge you to read carefully the remainder of this joint proxy statement/prospectus (including the risk factors beginning on page 42) because the information in this section does not provide all of the information that might be important to you in determining how to vote. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

The CenterState and HCBF boards of directors are using this joint proxy statement/prospectus to solicit proxies of CenterState shareholders and HCBF shareholders pursuant to the agreement and plan of merger, dated August 12, 2017, entered into between CenterState and HCBF, as it may be amended from time to time, which we refer to as the “merger agreement,” and provides for the merger of HCBF with and into CenterState. Immediately thereafter, HCBF’s direct wholly owned subsidiary, Harbor Community Bank, will be merged with and into CenterState’s direct wholly owned subsidiary, CenterState Bank N.A. (“CenterState Bank”), with CenterState Bank being the surviving subsidiary bank of CenterState (the “bank merger”). Under applicable law, the shareholders of CenterState must approve the issuance of shares of CenterState common stock in connection with the merger and the shareholders of HCBF must vote to adopt and approve the merger agreement. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A.

CenterState and HCBF will hold separate special meetings of shareholders to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger agreement, the merger and the special meetings of CenterState and HCBF shareholders, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending your respective meeting in person.

Your vote is important. We encourage you to vote as soon as possible.

Q:	Why do CenterState and HCBF want to merge?

A:

We believe the combination of CenterState and HCBF will create one of the leading community banking franchises in the State of Florida. The CenterState and HCBF boards of directors have determined that the merger is fair to, and in the best interests of, CenterState and HCBF, respectively, and their respective shareholders. You should review the reasons for the merger described in greater detail under “The Merger – Recommendation of the CenterState Board of Directors and Reasons for the Merger” and “The Merger – Recommendation of the HCBF Board of Directors and Reasons for the Merger.”

Q:	What consideration will HCBF shareholders receive in the merger?

A:

If the merger is completed, each issued and outstanding share of HCBF common stock will be converted into the right to receive (i) 0.675 shares of CenterState common stock and (ii) a cash amount equal to $1.925 plus any cash dividends payable to CenterState shareholders of record as of any date on or after the closing date of the merger.

However, the foregoing does not apply to any shares of HCBF common stock held as treasury stock or owned by CenterState, CenterState Bank or Harbor Community Bank or by any of their respective subsidiaries (other than any such shares owned in a fiduciary capacity or as a result of debts previously contracted).

No holder of HCBF common stock will be issued fractional shares of CenterState common stock in the merger. Each holder of HCBF common stock who would otherwise have been entitled to receive a fraction of a share of CenterState common stock will receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of CenterState common stock, rounded to the nearest one hundredth of a share, multiplied by an average of CenterState’s stock price as set forth in the merger agreement.

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:

Yes, the value of the merger consideration will likely fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value of CenterState common stock. In the merger, holders of HCBF common stock will receive a fraction of a share of CenterState common stock for each share of HCBF common stock they hold plus a fixed amount of cash consideration. Any fluctuation in the market price of CenterState common stock after the date of this joint proxy statement/prospectus will change the value of the shares of CenterState common stock that HCBF shareholders will receive and the total value of the consideration received in the merger. Based on the closing price of CenterState common stock on the Nasdaq Stock Market (“NASDAQ”) on August 11, 2017, the last full trading day before the public announcement of the merger, of $23.93, the value of the merger consideration was $18.08 per share of HCBF common stock. Based on the closing stock price of CenterState common stock on NASDAQ on October 25, 2017, a date shortly before the date of this joint proxy statement/prospectus, the value of the merger consideration was $20.04 per share. The market prices of both CenterState common stock and HCBF common stock will likely fluctuate before the merger is completed. We urge you to obtain current market quotations for shares of CenterState common stock.

Q:	What will happen if the trading price of CenterState common stock changes significantly prior to completion of the merger?

A:

Because the merger consideration is fixed, CenterState and HCBF agreed to include provisions in the merger agreement by which HCBF would have an opportunity to terminate the merger agreement if the CenterState average stock price over a specified period prior to completion of the merger decreases below certain specified thresholds unless CenterState elects to increase the merger consideration through the payment of additional cash and by a formula-based amount outlined in the merger agreement, as discussed in further detail on pages 43 and 159.

Q:	How will the merger impact HCBF option awards?

A:

If the merger is completed, each option to acquire shares of HCBF common stock which is then outstanding will automatically become vested and will be converted into an option to purchase the number of shares of CenterState common stock equal to the number of shares subject to such HCBF stock option multiplied by 0.75. The exercise price will equal the exercise price per share of the HCBF stock option divided by 0.75. HCBF had a total of 1,856,098 stock options outstanding at October 1, 2017, of which 1,150,696 were vested and 705,402 were not vested.

Q:	What will CenterState’s shareholders receive in the merger?

A:

If the merger is completed, CenterState’s shareholders will not receive any merger consideration and will continue to hold the shares of CenterState common stock that they currently hold. Following the merger, the shares of CenterState’s common stock will continue to be traded on NASDAQ under the symbol “CSFL.”

Q:	What will happen to Harbor Community Bank following the merger?

A:	Immediately following the merger, Harbor Community Bank will be merged with and into CenterState Bank, with CenterState Bank being the surviving subsidiary bank of CenterState.

Q:	Do the boards of directors of CenterState and HCBF support the merger?

A:

Yes. The boards of directors of each of CenterState and HCBF have unanimously determined that the merger is fair to, and in the best interests of, CenterState and HCBF, respectively, and their respective shareholders.

Q:	What are holders of CenterState common stock being asked to vote on?

A:

Holders of CenterState common stock are being asked to vote (1) to approve the issuance of shares of CenterState common stock in connection with the merger and (2) to approve the adjournment or postponement of the CenterState special meeting, if necessary or appropriate, to solicit additional proxies in favor of the issuance of shares of CenterState common stock in connection with the merger.

Q:	What are holders of HCBF common stock being asked to vote on?

A:

Holders of HCBF common stock are being asked to vote (1) to adopt and approve the merger agreement, (2) to approve on an advisory (nonbinding) basis, the compensation that may be paid or become payable to HCBF named executive officers that is based on or otherwise relates to the merger and (3) to approve the adjournment or postponement of the HCBF special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement.

Q:	When and where is the special meeting of CenterState shareholders and the special meeting of HCBF shareholders?

A:	The CenterState special meeting will take place on December 13, 2017, at 10 a.m., local time, at CenterState’s Posner Park Office, 3rd Floor, 42725 US Hwy 27, Davenport, FL 33837.

The HCBF special meeting will take place on December 13, 2017, at 5:30 p.m., local time, at the Harbor Community Bank Office located at 1549 N.W. St. Lucie West Blvd., Port St. Lucie, FL 34986.

Q:	Who can vote at the special meetings of CenterState shareholders and HCBF shareholders?

A:	You can vote at the CenterState special meeting if you own shares of CenterState common stock at the close of business on October 24, 2017, the record date for the CenterState special meeting.

You can vote at the HCBF special meeting if you own shares of HCBF common stock at the close of business on October 25, 2017, the record date for the HCBF special meeting.

Q:	What vote is required by CenterState shareholders to approve the proposal at the CenterState special meeting?

A:

Approval of the issuance of shares of CenterState common stock in connection with the merger requires the affirmative vote of the holders of a majority of the shares of CenterState common stock outstanding on the record date. CenterState shareholders will have one vote for each share of CenterState common stock owned by them.

Q:	What vote is required by HCBF shareholders to approve the proposals at the HCBF special meeting?

A:

Adoption and approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of HCBF common stock outstanding on the record date. Approval on an advisory (nonbinding) basis of the compensation that may be paid or become payable to HCBF named executive officers that is based on or otherwise relates to the merger requires the affirmative vote of a majority of the votes cast at the special meeting. HCBF shareholders will have one vote for each share of HCBF common stock owned by them.

Q:	What will happen if HCBF shareholders do not approve the HCBF compensation proposal at the HCBF special meeting?

A:

Approval of the HCBF compensation proposal is not a condition to completion of the merger. The vote on this proposal is an advisory vote and will not be binding on HCBF (or the combined company that results from the merger) regardless of whether the merger agreement is approved. Accordingly, because HCBF is contractually obligated to pay the compensation, if the merger agreement is approved and the merger is consummated, it is expected that the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

Q:	What do CenterState shareholders need to do now?

A:

After you have carefully read this document and have decided how you wish to vote your shares, indicate on your proxy card how you want your shares to be voted with respect to the issuance of shares of CenterState common stock in connection with the merger and approval of the adjournment or postponement of the CenterState special meeting if necessary or appropriate to solicit additional proxies. When complete, sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the CenterState special meeting. Alternatively, you may vote by calling the toll-free number shown on your proxy card or over the Internet by accessing the website shown on your proxy card and following the instructions on the website. Telephone and Internet voting is available 24 hours a day. Your vote must be received prior to the special meeting on December 13, 2017 in order to be counted.

Q:	What do holders of HCBF common stock need to do now?

A:

After you have carefully read this document and have decided how you wish to vote your shares, indicate on your proxy card how you want your shares to be voted with respect to the approval of the merger agreement, approval of the HCBF compensation proposal and approval of the adjournment or postponement of the HCBF special meeting if necessary or appropriate to solicit additional proxies to approve the merger. When complete, sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the HCBF special meeting. Alternatively, you may vote over the Internet by accessing the website shown on your proxy card and following the instructions on the website. Your proxy card must be received prior to the special meeting on December 13, 2017 in order to be counted.

Q: What	if I do not vote?

A:

If you are a CenterState shareholder and do not vote, it (i) will have the same effect as voting your shares against the issuance of shares of CenterState common stock in connection with the merger, and (ii) will have no effect on the adjournment proposal.

If you are an HCBF shareholder and do not vote, it (i) will have the same effect as voting your shares against adopting and approving the merger agreement, (ii) will have no effect on the HCBF compensation proposal and (iii) will have no effect on the adjournment proposal.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q:	If I am a CenterState shareholder, can I change or revoke my vote?

A:	Yes. You may revoke any proxy at any time before it is voted in one of the following ways:

•	by sending a written notice to the corporate secretary of CenterState, which is received prior to the exercise of the proxy, stating that you would like to revoke your proxy;

•	by signing another proxy card bearing a later date and mailing it so that CenterState receives it prior to the CenterState special meeting;

•	by voting again using the telephone or Internet voting procedures; as applicable, or

•	by attending the CenterState special meeting and voting in person. However, simply attending the CenterState special meeting will not revoke your proxy.

Q:	If I am a HCBF shareholder, can I change or revoke my vote?

A:

Yes. You may revoke any proxy at any time before it is voted by sending a written notice to the corporate secretary of HCBF, which is received prior to the exercise of the proxy, stating that you would like to revoke your proxy or you may complete and submit a new proxy card. You may also vote again using the

Internet voting procedures or you may attend the HCBF special meeting and vote in person, which will have the effect of revoking any earlier votes. However, simply attending the HCBF special meeting will not revoke your proxy.

Q:	If I am a holder of HCBF common stock with shares represented by stock certificates, should I send in my HCBF stock certificates now?

A:

No. You should not send in your HCBF stock certificates at this time. After completion of the merger, CenterState will cause instructions to be sent to you for exchanging HCBF stock certificates for shares of CenterState common stock in book-entry form and cash to be paid in lieu of a fractional share of CenterState common stock. The shares of CenterState common stock that HCBF shareholders will receive in the merger will be issued in book-entry form. Please do not send in your stock certificates with your proxy card.

Q:	What should I do if I hold my shares of HCBF common stock in book-entry form?

A:

Other than completing and delivering a letter of transmittal to CenterState’s exchange agent, you are not required to take any specific actions if you hold your shares of HCBF common stock in book-entry form. After the completion of the merger, shares of HCBF common stock held in book-entry form for which properly completed and delivered letters of transmittal have been received by CenterState’s exchange agent will automatically be exchanged for shares of CenterState common stock in book-entry form and cash to be paid in lieu of a fractional share of CenterState common stock.

Q:	Can I place my HCBF stock certificate(s) into book-entry form prior to the merger?

A:	Yes, HCBF stock certificates can be placed into book-entry form prior to the merger. For more information, please contact AST Shareholder Services at 800-937-5449.

Q:	Who can I contact if I cannot locate my HCBF stock certificate(s)?

A:	If you are unable to locate your original HCBF stock certificate(s), you should contact AST Shareholder Services at 800-937-5449.

Q:	When do you expect the merger to be completed?

A:

We expect the merger to be completed in the first quarter of 2018. We are working towards completing the merger as quickly as possible. To do so, the shareholders of CenterState and HCBF must approve the issuance of shares of CenterState common stock and the merger agreement, respectively. In addition, CenterState must obtain the regulatory approvals that are necessary to complete the merger and other conditions must be satisfied. See “The Merger Agreement – Conditions to Completion of the Merger.”

Q:	Can I exercise dissenters’ rights in connection with the merger?

A:

HCBF shareholders may exercise dissenters’ rights in connection with the merger. If you want to exercise appraisal rights and receive fair value of shares of HCBF common stock in cash instead of the merger consideration, then you must file a written objection with HCBF prior to the HCBF special meeting stating, among other things, that you will exercise your right to dissent if the merger is completed. Also, you may not vote in favor of the merger agreement and must follow other procedures, both before and after the HCBF special meeting, as described in Appendix D to this joint proxy statement/prospectus. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the merger agreement, then your shares will automatically be voted in favor of the merger agreement and you will lose all appraisal rights available under Florida law.

Q:	What are the U.S. federal income tax consequences of the merger to HCBF shareholders?

A:

The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code.” Assuming the merger so qualifies, HCBF shareholders generally will recognize gain (but not loss) equal to the lesser of the amount of cash received and the excess of the “amount realized” in the transaction (i.e. the fair market value of the CenterState common stock received plus the amount of cash received) over their tax basis in their HCBF common stock. The U.S. federal income tax consequences described above may not apply to all holders of HCBF common stock. Tax matters are very complicated and the consequences of the merger to any particular HCBF shareholder will depend on that shareholder’s particular facts and circumstances. You should consult your own tax advisor to determine the particular consequences of the merger on you. For further information, please refer to “U.S. Federal Income Tax Consequences of the Merger.”

Q:	Whom should I call with questions or to obtain additional copies of this joint proxy statement/prospectus?

A:	CenterState shareholders should contact the corporate secretary at CenterState Bank Corporation, 1101 1st Street South, Winter Haven, Florida 33880; telephone (863) 293-4710.

HCBF shareholders should contact the corporate secretary at HCBF Holding Company, Inc., 200 S. Indian River Drive, Suite 101, Fort Pierce, Florida 34950; telephone (772) 409-2270.

SUMMARY

This following summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire joint proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See “Where You Can Find More Information” on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this joint proxy statement/prospectus. CenterState and HCBF encourage you to read the merger agreement because it is the legal document that governs the merger.

Risk Factors (see page 42)

You should consider in particular the factors as described under “Risk Factors”.

Information regarding CenterState and HCBF (see pages 64 and 65)

CenterState Bank Corporation

1101 First Street South

Winter Haven, Florida 33880

(863) 293-2600

CenterState is a financial holding company under the laws of the United States. Incorporated under the laws of the state of Florida, CenterState owns all the outstanding shares of CenterState Bank. Headquartered in Winter Haven, Florida between Orlando and Tampa, CenterState provides a full range of consumer and commercial banking services to individuals, businesses and industries through its 78 full service banking locations in 28 counties throughout Florida and through a loan production office in Macon, Georgia. CenterState Bank also operates a correspondent banking and bond sales division and owns R4ALL, Inc., which acquires and disposes of troubled assets from CenterState Bank. At June 30, 2017, CenterState had total consolidated assets of $6.76 billion, total consolidated loans of $4.6 billion, total consolidated deposits of $5.5 billion, and total consolidated shareholders’ equity of $890 million. CenterState’s common stock is listed on NASDAQ under the symbol “CSFL”.

HCBF Holding Company, Inc.

200 S. Indian River Drive, Suite 101

Fort Pierce, Florida 34950

(772) 409-2270

HCBF is a bank holding company headquartered in Fort Pierce, Florida providing consumer lending, commercial lending, deposit services, cash management services, residential lending and safe deposit services. HCBF was incorporated in 2010 for the purposes of acquiring First Bank of Indiantown, which later became Harbor Community Bank, a Florida-chartered commercial bank. Harbor Community Bank has grown from four locations to its existing 46 banking offices. HCBF’s operations are conducted from its main office located in Fort Pierce, Florida, and through its 45 branches located in 18 counties in Florida. As of June 30, 2017, HCBF had total consolidated assets of $1.89 billion, consolidated total loans of $ 1.06 billion, consolidated total deposits of $1.56 billion, and consolidated stockholders’ equity of $224 million.

Pending Acquisition of Sunshine Bancorp, Inc.

On August 12, 2017, CenterState entered into an agreement and plan of merger to acquire Sunshine Bancorp, Inc. (“Sunshine”), the holding company of Sunshine Bank. Pursuant to the merger agreement, Sunshine will merge with and into CenterState, with CenterState as the surviving company, a transaction we refer to as the “Sunshine merger.” Immediately after the merger, Sunshine Bank, the federal stock savings bank and wholly owned subsidiary of Sunshine, will merge with and into CenterState Bank, N.A. a national banking association and wholly owned subsidiary of CenterState, with CenterState Bank as the surviving bank. The transaction was approved by the boards of directors of each of CenterState and Sunshine and is expected to close in the first quarter of 2018. Completion of the transaction is subject to customary closing conditions, including receipt of required regulatory approvals and approval of Sunshine’s shareholders. Under the terms of the agreement, holders of Sunshine common stock will receive for each such share 0.89 shares of CenterState common stock, which equates to an aggregate transaction value of approximately $176.8 million in CenterState common stock. At June 30, 2017, Sunshine had total consolidated assets of $955.9 million, total consolidated loans of $703.9 million, total consolidated deposits of $776.1 million, and total consolidated shareholders’ equity of $117 million.

CenterState Special Meeting (see page 54)

The CenterState special meeting will be held on December 13, 2017, at 10 a.m., local time, at CenterState’s Posner Park Office, 3rd Floor, 42725 US Hwy 27, Davenport, FL 33837. At the CenterState special meeting, holders of CenterState common stock will be asked to vote on:

•	the proposal to approve the issuance of shares of CenterState common stock pursuant to the merger agreement;

•

any proposal of the CenterState board of directors to adjourn or postpone the CenterState special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the CenterState special meeting to approve the issuance of shares of CenterState common stock pursuant to the merger agreement; and

•	any other matters as may properly be brought before the CenterState special meeting or any adjournment or postponement of the CenterState special meeting.

You can vote at the CenterState special meeting if you owned CenterState common stock as of the close of business on October 24, 2017, which is the record date for the CenterState special meeting. On that date, there were an aggregate of 60,102,503 shares of CenterState common stock outstanding and entitled to vote. In order to approve the issuance of shares of CenterState common stock pursuant to the merger agreement, the holders of at least a majority of the outstanding shares of CenterState common stock entitled to vote must vote in favor of doing so. You can cast one vote for each share of CenterState common stock you owned on the record date. Each of CenterState’s directors has agreed, among other things, with HCBF to vote all of their respective shares of CenterState common stock, representing 2.7% of the outstanding shares of CenterState common stock, in favor of the CenterState special meeting proposals.

HCBF Special Meeting (see page 59)

The HCBF special meeting will be held on December 13, 2017, at 5:30 p.m., local time, at the Harbor Community Bank office located at 1549 N.W. St. Lucie West Blvd., Port St. Lucie, FL 34986. At the HCBF special meeting, holders of HCBF common stock will be asked to vote on:

•	the proposal to adopt and approve the merger agreement;

•	the proposal to approve on an advisory (nonbinding) basis, the compensation that may be paid or become payable to HCBF named executive officers that is based on or otherwise relates to the merger;

•

any proposal of the HCBF board of directors to adjourn or postpone the HCBF special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the HCBF special meeting to approve the merger agreement; and

•	any other matters as may properly be brought before the HCBF special meeting or any adjournment or postponement of the HCBF special meeting.

You can vote at the HCBF special meeting if you owned HCBF common stock as of the close of business on October 25, 2017, which is the record date for the HCBF special meeting. On that date, there were an aggregate of 20,992,219 shares of HCBF common stock outstanding and entitled to vote. In order to approve the merger agreement, the holders of at least a majority of the outstanding shares of HCBF common stock entitled to vote must vote in favor of doing so. Approval of the HCBF compensation proposal requires the affirmative vote of a majority of the votes cast. You can cast one vote for each share of HCBF common stock you owned on the record date. Each of HCBF’s directors and certain of its shareholders has agreed, among other things, with CenterState to vote a portion of their respective shares of HCBF common stock, collectively representing 39.9% of the outstanding shares of HCBF common stock, in favor of the HCBF special meeting proposals.

The Merger (see page 91)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Appendix A to this joint proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

In the merger, HCBF will merge with and into CenterState, with CenterState as the surviving company. It is expected that immediately after the effective time of the merger, Harbor Community Bank will merge with and into CenterState Bank, with CenterState Bank as the surviving bank. We refer to the merger of CenterState Bank and Harbor Community Bank as the “bank merger.”

Closing and Effective Time of the Merger (see page 146)

The closing date of the merger is expected to occur during the first quarter of 2018. The merger will become effective at such time as the articles of merger are filed with the Secretary of State of Florida or such other time as may be specified in the articles of merger.

Merger Consideration (see page 146)

HCBF shareholders will receive for each share of HCBF common stock (i) 0.675 shares of CenterState common stock, and (ii) a cash amount equal to $1.925 plus any cash dividends payable with respect to shares of the CenterState common stock that are payable to CenterState shareholders of record as of any date on or after the closing of the merger.

No holder of HCBF common stock will be issued fractional shares of CenterState common stock in the merger. Each holder of HCBF common stock who would otherwise have been entitled to receive a fraction of a share of CenterState common stock will receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of CenterState common stock, rounded to the nearest one hundredth of a share, multiplied by the CenterState average stock price for a specified period of time. See “The Merger Agreement — Merger Consideration” beginning on page 146.

HCBF may terminate the merger agreement if the CenterState average stock price over a specified period prior to completion of the merger decreases below certain specified thresholds unless CenterState elects to increase the merger consideration through the payment of additional cash consideration as determined by a formula in the merger agreement, as discussed in further detail on pages 43 and 159.

The value of the shares of CenterState common stock to be issued in the merger will fluctuate between now and the closing date of the merger. You should obtain current sale prices for the CenterState common stock. The

CenterState common stock is traded on NASDAQ under the symbol “CSFL.” HCBF common stock is not traded on any established trading market.

Equivalent HCBF Per Share Value

CenterState common stock trades on NASDAQ under the symbol “CSFL.” The following table presents the closing price of CenterState common stock on August 11, 2017, the last trading day before the date of the public announcement of the merger agreement, and October 25, 2017, a date shortly before the date of this joint proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of HCBF common stock on those dates, calculated by multiplying the closing sales price of CenterState common stock on those dates by 0.675 and adding the cash consideration amount equal to $1.925.

Date	CenterState closing sale price	Equivalent HCBF per share value
August 11, 2017	$23.93	$18.08
October 25, 2017	$26.84	$20.04

The value of the shares of CenterState common stock to be issued in the merger will fluctuate between now and the closing date of the merger. You should obtain current sale prices for the CenterState common stock.

Surrender of HCBF Stock Certificates (see page 148)

Promptly after the effective time of the merger, CenterState’s third-party exchange agent will mail to each holder of record of HCBF common stock appropriate transmittal materials and instructions on how to surrender the holder’s HCBF stock certificate(s) or book-entry shares in exchange for the merger consideration (including cash in lieu of any fractional CenterState shares) and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.

HCBF shareholders should not send in their stock certificates until they have received these instructions.

U.S. Federal Income Tax Consequences of the Merger (see page 136)

It is expected that the merger will qualify as a “reorganization” within the meaning of the Code, and that the merger agreement will constitute a “plan of reorganization” as such term is used in Sections 354 and 361 of the Code. Assuming the merger so qualifies, HCBF shareholders generally will recognize gain (but not loss) equal to the lesser of the amount of cash received and the excess of the “amount realized” in the transaction (i.e. the fair market value of the CenterState common stock received plus the amount of cash received) over their tax basis in their HCBF common stock. The U.S. federal income tax consequences described above may not apply to all holders of HCBF common stock. Tax matters are very complicated and the consequences of the merger to any particular HCBF shareholder will depend on that shareholder’s particular facts and circumstances. You should consult your own tax advisor to determine the particular tax consequences of the merger to you. For further information, please refer to “U.S. Federal Income Tax Consequences of the Merger.”

Recommendation of the CenterState Board of Directors; CenterState’s Reasons for the Merger (see page 95)

The CenterState board of directors has unanimously determined that the merger is fair, and in the best interests of, CenterState and its shareholders and recommends that CenterState shareholders vote “FOR” approval of the issuance of shares of CenterState common stock in connection with the merger and “FOR” the approval of the other proposals described in this joint proxy statement/prospectus. In arriving at its determination, the CenterState board of directors considered the factors described under “The Merger — Recommendation of the CenterState Board of Directors and Reasons for the Merger.”

Recommendation of HCBF’s Board of Directors; HCBF’s Reasons for the Merger (see page 97)

The HCBF board of directors has unanimously determined that the merger is fair, and in the best interests of, HCBF and its shareholders and recommends that HCBF shareholders vote “FOR” adoption and approval of the merger agreement, “FOR” approval on an advisory (nonbinding) basis, the compensation that may be paid or become payable to HCBF named executive officers that is based on or otherwise relates to the merger; and “FOR” the approval of the other proposals described in this joint proxy statement/prospectus. In arriving at its determination, the HCBF board of directors considered the factors described under “The Merger — Recommendation of the HCBF Board of Directors and Reasons for the Merger.”

Opinion of Financial Advisor of CenterState (see page 99 and Appendix B)

In connection with the merger, CenterState’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”) delivered a written opinion, dated August 12, 2017, to the CenterState board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to CenterState of the aggregate merger consideration in the proposed merger. The full text of KBW’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix B to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the CenterState board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of CenterState to engage in the merger or enter into the merger agreement or constitute a recommendation to the CenterState board of directors in connection with the merger, and it does not constitute a recommendation to any holder of CenterState common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

Opinion of Financial Advisor of HCBF (see page 111 and Appendix C)

In connection with the merger, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) delivered its oral opinion to the HCBF board of directors, which was subsequently confirmed in writing on August 12, 2017, to the effect that, as of August 12, 2017 and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualification on the review undertaken by Sandler O’Neill in providing its opinion, the merger consideration was fair, from a financial point of view, to the holders of HCBF common stock.

Sandler O’Neill provided its opinion for the information and assistance of the HCBF board of directors in connection with its consideration of the transaction and the opinion relates only to the fairness of the merger consideration to be received by holders of HCBF common stock, from a financial point of view. Sandler O’Neill’s opinion speaks only as of the date of the opinion and does not address any other aspect of the merger and is not a recommendation to any HCBF shareholder as to how such shareholder should vote at the HCBF special meeting. Sandler O’Neill’s opinion does not address the underlying business decision of HCBF to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for HCBF or the effect of any other transaction in which HCBF might engage.

The full text of Sandler O’Neill’s opinion, dated August 12, 2017, which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Sandler O’Neill is included as Appendix C to this joint proxy statement/prospectus. The description of the opinion is qualified in its entirety by reference to the opinion. HCBF shareholders are urged to read the entire opinion carefully in connection with their consideration of the merger agreement.

Interests of HCBF Executive Officers and Directors in the Merger (see page 127)

Some of the executive officers and directors of HCBF have interests in the merger that are in addition to, or different from, the interests of HCBF’s shareholders generally. These interests exist because of, among other things, employment agreements that the officers entered into with HCBF, rights that these officers and directors have under HCBF’s benefit plans including equity plans (i.e., the acceleration of vesting of restricted stock awards), arrangements to continue as employees and directors of CenterState and CenterState Bank following the merger (including potential arrangements), and rights to indemnification and directors’ and officers’ liability insurance following the merger. These interests include the following:

•	The merger agreement provides for the acceleration of the vesting of the HCBF stock options and the conversion of such stock options into options exercisable for shares of CenterState common stock;

•

HCBF’s and Harbor Community Bank’s directors and executive officers will be entitled to indemnification by CenterState with respect to claims arising from matters occurring at or prior to the closing of the merger and to coverage under a directors’ and officers’ liability insurance policy for six years after the merger;

•

The appointment, as provided under the terms of the merger agreement, of Michael J. Brown, Sr., the chairman and chief executive officer of HCBF, to become a director of CenterState following the merger. Each non-employee director receives a fee of $1,200 for each meeting attended and receives a fee of $900 for any telephonic meeting in which they participated in addition to annual retainer fees of $16,000. Retainer fees are payable at the end of each calendar year. Each non-employee director also receives an additional $15,000 annual retainer fee paid in CenterState’s common stock;

•

A new employment agreement between CenterState Bank and Mr. J. Hal Roberts, Jr., a director and current president and chief operating officer of HCBF, pursuant to which Mr. Roberts will serve as Regional President of the Treasure Coast of Florida upon completion of the merger and will receive, among other benefits, an annual base salary of $240,000; and

•

A new employment agreement between CenterState Bank and Mr. Michael J. Brown, Jr., current executive vice president and chief lending officer of HCBF, pursuant to which Mr. Brown, Jr. will serve as First Vice President and Business Development Officer for the Mortgage division upon completion of the merger and will receive, among other benefits, an annual base salary of $180,000.

These interests are discussed in more detail in the Section entitled “The Merger – Interests of HCBF Executive Officers and Directors in the Merger.” HCBF’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Regulatory Approvals (see page 140)

The merger and the bank merger are subject to various regulatory approvals, including approvals from the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Office of the Comptroller of the Currency (“OCC”). Notifications and/or applications requesting approvals for the merger or for the bank merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. On September 22, 2017, CenterState filed all notices and applications to obtain the necessary regulatory approvals. Although the parties currently believe they should be able to obtain all regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on the combined company after the completion of the merger. We make no assurance that the regulatory approvals received will not contain any condition, or carryover of any condition applicable to HCBF or any of its subsidiaries, that would be a burdensome condition (as defined in the merger agreement) of CenterState following the merger or on CenterState Bank following the bank merger. It is a condition to CenterState’s obligation to complete the merger that no such burdensome condition be imposed. The regulatory approvals to which the completion of the merger and the bank merger are subject are described in more detail under the section entitled “The Merger – Conditions to Completion of the Merger.”

Conditions to Completion of the Merger (see page 158)

The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:

•	the required approvals by the shareholders of CenterState and HCBF;

•

the receipt of all regulatory approvals, or expiration or termination of all statutory waiting periods in respect thereof, required to consummate the transactions contemplated by the merger agreement, without any burdensome conditions (as defined in the merger agreement);

•

the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

•	the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”);

•

the receipt by CenterState and HCBF from their respective tax counsel of a U.S. federal income tax opinion that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•

the accuracy, subject to varying degrees of materiality, of CenterState’s and HCBF’s respective representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement);

•	performance in all material respects by CenterState and HCBF of their respective obligations under the merger agreement; and

•

the absence of any event which has resulted in a material adverse effect on the other, and the absence of any condition, event, fact, circumstance or other occurrence that is reasonably expected to have a material adverse effect on the other.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Third Party Proposals (see page 155)

HCBF has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than CenterState, and to certain related matters. The merger agreement does not, however, prohibit HCBF from considering prior to the HCBF special meeting an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.

Termination (see page 159)

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by mutual written consent of CenterState and HCBF;

•

by CenterState or HCBF if any regulatory approval required for consummation of the transactions contemplated by the merger agreement have been denied by final non-appealable action by the relevant governmental authority,

•	by CenterState or HCBF if the approval of the shareholders of either CenterState or HCBF is not obtained,

•

by CenterState or HCBF in the event of a material breach by the other party of any representation, warranty or covenant contained in the merger agreement and such breach is not cured within thirty days;

•	by CenterState or HCBF if the merger is not consummated on or before May 12, 2018, subject to extension based on obtaining regulatory approval;

•

by CenterState or HCBF if the other party’s board of directors breaches its obligations with respect to giving notice of and making a recommendation in connection with each of the CenterState and HCBF shareholder meetings, respectively;

•

by CenterState if HCBF’s board of directors approves or recommends an acquisition proposal, fails to publicly recommend against a publicly announced acquisition within three business days of being requested to do so by CenterState or resolves or otherwise determines or announces an intention to take the foregoing actions; or

•	by HCBF, if both of the following conditions exist and CenterState does not elect to increase the per share cash merger consideration paid to HCBF shareholders:

(i) the quotient obtained by dividing the CenterState average closing price during a specified time prior to completion of the merger by $23.93 (which quotient we refer to as the “CenterState Ratio”) is less than 0.80, and

(ii) the CenterState Ratio is less than the number obtained by (a) dividing the average closing prices for the Nasdaq Bank Index during a specified time prior to completion of the merger by $3,569.16, and then (b)  subtracting 0.20 from such quotient.

Termination Fee (see page 160)

HCBF will pay CenterState a termination fee equal to $16.67 million in the event (i) HCBF receives a superior proposal and the merger agreement is terminated because the required HCBF shareholder approval is not obtained or by CenterState because of HCBF’s material breach of representations, warranties or covenants and HCBF enters into a superior proposal within 12 months of such termination, or (ii) the merger agreement is terminated by CenterState because HCBF’s board of directors breaches its obligations with respect to giving notice of and making a recommendation in connection with the HCBF shareholder meeting.

NASDAQ Listing (see page 153)

CenterState will cause the shares of CenterState common stock to be issued to the holders of HCBF common stock in the merger to be authorized for listing on NASDAQ, subject to official notice of issuance, prior to the effective time of the merger.

Accounting Treatment (see page 140)

CenterState will account for the merger under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America.

Dissenters’ Rights (see page 142)

As provided by Florida law, HCBF shareholders may exercise dissenters’ rights in connection with the merger.

Resale of CenterState Common Stock

All shares of CenterState common stock received by HCBF shareholders in the merger will be freely tradeable for purposes of the Securities Act, except for shares of CenterState common stock received by any such holder who becomes an “affiliate” of CenterState after the completion of the merger. This joint proxy statement/prospectus does not cover resales of shares of CenterState common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Market Prices and Dividend Information (see page 53)

CenterState

CenterState common stock is traded on NASDAQ under the symbol “CSFL.” The following table sets forth the reported high and low sales prices of shares of CenterState common stock and the quarterly cash dividends per share of CenterState common stock declared, in each case for the periods indicated.

	CenterState Common Stock
	High	Low	Dividends
2017
First Quarter	$26.48	$24.07	$0.06
Second Quarter	$26.27	$23.74	$0.06
Third Quarter	$27.02	$21.77	$0.06
Fourth Quarter (through October 25, 2017)	$27.78	$26.40	$0.06
2016
First Quarter	$15.72	$12.57	$0.04
Second Quarter	$16.59	$14.49	$0.04
Third Quarter	$18.27	$15.30	$0.04
Fourth Quarter	$25.83	$17.09	$0.04
2015
First Quarter	$12.35	$10.94	$0.01
Second Quarter	$13.98	$11.70	$0.02
Third Quarter	$15.00	$12.20	$0.02
Fourth Quarter	$16.24	$14.24	$0.02

The holders of CenterState common stock receive dividends if and when declared by the CenterState board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws. As of October 24, 2017, there were 60,102,503 shares of CenterState common stock outstanding and owned by approximately 1,365 registered shareholders of record.

HCBF

HCBF common stock is not traded on an exchange. HCBF has not paid any cash dividends on the shares of HCBF common stock. As of October 25, 2017, there were 22,217,216 shares of HCBF common stock outstanding and owned by approximately 425 registered shareholders of record.

Comparative Rights of CenterState Shareholders and HCBF Shareholders (see page 162)

HCBF shareholders, whose rights are currently governed by HCBF’s articles of incorporation, HCBF’s bylaws and Florida law, will, upon completion of the merger, become shareholders of CenterState and their rights will be governed by CenterState’s articles of incorporation, CenterState’s bylaws, and Florida law. The difference in shareholder rights are explained more fully in “Comparison of Shareholder Rights” beginning on page 162.

Recent Developments

CenterState Third Quarter 2017 Results

On October 24, 2017, CenterState reported its financial results for the nine months ended September 30, 2017, which include the following:

•

Net income of $22.1 million, or diluted earnings per share of $0.36, for the third quarter of 2017, as compared to net income of $15.4 million or diluted earnings per share of $0.32, for the third quarter of 2016.

•

Return on average assets and return on average tangible equity (Non-GAAP) were 1.29% and 14.7%, respectively, for the third quarter of 2017 compared to 1.22% and 15.0%, respectively, for the third quarter of 2016.

•

Total assets at September 30, 2017 were approximately $6.8 billion, as compared to $5.1 billion at December 31, 2016. The increase in assets was primarily the result of CenterState’s second quarter of 2017 acquisitions of Platinum Bank Holding Company (“Platinum”) and Gateway Financial Holdings of Florida, Inc. (“Gateway”).

•

Net loan growth in the third quarter of 2017 equaled 3% annualized (4.5% annualized excluding purchase credit impaired (“PCI”) loans). Net loan growth for the nine months ended September 30, 2017 equaled 9% annualized, excluding loans acquired from Platinum and Gateway.    The loan to deposit ratio increased to 86% from 81% in the same quarter in 2016.

•

Total deposits decreased by $50.0 million, or approximately 4% on an annualized basis, during the third quarter of 2017. The decrease in deposits was mainly attributable to a temporary decline in balances of title companies and attorneys and seasonality.

•

Tax equivalent net interest margin (“NIM”) (Non-GAAP) increased to 4.26% for the third quarter of 2017, compared to 4.12% for the third quarter of 2016. Cost of deposits during the third quarter of 2017 equaled 0.23%. Excluding the Gateway and Platinum deposit cost of 0.44%, cost of deposits equaled 0.18% during the third quarter of 2017 compared to 0.18% in the third quarter of 2016.

•

Loan production was temporarily reduced by $50 million from the previous two months, and additional loan loss provision of $750 thousand was added as a result of Hurricane Irma, which impacted the entire state of Florida on September 10 and 11, 2017.

Explanation of Certain Unaudited Non-GAAP Financial Measures

The summary above contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”), including return on average tangible equity and tax equivalent net interest margin, which we refer to “Non-GAAP financial measures.” The tables below provide reconciliations between these Non-GAAP measures and net income, net interest income and tax equivalent basis net interest income, and return on average tangible equity, as applicable. CenterState uses these Non-GAAP financial measures in its analysis of CenterState’s performance and believes these presentations provide useful supplemental information, and enhance investors’ understanding of CenterState’s core business and performance.

Non-GAAP measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. CenterState provides reconciliations between GAAP and these Non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Three months ended
	Sept. 30, 2017	Sept. 30, 2016
Return on average tangible equity (non-GAAP)
Net income (GAAP)	$22,050	$15,384
Gain on early extinguishment of debt, net of tax	—	—
Termination of FDIC loss share agreements, net of tax	—	—
Amortization of intangibles, net of tax	743	522

Adjusted net income for average tangible equity (Non-GAAP)	$22,793	$15,906
Average stockholders’ equity (GAAP)	$900,492	$546,023
Average goodwill	(257,683)	(105,492)
Average core deposit intangible	(25,819)	(16,645)
Average other intangibles	(1,004)	(751)

Average tangible equity (Non-GAAP)	$615,986	$423,135

Return on average tangible equity (annualized) (Non-GAAP)	14.7%	15.0%

Tax equivalent yields (Non-GAAP)
Interest income (GAAP)	$67,057	$47,703
Tax equivalent adjustment for Non-PCI loans	828	421
Tax equivalent adjustment for tax-exempt securities	682	528

Tax equivalent adjustments	1,510	949

Interest income (tax equivalent) (Non-GAAP)	$68,567	$48,652

Net interest income (GAAP)	$62,586	$45,319
Tax equivalent adjustments	1,510	949

Net interest income (tax equivalent) (Non-GAAP)	$64,096	$46,268

Average earning assets	$5,964,076	$4,467,735

Net interest margin (GAAP)	4.16%	4.04%
Effect from tax equivalent adjustments	0.10%	0.08%

Net interest margin —tax equivalent (Non-GAAP)	4.26%	4.12%

These results have not been audited or reviewed by CenterState’s independent registered public accountants, nor have any other review procedures been performed by them with respect to these results. Accordingly, no opinion or any other form of assurance can be provided with respect to this information. CenterState’s actual results could differ from these results based on the completion of the review by its independent registered public accountants of its consolidated financial statements as of and for the quarter ended September 30, 2017 when they are subsequently filed with the SEC.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CENTERSTATE

The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2016, 2015, 2014, 2013 and 2012 is derived from the audited consolidated financial statements of CenterState. The following selected historical consolidated financial data as of and for the six months ended June 30, 2017 and 2016, is derived from the unaudited consolidated financial statements of CenterState and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of CenterState’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the six months ended June 30, 2017, are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2017 or any future period. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and CenterState’s audited consolidated financial statements and accompanying notes included in CenterState’s Annual Report on Form 10-K for the twelve months ended December 31, 2016; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and CenterState’s unaudited consolidated financial statements and accompanying notes included in CenterState’s Quarterly Report on Form 10-Q for the six months and three months ended June 30, 2017, both of which are incorporated by reference into this joint proxy statement/prospectus. See “Documents Incorporated by Reference.”

(Dollars in thousands, except per share data)

	(unaudited)
	At or for the six months ended June 30,		At or for the year ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Summary of Operations:
Total interest income	$115,847	$90,807	$188,665	$162,320	$138,227	$100,378	$94,950
Total interest expense	(6,509)	(4,335)	(9,340)	(7,286)	(7,356)	(5,885)	(8,481)

Net interest income	109,338	86,472	179,325	155,034	130,871	94,493	86,469
Provision for loan losses	(2,894)	(1,421)	(4,962)	(4,493)	(826)	76	(9,220)

Net interest income after provision for loan losses	106,444	85,051	174,363	150,541	130,045	94,569	77,249
Non-interest income	16,964	13,158	30,363	9,883	6,027	12,445	20,336
Income from correspondent banking and capital markets division	14,512	18,066	33,685	27,563	20,153	20,410	35,707
Net gain on sale of securities available for sale	—	—	13	4	46	1,060	2,423
Bargain purchase gain, acquisition of institution	—	—	—	—	—	—	453
Gain on extinguishment of debt	—	308	308	—	—	—	—
Loss on termination of FDIC loss share agreements	—	(17,560)	(17,560)	—	—	—	—
Credit related expenses	(1,531)	(970)	(1,781)	(2,295)	(5,282)	(12,730)	(11,206)
Non-interest expense	(91,321)	(81,372)	(155,140)	(123,787)	(130,899)	(98,001)	(110,432)

Income before income taxes	45,068	16,681	64,251	61,909	20,090	17,753	14,530
Income tax expenses	(13,235)	(5,751)	(21,910)	(22,571)	(7,126)	(5,510)	(4,625)

Net income	$31,833	$10,930	$42,341	$39,338	$12,964	$12,243	$9,905
Per Common Share Data:
Basic earnings (loss) per share	$0.58	$0.23	$0.89	$0.87	$0.32	$0.41	$0.33
Diluted earnings (loss) per share	$0.57	$0.23	$0.88	$0.85	$0.31	$0.41	$0.33
Common equity per common share outstanding	$14.84	$11.21	$11.47	$10.79	$9.98	$9.08	$9.09
Tangible common equity per common share outstanding (1)	$10.09	$8.64	$8.93	$8.82	$7.95	$7.38	$7.36
Dividends per common share	$0.12	$0.08	$0.16	$0.07	$0.04	$0.04	$0.04
Actual shares outstanding	60,002,604	47,996,281	48,146,981	45,459,195	45,323,553	30,112,475	30,079,767

	(unaudited)
	At or for the six months ended June 30,		At or for the year ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Weighted average common shares outstanding	54,490,488	46,968,000	47,409,142	45,182,224	40,852,002	30,102,777	30,073,959
Diluted weighted average common shares outstanding	55,396,988	47,620,315	48,191,523	45,788,632	41,235,552	30,220,127	30,141,863
Balance Sheet Data:
Assets	$6,767,479	$4,995,289	$5,078,559	$4,022,717	$3,776,869	$2,415,567	$2,363,240
Total loans	4,646,533	3,194,967	3,429,747	2,593,776	2,429,525	1,474,179	1,435,863
Allowance for loan losses	30,132	24,172	27,041	22,264	19,898	20,454	26,682
Total deposits	5,475,455	4,132,136	4,152,544	3,215,178	3,092,040	2,056,231	1,997,232
Short-term borrowings	303,625	204,707	290,413	252,722	179,014	50,366	57,724
Corporate debentures	26,075	25,841	25,958	24,093	23,917	16,996	16,970
Common shareholders’ equity	890,258	537,971	552,457	490,514	452,477	273,379	273,531
Total shareholders’ equity	890,258	537,971	524,457	490,514	452,477	273,379	273,531
Tangible capital	605,347	414,688	430,135	400,774	360,337	222,339	221,300
Goodwill	257,683	105,492	106,028	76,739	76,739	44,924	44,924
Core deposit intangible (CDI)	26,217	17,023	15,510	12,164	14,417	4,958	5,944
Other intangible assets	1,011	768	784	837	984	1,158	1,363
Average total assets	$5,839,879	$4,669,057	$4,864,151	$3,928,523	$3,419,541	$2,381,620	$2,445,902
Average loans	3,952,701	2,979,737	3,140,343	2,518,572	2,160,155	1,439,069	1,451,492
Average interest earning assets	5,220,144	4,174,205	4,356,455	3,484,739	2,995,845	2,034,542	2,070,990
Average deposits	4,717,405	3,841,276	3,991,078	3,178,569	2,891,459	2,087,004	2,062,682
Average interest bearing deposits	3,016,332	2,446,684	2,568,605	2,038,955	1,942,299	1,425,858	1,555,755
Average interest bearing liabilities	3,344,746	2,696,914	2,834,392	2,278,427	2,046,061	1,502,481	1,652,460
Average total shareholders’ equity	728,779	513,258	531,734	471,130	391,574	273,852	269,282
SELECTED FINANCIAL RATIOS:
(ratios are annualized where applicable)
Return on average assets	1.10%	0.47%	0.87%	1.00%	0.38%	0.51%	0.40%
Return on average equity	8.81%	4.28%	7.96%	8.35%	3.31%	4.47%	3.68%
Dividend payout	21%	35%	18%	8%	13%	10%	12%
Efficiency ratio (2)	65%	69%	64%	65%	86%	85%	83%
Net interest margin, tax equivalent basis (3)	4.34%	4.24%	4.20%	4.51%	4.41%	4.71%	4.24%
Net interest spread, tax equivalent basis (4)	4.20%	4.13%	4.08%	4.40%	4.30%	4.61%	4.14%
CAPITAL RATIOS:
Tier 1 leverage ratio	10.00%	8.67%	9.11%	10.53%	10.11%	10.38%	9.91%
Risk-based capital
Common equity Tier 1	11.41%	11.06%	11.27%	14.39%	—	—	—
Tier 1	11.90%	11.62%	11.83%	14.99%	14.36%	16.64%	16.63%
Total	12.48%	12.29%	12.54%	15.79%	15.14%	17.89%	17.89%
Tangible common equity ratio	9.30%	8.50%	8.68%	10.19%	9.78%	9.40%	9.58%
ASSET QUALITY RATIOS:
(ratios are annualized where applicable)
Net (recoveries) charge-offs to average loans (5)	(0.01%)	(0.04%)	—	0.09%	0.07%	0.42%	0.93%
Allowance to period end loans (5)	0.67%	0.81%	0.82%	0.93%	0.90%	1.58%	2.11%
Allowance for loan losses to non-performing loans (5)	149%	96%	140%	106%	76%	73%	93%
Non-performing assets to total assets (5)	0.39%	0.75%	0.52%	0.56%	0.92%	1.39%	1.41%
OTHER DATA:
Banking locations	78	66	67	57	58	55	55
Full-time equivalent employees	1,180	897	952	784	785	693	689

(1)	Tangible common equity per common share outstanding is defined as tangible common equity divided by total common shares outstanding.
(2)

Efficiency ratio is non-interest expense (less non-recurring items) divided by the sum of the tax equivalent net interest income before the provision for loan losses plus non-interest income (less non-recurring items).

(3)	Net interest margin is net interest income divided by total average earning assets.
(4)	Net interest spread is the difference between the average yield on earning assets and the average yield on average interest bearing liabilities.
(5)	Excludes purchased credit impaired loans.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF HCBF

The following tables set forth selected historical consolidated financial and other data of HCBF at or for years ended December 31, 2016, 2015, 2014, 2013 and 2012 derived from the audited consolidated financial statements of HCBF. The following selected historical consolidated financial data as of and for the six months ended June 30, 2017 and 2016, is derived from the unaudited consolidated financial statements of HCBF and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of HCBF’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates. The results of operations as of and for the six months ended June 30, 2017, are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2017 or any future period.

(Amounts are in thousands, except ratios, share data, banking locations and FTEs)
	(unaudited) Six months ended June 30,		Year ended December 31,
	2017	2016	2016	2015	2014	2013	2012
SUMMARY OF OPERATIONS:
Total interest income	$33,804	$32,623	$64,696	$52,128	$30,673	$22,732	$13,790
Total interest expense	3,132	2,774	5,600	3,848	2,565	1,888	1,080
Net interest income	30,672	29,849	59,096	48,280	28,108	20,844	12,710
Provision for loan losses	1,563	1,494	4,801	1,519	1,111	866	3,726
Net interest income after provision for loan losses	29,109	28,355	54,295	46,761	26,997	19,978	8,984
Non-interest income	6,244	5,477	12,230	8,818	3,915	(202)	3,005
Net gain (loss) on sale of securities available for sale	14	5	287	2	39	(25)	634
Bargain purchase gain, acquisition of institutions	—	—	—	—	7,249	3,634	2,253
Non-interest expense	28,394	28,390	56,448	49,236	30,893	20,506	13,754
Income before taxes	6,973	5,447	10,364	6,345	7,307	2,879	1,122
Income tax expense (benefit)	2,541	2,225	4,109	2,429	536	(231)	451
Net income	4,432	3,222	6,255	3,916	6,771	3,110	671
PER COMMON SHARE DATA:
Basic earnings (loss) per share	$0.22	$0.16	$0.31	$0.23	$0.67	$0.41	$0.11
Diluted earnings (loss)per share	$0.22	$0.16	$0.30	$0.23	$0.67	$0.41	$0.11
Equity per share outstanding	$11.14	$10.91	$10.86	$10.59	$10.53	$9.85	$9.96
Tangible equity per share outstanding	$9.95	$9.61	$9.62	$9.24	$9.71	$9.19	$9.45
Actual shares outstanding	20,052,830	20,052,300	20,052,830	20,052,300	14,502,800	8,502,500	6,900,000
Weighted average shares outstanding	20,052,830	20,052,300	20,052,397	16,818,067	10,072,537	7,506,322	6,008,219
Diluted weighted average shares outstanding	20,600,038	20,601,281	20,600,797	16,888,211	10,076,122	7,506,322	6,008,219
BALANCE SHEET DATA:
Assets	$1,886,393	$1,781,274	$1,789,890	$1,731,326	$1,197,286	$629,007	$420,518
Total loans, net of deferred fees	1,064,481	999,438	1,065,938	982,911	585,029	358,090	212,493
Allowance for loan losses	7,120	4,639	7,638	3,728	3,807	3,312	3,635
Total Deposits	1,561,098	1,446,505	1,478,808	1,410,138	981,585	498,081	314,211
Federal Home Loan Bank borrowings	76,446	84,797	71,622	85,043	43,853	36,952	30,000
Corporate debentures	5,992	5,890	5,943	5,833	3,721	3,678	—
Total stockholders’ equity	223,290	218,823	217,693	212,440	152,714	83,788	68,713
Goodwill	12,286	12,286	12,286	12,153	2,023	2,023	2,023
Core Deposit Intangible	11,405	13,749	12,548	15,072	9,883	3,646	1,511
Tangible capital	199,599	192,788	192,859	185,215	140,808	78,119	65,179
Average total assets	$1,849,682	$1,746,440	$1,767,316	$1,413,344	$799,652	$563,706	$421,752
Average loans	1,064,075	989,716	1,004,896	749,114	415,825	265,787	199,935
Average interest earning assets	1,663,069	1,559,835	1,577,784	1,264,126	721,582	431,828	347,581
Average deposits	1,536,733	1,418,477	1,436,098	1,130,539	636,795	389,761	320,549
Average interest bearing deposits	1,073,946	1,019,070	1,020,237	838,756	498,252	316,561	269,906
Average interest bearing liabilities	1,148,020	1,112,445	1,113,712	926,301	545,386	349,903	299,906
Average stockholders’ equity	221,234	216,032	218,459	178,091	103,879	135,266	64,371

(Amounts are in thousands, except ratios, share data, banking locations and FTEs)
	(unaudited) Six months ended June 30,		Year ended December 31,
	2017	2016	2016	2015	2014	2013	2012
SELECTED FINANCIAL RATIOS:
(ratios are annualized where applicable)
Return on average assets	0.48%	0.37%	0.35%	0.28%	0.85%	0.55%	0.16%
Return on average equity	4.01%	2.98%	2.86%	2.20%	6.52%	2.30%	1.04%
Efficiency ratio(a)	77%	80%	79%	86%	96%	99%	84%
Net interest margin(b)	3.72%	3.85%	3.75%	3.82%	3.90%	4.83%	3.66%
Net interest spread(c)	3.55%	3.70%	3.60%	3.71%	3.78%	4.72%	3.61%
CAPITAL RATIOS:
Tier 1 leverage ratio (d)	11.13%	11.50%	11.52%	13.00%	12.75%	13.34%	14.56%
Risk-based capital
Common equity Tier 1	16.35%	17.30%	16.79%	17.69%	—	—	—
Tier 1(d)	16.78%	17.70%	17.18%	18.03%	21.45%	22.31%	28.10%
Total(d)	17.37%	18.12%	17.83%	18.37%	22.04%	23.19%	29.36%
Tangible equity ratio(e)	10.58%	10.82%	10.77%	10.70%	11.76%	12.42%	15.50%
ASSET QUALITY RATIOS:
(ratios are annualized where applicable)
Net charge-offs to average loans(f)	0.37%	0.11%	0.08%	0.11%	0.03%	0.10%	0.06%
Allowance to period end loans	0.67%	0.46%	0.72%	0.38%	0.65%	0.92%	1.71%
Allowance to non-performing loan(g)	24%	17%	23%	16%	23%	37%	24%
Non-performing assets to total assets(h)	2.05%	1.81%	2.07%	1.52%	1.44%	1.29%	1.10%
OTHER DATA:
Banking locations	41	42	41	44	33	18	14
Full-time equivalent employees	449	448	464	485	341	193	141

(a)	Non-interest expense divided by net interest income and non-interest income excluding bargain purchase gains.
(b)	Net interest income divided by average earning assets.
(c)	Yield on interest earning assets less the yield cost of interest bearing liabilities.
(d)	Ratios for 2012 are Bank only.
(e)	At period end.
(f)	Net charge-offs exclude loans covered by FDIC loss share agreement.
(g)	Non-performing loans exclude loans covered by FDIC loss share agreement.
(h)	Non-performing assets exclude assets covered by FDIC loss share agreement.

The table above is shown on a taxable basis as all of the Company’s investment securities are taxable and tax exempt loans held in portfolio are not considered material.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined consolidated financial information and accompanying notes show the impact on the historical financial conditions and results of operations of CenterState, HCBF and Sunshine and have been prepared to illustrate the effects of the mergers under the acquisition method of accounting. See “The Merger — Accounting Treatment.”

The unaudited pro forma combined consolidated balance sheet as of June 30, 2017 is presented as if the HCBF and the Sunshine mergers had occurred on June 30, 2017. The unaudited pro forma combined consolidated statements of income for the year ended December 31, 2016 and for the six month period ended June 30, 2017 are presented as if both mergers had occurred on January 1, 2016. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the mergers and, with respect to the income statement only, expected to have a continuing impact on consolidated results of operations, and, as such, CenterState’s one-time merger costs for both mergers are not included. The financial condition and results of HCBF also include the effect of the acquisition of Jefferson Bankshares, Inc. (“Jefferson”), which was completed on July 28, 2017. The historical results of operations for Platinum Bank Holding Company (“Platinum”) for the period of January 1, 2017 through March 31, 2017 (the Platinum merger transaction closed on April 1, 2017) are included in the unaudited pro forma combined consolidated statement of income for the six months ended June 30, 2017. The historical results of operations for Gateway Financial Holdings of Florida, Inc. (“Gateway”) for the period of January 1, 2017 through April 30, 2017 (the Gateway merger transaction closed on May 1, 2017) are included in the unaudited pro forma combined consolidated statement of income for the six months ended June 30, 2017. The historical results of operations for Platinum and Gateway for the period of January 1, 2016 through December 31, 2016 are included in the unaudited pro forma combined consolidated statement of income for the year ended December 31, 2016. The unaudited pro forma combined statements of income for the year ended December 31, 2016 and for the six months ended June 30, 2017 assume the Platinum and Gateway mergers were completed on January 1, 2016. No pro forma adjustments for Platinum and Gateway are presented for the unaudited pro forma combined consolidated balance sheet since both transactions are already reflected in CenterState’s historical financial condition at June 30, 2017.

The unaudited pro forma combined consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the mergers been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined consolidated financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma combined consolidated financial statements;

•

CenterState’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2016, included in CenterState’s Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this proxy statement/prospectus;

•

CenterState’s unaudited consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2017, included in CenterState’s Quarterly Report on Form 10-Q for the six months ended June 30, 2017, which is incorporated by reference into this proxy statement/prospectus;

•	HCBF’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2016 included as Appendix E in this proxy statement/prospectus;

•	HCBF’s unaudited consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2017 included as Appendix G in this proxy statement/prospectus;

•	Jefferson’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2016 included as Appendix F in this proxy statement/prospectus;

•	Jefferson’s unaudited consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2017 included as Appendix H in this proxy statement/prospectus;

•	HCBF’s unaudited combined pro forma consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2017 included as Appendix I in this proxy statement/prospectus;

•

Sunshine’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2016, included in Sunshine’s Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this proxy statement/prospectus; and

•

Sunshine’s unaudited consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2017, included in Sunshine’s Quarterly Report on Form 10-Q for the six months ended June 30, 2017, which is incorporated by reference into this proxy statement/prospectus.

Unaudited Pro Forma Combined Consolidated Balance Sheet

As of June 30, 2017

(in thousands, except per share data)

						HCBF			CenterState				CenterState
	CenterState	HCBF	Jefferson	Pro Forma		Jefferson	Pro Forma		HCBF	Sunshine	Pro Forma		Pro Forma
	as reported	as reported	as reported	adjustments		Pro Forma	adjustments		Pro Forma	as reported	adjustments		Total Combined
Assets:
Cash and cash equivalents	$319,651	$62,986	18,056	($9,181	)a	$71,861	($51,231	)a,c	$340,281	$63,614	($18,458	)c	$385,437
Time deposits with banks	—		2,739			2,739			2,739	835			3,574
Investment securities	1,109,066	609,929	45,529			655,458	(1,365	)d	1,763,159	106,456			1,869,615
Loans held for sale	8,959	6,441				6,441	(218	)e	15,182	844	(19	)e	16,007
Loans held for investment	4,646,533	1,064,481	243,457	(2,745	)e	1,305,193	(27,790	)e,p	5,923,936	707,533	(12,579	)e,o	6,618,890
Allowance for loan losses	(30,132)	(7,120)	(2,265)	2,265	f	(7,120)	7,120	f	(30,132)	(3,670)	3,670	f	(30,132)

Net loans	4,616,401	1,057,361	241,192			1,298,073			5,893,804	703,863			6,588,758
Other Real Estate Owned (“OREO”)	6,422	8,665				8,665	(1,665	)g	13,422	32	(8	)g	13,446
Bank premises and equipment, net	140,820	50,187	4,422	(79	)h	54,530	(3,461	)h	191,889	25,153	(2,300	)h	214,742
Goodwill	257,683	12,286		11,935	l	24,221	200,492	l,p	482,396	20,278	83,567	l,p	586,241
Other intangibles	27,228	11,405	264	3,471	i	15,140	6,209	i,p	48,577	1,877	7,381	i,p	57,835
Bank owned life insurance	115,234	38,578				38,578			153,812	22,779			176,591
Deferred income tax asset, net	58,841	13,288	738	(1,081	)j	12,945	5,949	j,p	77,735	4,573	622	j,p	82,930
Prepaid and other assets	107,174	15,267	3,602	(57	)k	18,812	1,881	c	127,867	5,581	6,090	c	139,538

Total Assets	$6,767,479	$1,886,393	$316,542			$2,207,463			$9,110,863	$955,885			$10,134,714

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits	$5,475,455	$1,561,098	$237,838	19	m	$1,798,955	968	m	$7,275,378	$776,053	360	m	$8,051,791
Other borrowings	303,625	76,446	51,045	(37	)n	127,454	27	n	431,106	56,887			487,993
Corporate debentures	26,075	5,992				5,992	(199	)o	31,868	—			31,868
Payables and other liabilities	72,066	19,567	1,479			21,046			93,112	6,437			99,549

Total liabilities	5,877,221	1,663,103	290,362			1,953,447			7,831,464	839,377			8,671,201
Stockholders’ Equity:
Common Stock	600	20	27	(25	)b,q	22	128	b,q	750	80	(9	)b,q	821
Additional paid in capital	734,059	202,611	27,277	3,447	b,q	233,335	155,656	b,q	1,123,050	94,902	89,141	b,q	1,307,093
Retained earnings (deficit)	155,257	23,204	(367)	367	q	23,204	(23,204	)c,q	155,257	25,234	(25,234	)c,q	155,257
Unearned employee stock ownership plan (“ESOP”) shares									—	(3,047)	3,047	q	—
Accumulated other comprehensive income (loss)	342	(2,545)	(757)	757	q	(2,545)	2,545	q	342	(661)	661	q	342

Unaudited Pro Forma Combined Consolidated Balance Sheet (continued)

As of June 30, 2017

(in thousands, except per share data)

					HCBF		CenterState			CenterState
	CenterState	HCBF	Jefferson	Pro Forma	Jefferson	Pro Forma	HCBF	Sunshine	Pro Forma	Pro Forma
	as reported	as reported	as reported	adjustments	Pro Forma	adjustments	Pro Forma	as reported	adjustments	Total Combined
Total stockholders’ equity	890,258	223,290	26,180		254,016		1,279,399	116,508		1,463,513

Total Liabilities and Stockholders’ Equity	$6,767,479	$1,886,393	$316,542		$2,207,463		$9,110,863	$955,885		$10,134,714

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information

Unaudited Pro Forma Combined Consolidated Statement of Income

For the year ended December 31, 2016

(in thousands, except per share data)

			Pro			Pro					Pro		CenterState		Pro
	CenterState	Platinum	Forma		Gateway	Forma		CenterState	HCBF	Jefferson	Forma		HCBF	Sunshine	Forma		Pro Forma
	as reported	as reported	adjustment		as reported	adjustment		Pro Forma	as reported	as reported	adjustment		Pro Forma	as reported	adjustment		Combined
Interest income: Loans	$163,625	$22,499	$1,378	r	$23,953	$846	r	$212,301	$54,718	$9,051	$8,797	r	$284,867	$19,644	$3,046	r	$307,557
Investment securities	22,829	652			4,746			28,227	9,542	808	455	s	39,032	1,023			40,055
Federal funds sold and other	2,211	598			765			3,574	436	78			4,088	260			4,348

	188,665	23,749			29,464			244,102	64,696	9,937			327,987	20,927			351,960

Interest expense:
Deposits	6,934	2,790	(980	)t	3,208	(322	)t	11,630	4,441	569	(826	)t	15,814	1,426	(360	)t	16,880
Other borrowings	2,406	746			422			3,574	1,159	182			4,915	588			5,503

	9,340	3,536			3,630			15,204	5,600	751			20,729	2,014			22,383

Net interest income	179,325	20,213			25,834			228,898	59,096	9,186			307,258	18,913			329,577
Provision (credit) for loan losses	4,962	362			-388			4,936	4,801	163			9,900	350			10,250

Net interest income after loan loss provision	174,363	19,851			26,222			223,962	54,295	9,023			297,358	18,563			319,327

Non interest income:
Correspondent banking capital markets revenue	28,817							28,817					28,817				28,817
Other correspondent banking related revenue	4,868							4,868					4,868				4,868
Service charges on deposit accounts	13,564	410			743			14,717	2,602				17,319	1,368			18,687
Debit, prepaid, ATM and merchant card related fees	8,254							8,254	2,891				11,145				11,145
Wealth management related revenue	3,237							3,237					3,237				3,237
Bank owned life insurance income	2,534							2,534	981				3,515	402			3,917
Other non interest income	3,082	420			1,885			5,387	5,756	762			11,905	1,208			13,113
Net gain on sale of securities available for sale	13				800			813	287				1,100	208			1,308

Total other income	64,369	830			3,428			68,627	12,517	762			81,906	3,186			85,092

Unaudited Pro Forma Combined Consolidated Statement of Income (continued)

For the year ended December 31, 2016

(in thousands, except per share data)

			Pro			Pro					Pro		CenterState		Pro
	CenterState	Platinum	Forma		Gateway	Forma		CenterState	HCBF	Jefferson	Forma		HCBF	Sunshine	Forma		Pro Forma
	as reported	as reported	adjustment		as reported	adjustment		Pro Forma	as reported	as reported	adjustment		Pro Forma	as reported	adjustment		Combined
Non interest expense:
Salaries, wages and employee benefits	$90,881	$9,306			$11,614			$111,801	$28,002	$3,833			$143,636	$10,752			$154,388
Occupancy expense	16,178	1,074			2,190			19,442	8,348	1,130			28,920	2,342			31,262
Data processing expense	6,867	964			1,672			9,503	5,696	799			15,998	1,581			17,579
Professional fees	3,657	521			703			4,881	1,473	139			6,493	808			7,301
Bank regulatory expenses	3,420	453			436			4,309	1,186	112			5,607	422			6,029
Amortization of intangibles	3,074		59	9u		1,26	4u	4,937	2,524		67	8u	8,139	162	1,227	u	9,528
Credit related expenses	1,781	435			(98)			2,118	2,861				4,979				4,979
Marketing expenses	3,125	335			307			3,767	735	153			4,655	107			4,762
Merger related expenses	11,444		(186	)v		(11	)v	11,247	298				11,545	2,955			14,500
Loss from termination of FDIC loss share agreements	17,560							17,560					17,560				17,560
Other expenses	16,494	1,145			3,228			20,867	5,325	744			26,936	2,486			29,422

Total other expenses	174,481	14,233			20,052			210,432	56,448	6,910			274,468	21,615			297,310

Income before provision for income taxes	64,251	6,448			9,598			82,157	10,364	2,875			104,796	134			107,109
Provision for income taxes	21,910		2,94	9w,x	2,804	(33	)w	27,630	4,109	1,067	3,62	6w	36,432	177	841	w	37,450

Net income	$42,341	$6,448			$6,794			$54,527	$6,255	$1,808			$68,364	($43)			$69,659

Less: earnings allocated to participating securities	163							163					163				163
Less: preferred stock dividend					130	(130	)y	—					—				—

Net income available to common shareholders	$42,178	$6,448			$6,664			$54,364	$6,255	$1,808			$68,201	($43)			$69,496

Basic earnings (loss) per common share	$0.89	NA			$1.05			$0.97	$0.31	$0.67			$0.96	($0.01)			$0.89
Diluted earnings (loss) per common share	$0.88	NA			$0.99			$0.95	$0.30	$0.65			$0.94	($0.01)			$0.87

Unaudited Pro Forma Combined Consolidated Statement of Income (continued)

For the year ended December 31, 2016

(in thousands, except per share data)

			Pro		Pro				Pro	CenterState		Pro
	CenterState	Platinum	Forma	Gateway	Forma	CenterState	HCBF	Jefferson	Forma	HCBF	Sunshine	Forma	Pro Forma
	as reported	as reported	adjustment	as reported	adjustment	Pro Forma	as reported	as reported	adjustment	Pro Forma	as reported	adjustment	Combined
Weighted average common shares outstanding
Basic	47,409	NA		6,376		55,932	20,052	2,698		70,898	5,402		78,037
Diluted	48,192	NA		6,751		57,107	20,601	2,795		72,314	5,402		79,555

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information

Unaudited Pro Forma Combined Consolidated Statement of Income

For the six months ended June 30, 2017

(in thousands, except per share data)

	CenterState as reported	Platinum Mar. 31	Pro Forma adjustment		Gateway Apr. 30	Pro Forma adjustment		CenterState Pro Forma	HCBF as reported	Jefferson as reported	Pro Forma adjustment		CenterState HCBF Pro Forma	Sunshine as reported	Pro Forma adjustment		Pro Forma Combined
Interest income:
Loans	$100,868	$5,658	($430	)r	$8,243	($177	)r	$114,162	$27,671	$5,166	$3,422	r	$150,421	$16,215	$1,173	r	$167,809
Investment securities	13,492	150			1,782			15,424	5,875	403	228	s	21,930	874			22,804
Federal funds sold and other	1,487	65			201			1,753	258	52			2,063	230			2,293

	115,847	5,873			10,226			131,339	33,804	5,621			174,414	17,319			192,906

Interest expense:
Deposits	4,516	708	129	t	972	7	t	6,332	2,588	294	(10	)t	9,204	1,120			10,324
Other borrowings	1,993	180			193			2,366	544	150			3,060	497			3,557

	6,509	888			1,165			8,698	3,132	444			12,264	1,617			13,881

Net interest income	109,338	4,985			9,061			122,641	30,672	5,177			162,150	15,702			179,025
Provision (credit) for loan losses	2,894				78			2,972	1,563	143			4,678				4,678

Net interest income after loan loss provision	106,444	4,985			8,983			119,669	29,109	5,034			157,472	15,702			174,347

Non interest income:
Correspondent banking capital markets revenue	12,244							12,244	1,564				13,808				13,808
Other correspondent banking related revenue	2,268							2,268					2,268				2,268
Service charges on deposit accounts	7,397	101			338			7,836		211			8,047	1,008			9,055
Debit, prepaid, ATM and merchant card related fees	4,589							4,589	1,557				6,146				6,146
Wealth management related revenue	1,784							1,784					1,784				1,784
Bank owned life insurance income	1,335							1,335	524				1,859	370			2,229
Other non interest income	1,859	3						1,862	2,599				4,461	845			5,306
Net gain on sale of securities available for sale	—				568			568	14	237			819				819

Total other income	31,476	104			906			32,486	6,258	448			39,192	2,223			41,415

Non interest expense:
Salaries, wages and employee benefits	$51,199	$2,327			$4,354			$57,880	$14,567	$2,179			$74,626	$7,325			$81,951

Unaudited Pro Forma Combined Consolidated Statement of Income (continued)

For the six months ended June 30, 2017

(in thousands, except per share data)

	CenterState as reported	Platinum Mar. 31	Pro Forma adjustment		Gateway Apr. 30	Pro Forma adjustment		CenterState Pro Forma	HCBF as reported	Jefferson as reported	Pro Forma adjustment		CenterState HCBF Pro Forma	Sunshine as reported	Pro Forma adjustment		Pro Forma Combined
Occupancy expense	5,818	224			895			6,937	3,887	563			11,387	1,429			12,816
Data processing expense	4,245	239			24			4,508	2,878	455			7,841	1,101			8,942
Professional fees	1,820	380			212			2,412	981	(73)			3,320	467			3,787
Bank regulatory expenses	1,618	215						1,833	430	82			2,345	177			2,522
Amortization of intangibles	1,804		105	u		327	u	2,236	1,143	26	218	u	3,623	205	385	u	4,213
Credit related expenses	1,531	40			71			1,642	804				2,446				2,446
Marketing expenses	1,930	72			1			2,003	335	49			2,387	14			2,401
Merger related expenses	10,328	5,456	(6,326	)v	4,674	(14,132	)v	—	380				380				380
Other expenses	12,559	900			3,185			16,644	2,989	$302			19,935	1,833			21,768

Total other expenses	92,852	9,853			13,416			96,095	28,394	3,583			128,290	12,551			141,226

Income before provision for income taxes	45,068	(4,764)			(3,527)			56,060	6,973	1,899			68,374	5,374			74,536
Provision for income taxes	13,235		785	w,x	(1,544)	5,254	w	17,730	2,541	729	1,240	w	22,240	1,943	304	w	24,487

Net income	$31,833	($4,764)			($1,983)			$38,330	$4,432	$1,170			$46,134	$3,431			$50,049

Less: earnings allocated to participating securities	74							74					74				74

Net income available to common shareholders	$31,759	($4,764)			($1,983)			$38,256	$4,432	$1,170			$46,060	$3,431			$49,975

Basic earnings (loss) per common share	$0.58	NA			NA			$0.64	$0.22	$0.43			$0.62	$0.44			$0.61
Diluted earnings (loss) per common share	$0.57	NA			NA			$0.64	$0.22	$0.42			$0.61	$0.43			$0.60
Weighted average common shares outstanding
Basic	54,490	NA			NA			59,451	20,053	2,698			74,417	7,712			81,556
Diluted	55,397	NA			NA			60,358	20,600	2,813			76,016	7,908			83,423

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all amounts are in thousands, except per share data, unless otherwise indicated)

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma combined balance sheet as of June 30, 2017 and the unaudited pro forma combined statements of income for the year ended December 31, 2016 and for the six months ended June 30, 2017 are based on the historical financial statements of CenterState, HCBF and Sunshine after giving effect to the completion of the mergers and the assumptions and adjustments described in the accompanying notes. Such financial statements do not reflect cost savings or operating synergies expected to result from the mergers, or the costs to achieve these cost savings or operating synergies, or any anticipated disposition of assets that may result from the integration of the operations of the three companies. The financial condition and results of operations of HCBF also include the effect of the acquisition of Jefferson, which was completed on July 28, 2017. The historical results of operations for Platinum Bank Holding Company (“Platinum”) for the period of January 1, 2017 through March 31, 2017 (the Platinum merger transaction closed on April 1, 2017) are included in the unaudited pro forma combined consolidated statement of income for the six months ended June 30, 2017. The historical results of operations for Gateway Financial Holdings of Florida, Inc. (“Gateway”) for the period of January 1, 2017 through April 30, 2017 (the Gateway merger transaction closed on May 1, 2017) are included in the unaudited pro forma combined consolidated statement of income for the six months ended June 30, 2017. The historical results of operations for Platinum and Gateway for the period of January 1, 2016 through December 31, 2016 are included in the unaudited pro forma combined consolidated statement of income for the year ended December 31, 2016. The unaudited pro forma combined statements of income for the year ended December 31, 2016 and for the six months ended June 30, 2017 assume the Platinum and Gateway mergers were completed on January 1, 2016. No pro forma adjustments for Platinum and Gateway are presented for the unaudited pro forma combined consolidated balance sheet since both transactions are already reflected in CenterState’s historical financial condition at June 30, 2017. Certain historical financial information has been reclassified to conform to the current presentation.

The transactions will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense. Subsequent to the completion of the mergers, CenterState, HCBF and Sunshine will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.

The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

Note 2 – Preliminary Estimated Acquisition Consideration

Under the terms of the HCBF merger agreement, HCBF shareholders will be entitled to receive 0.675 shares of CenterState common stock and $1.925 in cash for each share of HCBF common stock.

Based on the number of shares of HCBF common stock outstanding as of June 30, 2017, the preliminary estimated acquisition consideration is as follows.

(dollars are in thousands, except per share data)
Number of shares of HCBF common stock outstanding at June 30, 2017	20,052,830
Number of HCBF common shares assumed issued pursuant to acquisition of Jefferson	2,119,020

Total HCBF common shares including shares issued pursuant to acquisition of Jefferson	22,171,850
Per share exchange ratio	0.675

Number of shares of CenterState common stock—as exchanged	14,965,999
Multiplied by CenterState common stock price per share on June 30, 2017	$24.86

Estimated fair value of CenterState common stock issued	$372,055

Total HCBF common shares including shares issued pursuant to acquisition of Jefferson	22,171,850
Multiplied by the cash consideration each HCBF share is entitled to receive	$1.925

Total Cash Consideration	$42,681

Total Stock Consideration	$372,055
Total Cash Consideration	42,681

Preliminary estimated total consideration to be paid to HCBF common shareholders	$414,736
Estimated fair value of HCBF stock options converted to CenterState stock options	17,086

Total Preliminary Estimated Acquisition Consideration for HCBF	$431,822

Under the terms of the Sunshine merger agreement, Sunshine stockholders are entitled to receive 0.89 shares of CenterState common stock for each share of Sunshine common stock.

Based on the number of shares of Sunshine common stock outstanding as of June 30, 2017, the preliminary estimated acquisition consideration is as follows.

(dollars are in thousands, except per share data)
Number of shares of Sunshine common stock outstanding at June 30, 2017	8,021,650
Per share exchange ratio	0.89

Number of shares of CenterState common stock—as exchanged	7,139,269
Multiplied by CenterState common stock price per share on June 30, 2017	$24.86

Estimated fair value of CenterState common stock issued	$177,482

Preliminary estimated total consideration to be paid to Sunshine common shareholders	$177,482
Estimated fair value of Sunshine stock options converted to CenterState stock options	6,632

Total Preliminary Estimated Acquisition Consideration for Sunshine	$184,114

Note 3—Preliminary Estimated Acquisition Consideration Allocation

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of HCBF and Sunshine based on their estimated fair values as of the closing of the mergers. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed for each acquisition, if any, is allocated to goodwill.

The allocation of the estimated acquisition consideration with regard to HCBF and Sunshine is preliminary because the proposed mergers have not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations, and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation adjustments will remain preliminary until CenterState management determines the final acquisition consideration and the fair values of the assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the mergers and will be based on the value of the CenterState common stock at the closing of the mergers. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined consolidated financial statements.

The total preliminary estimated acquisition consideration as shown in the tables above is allocated to HCBF’s and Sunshine’s tangible and intangible assets and liabilities as of June 30, 2017 based on their preliminary estimated fair values as follows (dollars are in the thousands).

	HCBF	Sunshine
Cash and cash equivalents	$63,311	$45,156
Interest-earning time deposits	2,739	835
Investment securities	654,093	106,456
Loans held for sale	6,223	825
Loans held for investment	1,277,403	694,954
OREO (foreclosed assets)	7,000	24
Bank premises and equipment	51,069	22,853
Bank owned life insurance	38,578	22,779
Deferred income tax asset, net	18,894	5,195
Other assets	20,693	11,671
Intangible assets	21,349	9,258
Goodwill	224,713	103,845
Deposits	(1,799,923)	(776,413)
Other borrowings	(127,481)	(56,887)
Corporate debentures	(5,793)	—
Other liabilities	(21,046)	(6,437)

Total Preliminary Estimated Acquisition Consideration	$431,822	$184,114

Approximately $21,349 and $9,258 for HCBF and Sunshine, respectively, have been preliminarily allocated to amortizable intangible assets acquired. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined financial statements.

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The preliminary allocation to intangible assets is allocated to core deposit intangibles.

Goodwill. Goodwill represents the excess of the preliminary estimated acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets are the experience and expertise of personnel, operations, customer base and organizational cultures that can be leveraged to enable the combined company to build an enterprise greater than the sum of its parts. In accordance with ASC Topic 350, Intangibles—Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

Note 4—Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments

The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the mergers been completed at the date indicated. Such information includes adjustments that are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-merger periods. The unaudited pro forma financial information does not give consideration to the impact of possible cost savings, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the mergers.

The following unaudited pro forma adjustments result from accounting for the merger, including the determination of fair value of the assets, liabilities, and commitments that CenterState, as the acquirer, will acquire from HCBF and Sunshine. The Jefferson pro forma adjustments presented below are preliminary fair value estimates prepared by HCBF for the acquisition of Jefferson. The descriptions related to these preliminary adjustments are as follows (dollars are in thousands):

Balance Sheet – the explanations and descriptions below are referenced to the June 30, 2017 Unaudited Pro Forma Combined Consolidated Balance Sheet on page 2.

		Jefferson		HCBF		Sunshine
Pro Forma Adjusting entries (Balance Sheet):		Debit	Credit	Debit	Credit	Debit	Credit
a	Cash		$9,181		$42,681
b	Common stock		2		150		$71
b	Additional paid in capital		30,724		388,991		184,043
c	Cash				8,550		18,458
c	Income tax benefit (included in other assets)			$1,881		$6,090
c	Retained earnings			6,669		12,368
d	Investment securities				1,365
e	Loans held for sale				218		19
e	Loans held for investment		2,745		44,192		15,981
f	Allowance for loan losses	2,265		7,120		3,670
g	Other real estate owned (“OREO”)				1,665		8
h	Property and equipment, net		79		3,461		2,300
i	Core deposit intangible (“CDI”)	3,471		21,349		9,258
j	Deferred tax asset		1,081	8,960		902
k	Other assets		57
l	Preliminary goodwill estimate	11,935		224,713		103,845
m	Deposits		19		968		360
n	Federal Home Loan Bank advances	37			27
o	Corporate debentures			199
p	Loans			16,402		3,402
p	Goodwill				24,221		20,278
p	CDI				15,140		1,877
p	Deferred tax asset				3,011		280
q	Common Stock	27		22		80
q	Additional paid in capital	27,277		233,335		94,902
q	Retained earnings		367	16,535		12,866
q	Unearned employee stock ownership plan shares						3,047
q	Accumulated other comprehensive loss		757		2,545		661

a.	Payment of the cash consideration component of total merger consideration to shareholders.
b.

CenterState common shares issued to HCBF’s and Sunshine’s shareholders representing the stock consideration component of the total respective merger consideration. The pro forma adjustments to additional paid in capital for HCBF and Sunshine also include the estimated fair value of HCBF’s and

Sunshine’s stock options, which convert to CenterState stock options. For the purpose of this pro-forma presentation, the value of a share of CenterState common stock was assumed to equal its closing price on June 30, 2017, the pro forma date, as reported by NASDAQ ($24.86 per share). The amount presented above for Jefferson represents the value of HCBF common shares issued to Jefferson shareholders for the stock consideration component of the total merger consideration.

c.

Represents HCBF’s and Sunshine’s estimated merger expenses, which are expected to be paid immediately prior to each merger’s closing date, the related tax benefit and the net effect on HCBF’s and Sunshine’s retained earnings. The estimated merger expenses for HCBF also include estimated buyer merger expenses of approximately $3,958 pursuant to HCBF’s acquisition of Jefferson.

d.	Adjust investment securities to estimated fair value.
e.	Adjustment to loans held for sale and loans held for investment to reflect the preliminary estimated fair value.
f.	Adjustment to allowance for loan losses to reflect the reversal of Sunshine’s, Jefferson’s and HCBF’s allowance for loan and lease losses.
g.	Adjustment to OREO to reflect the preliminary estimated fair value associated with CenterState’s estimated marketability discounts and liquidation strategy.
h.	Adjustment to branch real estate to reflect the preliminary estimated fair value.
i.	Adjustment to reflect the preliminary estimate of the core deposit intangible.
j.

Adjustment to reflect the net deferred tax asset generated by the net fair value adjustments and existing pre-merger timing differences using an assumed effective tax rate equal to 38.575% for HCBF and Sunshine and 37.63% for Jefferson.

k.	Represents the write-off of certain prepaid expenses included in other assets by HCBF pursuant to the Jefferson acquisition.
l.	Adjustment to reflect the preliminary estimated goodwill generated as a result of consideration paid in excess of the fair value of the net assets acquired.
m.	Adjustment to time deposits to reflect preliminary estimated fair value.
n.	Adjust Federal Home Loan Bank advances to estimated fair value.
o.	Adjustment to corporate debentures to reflect preliminary estimated fair value.
p.	Adjustments to reflect the reversal of existing fair value adjustments to loans and CDI and the related deferred tax asset and goodwill at HCBF and Sunshine from previous acquisitions.
q.	Reflects the reversal of stockholders’ equity after adjustments in c above.

Income Statements – the explanations and descriptions below are referenced to the Unaudited Pro Forma Combined Consolidated Statements of Income for the year ended December 31, 2016 and for the six months ended June 30, 2017 starting on page 3.

Income Statements – Pro Forma Adjustments

		Year ended Dec. 31, 2016
Pro Forma Adjusting entries (Income Statements) (dollars are in thousands):		Platinum	Gateway	HCBF	Sunshine
r	Preliminary estimate of loan interest accretion	$1,378	$846	$8,797	$3,046
s	Investment securities amortization of fair value adjustment at acquisition date			$455
t	Time Deposits amortization of fair value adjustment at acquisition date	($980)	($322)	($826)	($360)
u	Remove amortization of existing CDI			($2,524)	($162)
u	Amortization of new CDI	$599	$1,264	$3,202	$1,389
v	Remove merger related fees	($186)	($11)
w	Income tax expense of pro-forma adjustments	$750	($33)	$3,626	$841
x	Income tax expense for Platinum pretax income using CenterState effective tax rate	$2,199
y	Effect of redeeming preferred stock		($130)

		Six months ended June 30, 2017
Pro Forma Adjusting entries (Income Statements) (dollars are in thousands):		Platinum	Gateway	HCBF	Sunshine
r	Remove existing interest accretion	($847)	($486)
r	Preliminary estimate of loan interest accretion	$417	$309	$3,422	$1,173
s	Investment securities amortization of fair value adjustment at acquisition date			$228
t	Remove existing time deposit amortization of fair value adjustment	$345	$74
t	Time Deposits amortization of fair value adjustment at acquisition date	($216)	($67)	($10)
u	Remove amortization of existing CDI	($150)	($211)	($1,143)	($205)
u	Amortization of new CDI	$255	$538	$1,361	$590
v	Remove merger related fees	($6,326)	($14,132)
w	Income tax expense of pro-forma adjustments	$2,184	$5,254	$1,240	$304
x	Income tax expense for Platinum pretax income using CenterState effective tax rate	($1,399)

r.

Represents the reversal of existing interest accretion recorded by CenterState for loans acquired from the Platinum and Gateway mergers and the estimate of interest income accretion related to the preliminary estimate of the fair value adjustment of the loans acquired pursuant to the Platinum, Gateway, HCBF and Sunshine mergers.

s.	Represents the estimate of investment securities amortization related to preliminary estimates of the fair value adjustments on investment securities pursuant to the HCBF Merger.
t.

Represents the reversal of existing time deposits amortization recorded by CenterState for time deposits assumed from the Platinum and Gateway mergers and estimates of time deposit amortization related to preliminary estimates of the fair value adjustments on the time deposits acquired pursuant to the Platinum, Gateway, HCBF and Sunshine mergers. The time deposits assumed from HCBF and Sunshine will be adjusted to fair value at the acquisition date. The preliminary estimates of the fair value adjustment at acquisition date from the HCBF and Sunshine mergers are expected to approximate $968 and $360, respectively. This amount will be amortized as a decrease to interest expense on a pro rata basis based on the maturities of the underlying time deposits. The amortization for HCBF is preliminarily estimated to approximate $826 and $10 during the first and second year of combined operations, respectively. The amortization for Sunshine is preliminarily estimated to approximate $360 during the first year of combined operations.

u.

Represents the reversal of existing CDI amortization recorded by CenterState for deposits assumed from the Platinum and Gateway mergers, existing CDI amortization recorded by HCBF and Sunshine for their prior acquisitions, and estimates of CDI amortization related to preliminary estimates of the fair value adjustments on the time deposits acquired pursuant to the Platinum, Gateway, HCBF and Sunshine mergers. The preliminary estimates of CDI related to CenterState’s acquisition of HCBF and Sunshine are expected to approximate $21,349 and $9,258, respectively, and will be amortized over a ten-year period on an accelerated basis. The CDI amortization expense for HCBF and Sunshine is expected to be approximately $3,202 and $1,389, respectively, during the first year of combined operations. The CDI amortization expense for HCBF and Sunshine is expected to be approximately $2,722 and $1,180, respectively, during the second year of combined operations. Below is the preliminary estimated amortization schedule.

Year	HCBF	Sunshine	Year	HCBF	Sunshine
1	$3,202	$1,389	6	$1,857	$805
2	2,722	1,180	7	1,858	806
3	2,314	1,003	8	1,858	806
4	1,967	853	9	1,857	806
5	1,857	805	10	1,857	805

v.	Adjustment to reflect the reversal of merger related expenses incurred by CenterState for the Platinum and Gateway mergers.

w.	Adjustment to reflect the income tax provision of the pro forma adjustments using 38.575% as the incremental effective tax rate.
x.	Adjustment to reflect the income tax provision on Platinum’s pre-merger pre-tax income assuming CenterState’s effective tax rate for the periods presented.
y.	Adjustment to reflect Gateway’s redemption of the non-cumulative perpetual preferred stock, series B prior to the closing date of the merger. This was a condition of closing the transaction.

Note 5—Earnings per Common Share

Unaudited pro forma earnings per common share for the year ended December 31, 2016 and for the six months ended June 30, 2017 have been calculated using CenterState’s historic weighted average common shares outstanding plus the common shares issued to Platinum and Gateway’s shareholders in each merger and the common shares estimated to be issued to HCBF’s and Sunshine’s shareholders in each merger.

The following table sets forth the calculation of basic and diluted unaudited pro forma earnings per common share for the year ended December 31, 2016 and for the six months ended June 30, 2017 (dollars are in thousands, except for per share data).

	Six months ended		Year ended
	June 30, 2017		December 31, 2016
	Basic	Diluted	Basic	Diluted
Pro forma net income available to common shareholders	$49,975	$49,975	$69,496	$69,496
Weighted average common shares outstanding:
CenterState	54,490	55,397	47,409	48,192
Incremental effect of common shares issued to Platinum shareholders	2,139	2,139	4,279	4,279
Incremental effect of common shares issued to Gateway shareholders	2,822	2,822	4,244	4,636
Common shares issued to HCBF shareholders	14,966	15,658	14,966	15,207
Common shares issued to Sunshine shareholders	7,139	7,407	7,139	7,241

Pro forma weighted average common shares outstanding	81,556	83,423	78,037	79,555

Pro forma net income per common share	$0.61	$0.60	$0.89	$0.87

Note 6—Merger Related Charges

CenterState’s preliminary estimated transaction expenses, net of tax, related to the HCBF and Sunshine mergers are approximately $10,337 and $7,745, respectively. These one-time merger related expenses have not been included in the Unaudited Pro Forma Combined Consolidated Statement of Income, as the pro forma adjustments do not give consideration to non-recurring items, the impact of possible cost savings, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the mergers. HCBF’s and Sunshine’s preliminary estimated transaction expenses, net of tax, related to the mergers are approximately $4,215 and $12,368, respectively. These preliminary estimated merger transaction expenses (CenterState, HCBF and Sunshine) are still being developed and will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. The preliminary estimated pro forma presentation of merger transaction costs is in the following table (dollars are in thousands).

	(Seller)	(Buyer)
	Sunshine	CenterState
Change in control and severance expenses	$16,102	$1,203
System termination fees and system conversion expenses		7,162
Investment bankers, accounting, auditing and legal	2,356	1,660
Other related expenses		1,546

Total non-interest expense	$18,458	$11,571
Tax benefit	6,090	3,826

Net expense after tax benefit	$12,368	$7,745

	(Seller)	(Buyer)
	HCBF	CenterState
Change in control and severance expenses	$—	$4,541
System termination fees and system conversion expenses		4,765
Investment bankers, accounting, auditing and legal	5,000	3,260
Other related expenses	300	2,709

Total non-interest expense	$5,300	$15,275
Tax benefit	1,085	4,938

Net expense after tax benefit	$4,215	$10,337

HISTORICAL AND UNAUDITED COMPARATIVE PER SHARE DATA

The following table sets forth for CenterState, HCBF and Sunshine common stock certain historical, pro forma and pro forma equivalent per share financial information. The pro forma information for CenterState, Platinum and Gateway presented below gives effect to the acquisitions of Platinum and Gateway as if those acquisitions by CenterState had been effective on January 1, 2016 in the case of net income per common share and dividends declared per common share. Because the Platinum acquisition closed on April 1, 2017 and the Gateway acquisition closed on May 1, 2017, the impact of these acquisitions is included in book value per common share amounts at June 30, 2017. The pro forma combined information for CenterState and HCBF and CenterState, HCBF and Sunshine also include the effect of HCBF’s acquisition of Jefferson, which was completed on July 28, 2017. The historical per share data for CenterState and HCBF were derived from the financial statements of CenterState and HCBF that have been filed with the SEC, certain of which are incorporated by reference herein. See “Documents Incorporated by Reference” on page 178.

The pro forma and pro forma equivalent per share information gives effect to the mergers as if the transaction had been effective on the date presented, in the case of book value data, and as if the transactions had been effective on January 1, 2016, in the case of the income and dividend data. The pro forma information in the table assumes that the mergers are accounted for under the acquisition method of accounting. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the mergers had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

	CenterState Historical	CenterState Platinum Gateway Pro Forma Combined(1)	HCBF Historical	Jefferson Historical	CenterState HCBF Pro Forma Combined(2)	Sunshine Historical	CenterState HCBF Sunshine Pro Forma Combined(3)	HCBF Equivalent Pro Forma(4)
Net Income Per Common Share:
Six Months Ended June 30, 2017
Basic	$0.58	$0.64	$0.22	$0.43	$0.62	$0.44	$0.61	$0.41
Diluted	$0.57	$0.64	$0.22	$0.42	$0.61	$0.43	$0.60	$0.40
Year Ended December 31, 2016
Basic	$0.89	$0.97	$0.31	$0.67	$0.96	($0.01)	$0.89	$0.60
Diluted	$0.88	$0.95	$0.30	$0.65	$0.94	($0.01)	$0.87	$0.59
Cash Dividends Declared Per Common Share:
Six Months Ended June 30, 2017	$0.12	$0.12	—	—	$0.12	—	$0.12	$0.08
Year Ended December 31, 2016	$0.16	$0.16	—	—	$0.16	—	$0.16	$0.11
Period-End Book Value Per Common Share:
June 30, 2017	$14.84	$14.84	$11.00	$9.68	$17.00	$14.52	$18.00	$12.15

(1)

The unaudited pro forma information for CenterState, Platinum and Gateway gives effect to the acquisitions of Platinum and Gateway as if those acquisitions had been effective on January 1, 2016 in the case of net income per common share and dividends declared per common share. Because the Platinum acquisition closed on April 1, 2017 and the Gateway acquisition closed on May 1, 2017, the impact of these acquisitions is included in book value per common share amounts at June 30, 2017.

(2)

Pro forma combined amounts are calculated by adding together CenterState, Platinum and Gateway pro forma combined amounts, together with the historical amounts as reported by HCBF and Jefferson, adjusted for the estimated purchase accounting adjustments to be recorded in connection with the HCBF Merger and an estimated 14,965,999 shares of CenterState common stock to be issued in connection with the merger with HCBF based on the terms of the merger agreement.

(3)

Pro forma combined amounts are calculated by adding together CenterState and HCBF pro forma combined amounts, which include Platinum, Gateway and Jefferson as defined in (2) above, together with the historical amounts as reported by Sunshine, adjusted for the estimated purchase accounting adjustments to be recorded in connection with the Sunshine Merger and an estimated 7,139,269 shares of CenterState common stock to be issued in connection with the merger with Sunshine based on the terms of the merger agreement.

(4)	The equivalent pro forma per share data for HCBF is computed by multiplying CenterState, HCBF and Sunshine pro forma combined amounts, as defined in (3) above, by 0.675.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 50, you should consider carefully the following risk factors in deciding how to vote on the proposals presented in this joint proxy statement/prospectus. Certain risks can also be found in the documents incorporated by reference into this joint proxy statement/prospectus including in the section entitled “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2016 filed by CenterState with the SEC on March 2, 2017. See “Where You Can Find More Information” at the beginning of this document.

Risks Related to the Merger

B ecause the market price of the CenterState common stock may fluctuate, HCBF shareholders cannot be sure of the market value of the merger consideration they will receive until the closing.

Upon completion of the merger, each share of HCBF common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive (i) 0.675 shares of CenterState common stock and (ii) a cash amount equal to $1.925 plus any cash dividends payable with respect to shares of CenterState common stock that are payable to CenterState shareholders of record as of any date after the closing date ((i) and (ii) together, the “merger consideration”). The market value of the equity portion of the merger consideration will fluctuate from the closing price of CenterState common stock on the date CenterState and HCBF announced the merger, the date that this joint proxy statement/prospectus is mailed to the respective shareholders of CenterState and HCBF, the date of the special meetings and the date the merger is completed and thereafter. There will be no adjustment to the merger consideration for changes in the market price of either shares of CenterState common stock or shares of HCBF common stock; provided that if (i) the average closing price of CenterState common stock over a specified period prior to completion of the merger decreases below certain specified thresholds and (ii) HCBF elects to terminate the merger agreement due to such decrease, then CenterState may elect to increase the merger consideration through payment of additional cash and by a formula-based amount outlined in the merger agreement. Stock price changes may result from a variety of factors that are beyond the control of CenterState, including, but not limited to, general market and economic conditions, changes in CenterState’s business, operations and prospects, and regulatory considerations. We make no assurances as to whether or when the merger will be completed. Therefore, at the time of the special meetings, shareholders will not know the precise market value of the aggregate merger consideration shareholders of HCBF will be entitled to receive at the effective time of the merger. You should obtain current market quotations for shares of CenterState common stock before you vote. There are no current market quotations for HCBF common stock because HCBF’s common stock is not traded on any established public trading market.

The merger will not be completed unless important conditions are satisfied or waived, including approval by both CenterState and HCBF shareholders.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger and the bank merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger and the bank merger will not occur or will be delayed and each of CenterState and HCBF may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before CenterState and HCBF are obligated to complete the merger:

•

The merger agreement and the transactions contemplated thereby must have been approved by the affirmative vote of a majority of the outstanding shares of HCBF common stock entitled to vote on the proposal, and the approval of the issuance of CenterState common stock in the merger must be approved by the affirmative vote of a majority of the outstanding shares of CenterState common stock entitled to vote on the proposal;

•	All required regulatory approvals required to consummate the merger and the bank merger must have been obtained and all statutory waiting periods must have expired;

•

No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect and no statute, rule or decree shall have been enacted or enforced by any governmental authority that prohibits or makes illegal the consummation of the merger;

•

The registration statement (of which this joint proxy statement/prospectus is a part) registering shares of CenterState common stock to be issued in the merger must have been declared effective and no stop order may have been issued or threatened by the SEC or any governmental authority; and

•

CenterState and HCBF shall have received from their respective tax counsel a U.S. federal income tax opinion that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

For a more detailed description of the conditions set forth in the merger agreement that must be satisfied or waived to complete the merger, see “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 158.

The termination fees and the restrictions on third party proposals set forth in the merger agreement may discourage others from trying to acquire HCBF.

Until the completion of the merger, with some exceptions, HCBF is prohibited from initiating, soliciting, inducing, knowingly encouraging, or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to a proposal to acquire HCBF, such as a merger or other business combination transaction, with any person other than CenterState. In addition, HCBF has agreed to pay to CenterState in certain circumstances a termination fee equal to $16.67 million. These provisions could discourage a potential competing acquiror from trying to acquire HCBF even though this third party might be willing to offer greater value to HCBF shareholders than CenterState has offered in the merger. Similarly, such a competing company might propose a price lower than it might otherwise have been willing to offer because of the potential added expense of the termination fee that may become payable to CenterState in certain circumstances under the merger agreement. The payment of any termination fee could also have a material adverse effect on HCBF’s financial condition. See “The Merger Agreement — Third Party Proposal,” “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fee” beginning on pages 155,159 and 160, respectively.

If for a specified period prior to completion of the merger (a) the CenterState average closing price divided by $23.93 is less than 0.80 and (b) this ratio is less than the number obtained by (i) dividing the average closing prices for the Nasdaq Bank Index during a specified time prior to completion of the merger by $3,569.16, and (ii) then subtracting 0.20 from such quotient, then HCBF has the right to terminate the merger agreement and the merger would not occur.

If for a specified period prior to completion of the merger (a) the CenterState average stock price divided by $23.93 is less than 0.80 and (b) this ratio is less than the number obtained by (i) dividing the average closing prices for the Nasdaq Bank Index during a specified time prior to completion of the merger by $3,569.16, and (ii) then subtracting 0.20 from such quotient , then HCBF may terminate the merger agreement subject to CenterState’s discretion (but not obligation) to increase the cash component of the merger consideration by a specified amount. If CenterState elects not to increase the cash component of the merger consideration, HCBF may then terminate the merger agreement.

As a result, even if HCBF shareholders approve the merger agreement, the merger may ultimately not be completed. Although the CenterState board of directors has the ability to increase the cash component of the merger consideration and HCBF’s board of directors has the power to choose not to terminate the merger agreement and proceed with the merger if CenterState does not increase the merger consideration, there is no obligation of either board to exercise such power.

Neither of the fairness opinions received by the CenterState board of directors and the HCBF board of directors prior to the signing of the merger agreement reflects any changes in circumstances since the date on which such opinions were delivered.

The opinions rendered by KBW, financial advisor to CenterState, on August 12, 2017, and by Sandler O’Neill, financial advisor to HCBF, on August 12, 2017, were based upon information available to such financial advisors as of the date of each respective opinion. Neither opinion reflects any changes that may occur or may have occurred after the date on which each opinion was delivered, including changes to the operations and prospects of CenterState or HCBF, changes in general market and economic conditions, or other changes. Any such changes may alter the relative value of CenterState or HCBF or the prices of shares of CenterState common stock or HCBF common stock by the time the merger is completed. The opinions do not speak as of the date the merger will be completed or as of any date other than the date of each opinion. For a description of the opinion that CenterState’s board of directors received from CenterState’s financial advisor, please see “The Merger—Opinion of Financial Advisor of CenterState,” beginning on page 99. For a description of the opinion that HCBF’s board of directors received from its financial advisor, please see “The Merger—Opinion of Financial Advisor of HCBF,” beginning on page 111.

The merger and the bank merger are subject to the receipt of consents and approvals from regulatory authorities that may impose conditions that could have an adverse effect on CenterState.

Before the merger and the bank merger can be completed, various approvals or consents must be obtained from bank regulatory authorities, including the Federal Reserve and the OCC. These authorities may impose conditions on the completion of the merger or the bank merger or require changes to their terms. Such conditions or changes and the process of obtaining regulatory approvals or waivers could have the effect of delaying completion of the merger or the bank merger, or imposing additional costs on or limiting the revenues of CenterState following the merger, any of which might have a material adverse effect on CenterState following the merger. The regulatory approvals or waivers may not be received at all, may not be received in a timely fashion or may contain conditions on the completion of the merger and the bank merger that are that are burdensome, not anticipated or cannot be met. If the completion of the merger is delayed, including by a delay in receipt of necessary governmental approvals or waivers, the business, financial condition and results of operations of each company may also be materially adversely affected. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 158.

The merger is expected to, but may not, qualify as a “reorganization” within the meaning of the Code.

The parties expect the merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligation of CenterState and HCBF to complete the merger is conditioned upon the receipt of U.S. federal income tax opinions to that effect from their respective tax counsel. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the Internal Revenue Service (IRS) or the courts. If the merger does not qualify as a “reorganization,” then a HCBF shareholder may be required to recognize any gain with respect to the entire consideration received in the merger, including any shares of CenterState common stock received as well as any cash amount received. Tax matters are very complicated and the consequences of the merger to any particular HCBF shareholder will depend on that shareholder’s particular facts and circumstances. For further information, please refer to “U.S. Federal Income Tax Consequences of the Merger.” You should consult your own tax advisor to determine the particular tax consequences of the merger to you.

CenterState and HCBF may waive one or more of the conditions to the merger without re-soliciting shareholder approval for the merger.

Each of the conditions to the obligations of CenterState and HCBF to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of CenterState and HCBF, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of CenterState and HCBF may evaluate the materiality of any such waiver to determine whether amendment of this joint proxy statement/prospectus and re-solicitation of proxies are necessary. CenterState and HCBF, however, generally do not expect any such waiver to be significant enough to require re-solicitation of shareholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval.

HCBF will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of HCBF, which could negatively affect CenterState’s and HCBF’s combined business operations. These uncertainties may impair HCBF’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with HCBF to seek to change existing business relationships with HCBF or fail to extend an existing relationship with HCBF. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.

The pursuit of the merger and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations. Retention of certain employees by HCBF also may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with CenterState after the merger. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with HCBF, HCBF’s business could be harmed.

In addition, in the merger agreement HCBF has agreed to operate its business in the ordinary course prior to closing and is restricted from taking certain actions without the CenterState’s consent while the merger is pending. These restrictions may, among other matters, prevent HCBF from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to HCBF’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on HCBF’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement – Conduct of Business Pending the Merger” beginning on page 149 for a description of the restrictive covenants applicable to HCBF.

Failure of the merger to be consummated, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact CenterState and HCBF.

If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of CenterState’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, the business, financial condition and results of operations of each company may be materially adversely affected. If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.

CenterState’s and HCBF’s historical and pro forma condensed combined consolidated financial information may not be representative of CenterState’s results as a combined company.

The pro forma condensed combined consolidated financial information in this joint proxy statement/prospectus is constructed from the consolidated historical financial statements of CenterState and HCBF, and does not purport to be indicative of the future results of operations of the combined companies. Therefore, CenterState’s and HCBF’s pro forma condensed combined consolidated financial information in this joint proxy statement/prospectus may not be representative of CenterState’s results as a combined company. The pro forma combined consolidated financial information in this joint proxy statement/prospectus is also based in part on certain assumptions regarding the merger and the Sunshine merger and the transactions relating thereto that CenterState believes are reasonable. CenterState cannot assure you, however, that its assumptions will prove to be accurate. Accordingly, the historical and pro forma condensed combined consolidated financial information in this joint proxy statement/prospectus may not be indicative of what CenterState’s results of operations and financial condition would have been had it been a consolidated entity during the periods presented, or what CenterState’s results of operations and financial conditions will be in the future. The challenge of integrating previously independent businesses makes evaluating CenterState’s business and its future financial prospects difficult. CenterState’s potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 22.

Certain of HCBF’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of HCBF shareholders.

Certain of HCBF’s officers and directors have interests in the merger in addition to or different from the interests that they share with you as a HCBF shareholder.

Some of HCBF’s executive officers participated in negotiations of the merger agreement with CenterState, and the HCBF board of directors unanimously approved the merger agreement and is recommending that HCBF shareholders vote to adopt and approve the merger agreement and the other proposals at the HCBF special meeting. In considering these facts and the other information included in or incorporated by reference into this joint proxy statement/prospectus, you should be aware that certain of HCBF’s executive officers and directors have economic interests in the merger that are different from, or in addition to, the interests that they share with you as a HCBF shareholder. See “The Merger Agreement — Interests of HCBF Executive Officers and Directors in the Merger” for information about these economic interests.

Litigation may be filed against the board of directors of CenterState and/or HCBF that could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.

In connection with the merger, it is possible that CenterState shareholders and/or HCBF shareholders may file putative class action lawsuits against the boards of directors of CenterState and/or HCBF. Among other remedies, these shareholders could seek to enjoin the merger. The outcome of any such litigation would be uncertain. If a dismissal is not granted or a settlement is not reached, such potential lawsuits could prevent or delay completion of the merger and result in substantial costs to CenterState and HCBF, including any costs associated with indemnification obligations of CenterState and/or HCBF. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the continuing corporation’s business, financial condition, results of operations, cash flows and market price.

Risks Related to the Continuing Corporation Following the Merger

Combining the two companies may be more difficult, costly or time consuming than expected, and CenterState may fail to realize all of the anticipated benefits of the merger.

CenterState’s merger with HCBF involves the combination of two bank holding companies that previously have operated independently. A successful combination of the operations of the two entities will depend substantially on CenterState’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. CenterState may not be able to combine the operations of HCBF with its operations without encountering difficulties, such as:

•	the loss of key employees and customers;

•	the disruption of operations and business;

•	inability to maintain and increase competitive presence;

•	deposit attrition, customer loss and revenue loss;

•	possible inconsistencies in standards, control procedures and policies;

•	unexpected problems with costs, operations, personnel, technology and credit; and/or

•	problems with the assimilation of new operations, sites or personnel, which could divert resources from regular banking operations.

Additionally, general market and economic conditions and governmental actions affecting the financial industry generally may inhibit CenterState’s successful integration of HCBF. CenterState’s failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact its business, financial condition and operating results.

In addition, the attention and effort devoted to the integration of HCBF with CenterState’s existing operations may divert management’s attention from other important issues and could seriously harm its business. It is possible that the integration process could take longer than anticipated, result in the loss of key employees, disrupt either CenterState’s or HCBF’s ongoing businesses or result in inconsistencies in standards, controls, procedures and policies that adversely affect the ability of CenterState or HCBF to maintain relationships with their respective clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. These integration matters could have an adverse effect on each of CenterState and HCBF during the transition period and on the combined company following completion of the merger. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

The combined company expects to incur significant expenses related to the merger. If the merger is not completed, these costs will have been incurred without realizing the expected benefits of the merger.

The combined company expects to incur significant expenses associated with completing the merger and integrating the businesses, operations, networks, systems, technologies, policies and procedures of CenterState and HCBF. Although CenterState and HCBF have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger. In addition, prior to completion of the merger, each of CenterState and HCBF will incur or have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, CenterState and HCBF would have to recognize these expenses without realizing the anticipated benefits of the merger.

CenterState and HCBF shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

CenterState shareholders currently have the right to vote in the election of the board of directors of CenterState and on other matters affecting CenterState. HCBF shareholders currently have the right to vote in the election of the board of directors of HCBF and on other matters affecting HCBF. Upon the completion of the merger, each party’s shareholders will be shareholders of CenterState with a percentage ownership of CenterState that is smaller than such shareholders’ current percentage ownership of CenterState or HCBF, as applicable. It is currently expected that the former shareholders of HCBF as a group will receive shares in the merger constituting approximately 21.7% of the outstanding shares of the combined company’s common stock immediately after the merger, and approximately 19.7% of the outstanding shares of the combined company’s common stock immediately after the merger and taking into account the closing of the Sunshine merger transaction. Because of this, CenterState and HCBF shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of CenterState or HCBF, as applicable.

There is no assurance that CenterState will complete the Sunshine merger transaction.

Like the HCBF merger transaction, the Sunshine merger is subject to customary conditions to closing, include the receipt of required regulatory approvals and the approval of Sunshine shareholders. If any conditions to the Sunshine merger are not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, CenterState and Sunshine may terminate the Sunshine merger agreement under certain circumstances even if the Sunshine merger agreement is approved by Sunshine shareholders. If CenterState and Sunshine do not complete the merger, CenterState would not realize any of the expected benefits of having completed the merger. Accordingly, there is no assurance that the Sunshine merger will be consummated, or if it is, the timing for its completion.

Future capital needs could result in dilution of shareholder investment.

CenterState’s board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of CenterState’s common stock. New investors may also have rights, preferences and privileges senior to CenterState’s shareholders which may adversely impact its shareholders.

CenterState’s ability to pay dividends is limited and it may be unable to pay future dividends.

During the last two fiscal quarters, CenterState has paid cash dividends of $0.06 per common share. CenterState’s ability to pay dividends is limited by law and regulation and the need to maintain sufficient consolidated capital. The ability of CenterState’s subsidiary bank to pay dividends to it is limited by its need to maintain sufficient capital and by other general restrictions on its dividends that are applicable to national banks that are regulated by the OCC. If CenterState does not satisfy these legal and regulatory requirements, it will be unable to pay dividends on its common stock.

Shares of CenterState common stock to be received by HCBF shareholders as a result of the merger will have rights different from the shares of HCBF common stock.

Upon completion of the merger, the rights of former HCBF shareholders will be governed by the articles of incorporation and bylaws of CenterState and Florida law. The rights associated with HCBF common stock, which are governed by the articles of incorporation and bylaws of HCBF and Florida law, are different from the rights associated with CenterState common stock. Please see the section entitled “Comparison of Shareholder Rights” beginning on page 162 for a discussion of the different rights associated with CenterState common stock.

The trading volume in CenterState’s common stock and the sale of substantial amounts of its common stock in the public market could depress the price of its common stock.

CenterState cannot predict the effect, if any, that future sales of its common stock in the market, or availability of shares of its common stock for sale in the market, will have on the market price of its common stock. CenterState therefore can give no assurance that sales of substantial amounts of its common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of its common stock to decline or impair its ability to raise capital through sales of its common stock.

The market price of CenterState common stock after the merger may be affected by factors different from those affecting the shares of CenterState or HCBF currently.

Upon completion of the merger, holders of HCBF common stock will become holders of CenterState common stock. CenterState’s businesses differ from those of HCBF, and accordingly, the results of operations of CenterState will be affected by some factors that are different from those currently affecting the results of operations of HCBF. For a discussion of the businesses of CenterState and HCBF and of some important factors to consider in connection with those businesses, see the section entitled “The Companies” and the documents incorporated by reference referred to under the section entitled “Where You Can Find More Information”.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including information included in, or incorporated by reference into, this joint proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to: (i) statements about the benefits of the merger, including future financial and operating results and cost savings that may be realized from the merger; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. You should note that the discussion of CenterState’s and HCBF’s reasons for the merger contain many forward-looking statements that describe beliefs, assumptions, expectations and estimates of the board or management of each of CenterState and HCBF as of the indicated dates, and those assumptions, expectations and estimates may have changed as of the date of this proxy statement/prospectus. Forward-looking statements are based on current beliefs and expectations of CenterState’s and HCBF’s managements, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond CenterState’s and HCBF’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements.

The ability to predict results or the actual effects of the combined company’s plans and strategies is inherently uncertain. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those identified in the section of this proxy statement/prospectus titled “Risk Factors” beginning on page 42, as well as the following:

•	the risk that the expected cost savings, synergies and other financial benefits from the merger with HCBF and the Sunshine merger may not be realized or take longer than anticipated to be realized;

•	disruption from the merger with customers, suppliers or employees or other business partners’ relationships;

•

management time and effort may be diverted to the resolution of merger-related issues, including, with respect to CenterState, the time and effort management is directing to its pending merger with Sunshine at the same time as the pending merger of CenterState and HCBF;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	HCBF’s business may not integrate into CenterState’s business successfully, or such integration may take longer to accomplish than expected;

•	a material adverse change in the financial condition of CenterState or HCBF;

•	higher than expected loan losses following the merger;

•	lower than expected revenue following the merger;

•	CenterState’s ability to complete the Sunshine merger during the same time period as the HCBF transaction;

•	CenterState’s ability to manage the combined company’s growth;

•

general economic conditions, either nationally, in Florida or in certain MSAs in Florida that are less favorable than expected resulting in, among other things, a deterioration of the quality of the combined company’s loan portfolio and the demand for its products and services;

•	the failure to obtain the necessary approval by CenterState and HCBF shareholders;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the ability to obtain required governmental approvals of the merger at all or within the expected timeframe and the expectation that such approvals not be revoked;

•

the merger may not be completed when expected or completed at all, or may be more expensive to complete than expected, because of difficulties obtaining the requisite regulatory approvals for the merger and the requisite approvals by CenterState’s and HCBF’s shareholders;

•	the merger may not be completed when expected or completed at all because of failure or difficulty in satisfying other conditions to completion of the merger set forth in the merger agreement;

•	reputational risk and the risk of adverse reaction of each company’s customers, suppliers, employees or other business partners to the merger;

•	the failure of the closing conditions to be satisfied or any unexpected delay in closing the merger;

•	the risk that the integration of CenterState’s and HCBF’s operations will be materially delayed or will be more costly or difficult than expected;

•	the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the dilution caused by CenterState’s issuance of additional shares of its common stock in the merger or related to the merger;

•

the sale price of CenterState common stock could decline before the completion of the merger, including as a result of the financial performance of CenterState, or of HCBF, or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

•	increased competition with other financial institutions;

•	continuation of the historically low short-term interest rate environment;

•	rapid fluctuations or unanticipated changes in interest rates on loans or deposits;

•

inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies and required capital maintenance levels or regulatory agencies in connection with those agencies’ approval of the merger;

•	the possibility that the incremental cost and/or decreased revenues associated with exceeding $10 billion in assets will exceed current estimates;

•	changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, including regulatory or legislative developments; and

•	general competitive, economic, political and market conditions.

Additional factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings that are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information at the beginning of this document.

Because these forward-looking statements are subject to assumptions and uncertainties, CenterState’s and HCBF’s actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference into this joint proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus, and attributable to CenterState or HCBF or any person acting on their behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this “Forward-Looking Statements.” CenterState and HCBF undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

MARKET PRICES AND DIVIDEND INFORMATION

CenterState

CenterState common stock is listed and trades on NASDAQ under the symbol “CSFL.” As of October 24, 2017, there were 60,102,503 shares of CenterState common stock outstanding. CenterState has approximately 1,365 registered shareholders of record, as reported by its stock transfer agent, Continental Stock Transfer and Trust Company. To CenterState’s knowledge and based upon June 30, 2017 available information, approximately 73.9% of CenterState’s outstanding shares at that time were owned by institutional investors, and the only shareholders who owned more than 5% of the outstanding shares of CenterState common stock on June 30, 2017 were BlackRock, Inc. (5.8%), 55 East 52nd Street, New York, NY 10055 and Capital Research and Management Company (6.4%), 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

As of October 25, 2017, there were 22,217,216 shares of HCBF common stock outstanding, which were held by approximately 425 holders of record. In addition, there were outstanding options that were exercisable on that date for 1,256,968 additional shares of HCBF common stock.

CenterState common stock is traded on the NASDAQ under the symbol “CSFL.” The following table sets forth the reported high and low sales prices of shares of CenterState common stock and the quarterly cash dividends per share of CenterState common stock declared, in each case for the periods indicated.

	CenterState Common Stock
	High	Low	Dividends
2017
First Quarter	$26.48	$24.07	$0.06
Second Quarter	$26.27	$23.74	$0.06
Third Quarter	$27.02	$21.77	$0.06
Fourth Quarter (through October 25, 2017)	$27.78	$26.40	$0.06
2016
First Quarter	$15.72	$12.57	$0.04
Second Quarter	$16.59	$14.49	$0.04
Third Quarter	$18.27	$15.30	$0.04
Fourth Quarter	$25.83	$17.09	$0.04
2015
First Quarter	$12.35	$10.94	$0.01
Second Quarter	$13.98	$11.70	$0.02
Third Quarter	$15.00	$12.20	$0.02
Fourth Quarter	$16.24	$14.24	$0.02

The holders of CenterState common stock receive dividends if and when declared by the CenterState board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws. As of October 24, 2017, there were 60,102,503 shares of CenterState common stock outstanding and owned by approximately 1,365 registered shareholders of record.

On August 11, 2017, the last full trading day before the announcement of the merger agreement which occurred before the market opened on August 14, 2017, the closing sales price of CenterState common stock as reported by NASDAQ was $23.93. On October 25, 2017, a date shortly before the date of this joint proxy statement/prospectus, the closing sales price of shares of CenterState common stock as reported by NASDAQ was $26.84.

HCBF

HCBF common stock is not traded on an exchange. HCBF has not paid any cash dividends on the shares of HCBF common stock. As of October 25, 2017, there were 22,217,216 shares of HCBF common stock outstanding and owned by approximately 425 registered shareholders of record.

INFORMATION ABOUT THE CENTERSTATE SPECIAL MEETING

This section contains information about the CenterState special meeting at which CenterState shareholders will have the opportunity to vote on the approval of the issuance of shares of CenterState common stock in connection with the merger. The CenterState board of directors is mailing this joint proxy statement/prospectus to you, as a CenterState shareholder, on or about November 6, 2017. Together with this joint proxy statement/prospectus, the CenterState board of directors also is sending to you a notice of the CenterState special meeting and a form of proxy that the CenterState board of directors is soliciting for use at the CenterState special meeting and at any adjournments or postponements of the CenterState special meeting.

Time, Date, and Place

The CenterState special meeting is scheduled to be held on December 13, 2017, at 10 a.m., local time, at CenterState’s Posner Park Office, 3rd Floor, 42725 US Hwy 27, Davenport, FL 33837.

Matters to be Considered at the CenterState Special Meeting

At the CenterState special meeting, holders of CenterState common stock will be asked to:

•	approve the issuance of shares of CenterState common stock in connection with the merger;

•

approve any proposal of the CenterState board of directors to adjourn or postpone the CenterState special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the CenterState special meeting to approve the issuance of shares of CenterState common stock in connection with the merger; and

•	vote on any other matters as may properly be brought before the CenterState special meeting or any adjournment or postponement of the CenterState special meeting.

At this time, the CenterState board of directors is unaware of any other matters that may be presented for action at the CenterState special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.

Recommendation of the CenterState Board of Directors

The CenterState board of directors unanimously recommends that CenterState shareholders vote “FOR” approval of the issuance of shares of CenterState common stock in connection with the merger and “FOR” approval of any proposal of the CenterState board of directors to adjourn or postpone the CenterState special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the CenterState special meeting to approve the issuance of shares of CenterState common stock in connection with the merger. See “The Merger — Recommendation of the CenterState Board of Directors and Reasons for the Merger.”

Record Date and Quorum

October 24, 2017 has been fixed as the record date for the determination of CenterState shareholders entitled to notice of, and to vote at, the CenterState special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 60,102,503 shares of CenterState common stock outstanding and entitled to vote at the CenterState special meeting, held by approximately 1,365 shareholders of record.

A quorum is necessary to transact business at the CenterState special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of CenterState common stock entitled to vote at the

CenterState special meeting is necessary to constitute a quorum. Shares of CenterState common stock represented at the CenterState special meeting but not voted, including shares that a shareholder abstains from voting and shares held in “street name” with a bank, broker or other nominee for which a shareholder does not provide voting instructions, will be counted for purposes of establishing a quorum. Once a share of CenterState common stock is represented at the CenterState special meeting, it will be counted for the purpose of determining a quorum not only at the CenterState special meeting but also at any adjournment or postponement of the CenterState special meeting In the event that a quorum is not present at the CenterState special meeting, it is expected that the CenterState special meeting will be adjourned or postponed.

Required Vote

The affirmative vote of the holders of at least a majority of the outstanding shares of CenterState common stock entitled to vote at the CenterState special meeting is necessary to approve the share issuance.

With respect to the proposal to approve the issuance of shares of CenterState common stock in connection with the merger, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you vote to abstain or if you fail to vote, this will have the same effect as voting against approval of the share issuance.

A proposal of the CenterState board of directors to adjourn or postpone the CenterState special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of CenterState common stock represented in person or by proxy at the CenterState special meeting. Abstentions on this proposal will have the same effect as voting against the proposal. A failure to vote on this proposal will have no effect on the outcome of the vote on this proposal.

Each share of CenterState common stock you own as of the record date for the CenterState special meeting entitles you to one vote at the CenterState special meeting on all matters properly presented at the meeting.

Shares Subject to Voting Agreements with HCBF; Shares Held by CenterState Directors

A total of 1,650,867 shares of CenterState common stock, representing approximately 2.7% of the outstanding shares of CenterState common stock entitled to vote at the CenterState special meeting, are subject to voting agreements between CenterState’s directors and HCBF. Pursuant to his or her respective voting agreement, each director of CenterState has agreed to, at any meeting of CenterState shareholders, however called, or any adjournment or postponement thereof:

•	appear at such meeting in person or by proxy or otherwise cause the shares of CenterState common stock held by such director to be counted as present for purposes of calculating a quorum; and

•

vote all shares of CenterState common stock beneficially owned by such director (i) in favor of adoption and approval of the merger agreement and the transactions contemplated by the merger agreement, (ii) in favor of any proposal to adjourn or postpone the CenterState special meeting, if necessary, to solicit additional proxies, (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CenterState contained in the merger agreement and (iv) vote against any acquisition proposal, as defined and described in the merger agreement or any other action, agreement or transaction that is intended or could reasonably be expected to impede, delay, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement.

Pursuant to the voting agreement, each director has further agreed not to sell or otherwise dispose of any shares of CenterState common stock; provided, however, that transfers by will or operation of law, transfers subject to a pledge agreement and transfers in connection with estate and tax planning purposes are permitted, subject to the transferee being bound by the terms of the voting agreement.

For more information about the beneficial ownership of CenterState common stock by each director and executive officer of CenterState and all CenterState directors and executive officers as a group, as well as each other person who is the beneficial owner of 5% or more of CenterState’s voting stock, see “The Companies — CenterState — Security Ownership of Certain Beneficial Owners and Management of CenterState.”

How to Vote—Shareholders of Record

Voting in Person. If you are a shareholder of record, you can vote in person by submitting a ballot at the CenterState special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the CenterState special meeting. This will ensure that your vote is received. If you attend the CenterState special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” approval of the share issuance and “FOR” approval of any proposal to adjourn or postpone the CenterState special meeting, if necessary.

Voting by Internet. You can vote over the Internet by accessing the website shown on your proxy card and following the instructions on the website. Internet voting is available 24 hours a day. Have your proxy card in hand when you access the website and follow the instructions to vote.

Voting by Telephone. You can vote by telephone by calling the toll-free number shown on your proxy card. Telephone voting is available 24 hours a day.

How to Vote—Shares Held in “Street Name”

If your shares of CenterState common stock are held through a bank, broker or other nominee, you are considered the beneficial owner of such shares held in “street name.” In such case, this joint proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee, who is considered, with respect to such shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to you. Without specific instructions from you, your bank, broker or other nominee is not empowered to vote your shares on the proposal to approve the share issuance or any proposal of the CenterState board of directors to adjourn or postpone the CenterState special meeting, if necessary. Not voting these shares will have the effect of voting against the share issuance proposal. Alternatively, if you are a beneficial owner and wish to vote in person at the CenterState special meeting, you must provide a proxy executed in your favor by your bank, broker or other nominee.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE CENTERSTATE SPECIAL MEETING IN PERSON, PLEASE VOTE BY TELEPHONE OR INTERNET OR MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE CENTERSTATE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:

•	submitting another valid proxy card bearing a later date;

•	voting again using the telephone or Internet voting procedures;

•	attending the CenterState special meeting and voting your shares in person; or

•	delivering prior to the CenterState special meeting a written notice of revocation to CenterState’s corporate secretary.

Attendance at the CenterState special meeting will not, in and of itself, constitute revocation of a proxy.

If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Solicitation of Proxies

The proxy for the CenterState special meeting is being solicited on behalf of the CenterState board of directors. CenterState will bear the entire cost of soliciting proxies from you. All other costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. See “The Merger Agreement — Expenses.” Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of CenterState in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

Attending the Meeting

All holders of CenterState common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the CenterState special meeting. Shareholders of record can vote in person at the CenterState special meeting. If you are not a shareholder of record and would like to vote in person at the CenterState special meeting, you must produce a proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the CenterState special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the CenterState special meeting without CenterState’s express written consent is prohibited.

Adjournments and Postponements

Although it is not currently expected, the CenterState special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the CenterState special meeting to approve the proposal to approve the share issuance or if a quorum is not present at the CenterState special meeting. Other than an announcement to be made at the CenterState special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the CenterState special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the CenterState special meeting as adjourned or postponed.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact CenterState at:

CenterState Bank Corporation

1101 1st Street South

Winter Haven, Florida 33880

Telephone: (863) 293-4710

Attn: Corporate Secretary

INFORMATION ABOUT THE HCBF SPECIAL MEETING

This section contains information about the HCBF special meeting at which HCBF shareholders will have the opportunity to vote on the adoption and approval of the merger agreement. The HCBF board of directors is mailing this joint proxy statement/prospectus to you, as an HCBF shareholder, on or about November 6, 2017. Together with this joint proxy statement/prospectus, the HCBF board of directors also is sending to you a notice of the HCBF special meeting and a form of proxy that the HCBF board of directors is soliciting for use at the HCBF special meeting and at any adjournments or postponements of the HCBF special meeting.

Time, Date, and Place

The HCBF special meeting is scheduled to be held on December 13, 2017 at 5:30 p.m. local time, at the Harbor Community Bank office located at 1549 N.W. St. Lucie West Blvd., Port St. Lucie, FL 34986.

Matters to be Considered at the HCBF Special Meeting

At the HCBF special meeting, holders of HCBF common stock will be asked to:

•	adopt and approve the merger agreement;

•	approve on an advisory (nonbinding) basis, the compensation that may be paid or become payable to HCBF named executive officers that is based on or otherwise relates to the merger;

•

approve any proposal of the HCBF board of directors to adjourn or postpone the HCBF special meeting if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the HCBF special meeting to approve the share issuance; and

•	vote on any other matters as may properly be brought before the HCBF special meeting or any adjournment or postponement of the HCBF special meeting.

At this time, the HCBF board of directors is unaware of any other matters that may be presented for action at the HCBF special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.

Compensation Proposal

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, HCBF is providing the holders of its common stock the opportunity to cast an advisory (nonbinding) vote on the compensation that may be paid or become payable to the named executive officers of HCBF in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable , as disclosed in the table entitled “Golden Parachute Compensation: HCBF” in the section of the joint proxy statement/prospectus entitled “The Merger Agreement — Interests of HCBF Executive Officers and Directors in the Merger—Golden Parachute Compensation for HCBF Named Executive Officers,” including the associated narrative discussion. As required by those rules, HCBF is asking holders of HCBF common stock to vote on the approval of the following resolution on an advisory (non-binding) basis:

“RESOLVED, that the compensation that may be paid or become payable to HCBF named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the table entitled “Golden Parachute Compensation: HCBF,” including the associated narrative discussion, is hereby APPROVED.”

The vote on the HCBF compensation proposal is a vote separate and apart from the vote to approve the merger agreement. Accordingly, you may vote to adopt and approve the merger agreement and vote not to approve the HCBF compensation proposal, or vice versa. Because the vote on the HCBF compensation proposal is advisory only, it will not be binding on either HCBF or CenterState. Accordingly, because HCBF is contractually obligated to pay the compensation, if the merger agreement is approved and the merger is consummated, it is expected that the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote. You also may abstain from this proposal and vote on the merger agreement proposal and vice versa.

Recommendation of the HCBF Board of Directors

The HCBF board of directors unanimously recommends that HCBF shareholders vote “FOR” adoption and approval of the merger agreement, “FOR” approval on an advisory (nonbinding) basis, the compensation that may be paid or become payable to HCBF named executive officers that is based on or otherwise relates to the merger and “FOR” approval of any proposal of the HCBF board of directors to adjourn or postpone the HCBF special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the HCBF special meeting to approve the share issuance. See “The Merger —Recommendation of the HCBF Board of Directors and Reasons for the Merger.”

Record Date and Quorum

has been fixed as the record date for the determination of HCBF shareholders entitled to notice of, and to vote at, the HCBF special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 20,992,219 shares of HCBF common stock outstanding and entitled to vote at the HCBF special meeting, held by approximately 425 shareholders of record.

A quorum is necessary to transact business at the HCBF special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of HCBF common stock entitled to vote at the HCBF special meeting is necessary to constitute a quorum. Shares of HCBF common stock represented at the HCBF special meeting but not voted, including shares that a shareholder abstains from voting and shares held in “street name” with a bank, broker or other nominee for which a shareholder does not provide voting instructions, will be counted for purposes of establishing a quorum. Once a share of HCBF common stock is represented at the HCBF special meeting, it will be counted for the purpose of determining a quorum not only at the HCBF special meeting but also at any adjournment or postponement of the HCBF special meeting. In the event that a quorum is not present at the HCBF special meeting, it is expected that the HCBF special meeting will be adjourned or postponed.

Required Vote

The affirmative vote of the holders of at least a majority of the outstanding shares of HCBF common stock entitled to vote at the HCBF special meeting is necessary to adopt and approve the merger agreement.

The affirmative vote of a majority of the votes cast at the HCBF special meeting is necessary to approve on an advisory (nonbinding) basis, the compensation that may be paid or become payable to HCBF named executive officers that is based on or otherwise relates to the merger.

With respect to the proposal to adopt and approve the merger agreement and the proposal to approve on an advisory (nonbinding) basis, the compensation that may be paid or become payable to HCBF named executive officers that is based on or otherwise relates to the merger, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you vote to abstain or if you fail to vote on the proposal to adopt and approve the merger agreement, this will have the same effect as voting against the proposal. Abstentions on the HCBF compensation proposal will have the same effect as voting against the proposal. A failure to vote on the HCBF compensation proposal will have no effect on the outcome of the vote on this proposal.

A proposal of the HCBF board of directors to adjourn or postpone the HCBF special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of HCBF common stock represented in person or by proxy at the HCBF special meeting. Abstentions on this proposal will have the same effect as voting against the proposal. A failure to vote on this proposal will have no effect on the outcome of the vote on this proposal.

Each share of HCBF common stock you own as of the record date for the HCBF special meeting entitles you to one vote at the HCBF special meeting on all matters properly presented at the meeting.

Shares Subject to Voting Agreements with CenterState; Shares Held by HCBF Directors

A total of 8,363,606 shares of HCBF common stock, representing approximately 39.9% of the outstanding shares of HCBF common stock entitled to vote at the HCBF special meeting, are subject to voting agreements between CenterState and each of HCBF’s directors and certain of its shareholders. Pursuant to his or her respective voting agreement, each director of HCBF has agreed to, at any meeting of HCBF shareholders, however called, or any adjournment or postponement thereof:

•	appear at such meeting in person or by proxy or otherwise cause the shares of HCBF common stock held by such director to be counted as present for purposes of calculating a quorum; and

•

vote all shares of HCBF common stock beneficially owned by such director (i) in favor of adoption and approval of the merger agreement and the transactions contemplated by the merger agreement, (ii) in favor of any proposal to adjourn or postpone the HCBF special meeting, if necessary, to solicit additional proxies, (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of HCBF contained in the merger agreement and (iv) vote against any acquisition proposal, as defined and described in the merger agreement or any other action, agreement or transaction that is intended or could reasonably be expected to impede, delay, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement.

Pursuant to the voting agreement, each director has further agreed not to sell or otherwise dispose of any shares of HCBF common stock; provided, however, that transfers by will or operation of law, transfers subject to a pledge agreement and transfers in connection with estate and tax planning purposes are permitted, subject to the transferee being bound by the terms of the voting agreement.

For more information about the beneficial ownership of HCBF common stock by each director and executive officer of HCBF and all HCBF directors and executive officers as a group, as well as each other person who is the beneficial owner of 5% or more of HCBF’s voting stock, see “The Companies — HCBF — Security Ownership of Certain Beneficial Owners and Management of HCBF.”

How to Vote—Shareholders of Record

Voting in Person. If you are a shareholder of record, you can vote in person by submitting a ballot at the HCBF special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the HCBF special meeting. This will ensure that your vote is received. If you attend the HCBF special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” adoption and approval of the merger agreement, “FOR” approval on an advisory (nonbinding) basis, the compensation that may be paid or become payable to HCBF named executive officers that is based on or otherwise relates to the merger, and “FOR” approval of any proposal to adjourn or postpone the HCBF special meeting, if necessary.

Voting by Internet. You can vote over the Internet by accessing the website shown on your proxy card and following the instructions on the website. Internet voting is available 24 hours a day. Have your proxy card in hand when you access the website and follow the instructions to vote.

How to Vote—Shares Held in “Street Name”

If your shares of HCBF common stock are held through a bank, broker or other nominee, you are considered the beneficial owner of such shares held in “street name.” In such case, this joint proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee, who is considered, with respect to such shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to you. Without specific instructions from you, your bank, broker or other nominee is not empowered to vote your shares on the proposal to adopt and approve the merger agreement, the proposal to approve on an advisory (nonbinding) basis, the compensation that may be paid or become payable to HCBF named executive officers that is based on or otherwise relates to the merger, or any proposal of the HCBF board of directors to adjourn or postpone the HCBF special meeting, if necessary. Alternatively, if you are a beneficial owner and wish to vote in person at the HCBF special meeting, you must provide a proxy executed in your favor by your bank, broker or other nominee.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE HCBF SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE HCBF SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:

•	submitting another valid proxy card bearing a later date;

•	attending the HCBF special meeting and voting your shares in person; or

•	delivering prior to the HCBF special meeting a written notice of revocation to HCBF’s Corporate Secretary.

Attendance at the HCBF special meeting will not, in and of itself, constitute revocation of a proxy.

If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Solicitation of Proxies

The proxy for the HCBF special meeting is being solicited on behalf of the HCBF board of directors. HCBF will bear the entire cost of soliciting proxies from you. All other costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. See “The Merger Agreement — Expenses.” Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of HCBF in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

Attending the Meeting

All holders of HCBF common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the HCBF special meeting. Shareholders of record can vote in person at the HCBF special meeting. If you are not a shareholder of record and would like to vote in person at the HCBF special meeting, you must produce a proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the HCBF special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the HCBF special meeting without HCBF’s express written consent is prohibited.

Adjournments and Postponements

Although it is not currently expected, the HCBF special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the HCBF special meeting to approve the proposal to adopt and approve the merger agreement or if a quorum is not present at the HCBF special meeting. Other than an announcement to be made at the HCBF special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the HCBF special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the HCBF special meeting as adjourned or postponed.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact HCBF at:

HCBF Holding Company, Inc.

200 S. Indian River Drive, Suite 101

Fort Pierce, Florida 34950

Telephone: (772) 409-2270

Attn: Corporate Secretary

INFORMATION ABOUT THE COMPANIES

Information about CenterState

CenterState is a financial holding company under the laws of the United States. Incorporated under the laws of the state of Florida, CenterState, owns all the outstanding shares of CenterState Bank. Headquartered in Winter Haven, Florida between Orlando and Tampa, CenterState provides a full range of consumer and commercial banking services to individuals, businesses and industries through its 78 full service banking locations in 28 counties throughout Florida and through a loan production office in Macon, Georgia. CenterState Bank also operates a correspondent banking and bond sales division and owns R4ALL, which acquires and disposes of troubled assets from CenterState Bank.

CenterState also operates, through its subsidiary bank, a correspondent banking and capital markets service division for over 600 small and medium sized community banks throughout the United States. Based primarily in Atlanta, Georgia and Birmingham, Alabama, this division earns commissions on fixed income security sales, fees from hedging services, loan brokerage fees and consulting fees for services related to these activities.

CenterState has grown from its formation in 2000 primarily through a series of acquisitions, starting in June 2000 through 2017. Its most recent acquisitions include:

•	Gulfstream Bancshares, Inc., in January 2014, which added approximately $479 million in deposits;

•	First Southern Bancorp, Inc., in June 2014, which added approximately $853 million in deposits;

•	Community Bank of South Florida, Inc., in March 2016, which added approximately $453 million in deposits;

•	Hometown of Homestead Banking Company, in March 2016, which added approximately $253 million in deposits;

•	Platinum Bank Holding Company, in April, 2017, which added approximately $520 million in deposits; and

•	Gateway Financial Holdings of Florida, Inc., in May, 2017, which added approximately $708 million in deposits.

At June 30, 2017, CenterState had total consolidated assets of $6.76 billion, total consolidated loans of $4.6 billion, total consolidated deposits of $5.5 billion, and total consolidated shareholders’ equity of $890 million. CenterState’s common stock is listed on NADSAQ under the symbol “CSFL”.

On August 12, 2017, CenterState entered into an agreement to acquire Sunshine Bancorp, Inc. (“Sunshine”), the holding company of Sunshine Bank. The transaction was approved by the boards of directors of each of CenterState and Sunshine and is expected to close in the first quarter of 2018. Completion of the transaction is subject to customary closing conditions, including receipt of required regulatory approvals and approval of Sunshine’s shareholders. Under the terms of the agreement, holders of Sunshine common stock will receive for each such share 0.89 shares of CenterState common stock, which equates to an aggregate transaction value of approximately $176.8 million in CenterState common stock. At June 30, 2017, Sunshine had total consolidated assets of $955.9 million, total consolidated loans of $703.9 million, total consolidated deposits of $776.1 million, and total consolidated shareholders’ equity of $116.5 million.

CenterState’s executive offices are located at 1101 First Street South, Winter Haven, Florida 33880. CenterState’s telephone number is 863-293-2600 and its website is www.centerstatebanks.com.

The information on CenterState’s website is not part of this joint proxy statement/prospectus, and the reference to CenterState’s website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus.

Additional information about CenterState is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Documents Incorporated By Reference.”

Information about HCBF

Business

HCBF, headquartered in Fort Pierce, Florida, is a bank holding company that was incorporated on April 5, 2010. HCBF was formed for the purposes of acquiring 100% of the common stock of First Bank of Indiantown, which later became Harbor Community Bank, a Florida-chartered commercial bank. Harbor Community Bank changed its headquarters from Indiantown, Florida to its current location at 200 South Indian River Drive, Fort Pierce, Florida.

HCBF provides a range of consumer and commercial banking services to individuals, businesses and industries. Those basic services include: demand interest-bearing and noninterest-bearing accounts, money market deposit accounts, NOW accounts, time deposits, safe deposit services, credit cards, direct deposits, notary services, money orders, night depository, cashier’s checks, domestic collections, savings bonds, bank drafts, automated teller services, drive-in tellers, internet banking and the full range of consumer loans, both collateralized and uncollateralized. In addition, HCBF makes secured and unsecured commercial and real estate loans and issues stand-by letters of credit. HCBF provides debit cards allowing customers the convenience to use of HCBF’s ATMs and other ATM machines, both nationally and internationally, through various ATM networks.

HCBF focuses on originating residential real estate, consumer, small business and commercial real estate loans within its target market, which generally includes the heart of Florida along the I-95 and I-75 corridors, between Jacksonville and Gainesville, Florida in the north and Fort Lauderdale and Naples, Florida in the south, including Orlando, Florida and other interior markets (the “Target Market”). HCBF sells conforming loans to wholesale lenders, including Flagstar, SunTrust, US Bank and BB&T. HCBF has also been approved to sell loans to the Federal National Mortgage Association (“Fannie Mae”), the Federal Housing Administration (“FHA”) and Veterans Administration (“VA”). HCBF generally holds the adjustable rate and jumbo mortgages on its balance sheet. HCBF focuses on the building of a balanced loan and deposit portfolio, with emphasis on low cost liabilities and variable rate loans.

HCBF’s goal is to establish a traditional community banking model with a stable base of core, local deposits and a portfolio of conservatively underwritten residential real estate, consumer, small business and commercial real estate loans within HCBF’s Target Market.

HCBF’s executive offices are located at 200 S. Indian River Blvd., Suite 101, Fort Pierce, FL 34950. HCBF’s telephone number is (772) 409-2270 and its website is https://www.harborcb.com/.

The information on HCBF’s website is not part of this joint proxy statement/prospectus, and the reference to HCBF’s website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus.

Growth Strategies

HCBF has used a combination of organic growth and strategic growth through selective bank and branch acquisitions. Since inception, HCBF has expanded its operations through the acquisition of several banks including the Bank of St. Augustine, First America Bank, Highlands Independent Bank, and Florida Citizens Bank. In addition, HCBF acquired four branches in an asset purchase transaction with Grand Bank & Trust in 2012, as well as nine branches in an asset purchase transaction with Banco Popular, N.A. in 2015. HCBF also acquired Putnam State Bank through an FDIC-assisted acquisition in 2012, which acquisition included a loss-sharing arrangement with the FDIC. Most recently, HCBF acquired Jefferson Bankshares, Inc. in July 2017.

Market Strategy

Capitalize on an experienced management team with significant market ties. An integral element of HCBF’s market strategy is to capitalize and leverage the prior experience of its management team and their community relationships. HCBF’s management believes that having an extensive knowledge of the demographics, economies, and residents of the local communities facilitates HCBF’s efforts to gather low-cost deposits and make sound credit decisions.

Focus on core customers and provide superior, relationship-based customer services. HCBF focuses its customer service efforts on relationship banking, personalized service, direct customer contact and its ability to make credit and other business decisions locally. It is HCBF’s objective to build its core customer base through advertising and marketing efforts, employee solicitation efforts, and recommendations from customers, directors, officers, shareholders and other individuals who prefer to conduct their banking business with a community bank. HCBF’s directors and management team focus their efforts to close what they perceive as a void in personalized banking services caused by the inadequacies of larger banks, while emphasizing current technology applications, to provide more personalized service to customers. This includes a focus on specialized services for the small business and professional, personal contact with HCBF’s officers, directors and employees and, above all, the development of a deep customer relationship.

Expand market presence in the principal markets served. HCBF believes that its principal markets will continue to be the small-to-medium-sized businesses within its Target Market. The continued recent consolidation of community banks throughout the State of Florida has created segments of the marketplace with customers that are ready to change their banking relationships. Additionally, growth in residential and commercial activity in HCBF’s Target Market and surrounding areas creates opportunities for us to establish new banking relationships with the individuals and businesses associated with such growth. Because HCBF’s directors and management team have well-established reputations and banking relationships in the local community, they actively promote Harbor Community Bank within the relevant markets as part of the objective to expand HCBF’s market presence.

Market Area

HCBF conducts its business through its main office in Fort Pierce, Florida and its other 45 banking offices located in 18 counties in Florida. HCBF generally targets small and medium-sized businesses as well as individuals located in the primary service area throughout the counties served. HCBF believes that these segments are the most under-served by local branches of regional and super-regional financial institutions. Furthermore, HCBF believes that a local institution focused on quality service and managed by local community bankers can better serve the banking needs of the small- and medium-sized business and relationship oriented consumer.

HCBF believe it is well positioned to capitalize on the opportunities the marketplace, management’s expertise, and HCBF’s customer base affords. The increased consolidation activity among banks in Florida provides additional growth prospects through both increasing HCBF’s market penetration and expanding its market presence.

Competition

Commercial banking in Florida, including HCBF’s Target Market, is highly competitive, due in large part to Florida’s profile of high population growth and wealth. HCBF’s market contains not only a strong base of community banks, but also significant numbers of the country’s largest commercial and wealth management/trust banks. The table below shows HCBF’s market share for each county in which HCBF has a banking office based on commercial bank deposits within the county as of June 30, 2016, the most current information available.

County	Number of Commercial Banks	Number of Commercial Bank Offices	HCBF Market Share
Alachua	17	64	3.43%
Highlands	7	24	15.62%
Indian River	17	58	1.02%
Manatee	27	119	2.56%
Marion	21	84	1.01%
Martin	18	55	2.54%
Okeechobee	7	9	11.76%
Orange	36	291	0.30%
Osceola	16	62	1.55%
Palm Beach	57	475	0.03%
Putnam	6	11	11.81%
Sarasota	37	171	0.49%
Seminole	31	129	0.43%
St. John’s	21	64	5.69%
St. Lucie	15	63	3.60%

Data obtained from the FDIC June 30, 2016 Summary of Deposits Report

Interest rates, both on loans and deposits, and prices of fee-based services are significant competitive factors among financial institutions generally. Other important competitive factors include office location, office hours, the quality of customer service, community reputation, continuity of personnel and services, and, in the case of larger commercial customers, relative lending limits and the ability to offer sophisticated cash management and other commercial banking services. Many of HCBF’s larger competitors have greater resources, broader geographic markets, more extensive branch networks, and higher lending limits than HCBF. These larger competitors also can offer more products and services and can better afford and make more effective use of media advertising, support services and electronic technology than HCBF. HCBF believes that community banks can compete successfully by providing personalized service and making timely, local decisions. HCBF also believes that further consolidation in the banking industry is likely to create additional opportunities for community banks to capture deposits from affected customers who may become dissatisfied as their financial institutions grow larger. In addition, HCBF believes that the continued growth of its banking markets affords an opportunity to capture new deposits from new residents.

Lending Activity

HCBF has adopted the strategy of presenting a robust and diverse series of lending channels and a suite of loan and loan-related products normally associated with large banks, but primarily focuses on 1-4 family residential and commercial real estate. While this strategy demands an investment in experienced personnel and enabling systems, it distinguishes HCBF from smaller competing community bank lending operations. HCBF intends to continue to provide for the financing needs of the community it serves by offering a variety of loans including:

•	residential real estate loans to assist borrowers in purchasing, refinancing, constructing upon or improving real property and home equity loans;

•

commercial loans, which will include collateralized loans for working capital (including inventory and receivables), business expansion (including real estate acquisitions and improvements), and purchase of equipment and machinery;

•	small business loans, including SBA lending; and

•	consumer loans, including collateralized and uncollateralized loans for financing automobiles, boats, home improvements, and personal investments.

HCBF follows what its management team believes to be a conservative lending policy, but one that permits prudent risks to assist consumers and businesses in HCBF’s Target Market. HCBF also purchases mortgage-backed securities and collateralized mortgage obligations, and originates or purchases fixed-rate mortgages for which funding may be matched when desirable. Loan-related interest rates will vary depending on the cost of funds to HCBF, the loan maturity, and the degree of risk. HCBF is expected to meet the credit needs of customers while maintaining prudent liquidity through the investment portfolio. HCBF expects this positive, community-oriented lending philosophy to translate into a sustainable volume of quality loans into the foreseeable future.

HCBF also promotes loan quality through staffing experienced, well-trained lending officers capable of soliciting loan business. HCBF’s lending officers, as well as its credit officers and loan committees, also recognize and appreciate the importance of exercising care and good judgment in underwriting loans, which promotes HCBF’s safety and profitability.

Real Estate Loans

Real Estate Loans — Commercial

HCBF provides fixed and adjustable rate loans secured by commercial real estate, or CRE. Preferred CRE loans include owner-occupied professional office space (i.e., physicians’ and attorneys’ offices). HCBF strives to maintain appropriate diversity in its CRE loan portfolio, with no undue concentrations. HCBF’s CRE loan policy includes what management believes to be rigorous underwriting standards in accordance with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Policies. This Interagency Guidance addresses regulatory concern over increasing concentrations of non-owner occupied commercial real estate loans among community banks. Pursuant to this guidance, the federal bank regulatory agencies will use certain criteria to identify institutions that are potentially exposed to significant CRE concentration risk, including whether an institution’s total CRE loans represent 300% or more of total capital. HCBF is currently well below this threshold.

HCBF also originates investment and construction real estate loans. These loans are monitored in the concentration analysis that is designed to ensure HCBF remains balanced in real estate lending.

Real Estate Loans — Residential

HCBF originates a mix of fixed rate, adjustable rate and a combination of fixed/adjustable rate mortgages. Unlike many community banks, HCBF has established a dedicated residential loan origination department. HCBF’s residential lending program includes traditional one-to-four family residential mortgage loans with fixed, adjustable or a combination of fixed/adjustable interest rates. Management believes that HCBF has been successful and will continue to thrive by offering what management believes to be conservatively underwritten loans with appropriate documentation and loan-to-value ratios. HCBF avoids the use of brokered loans and does not unduly rely on FICO scores in the underwriting process. HCBF’s fixed rate residential real estate loans are generally originated and underwritten to permit sales in the secondary market. The decision to sell depends on a number of factors, including the loan’s yield and term, market conditions, and HCBF’s then-existing portfolio. HCBF sells conforming loans to wholesale lenders, including Flagstar, SunTrust, US Bank and BB&T. HCBF has also been approved to sell loans to Fannie Mae and the FHA and VA. HCBF generates residential mortgage business through local advertising, its current customer base, and referrals from local real estate brokers and home builders. Residential loans are originated by HCBF’s loan officers, none of whom have underwriting authority. HCBF’s residential lenders use web-based origination software to facilitate the origination process and enhance the client’s experience. While there are not definite plans at this time, HCBF has considered offering online origination of residential real estate loans in HCBF’s existing markets. HCBF’s emphasis on residential real estate is expected to provide more balance than many community banks that often have a bias toward commercial real estate.

Consumer Loans

HCBF’s origination of consumer loans has been an essential element of its retail-oriented strategy. HCBF originates primarily secured consumer loans including automobile, manufactured housing, recreational vehicle, boat and truck loans, home equity loans, as well as loans secured by the borrower’s deposit accounts held at Harbor Community Bank.

Loan Administration and Underwriting

HCBF uses its loan origination underwriting procedures to assess both the borrower’s ability to make principal and interest payments and the value of the collateral securing the loan. HCBF’s credit administration department is responsible for management, risk management monitoring and for reporting to various management and board committees. To manage the risks associated with its lending activities, HCBF has adopted written loan policies and procedures, and HCBF’s loan portfolio is administered under a defined process. That process includes guidelines for loan underwriting standards and risk assessment, procedures for loan approvals, loan grading, ongoing identification and management of credit deterioration and portfolio reviews to assess loss exposure and to test HCBF’s compliance with its credit policies and procedures.

HCBF’s board of directors has approved set levels of lending authority to the Directors’ Loan Committee, Officers’ Loan Committee, as well as certain management members based on their respective experience, the proposed use of proceeds, and the secured or unsecured status of a loan. All use of delegated loan authority is preceded by a determination of the worthiness of the loan request by the underwriting or credit administration department. Typically, the Officers’ Loan Committee reviews loan requests and if a particular request exceeds the loan authority limits delegated to this committee, such requests, if approved, are presented to the Harbor Community Bank’s Directors’ Loan Committee and the board of directors for final approval.

Before and after loan closing, HCBF’s loan operations personnel review all loans for adequacy of documentation and compliance with regulatory requirements. At least annually, HCBF’s lenders and loan review personnel analyze loans over certain size thresholds, problem loans and loans with certain loan quality ratings to ensure that appropriate quality ratings are assigned and ultimately to assist in determining the adequacy of the allowance for loan losses.

Federal Home Loan Bank

Harbor Community Bank is a member of the Federal Home Loan Bank of Atlanta and has access to wholesale borrowings which are secured by blanket liens on Harbor Community Bank’s 1-4 family residential loans, commercial real estate mortgage loans, and home equity mortgage loans. HCBF plans to continue to use Federal Home Loan Bank funding for short and intermediate funding needs.

Junior Subordinated Debentures

In October 2005, BSA Financial Services, Inc. formed BSA Financial Statutory Trust 1 for the purpose of issuing trust preferred securities. On October 31, 2005, BSA Financial Services, Inc. issued a floating rate junior subordinated debenture (the “BSA Debenture”) in the amount of $5.155 million. BSA Financial Statutory Trust 1 used the proceeds from the issuance of the trust preferred securities sold to third parties to purchase the BSA Debenture from BSA Financial Services, Inc. The BSA Debenture is the only asset of BSA Financial Statutory Trust 1. Interest payments from the BSA Debenture finance the distributions paid on trust preferred securities issued by BSA Financial Statutory Trust 1. On August 28, 2013, HCBF acquired BSA Financial Investments, Inc. and assumed the obligations under the BSA Debenture, which matures on December 15, 2035. The interest rate floats quarterly at 3-month LIBOR rate plus 1.55% (2.51% at December 31, 2016). The BSA Debenture is redeemable on a quarterly basis at 100% of the principal amount plus accrued interest. The BSA Debenture is also redeemable in whole or part based on specific events outlined in the trust indenture. Such redemption may be subject to regulatory approval. HCBF has entered into agreements which, taken collectively, fully and unconditionally guarantee the preferred securities of BSA Financial Statutory Trust 1, subject to the terms of the guarantee. HCBF has the option to defer interest payments on the BSA Debenture from time to time for a period not to exceed five consecutive years. The proceeds from the issuance and sale of the trust preferred securities may be included in Tier I capital (with certain limitations) under current regulatory guidelines and interpretations.

In June 2006, MRCB Holdings, Inc. (acquired by First America Holdings Corp.) formed MRCB Holdings Statutory Trust 1. MRCB Holdings Statutory Trust 1 was also formed for the purpose of issuing trust preferred securities. On June 28, 2006, MRCB Holdings, Inc. issued a floating rate junior subordinated debenture (the “MRCB Debenture”) in the amount of $3.093 million. MRCB Holdings Statutory Trust 1 used the proceeds from the issuance of the trust preferred securities sold to third parties to purchase the MRCB Debenture from MRCB Holdings, Inc. The Debenture is the only asset of MRCB Holdings Statutory Trust 1. Interest payments from the MRCB Debenture finance the distributions paid on the trust preferred securities. On May 8, 2015, HCBF acquired First America Holdings Corp. and assumed the obligations under the MRCB Debenture. The MRCB Debenture matures on September 15, 2036. The interest rate floats quarterly at 3-month LIBOR rate plus 1.60% (2.56% at December 31, 2016). The MRCB Debenture is redeemable on a quarterly basis at 100% of the principal amount plus accrued interest. The MRCB Debenture is also redeemable in whole or part based on specific events outlined in the trust indenture. Such redemption may be subject to regulatory approval. HCBF has entered into agreements which, taken collectively, fully and unconditionally guarantee the preferred securities of MRCB Holdings Statutory Trust 1 subject to the terms of the guarantee. HCBF has the option to defer interest payments on the MRCB Debenture from time to time for a period not to exceed five consecutive years. The proceeds from the issuance and sale of trust preferred securities may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations.

Investment Activity

The primary objective of HCBF’s investment portfolio is to achieve additional earnings while minimizing the risk of market value depreciation that could occur as a result of changes in prevailing interest rates. HCBF generally purchases securities that are expected to provide cash flows over a three- to five-year time horizon and subsequently reinvests the cash flows into securities at prevailing interest rates. HCBF invests primarily in mortgage-backed securities and collateralized mortgage obligations issued by U.S. government agencies or U.S. government sponsored entities) and Small Business Administration securities and HCBF seeks to maintain a duration of three to four years for its investment portfolio. HCBF also enters into interest-bearing deposits and federal funds transactions with its principal correspondent banks and is primarily a net buyer of funds.

Deposits

HCBF offers a full range of deposit accounts to meet the needs of the residents and businesses in HCBF’s Target Market area. HCBF provides accounts for retail and business customers, including regular savings, interest-bearing checking and NOW accounts, non-interest checking, money market accounts, term certificate accounts, and individual retirement accounts. HCBF emphasizes core deposits from individuals, businesses, and governmental entities in its Target Market. HCBF sets deposit rates based on market conditions, although inducement is sometimes employed to attract deposits in maturities that address mismatches between the repricing of loan and deposit portfolios.

HCBF seeks to make its services convenient to the community by offering 24-hour ATM access at most of its facilities, access to other ATM networks available at other local financial institutions and retail establishments, and telephone banking services to include account inquiry and balance transfers. HCBF also offers banking services via the Internet and mobile banking services, including remote deposit capture, and various advanced systems for cash management for HCBF’s business customers. The rapid decline in the price of technology is now allowing smaller banks the ability to offer many of the sophisticated products previously only available to customers of large banks. HCBF seeks to have a mix of core deposits which favors non-interest bearing deposits in the range of 25% to 35% of total deposits with time deposits comprising 50% or less of total core deposits. This strategy, to be successful, requires high levels of relationship banking supported by strong distribution and product strategies. HCBF does not typically rely on non-core brokered or wholesale deposit funding. Where HCBF has assumed non-core deposits through acquisitions, it has typically allowed these non-core deposits to run off in an orderly manner.

Marketing and Distribution

Marketing activities to encourage deposit acquisition and loan growth is primarily accomplished through personal contact by branch personnel and lenders in each market. Building relationships with each depositor and borrower encourages a foundation for the customer and the bank to work together to better assist the customer with solving their financial needs. The board of directors and management team also realize the importance of forging partnerships within the community as a method of expanding HCBF’s customer base and serving the needs of the community. HCBF is an active participant in various community activities and organizations. Participation by management and staff in such events and organizations assists HCBF in determining what additional products and services may be needed in the communities that HCBF serves as well as credit needs in accordance with the Community Reinvestment Act. HCBF also uses local print advertising in newspapers and selected magazines along with the support of realtor and builder trade association publications to market specific deposit and lending products.

Management’s Discussion and Analysis

Management’s discussion and analysis (“MD&A”) provides supplemental information, which sets forth the major factors that have affected HCBF’s financial condition and results of operations and should be read in conjunction with HCBF’s Consolidated Financial Statements and related notes included in this joint proxy statement/prospectus. The MD&A is divided into subsections entitled “Comparison of Balance Sheets at June 30, 2017 and December 31, 2016,” “Comparison of Results of Operations for Three Months Ended June 30, 2017 and 2016” and “Comparison of Results of Operations for Six Months Ended June 30, 2017 and 2016.” The following information should provide a better understanding of the major factors and trends that affect HCBF’s earnings performance and financial condition. Throughout this MD&A section, HCBF Holding Company, Inc., and its subsidiaries, collectively, are referred to as “HCBF,” “Company,” “we,” “us,” or “our.”

(All dollar amounts presented herein are in thousands, except share data, or unless otherwise noted.)

Comparison of Balance Sheets at June 30, 2017 and December 31, 2016

Overview

Our total assets increased approximately $96.5 million or 5.4% from December 31, 2016 to June 30, 2017, which was the result of organic balance sheet growth. Our organic deposit growth of $82.3 million or 5.6% for the period was primarily focused in money market accounts and non-interest bearing demand accounts. Money market and noninterest bearing demand accounts grew by $45.7 million or 14.6% and $33.8 million or 7.6% for the period, respectively. The growth from deposits accounts was the primary source of funding for additional purchases of investment securities and additional interest bearing cash balances during the period. Available-for-sale investment securities increased by $86.4 million or 24.9%, while held-to-maturity investment securities declined by $1.4 million or 0.8% for the period. Interest-bearing cash balances in other financial institutions increased by $19.6 million or 185.2% for the period. Net loan balances generally remained flat with a decline of $939 thousand during the period. As a result, our loan-to-deposit ratio declined from 72.1% at December 31, 2016 to 68.2% at June 30, 2017.

The expense-sharing portion of our loss sharing agreement with the FDIC relating to our Putnam State Bank acquisition in June 2012 expired on June 30, 2017. The company will no longer receive reimbursement for losses on covered assets from the FDIC. However, the company is obligated to reimburse the FDIC for 80% of any recoveries on covered assets that were previously submitted as claims. The recovery reimbursement period extends through June 30, 2020. As a result, the FDIC indemnification asset has been fully amortized as of June 30, 2017.

A detailed discussion and analysis of balance sheet changes for the period is shown below and on the following pages.

Interest earning deposits in other financial institutions

Interest earning deposits in other financial institutions represent overnight deposits at the Federal Reserve and other correspondent banks. These balances are an integral part of our day-to-day cash management and liquidity. During the six months ended June 30, 2017, these balances increased by $19.6 million or 185.2%. The higher balances at June 30, 2017 are available to cover seasonal day-to-day deposit balance volatility.

Investment securities available for sale

Securities available for sale, consisting of primarily U.S. government and US government sponsored enterprises mortgage-backed securities were $433.0 million at June 30, 2017 representing 23.0% of total assets. Securities available for sale at December 31, 2016 were $346.6 million, representing 19.4% of total assets. The increase during the period represents investment of funds generated from deposit growth. We use securities available for sale primarily for liquidity purposes, to fund new loan growth, to provide flexibility to respond to changing interest rate environments, and secondarily, for investment yield. Our available for sale securities are carried at fair value.

Investment securities held to maturity

At June 30, 2017, we had $176.9 million, carried at amortized cost, of securities designated as held to maturity. This compares to $178.2 million, at amortized cost, as of December 31, 2016. The unrealized loss on securities held to maturity was $1.4 million and $1.9 million on June 30, 2017 and December 31, 2016 respectively. Securities designated as held to maturity generally have longer portfolio durations and are primarily held for investment yield, and secondarily, for cash flow provided from security repayments and prepayments.

Loans

Our loan portfolio is the most important component driving our net interest income and is a major contributor to our overall profitability. The loan portfolio is the largest component of our earning assets. At June 30, 2017, our net loan portfolio was $1.1 billion, which was 56.1% of assets compared to $1.1 billion and 59.1% of assets at December 31, 2016. The decrease in net loans during the six-month period ended June 30,

2017 was $939 thousand or 0.009%. The table below reflects loans by collateral type including and excluding purchased credit impaired (PCI) loans for the dates shown:

LOANS BY COLLATERAL TYPE

	June 30, 2017	December 31, 2016
Loans excluding PCI Loans
Commercial real estate	$450,100	$446,478
Residential real estate	357,815	357,096
Land and construction	103,069	94,920
Commercial	90,711	99,540
Consumer & Other Loans	40,073	44,894

Subtotal	1,041,768	1,042,928
Net unearned fees & costs	(584)	(738)

Total loans excluding PCI	$1,041,184	$1,042,190

	June 30, 2017	December 31, 2016
PCI Loans (ACS Topic 310-30)
Commercial real estate	$16,283	$16,193
Residential real estate	5,380	5,879
Land and construction	1,484	1,460
Commercial	150	216

Total PCI loans	23,297	23,748
Total Loans	1,064,481	1,065,938
Allowance for loan losses for non PCI Loans	(6,157)	(6,528)
Allowance for loan losses for PCI loans	(963)	(1,110)

Total loans, net of allowance for loan losses	$1,057,361	$1,058,300

Allowance for loan losses

We maintain the allowance for loan losses at a level sufficient to provide for probable credit losses inherent in the loan portfolio. Credit losses arise from the borrowers’ inability or unwillingness to repay, and from other risks inherent in the lending process including collateral risk, operational risk, concentration risk and economic risk. As such, all related risks of lending are considered when assessing the adequacy of the allowance for loan losses.

The allowance for loan losses is increased by the provision for loan losses, which is a charge to current earnings. The allowance for loan losses is reduced by loan charge-offs, net of loan recoveries of prior loan charge-offs. Loans are charged off against the allowance when management has confirmed the loss and believes collection of principal is unlikely. The table below reflects that activity in allowance for loan losses, by loan type, for the periods shown.

ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

	Three months ended, June 30,				Six months ended, June 30,
	2017		2016		2017		2016
Balance at Beginning of Period	$6,545		$4,704		$7,638		$3,728
Charge-Offs:
Commercial real estate	612		300		1,021		300
Residential real estate	24		3		314		3
Land and construction	92		24		106		25
Commercial	379		159		808		201
Consumer & Other Loans	109		79		236		312

Total Charge-Offs	1,216		565		2,485		841

Recoveries:
Commercial real estate	33		4		40		10
Residential real estate	49		65		123		85
Land and construction	10		16		129		37
Commercial	28		52		66		71
Consumer & Other Loans	25		33		46		55

Total Recoveries	145		170		404		258

Net Charge-Offs	1,071		395		2,081		583

Provision for Loan Losses	1,646		330		1,563		1,494

Balance at End of Period	$7,120		$4,639		$7,120		$4,639

Ratio of Net Charge-Offs to Average Loans Outstanding	0.10%		0.04%		0.20%		0.06%

Allowance for Loan Losses as a Percent of Loans at End of Period	0.67%		0.72%		0.67%		0.72%

Allowance for Loan Losses as a Multiple of Net Charge-Offs	6.6	x	11.7	x	3.4	x	8.0	x

Our allowance for losses as a percentage of loans at period end was 0.67% at June 30, 2017 compared to 0.72% at December 31, 2016. The decline was primarily attributable to $2.1 million of net charge-offs of confirmed losses during the first half of 2017. These net charges-offs were primarily recorded as unconfirmed specific reserve losses in the allowance at December 31, 2016. The table below reflects the amount of the allowance for loan losses allocated to each loan type at the dates shown. The allocation of allowance to a particular loan type does not limit its ability to absorb losses in another loan type.

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

	June 30, 2017		December 31, 2016
	Allowance Amount	Allowance Amount to Total Loans	Allowance Amount	Allowance Amount to Total Loans
Commercial real estate	$3,068	0.29%	$3,316	0.31%
Residential real estate	1,433	0.13	1,990	0.19
Land and construction	373	0.04	344	0.03
Commercial	2,019	0.19	1,789	0.17
Consumer & Other	227	0.02	198	0.02
Not Allocated	—	—	—	—

Total	$7,120	0.67%	$7,637	0.72%

Nonperforming loans and Nonperforming assets

Nonperforming loans exclude accreting PCI loans and include non-accrual loans and loans 90 days or more past due and still accruing. PCI loans are excluded from the nonperforming loan category due to the accretion of acquired loan discounts into income. Non-performing assets include non-accrual loans, loans 90 days or more past due and still accruing, and other real estate owned (OREO). At June 30, 2017, non-accrual loans and loans 90 days or more past due and still accruing totaled $30.0 million compared to $33.3 million at December 31, 2016, representing a decrease of $3.3 million or 10.0% for the six-month period. At June 30, 2017, OREO totaled $8.7 million compared to $9.0 million at December 31, 2016, representing a decrease of $353 thousand or 3.9% for the six-month period. Non-performing assets totaled $38.7 million at June 30, 2017 compared to $42.3 million at December 31, 2016, representing $3.7 million or 8.7% decrease for the six-month period. The table below reflects the activity of nonperforming assets, including non-accrual loans and OREO, for the periods shown.

NONPERFORMING ASSET ACTIVITY

	Three months ended, June 30,		Six months ended, June 30,
	2017	2016	2017	2016
NPA beginning balance	$42,273	$37,307	$42,345	$36,253
Change in nonaccrual loans and accruing loans 90 days or more past due:
Beginning balance	33,828	25,552	33,327	23,158
Additions	2,210	7,720	10,802	14,774
Charge-Offs	(1,115)	(502)	(2,267)	(844)
Transferred to OREO	(1,326)	(739)	(2,743)	(976)
Paid Off/Payments	(2,689)	(1,859)	(4,119)	(4,790)
Restored to accrual	(911)	(3,260)	(5,003)	(4,410)

Ending balance	29,997	26,912	29,997	26,912
Change in OREO:
Beginning Balance	8,445	11,755	9,018	13,095
Loans transferred to OREO	1,326	739	2,743	976
Transfers from premises and equipment	—	1,209	—	1,209
OREO acquired through acquisitions	—	—	—	—
Net Change in valuation allowance	(661)	(288)	(708)	(568)
Sales	(445)	(592)	(2,388)	(1,889)

Ending Balance	8,665	12,823	8,665	12,823
NPA Net Change	(3,611)	2,428	(3,683)	3,482

NPA Ending Balance	$38,662	$39,735	$38,662	$39,735

The table below shows nonaccrual loans and loans 90 days or more past due and still accruing by loan type as well as information on, past due balances, and non-performing loan ratios.

RISK ELEMENT ASSETS

	June 30, 2017	December 31, 2016
Non-accruing Loans and accruing loans 90 days or more past due:
Commercial real estate	$13,406	$14,350
Residential real estate	11,246	11,447
Land and construction	944	4,810
Commercial	4,169	2,370
Consumer & Other Loans	232	350

Total Non-performing Loans (“NPLs”)	29,997	33,327
Other Real Estate Owned	8,665	9,018

Total Non-performing Assets (“NPAs”)	$38,662	$42,345

Past Due Loans 30 – 89 days (accruing)	$11,466	$17,697
Past Due Loans 90 days or more (accruing)	$2,527	$6,075
Performing Troubled Debt Restructurings	$4,911	$4,667
Non-Performing Loans/Loans	2.80%	3.11%
Non-performing Assets/Total Assets	2.05%	2.37%
Non-performing Assets/Loans Plus OREO	3.58%	3.92%
Allowance /Non-performing Loans	23.73%	22.92%

Bank Premises and equipment

Bank premises and equipment was $50.2 million at June 30, 2017 compared to $51.4 million at December 31, 2016, a decrease of $1.3 million or 2.4%. The primary component of the decrease was increased accumulated depreciation $1.4 million for the periods shown. The table below reflects a summary of the components of bank premises and equipment for the periods shown.

PREMISES AND EQUIPMENT

	June 30, 2017	December 31, 2016
Land	$17,001	$17,001
Buildings	32,138	32,079
Furniture, fixtures and equipment	8,247	8,173
Leasehold improvements	2,407	2,404
Automobiles	148	158

Subtotal	59,941	59,815
Less accumulated depreciation	9,754	8,373

Total	$50,187	$51,442

Deposits

Total deposits at June 30, 2017 was $1.56 billion compared to $1.48 billion at December 31, 2016, representing an increase of $82.3 million or 5.6% for the period. The growth in deposits was primarily concentrated in noninterest bearing deposits and money market accounts during the period. Noninterest bearing deposits as a percentage of total deposits increased from 30% at December 31, 2016 to 31% at June 30, 2017.

We believe our deposit base is well diversified among the various deposit products as shown in the table below as of the dates presented.

	June 30, 2017	% of total	December 31, 2016	% of total
Noninterest Bearing Deposits	$478,527	31%	$444,745	30%
NOW accounts	208,433	13%	204,951	14%
Money Market Accounts	357,917	23%	312,219	21%
Savings	181,307	12%	164,734	11%
Time Deposits	334,914	21%	352,159	24%

Total Deposits	$1,561,098	100%	$1,478,808	100%

We continue to focus on the value of our deposit franchise, which produces a strong base of core deposits with minimal reliance on wholesale funding.

Federal Home Loan Bank Advances

Federal Home loan Bank advances are a key source of liquidity and funding for our day-to-day operations and our long-term financing needs. We borrow funds from the Federal Home Loan Bank to cover intraday cash shortfalls, to cover temporary deposit outflows, to finance asset purchases such as loans and investments securities, and to provide long-term funding to help mitigate interest rate risk in a rising interest rate environment. At June 30, 2017, Federal Home Loan Bank Advances totaled $76.4 million compared to $71.6 million at December 31, 2016, representing an increase of $4.8 million or 6.7%.

Stockholders’ Equity

Stockholders’ equity totaled $223.3 million at June 30, 2017 compared to $217.7 million at December 31, 2016 for an increase of $5.6 million or 2.6%. Stockholders’ equity was favorably impacted by retained earnings of $4.4 million as well as a $923 thousand reduction in accumulated other comprehensive loss for the first half of 2017. The reduction of accumulated other comprehensive loss during the first half of 2017 was attributable to improved market values on our available for sale investment securities, net of tax.

We continue to maintain a strong capital position. The ratio of stockholders’ equity to total assets at June 30, 2017 and December 31, 2016 was 11.8% and 12.2%, respectively. Our regulatory Tier 1 leverage ratio was 11.13% and 11.52% at June 30, 2017 and December 31, 2016, respectively. Our regulatory total risk-weighted capital ratio and regulatory Tier 1 leverage ratio at June 30, 2017 was 17.37% and 16.78%, respectively. Our regulatory total risk-weighted capital ratio and regulatory Tier 1 leverage ratio at December 31, 2016 was 17.83 and 17.18%, respectively.

We did not pay a dividend to our stockholders during the first half of 2017 or 2016.

Comparison of Results of Operations for Three Months Ended June 30, 2017 and 2016

Overview

We recognized net income of $1.8 million or $0.09 per share basic and $0.09 per share diluted for the three- month period ended June 30, 2017, compared to $2.0 million or $0.10 per share basic and $0.09 per share diluted for the same period in 2016. A condensed summary of the differences are listed in the table below.

CONDENSED SUMMARIZED OVERVIEW OF OPERATIONS

	Three months ended		Increase (Decrease)
	June 30, 2017	June 30, 2016
Net Interest Income	$15,617	$14,855	$762
Provision for loan losses	1,646	330	1,316

Net interest income after loan loss provision	13,971	14,525	(554)
Noninterest income	3,179	2,944	235
Noninterest expense	14,253	14,007	246

Income before taxes	2,897	3,462	(565)
Income tax expense	1,060	1,505	(445)

Net Income	$1,837	$1,957	$(120)

Earnings per share — Basic	$0.09	$0.10	$(0.01)

Earnings per share — Diluted	$0.09	$0.09	$0.00

The primary difference between the two quarters presented above relate to increased provision for loan losses for the June 30, 2017 quarter, partially offset by higher net interest income during the June 30, 2017 quarter. Income tax expense for the June 30, 2016 quarter included a one-time adjustment of $222 thousand to reflect adjustments from previous tax years. These items are discussed and analyzed in further detail below.

Net interest income and net interest margin

Net interest income increased $762 thousand or 5.1% to $15.6 million during the three-month period ended June 30, 2017 compared to $14.9 million for the same period in 2016. The $762 thousand increase was the result of a $1.0 million increase in interest income offset by $248 thousand increase in interest expense.

Interest earning assets averaged $1.7 billion during the three-month period ended June 30, 2017 as compared to $1.6 billion for the same period in 2016, for an increase of $127.2 million or 8.1%. The yield on average interest earning assets decreased 4 basis points to 4.11% during the three-month period ended June 30, 2017, compared to 4.15% for the same period in 2016. The higher average interest earning asset balances more than offset the lower interest earning assets yields to produce higher interest income during the three-month period ended June 30, 2017 compared to the same period in 2016.

Interest bearing liabilities averaged $1.2 billion during the three-month period ended June 30, 2017 as compared to $1.1 billion for the same period in 2016, for increase of $59.4 million or 5.3%. The yield on average interest bearing liabilities increased 6 basis points to 0.57% during the three-month period ended June 30, 2017, compared to 0.51% for the same period in 2016. The higher average interest earning liability balances and the higher interest bearing liabilities yields produced higher interest expense during the three-month period ended June 30, 2017 compared to the same period in 2016.

The table below summarizes the analysis of changes in interest income and interest expense for the three-month periods ended June 30, 2017 and June 30, 2016.

NET INTEREST INCOME AND INTEREST MARGIN

	Three months ended
	June 30, 2017			June 30, 2016
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS
Loans, net of unearned income	$1,063,651	$13,885	5.29%	$996,696	$13,823	5.58%
Investment securities	602,119	3,222	2.17	546,893	2,319	1.71
Interest earning deposits and other	35,802	156	1.77	30,785	111	1.45

Total earning assets	$1,701,572	$17,263	4.11%	$1,574,374	$16,253	4.15%

Cash & Due from banks	30,769			31,255
Allowance for loan losses	(6,772)			(4,717)
Other assets	161,683			162,691

TOTAL ASSETS	$1,887,252			$1,763,603

LIABILITIES
Interest Bearing Checking & NOW accounts	$217,836	$129	0.24%	$186,382	$65	0.14%
Money Market accounts	350,908	283	0.33	314,253	207	0.26
Savings accounts	176,669	105	0.24	169,518	109	0.26
Other Time Deposits	343,758	825	0.97	350,251	732	0.84

Total interest bearing deposits	$1,089,171	$1,342	0.50%	$1,020,404	$1,113	0.44%
FHLB Advances	76,392	213	1.13	85,831	200	0.94
Subordinated debentures and other	6,716	91	5.50	6,663	85	5.13

Total interest bearing liabilities	$1,172,279	$1,646	0.57%	$1,112,898	$1,398	0.51%

Noninterest bearing deposits	474,488			414,279
Other liabilities	17,574			19,234

TOTAL LIABILITIES	$1,664,341			$1,546,411
STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	222,911			217,192

TOTAL LIABILITIES & EQUITY	$1,887,252			$1,763,603

Interest rate spread			3.55%			3.65%

Net interest income		$15,617			$14,855

Net interest margin			3.72%			3.79%

Our net interest margin declined by 7 basis points to 3.72% for the three-month period ended June 30, 2017, compared to 3.79% for the same period in 2016. The primary reason for the decrease in net interest margin for the three-month period ending June 30, 2017 compared to the same period in 2016 was attributable to lower loan yields in the June 30, 2017 period as shown. Loan yields declined during the 2017 period primarily due to reduced discount accretion on acquired loans. Net loan discount accretion on acquired loans was $891 thousand for the three-month period ended 2017 compared to $1.3 million for the same period in 2016.

Provision for Loan Losses

The provision for loan losses increased $1.3 million to $1.6 million during the three-month period ended June 30, 2017 compared to provision expense of $330 thousand for the same period in 2016. The primary reason for the increased loan loss provision during the three-month period ended June 30, 2017 was attributable to specific loan impairments on three acquired loan relationships totaling approximately $1.3 million. The majority of the specific loan impairments in the second quarter of 2017 are unconfirmed losses and have not been charged off as of June 30, 2017.

Noninterest income

Our noninterest income increased by $235 thousand to $3.2 million or 8.0% for the three-month period ended June 30, 2017, compared to $2.9 million for the same period in 2016. The increase was the result of the following components reflected in the table below.

NONINTEREST INCOME

	Three months ended June 30,		Increase (Decrease)	% Increase (Decrease)
	2017	2016
Service charges on deposit accounts	$767	$576	$191	33.2%
ATM interchange income	775	723	52	7.2
Net gain on sale of loans	958	981	(23)	(2.3)
Net gains on sale of securities available for sale	14	5	9	180.0
Bank owned life insurance income	258	226	32	14.2
FDIC indemnification asset amortization, net	(137)	(116)	(21)	18.1
Purchase credit impaired loans recoveries	166	422	(256)	(60.7)
Other	378	127	251	197.6

Total Noninterest Income	$3,179	$2,944	$235	8.0%

Service charges on deposit accounts for the three-month period ended June 30, 2017 was $767 thousand, compared to $576 thousand for the same period in 2016 resulting in an increase of $191 thousand or 33.2%. The increase in services charges on deposit accounts was attributable to a new deposit fee pricing structure implemented in the fall of 2016. Other noninterest income for the three-month period ended June 30, 2017 was $378 thousand, compared to $127 thousand for the same period in 2016 resulting in an increase of $251 thousand or 197.6%. The increase in other noninterest income was primarily attributable to higher loan servicing fees, gain on sale of assets and merchant service income for the three-month period in 2017 compared to the same period in 2016.

Noninterest expense

Our noninterest expense increased by $246 thousand or 1.8% to $14.3 million for the three-month period ended June 30, 2017, compared to $14.0 million for the same period in 2016. The increase was the result of the following components reflected in the table below.

NONINTEREST EXPENSE

	Three months ended June 30,		Increase (Decrease)	% Increase (Decrease)
	2017	2016
Salaries and employee benefits	$7,183	$7,059	$124	1.8%
Occupancy and equipment	1,952	2,131	(179)	(8.4)
Data processing	1,420	1,581	(161)	(10.2)
Regulatory assessments	202	401	(199)	(49.6)
Professional fees	420	363	57	15.7
Office expense and supplies	310	352	(42)	(11.9)
Foreclosed assets, net	821	277	544	196.4
Advertising	163	174	(11)	(6.3)
Amortization of Intangibles	567	571	(4)	(0.7)
Acquisition and conversion costs	233	83	150	180.7
Other	982	1,015	(33)	(3.3)

Total Noninterest Expense	$14,253	$14,007	$246	1.8%

Occupancy and equipment declined by $179 thousand or 8.4% during the three-month period ended June 30, 2017 compared to the same period in 2016 primarily due to closure of three branch facilities in the second half of 2016. Regulatory assessments declined by $199 thousand or 49.6% in the three-month period ended June 30, 2017 compared to the same period in 2016 due to a reduction by the FDIC of deposit insurance rates beginning in July 2016. Foreclosed assets, net expense increased by $544 thousand or 196.4% in the three-month period ending June 30, 2017 compared to June 30, 2016. The increase was primarily due to higher write-downs on foreclosed properties in the three-month period ended June 30, 2017 compared to the same period in 2016.

Provision of Income Taxes

Our income tax expense for the three-month period ended June 30, 2017 was $1.06 million on pretax income of $2.9 million at an effective tax rate of 36.6% compared to $1.5 million on pretax income of $3.5 million at an effective tax rate of 43.5% for the same period in 2016. An immaterial out of period adjustment was made during the second quarter of 2016.

Comparison of Results of Operations for Six Months Ended June 30, 2017 and 2016

Overview

During the first half of 2017, we recognized net income of $4.4 million or $0.22 per share basic and $0.22 per share diluted for the six-month period ended June 30, 2017, compared to $3.2 million or $0.16 per share basic and $0.16 per share diluted for the same period in 2016. A condensed summary of the differences are listed in the table below.

CONDENSED SUMMARIZED OVERVIEW OF OPERATIONS

	Six months ended		Increase (Decrease)
	June 30, 2017	June 30, 2016
Net Interest Income	$30,672	$29,849	$823
Provision for loan losses	1,563	1,494	69

Net interest income after loan loss provision	29,109	28,355	754
Noninterest income	6,258	5,482	776
Noninterest expense	28,394	28,390	4

Income before taxes	6,973	5,447	1,526
Income tax expense	2,541	2,225	316

Net Income	$4,432	$3,222	$1,210

Earnings per share — Basic	$0.22	$0.16	$0.06

Earnings per share — Diluted	$0.22	$0.16	$0.06

The primary difference between the two periods presented above relate to increased net interest income and increased noninterest income in the first half of 2017 as compared to the first half of 2016. Income tax expense for the first half of 2016 included a one-time adjustment of $222 thousand to reflect adjustments from previous tax years. These items are discussed and analyzed in further detail below.

Net interest income and Net interest margin

Net interest income increased $823 thousand or 2.8% to $30.7 million during the six-month period ended June 30, 2017 compared to $29.8 million for the same period in 2016. The $823 thousand increase was the result of a $1.2 million increase in interest income offset by $358 thousand increase in interest expense.

Interest earning assets averaged $1.7 billion during the six-month period ended June 30, 2017 as compared to $1.6 billion for the same period in 2016, and increase of $103.2 million or 6.6%. The yield on average interest bearing assets decreased 10 basis points to 4.10% during the six-month period ended June 30, 2017, compared to 4.21% for the same period in 2016. The higher average interest earning asset balances more than offset the lower interest earning assets yields to produce higher interest income during the six-month period ended June 30, 2017 compared to the same period in 2016.

Interest-bearing liabilities averaged $1.1 billion during the six-month period ended June 30, 2017 as compared to $1.1 billion for the same period in 2016, and increase of $35.6 million or 3.2%. The yield on average interest bearing liabilities increased 5 basis points 0.55% during the six-month period ended June 30, 2017, compared to 0.50% for the same period in 2016. The higher average interest earning liability balances plus the higher interest bearing liabilities yields produced higher interest expense during the six-month period ended June 30, 2017 compared to the same period in 2016.

The table below summarizes the analysis of changes in interest income and interest expense for the six-month periods ended June 30, 2017 and 2016.

NET INTEREST INCOME AND INTEREST MARGIN

	Six months ended
	June 30, 2017			June 30, 2016
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS
Loans, net of unearned income	$1,064,075	$27,671	5.24%	$989,716	$27,744	5.64%
Investment securities	568,559	5,875	2.08	530,226	4,639	1.76
Interest earning deposits and other	30,435	258	1.71	39,893	240	1.21

Total earning assets	$1,663,069	$33,804	4.10%	$1,559,835	$32,623	4.21%

Cash & Due from banks	31,303			30,544
Allowance for loan losses	(7,124)			(4,350)
Other assets	162,434			160,411

TOTAL ASSETS	$1,849,682			$1,746,440

LIABILITIES
Interest Bearing Checking & NOW accounts	$217,694	$237	0.22%	$181,887	$121	0.13%
Money Market accounts	335,440	497	0.30	321,029	432	0.27
Savings accounts	173,623	205	0.24	164,309	196	0.24
Other Time Deposits	347,189	1,649	0.96	351,845	1,450	0.83

Total interest bearing deposits	$1,073,946	$2,588	0.49%	$1,019,070	$2,199	0.43%
FHLB Advances	67,364	364	1.09	86,721	462	0.94
Subordinated debentures and other	6,710	180	5.41	6,654	113	5.14

Total interest bearing liabilities	$1,148,020	$3,132	0.55%	$1,112,445	$2,774	0.50%

Noninterest bearing deposits	462,787			399,407
Other liabilities	17,641			18,556

TOTAL LIABILITIES	$1,628,448			$1,530,408
STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	221,234			216,032

TOTAL LIABILITIES & EQUITY	$1,849,682			$1,746,440

Interest rate spread			3.55%			3.70%

Net interest income		$30,672			$29,849

Net interest margin			3.72%			3.85%

Our net interest margin declined by 13 basis points to 3.72% for the six-month period ended June 30, 2017, compared to 3.85% for the same period in 2016. The primary reason for the decrease in net interest margin for the six-month period ending June 30, 2017 compared to the same period in 2016 was attributable to lower loan yields in the June 30, 2017 period as shown. Loan yields declined during the 2017 period primarily due to reduced discount accretion on acquired loans. Net loan discount accretion on acquired loans was $1.8 million for the six-month period ended 2017 compared to $2.9 million for the same period in 2016.

Provision for Loan Losses

The provision for loan losses increased $69 thousand or 4.6% to $1.6 million during the six-month period ended June 30, 2017 compared to provision expense of $1.5 million for the same period in 2016. The primary reason for the increased loan loss provision during the six-month period ended June 30, 2017 was attributable to higher reserves on originated loans.

Noninterest income

Our noninterest income increased by $776 thousand to $6.3 million or 14.2% for the six-month period ended June 30, 2017, compared to $5.5 million for the same period in 2016. The increase was the result of the following components reflected in the table below.

NONINTEREST INCOME

	Six months ended June 30,		Increase (Decrease)	% Increase (Decrease)
	2017	2016
Service charges on deposit accounts	$1,564	$1,209	$355	29.4%
ATM interchange income	1,557	1,437	120	8.4
Net gain on sale of loans	1,761	1,648	113	6.9
Net gains on sale of securities available for sale	14	5	9	180.0
Bank owned life insurance income	524	426	98	23.0
FDIC indemnification asset amortization, net	(311)	(217)	(94)	43.3
Purchase credit impaired loans recoveries	467	441	26	5.9
Other	682	533	149	28.0

Total Noninterest Income	$6,258	$5,482	$776	14.2%

Service charges on deposit accounts increased by $355 thousand or 14.2% to $1.6 million for the six-month period ended June 30, 2017, compared to $1.2 million from the same period in 2016. The increase in service charges on deposits accounts in the first half of 2017 was primarily attributable to a new deposit fee pricing structure implemented in the fall of 2016. Net gains on loan sales increased by $113 thousand or 6.9% to 1.8 million for the six-month period ended June 30, 2017 compared to $1.6 million for the same period in 2016. The increased gains on loan sales during the first half of 2017 was attributable to higher origination and sales volume of loans held for sale. Other noninterest income increased by $149 thousand or 28% to $682 thousand for the six-month period ended June 30, 2017 compared to $533 thousand for the same period in 2016. The increased other noninterest income for the half of 2017 was attributable to higher gains on sale of assets and higher check printing fee income compared to the same period in 2016.

Noninterest expense

Our noninterest expense decreased by $4 thousand or (0.0%) to $28.4 million for the six-month period ended June 30, 2017, compared to $28.4 million for the same period in 2016. The increase in noninterest expense for the first half of 2017 was the result of the following components reflected in the table below.

NONINTEREST EXPENSE

	Six months ended June 30,		Increase (Decrease)	% Increase (Decrease)
	2017	2016
Salaries and employee benefits	$14,567	$14,336	$231	1.6%
Occupancy and equipment	3,887	4,306	(419)	(9.7)
Data processing	2,878	3,029	(151)	(5.0)
Regulatory assessments	430	787	(357)	(45.4)
Professional fees	981	730	251	34.4
Office expense and supplies	649	806	(157)	(19.5)
Foreclosed assets, net	804	588	216	36.7
Advertising	335	402	(67)	(16.7)
Amortization of Intangibles	1,143	1,323	(180)	(13.6)
Acquisition and conversion costs	380	189	191	101.1
Other	2,340	1,894	446	23.5

Total Noninterest Expense	$28,394	$28,390	$4	0.0%

Occupancy and equipment declined by $419 thousand or 9.7% during the six-month period ended June 30, 2017 compared to the same period in 2016 primarily due to closure of three branch facilities in the second half of 2016. Regulatory assessments declined by $357 thousand or 45.4% in the six-month period ended June 30, 2017 compared to the same period in 2016 due to a reduction by the FDIC of deposit insurance rates beginning in July 2016. Other noninterest expenses increased by $446 thousand or 23.5% during the six-month period ended June 30, 2017 compared to the same period in 2016 primarily due to higher loan expenses.

Provision of income taxes

Our income tax expense for the six-month period ended June 30, 2017 was $2.54 million on pretax income of $7.0 million at an effective tax rate of 36.4% compared to $2.2 million on pretax income of $5.4 million at an effective tax rate of 40.8% for the same period in 2016. An immaterial out of period adjustment was made during the second quarter of 2016.

Liquidity

In general, liquidity is a measurement of our ability to meet our cash needs. Our objective in managing our liquidity is to maintain our ability to fund loan commitments, purchase securities, accommodate deposit withdrawals or repay other liabilities in accordance with their terms, without an adverse impact on our current or future earnings. Our liquidity strategy is guided by policies that are formulated and monitored by our Asset and Liability Management Committee (“ALCO”) and senior management. These policies take into account the marketability of assets, the sources and stability of funding and the level of unfunded commitments. We regularly evaluate all of our various funding sources with an emphasis on accessibility, stability, reliability and cost-effectiveness. Our principal source of funding has been our clients’ deposits, supplemented by our short-term and long-term borrowings, primarily from FHLB borrowings. We believe that the cash generated from operations, our high quality, liquid investment portfolio, our borrowing capacity and our access to capital resources are sufficient to meet our future operating capital and funding requirements.

In addition to the primary borrowing outlets mentioned above, we also have the ability to generate liquidity by borrowing from the Federal Reserve Discount Window, through brokered deposits and internet deposits, through short-term collateralized repurchase agreements with broker/dealers, and through correspondent commercial banks. Management recognizes the importance of maintaining liquidity and has developed a Contingent Liquidity Plan, which addresses various liquidity stress levels and our response and action based on the level of severity. We periodically test our credit facilities for access to the funds, but also understand that as the severity of the liquidity level increases certain credit facilities may no longer be available. A liquidity stress test is completed quarterly based on events that could potentially occur with the results reported to ALCO and the Board of Directors. We believe the liquidity available to us is sufficient to meet our ongoing needs.

We currently do not have any significant capital expenditure or capital commitment plans to fund purchases of long-term capital assets, such as land, new buildings, furniture and fixtures, or major technology systems. Management believes that any such capital expenditures will be funded with existing resources without impairing our ability to meet our ongoing obligations.

Off-Balance Sheet Arrangements

We do not currently engage in the use of derivative instruments to hedge interest rate risks. However, we are a party to financial instruments with off-balance sheet risks in the normal course of business to meet the financing needs of our clients.

At June 30, 2017, we had $223.9 million in commitments to extend credit and $7.3 million in standby letters of credit. Commitments to extend credit are agreements to lend to a client so long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued by us to guarantee the performance of a client to a third party. We use the same credit policies in establishing commitments and issuing letters of credit as we do for on-balance sheet instruments.

If commitments arising from these financial instruments continue to require funding at historical levels, management does not anticipate that such funding will adversely influence our ability to meet on-going obligations. In the event these commitments require funding in excess of historical levels, management believes current liquidity, investment security maturities, available advances from the FHLB and retail deposit growth provide a sufficient source of funds to meet these commitments.

Qualitative and Quantitative Disclosures About Market Risk and Interest Rate Sensitivity

Lack of Geographical Diversity in HCBF’s Loan Portfolio

HCBF’s interest-earning assets are heavily concentrated in mortgage loans secured by real estate, particularly real estate located in Florida. As of March 31, 2017, approximately 86.7% of HCBF’s loans had real estate as a primary, secondary, or tertiary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower; however, the value of the collateral may decline during the time the credit is extended. If HCBF is required to liquidate the collateral securing a loan during a period of reduced real estate values to satisfy the debt, HCBF’s earnings and capital could be adversely affected.

Additionally, as of March 31, 2017, substantially all of HCBF’s loans secured by real estate are secured by commercial and residential properties located in Florida. The concentration of loans in these areas subjects HCBF to risk that a downturn in the economy or recession in these areas could result in a decrease in loan originations and increases in delinquencies and foreclosures, which would more greatly affect HCBF than if its lending were more geographically diversified. In addition, since a large portion of HCBF’s portfolio is secured by properties located in Florida, the occurrence of a natural disaster, such as a hurricane, or a man-made disaster could result in a decline in loan originations, a decline in the value or destruction of mortgaged properties and an increase in the risk of delinquencies, foreclosures or loss on loans originated by HCBF. HCBF may suffer further losses due to the decline in the value of the properties underlying its mortgage loans, which would have an adverse impact on its results of operations and financial condition.

Lack of Diversified Industry in the Market

Due to a relative lack of diversified industry within the markets served by HCBF, HCBF has concentrations in the types of loans funded. Specifically, due to the nature of HCBF’s markets, a significant portion of the portfolio has historically been secured with real estate. As of March 31, 2017, approximately 43.5% and 33.9% of HCBF’s $1.07 billion loan portfolio was secured by commercial real estate and residential real estate, respectively. As of that date, approximately 9.4% was secured by property under construction.

In the event HCBF is required to foreclose on a property securing a mortgage loan or otherwise pursue remedies in order to protect HCBF’s investment, HCBF may be unable to recover funds in an amount equal to HCBF’s projected return on investment or in an amount sufficient to prevent a loss due to prevailing economic conditions, real estate values and other factors associated with the ownership of real property. As a result, the market value of the real estate or other collateral underlying HCBF’s loans may not, at any given time, be sufficient to satisfy the outstanding principal amount of the loans, and consequently, HCBF would sustain loan losses.

Fair Value of HCBF’s Investments

A large portion of HCBF’s investment securities portfolio as of March 31, 2017 has been designated as available-for-sale pursuant to U.S. generally accepted accounting principles relating to accounting for investments. Such principles require that unrealized gains and losses in the estimated value of the available-for-sale portfolio be “marked to market” and reflected as a separate item in stockholders’ equity (net of tax) as accumulated other comprehensive income/loss. Stockholders’ equity will continue to reflect the unrealized gains and losses (net of tax) of these investments. The fair value of HCBF’s investment portfolio may decline, causing a corresponding decline in stockholders’ equity.

HCBF believes that several factors will affect the fair values of its investment portfolio. These include, but are not limited to, changes in interest rates or expectations of changes in interest rates, the degree of volatility in the securities markets, inflation rates or expectations of inflation and the slope of the interest rate yield curve (the yield curve refers to the differences between short-term and long-term interest rates; a positively sloped yield curve means short-term rates are lower than long-term rates). These and other factors may impact specific categories of the portfolio differently, and HCBF cannot predict the effect these factors may have on any specific category.

General Market Risks

Market risk arises from changes in interest rates, currency exchange rates, commodity prices, and equity prices. HCBF has risk management policies designed to monitor and limit exposure to market risk and HCBF does not participate in activities that give rise to significant market risk involving exchange rates, commodity prices, or equity prices. In asset and liability management activities, HCBF’s policies are designed to minimize structural interest rate risk.

Interest Rate Risk Management

HCBF’s net income is largely dependent on net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market interest rates could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income. Net interest income is also affected by changes in the portion of interest-earning assets that are funded by interest-bearing liabilities rather than by other sources of funds, such as noninterest-bearing deposits and stockholder’s equity.

Analysis

Measures of net interest income at risk as of June 30, 2017 produced by simulation analysis are indicators of an institution’s short-term performance in alternative interest rate environments. These measures are typically based upon a relatively brief period, and do not necessarily indicate the long-term prospects or economic value. The tables below represent the results of HCBF’s computer model simulation of net interest income, under parallel interest rate shocks, as of June 30, 2017.

NET INTEREST INCOME SIMULATION — DYNAMIC

Dynamic Forecast Year 1
Parallel Rate Shock (bps)	Change in NII %	Policy Limit	Within Policy?	Net Interest Margin%
400	(0.89)	-25.0	Yes	3.81
300	(0.20)	-25.0	Yes	3.84
200	0.19	-20.0	Yes	3.85
100	0.44	-15.0	Yes	3.86
Level	—	—	—	3.84
-100	(5.63)	-15.0	Yes	3.63
-200	(9.59)	-20.0	Yes	3.48
-300	(9.95)	-25.0	Yes	3.46
-400	(9.83)	-25.0	Yes	3.47

Dynamic Forecast Year 2
Parallel Rate Shock (bps)	Change in NII %	Policy Limit	Within Policy?	Net Interest Margin%
400	8.34	-30.0	Yes	4.36
300	7.00	-30.0	Yes	4.31
200	5.11	-25.0	Yes	4.23
100	2.97	-20.0	Yes	4.15
Level	—	—	—	4.03
-100	(6.46)	-20.0	Yes	3.77
-200	(10.41)	-25.0	Yes	3.61
-300	(11.06)	-30.0	Yes	3.58
-400	(10.95)	-30.0	Yes	3.59

Management believes that the simulation results for changes in net interest income at June 30, 2017 were consistent with, and show a similar level of interest rate risk exposure, as compared to model simulations at March 31, 2017 and December 31, 2016. At June 30, 2017, HCBF is operating within its prescribed policy limits for changes in net interest income under all interest rate shock scenarios.

The measures of equity at risk indicate ongoing economic value by considering the effects of changes in interest rates on all cash flows by discounting the cash flows to estimate the present value of assets and liabilities. The difference between these discounted values of assets and liabilities is the economic value of equity (EVE), which in theory, approximates the fair value of net assets. The table below reflects HCBF’s calculation of the change in EVE under parallel interest rate shocks at June 30, 2017.

ECONOMIC VALUE OF EQUITY (EVE) ANALYSIS

Parallel Rate Shock (bps)	Change in EVE %	Policy Limit	Within Policy?
400	(8.28)	-40.0	Yes
300	(4.24)	-40.0	Yes
200	(1.19)	-35.0	Yes
100.59		-25.0	Yes
Level	—	—	—
-100	(5.91)	-25.0	Yes
-200	(13.90)	-35.0	Yes
-300	(10.03)	-40.0	Yes
-400	(1.09)	-40.0	Yes

Management believes the results of the analysis showing the change in EVE for the given parallel interest rates shocks at June 30, 2017 are consistent with, and show a similar level of interest rate risk exposure, as compared to EVE analysis at March 31, 2017 and December 31, 2016. At June 30, 2017, HCBF was operating within its prescribed policy limits for changes in EVE under all interest rate shock scenarios.

Employees

As of March 31, 2017, HCBF employed 453 full-time employees and 23 part-time employees. The employees are not represented by a collective bargaining unit. HCBF considers relations with employees to be good.

Properties

HCBF’s operations are conducted from its executive offices at 200 S. Indian River Blvd., Suite 101, Fort Pierce, FL 34950, and its other 45 branch locations throughout the State of Florida. HCBF owns 34 of its locations and leases the remaining 12.

Legal Proceedings

HCBF is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to HCBF’s business. HCBF’s management does not believe that there is any pending or threatened proceeding against HCBF which, if determined adversely, would have a material adverse effect on HCBF’s financial position, liquidity, or results of operations.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On May 27, 2015, HCBF’s Audit Committee engaged Crowe Horwath LLP as HCBF’s independent registered public accounting firm for the fiscal year ended December 31, 2015, and dismissed Hacker, Johnson & Smith PA as HCBF’s independent registered public accounting firm.

During the years ended December 31, 2014 and 2013, HCBF did not consult Crowe Horwath LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on HCBF’s financial statements, and no written report or oral advice was provided to HCBF that Crowe Horwath LLP concluded was an important factor to be considered by HCBF in reaching a decision as to an accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” or a “reportable event,” as such terms are defined in Item 304(a)(1) of Regulation S-K.

The audit reports of Hacker, Johnson & Smith PA on HCBF’s financial statements for the years ended December 31, 2014 and 2013 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2014 and 2013 and the period from January 1, 2015 through May 27, 2015, there were no: (i) disagreements with Hacker, Johnson & Smith PA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Hacker, Johnson & Smith PA’s satisfaction, would have caused Hacker, Johnson & Smith PA to make reference to the subject matter thereof in its reports for such years; or (ii) “reportable events,” as described under Item 304(a)(1)(v) of Regulation S-K.

THE MERGER

Background of the Merger

The board of directors of HCBF has periodically reviewed and discussed HCBF’s business, strategic direction, performance and prospects in the context of developments in the banking industry and competitive landscape. Among other things, these discussions have explored possible strategic directions available to HCBF, including, from time to time, hypothetical acquisitions or business combinations involving various other financial institutions as well as an initial public offering.

As part of HCBF’s regular review of potential strategic opportunities, the senior management team of HCBF has had periodic conversations with possible counterparties to strategic business combinations, including, from time to time, certain members of the senior management of CenterState to learn more about each institution’s strategic priorities, management and culture. As part of this periodic dialogue, members of HCBF’s senior management team, including Michael Brown, Sr., the Chief Executive Officer of HCBF, and J. Hal Roberts, Jr., the President and Chief Operating Officer of HCBF, met twice during 2016 with members of CenterState’s senior management team, including John Corbett, the Chief Executive Officer of CenterState. In addition, on a periodic basis, the senior management team of HCBF received information regarding the bank mergers and acquisitions market in Florida from several investment banking firms that specialize in representing financial institutions.

On January 20, 2017, HCBF entered in an Agreement and Plan of Merger with Jefferson and its wholly owned subsidiary, Jefferson Bank of Florida, pursuant to which HCBF agreed to acquire Jefferson for approximately $40 million in HCBF common stock and cash. As of December 31, 2016, Jefferson reported assets of approximately $296 million and operated five branch offices in Pinellas, Hilsborough and Pasco counties in Florida. HCBF completed its acquisition of Jefferson on July 28, 2017.

In late 2016 and early 2017, members of the senior management team of HCBF were contacted by representatives of two other banking institutions regarding their interest to learn more about HCBF (such institutions referred to herein as “Bank A” and “Bank B”). Following the announcement of the proposed acquisition of Jefferson by HCBF on January 20, described above, HCBF management had preliminary, high-level discussions with representatives of Bank A and Bank B regarding their respective institutions and potential transaction opportunities. In addition, during spring of 2017, several investment banking firms reached out to HCBF’s management team with updates regarding the bank mergers and acquisitions market in Florida, which analyses indicated that among financial institutions that had operations in or near HCBF’s market area and that would potentially have an interest in a business combination with HCBF, CenterState had the capacity to pay the highest value of consideration for HCBF.

On April 13, 2017, Messrs. Brown and Roberts met with Mr. Corbett and Stephen D. Young, the Executive Vice President and Chief Operating Officer of CenterState Bank, to continue the periodic dialogue between the two institutions. During the meeting, the parties agreed to deepen their dialogue and to explore the merits of a possible strategic transaction between HCBF and CenterState. The next day, CenterState and HCBF executed a nondisclosure and confidentiality agreement in order to enable the parties to exchange information and to begin the consideration and evaluation of the potential merits of a transaction.

During the following days, the management teams of HCBF and CenterState exchanged a limited amount of due diligence information and, on April 19, 2017, HCBF and CenterState’s management teams met again to discuss the financial, operational and governance aspects of a potential transaction between the two parties. In addition, the HCBF management team reached out to representatives of Sandler O’Neill to obtain their views in connection with the discussions with CenterState. In the following days, CenterState’s management orally indicated to HCBF’s management team a preliminary value of between $18 and $19 per share of HCBF common stock in connection with a possible acquisition of HCBF by CenterState, subject to a full due diligence investigation of HCBF.

At a regularly scheduled meeting of the CenterState board of directors on April 27, 2017, Mr. Corbett updated the board of directors on several potential merger and acquisition partners, among them HCBF, and the oral non-binding proposal provided to HCBF, and the prospects for a possible transaction with HCBF.

At a regularly scheduled meeting of the HCBF board of directors on April 28, 2017, Messrs. Brown and Roberts reported CenterState’s oral non-binding proposal to the HCBF board of directors. Following discussion of the non-binding proposal and the merits of continuing to engage with CenterState, the HCBF board of directors authorized the HCBF management team to continue to engage with CenterState regarding a potential transaction.

Following the meeting of the HCBF board of directors, HCBF management continued to provide due diligence information to CenterState with the view towards enabling CenterState to prepare a written non-binding indication of interest for the potential transaction. In addition, Mr. Brown also contacted the representative of Bank A to obtain an informal indication of interest in a business combination with HCBF from Bank A and its preliminary indicative value of HCBF. Bank A orally indicated to Mr. Brown a preliminary value of approximately $17 per share of HCBF common stock in connection with a possible acquisition of HCBF by Bank A.

On May 18, 2017, HCBF received a written non-binding letter of intent from CenterState. The non-binding letter of intent contemplated a consideration mix of 95% stock and 5% cash with a fixed exchange ratio of 0.72x CenterState common shares for each share of HCBF common stock and cash consideration of $19.25 per share. The non-binding letter of intent received was subject to further due diligence by CenterState.

On May 19, 2017, the HCBF board of directors met with HCBF management to review the non-binding letter of intent received from CenterState. At that meeting, the HCBF board of directors received updates from Mr. Brown regarding the discussions with CenterState, including with respect to consideration, synergy assumptions, governance and operational matters. After discussion among the board members, the HCBF board of directors authorized the HCBF management team to continue to work with CenterState towards a potential transaction.

The respective senior management teams of HCBF and CenterState spoke several times in the weeks following the delivery of CenterState’s non-binding letter of intent and discussed the key terms of the proposed transaction, including the merger consideration to be paid in the proposed transaction. Following these discussions, Mr. Corbett indicated that CenterState would be prepared to increase the exchange ratio to 0.75x shares of CenterState common stock for each share of HCBF common stock, with a cash consideration component of $19.25 per share of HCBF common stock.

At a June 5, 2017 meeting of the HCBF board of directors, Mr. Brown again updated the board on the status of negotiations with CenterState, and representatives of Sandler O’Neill reviewed with the board the proposed financial terms of the potential transaction. Additionally, the HCBF board of directors received an update from Sandler O’Neill on the current market for bank mergers and acquisitions. Representatives of Sandler O’Neill discussed the current financial terms of the potential transaction and analyzed some of the key economic assumptions underlying the letter of intent received from CenterState. After discussion among the board members, the HCBF board of directors authorized Mr. Brown to continue to work with CenterState with respect to a potential combination, request certain updates to the letter of intent and then present an updated letter of intent to the HCBF board of directors once received from CenterState.

On June 7, 2017, HCBF received an updated non-binding letter of intent from CenterState. The updated non-binding letter of intent proposed a merger consideration mix of CenterState common stock and up to 15% cash with a fixed exchange ratio of 0.75x CenterState common shares for each share of HCBF common stock and cash consideration of $19.25 per share. The updated non-binding letter of intent received remained subject to further due diligence by CenterState. The letter of intent also included a legally binding provision requiring HCBF to negotiate exclusively with CenterState with respect to a business combination transaction until

July 22, 2017. Following discussion of the updated letter of intent and the terms contained therein, the HCBF board of directors authorized the HCBF management team to execute the letter of intent and to continue to pursue a potential strategic transaction with CenterState on the terms contemplated by the letter of intent. Upon receipt of the executed letter of intent, CenterState forwarded such letter to the CenterState board of directors, along with an update on the potential transaction. Thereafter, CenterState conducted extensive due diligence on HCBF, including financial, credit, operational, regulatory and compliance, corporate and legal due diligence.

On June 30, 2017, CenterState’s legal counsel, Alston & Bird LLP (“Alston & Bird”), submitted to HCBF’s legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), an initial draft of the merger agreement. During June and through July 2017, HCBF and CenterState conducted in-depth due diligence and reverse due diligence.

On July 10, 2017, with the approval of the HCBF board of directors, HCBF formally engaged Sandler O’Neill to serve as its financial advisor in connection with the HCBF board of directors’ consideration of a potential transaction with CenterState. Also on July 10, 2017, Skadden provided to Alston & Bird initial comments to the merger agreement.

On July 11, 2017, Alston & Bird provided drafts of the form of HCBF voting agreement between CenterState and the directors and certain shareholders of HCBF and forms of the claims letters and director non-competition and non-disclosure agreements between CenterState and the directors of HCBF.

Thereafter, HCBF, CenterState and their respective legal advisors proceeded to negotiate the terms and provisions, and exchange drafts of, the merger agreement and the ancillary agreements to be entered into concurrently with the merger agreement, including the merger agreement between HCBF’s and CenterState’s bank subsidiaries, the HCBF voting agreements, the CenterState voting agreements between HCBF and the directors of CenterState and the claims letters and director non-competition and non-disclosure agreements.

During July 2017, Messrs. Brown and Corbett spoke several times regarding the status of due diligence and merger consideration terms, including the proposed merger consideration mix for the potential combination of HCBF and CenterState. During these conversations, Mr. Corbett stated that CenterState was continuing to perform due diligence and had not yet been able to confirm several assumptions underlying its proposal, in particular assumptions with respect to cost synergies. During July 2017, HCBF also conducted reverse due diligence on CenterState.

On July 19, 2017, CenterState requested an extension of the exclusivity period contemplated by the letter of intent to August 21, 2017, noting that it required additional time to complete its due diligence investigation of HCBF, in particular with respect to validation of its cost synergy assumptions. Following discussion with the HCBF board of directors, HCBF entered into the extension on July 21, 2017, extending the exclusivity period through August 11, 2017.

At a regularly scheduled meeting of the CenterState board of directors on July 20, 2017, at which representatives of KBW, CenterState’s financial advisor, were present, the CenterState board of directors reviewed the acquisitions market in Florida, as well as a profile of HCBF, including its branch network, financial metrics and prospects. The CenterState board of directors reviewed the proposed merger consideration and the financial assumptions relating to it. The CenterState board of directors also reviewed a separate transaction with which CenterState was in negotiations, and discussed the merits of pursuing both transactions at the same time. During that meeting, the CenterState board of directors authorized CenterState management to continue to pursue both potential transactions.

On August 3, 2017, Mr. Corbett informed Mr. Brown that CenterState was in negotiations with another party regarding a separate acquisition and that CenterState was planning to announce the other proposed transaction simultaneously with the proposed HCBF transaction. Mr. Corbett stated that CenterState believed pursuing both acquisitions at the same time would provide significant benefits to the combined company and would permit CenterState to confirm its original cost synergy assumptions and pricing for the HCBF transaction. Following this discussion, on the same day, HCBF and CenterState executed an addendum to the previously executed nondisclosure and confidentiality agreement executed by HCBF and CenterState, allowing each of them to share certain information regarding the two proposed transactions. At this time, CenterState identified Sunshine Bancorp, Inc. (“Sunshine”) as the other party with which CenterState was actively negotiating a proposed strategic transaction.

Following the execution of the addendum to the nondisclosure and confidentiality agreement, CenterState and HCBF shared certain information with each other regarding the proposed transaction between CenterState and Sunshine and HCBF performed certain due diligence with respect to Sunshine. Following such due diligence review, CenterState confirmed to HCBF that it was able to confirm the assumptions underlying its cost synergies projections, and that the terms of the transaction between CenterState and HCBF would remain as previously indicated.

On August 10, 2017, the HCBF board of directors held a special meeting to discuss the final terms of the proposed transaction with CenterState attended by HCBF management members and representatives of Sandler O’Neill and Skadden. Prior to the meeting, the HCBF board of directors received copies of a summary of the terms of the merger agreement and related matters from Skadden, as well as materials prepared by representatives of Sandler O’Neill. At the meeting, members of HCBF management updated the HCBF board of directors on the status of negotiations with CenterState and their due diligence efforts. Skadden’s representative reviewed the board’s fiduciary duties in connection with its consideration of the proposed merger and reviewed with the board the substantially final terms of the proposed merger agreement and HCBF director voting agreements, claims letters and director non-competition and non-disclosure agreements. Representatives of Sandler O’Neill reviewed with the HCBF board of directors Sandler O’Neill’s financial analysis of the consideration to be paid pursuant to the merger agreement, updated the HCBF board of directors on market and industry conditions, provided a financial analysis of CenterState and a pro forma financial analysis and rendered to the HCBF board of directors an oral opinion, which was confirmed by delivery of a written opinion dated August 12, 2017, and is attached to this joint proxy statement/prospectus as Appendix C, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken and described in its opinion, the consideration to be paid pursuant to the merger agreement to the holders of HCBF’s common stock was fair, from a financial point of view, to such holders, as further described under “The Merger — Opinion of Financial Advisor of HCBF”. Following the special meeting, the HCBF board of directors unanimously approved, via a written consent, the merger agreement and the transactions contemplated thereby and resolved to recommend that the merger agreement be adopted by the HCBF shareholders.

On August 10, 2017, the CenterState board of directors met to review the proposed merger of Sunshine and of HCBF with CenterState. Representatives of KBW participated in the meeting. Mr. Corbett summarized the Florida market and the strategic value of partnering with each of Sunshine and HCBF given their branch locations, core deposit makeup, the prospect for cost savings from each transaction as well as value creation for shareholders. Mr. Young reviewed the financial terms of each proposed transaction with CenterState separately and together, highlighting the implied value of each transaction based on several calculations of the value of CenterState common stock and noting certain transaction pricing multiples. He also summarized the value being assigned to each institution’s loans, real estate and deposits, the risks to CenterState in pursuing both transactions simultaneously, and the impact to CenterState from a cost and infrastructure viewpoint of the resulting entity having assets in excess of $10 billion. Daniel E. Bockhorst, the Chief Risk Officer and Executive Vice President of CenterState, summarized the results of CenterState’s due diligence review of each institution. Also at this meeting, KBW reviewed with the CenterState board of directors the financial aspects of the proposed merger with Sunshine and separately reviewed with the CenterState board of directors the financial aspects of the proposed merger with HCBF. KBW further informed the CenterState board of directors that, assuming no material changes in the proposed merger with HCBF or KBW’s financial analysis, KBW would be in a position to deliver, in connection with the execution of the merger agreement, a written opinion to the effect that, as of the date of the opinion and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the aggregate merger consideration in the proposed merger with HCBF was fair, from a financial point of view, to CenterState.

Beth DeSimone, General Counsel of CenterState, summarized the obligations and duties of the CenterState directors in merger transactions, and then summarized the terms and conditions of the merger agreement with Sunshine and the terms and conditions of the merger agreement with HCBF, as well as CenterState’s discussions with its regulators about each transaction. After discussion, it was agreed that the CenterState board of directors would further consider the two transactions on August 12, 2017.

On August 12, 2017, the CenterState board of directors met to consider and vote on the proposed merger with Sunshine and to consider and vote on the proposed merger with HCBF. A representative of KBW participated in the meeting. Mr. Corbett summarized the final terms of the proposed merger with Sunshine and summarized the final terms of the proposed merger with HCBF. The representative of KBW confirmed that KBW was in a position to deliver its written opinion as to the fairness, from a financial point of view and as of the date of the opinion, to CenterState of the aggregate merger consideration in the proposed merger with HCBF, which written opinion was delivered following the meeting.

Ms. DeSimone reminded the CenterState directors of their obligations and duties in merger transactions. Following these presentations and discussions among the members of the CenterState board of directors, the CenterState board of directors determined (i) that the Sunshine merger agreement and the transactions contemplated thereby, including the merger of Sunshine Bank and CenterState Bank, were advisable and in the best interests of CenterState and its shareholders, and the directors unanimously voted to approve and adopt the Sunshine merger agreement and the transactions contemplated thereby, and (ii) that the HCBF merger agreement and the transactions contemplated thereby, including the merger of Harbor Bank and CenterState Bank, were advisable and in the best interests of CenterState and its shareholders, and the directors unanimously voted to approve and adopt the HCBF merger agreement and the transactions contemplated thereby and resolved to recommend that the CenterState shareholders approve the issuance of shares of CenterState common stock pursuant to the HCBF merger agreement.

Later on August 12, 2017, following the meeting of the CenterState board of directors, HCBF and CenterState and Sunshine and CenterState executed their respective merger agreements, and in the morning of August 14, 2017, CenterState issued a press release simultaneously announcing the merger between CenterState and HCBF and the merger between CenterState and Sunshine. Contemporaneously with HCBF and CenterState’s entry into the merger agreement and the bank merger agreement, CenterState and the directors and certain shareholders of HCBF executed and delivered the HCBF voting agreements, HCBF and the directors of CenterState executed and delivered the CenterState voting agreements and CenterState and the directors of HCBF executed and delivered the claims letters and director non-competition and non-disclosure agreements.

Recommendation of the CenterState Board of Directors and Reasons for the Merger

After careful consideration, CenterState’s board of directors, at a meeting held on August 12, 2017, unanimously determined that the merger agreement is in the best interests of CenterState and its shareholders. Accordingly, CenterState’s board of directors adopted and approved the merger agreement and the merger and the other transactions contemplated by the merger agreement and unanimously recommends that CenterState’s shareholders vote “FOR” the approval of the issuance of shares of CenterState common stock in connection with the merger. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the issuance of shares, the CenterState board of directors evaluated the merger and the merger agreement in consultation with CenterState senior management, as well as CenterState’s financial and legal advisors, and considered a number of factors, including the following material factors:

•

each of CenterState’s, HCBF’s and the combined company’s business, operations, financial condition, earnings and prospects, taking into account the results of CenterState’s due diligence review of HCBF, which included financial, credit, legal, regulatory and operational due diligence, and the conclusion that

HCBF’s financial condition, capital adequacy and asset quality were sound and would complement those of CenterState;

•	its belief that CenterState and HCBF share similar cultures and community banking models, including with respect to strategic focus, client service, credit culture and risk profiles;

•

its belief that the merger would potentially create synergies and potential enhanced economies of scale that would result in the combined company having the opportunity for superior future earnings and prospects compared to CenterState’s earnings and prospects on a stand-alone basis;

•

the potential expanded possibilities for the combined company, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, lending capacity and footprint;

•

its determination, that, on a pro forma basis giving effect to the HCBF merger and the Sunshine merger, the combined entity would be one of the largest community banks (based on deposits) based in the State of Florida;

•	the expected positive impact on financial metrics, including earnings and returns on tangible stockholders’ equity;

•

the CenterState’s board of directors’ understanding of the current and prospective economic, interest rate, regulatory and competitive environment in which CenterState and HCBF operate, and the likely effect of these factors on CenterState, both with and without the merger;

•	CenterState’s past record of integrating acquisitions and of realizing projected financial goals and benefits;

•

its belief that CenterState can overcome the potential negative impact on the combined entity’s earnings as a result of CenterState’s assets exceeding $10 billion, including the limit on the amount of debit card interchange fees that CenterState is able to charge under the so-called Durbin Amendment of the Dodd-Frank Act, the increased regulatory burden and cost on CenterState as a result of increased risk management oversight and stress testing, and becoming subject to oversight by the Consumer Financial Protection Bureau;

•

the financial and other terms and conditions of the merger agreement, including provisions for the payment by HCBF to CenterState of a termination fee if the merger agreement is terminated under certain circumstances; and

•	the regulatory and other approvals required in connection with the transaction and the likelihood such approvals would be received in a timely manner and without burdensome conditions.

CenterState’s board of directors also considered potential risks relating to the merger including the following:

•	CenterState may not realize all of the anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;

•	CenterState may have difficulty successfully maintaining existing customer and employee relationships;

•	CenterState may experience disruptions in the integration of HCBF operations with CenterState;

•	CenterState may not manage merging and integrating successfully both the merger of HCBF and the pending merger with Sunshine;

•	approvals from regulatory authorities could impose conditions that could have the effect of delaying completion of the merger or imposing additional costs;

•	the substantial costs that CenterState will incur in connection with the merger even if it is not consummated; and

•	pursuing a merger transaction with Sunshine at the same time as the HCBF merger could preclude other expansion opportunities during the pendency of these two merger transactions.

The foregoing discussion of the factors considered by the CenterState board of directors is not intended to be exhaustive, but rather includes the material factors considered by the CenterState board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the CenterState board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The CenterState board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination.

Recommendation of the HCBF Board of Directors and Reasons for the Merger

After careful consideration and following a meeting of HCBF’s board of directors held on August 10, 2017, HCBF’s board of directors unanimously determined, by means of executing a unanimous written consent on August 12, 2017, that the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of HCBF and its shareholders. Accordingly, HCBF’s board of directors adopted and approved the merger agreement and the merger and the other transactions contemplated by the merger agreement and unanimously recommends that HCBF’s shareholders vote “FOR” the adoption and approval of the merger agreement and “FOR” approval on an advisory (nonbinding) basis, the compensation that may be paid or become payable to HCBF named executive officers that is based on or otherwise relates to the merger. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders adopt and approve the merger agreement and approve on an advisory (nonbinding) basis, the compensation that may be paid or become payable to HCBF named executive officers that is based on or otherwise relates to the merger, the HCBF board of directors consulted with HCBF management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•

the extensive review undertaken by the board of directors and management, with the assistance of financial and legal advisors, with respect to the strategic alternatives available to HCBF for enhancing value over the long term and the potential risks, rewards and uncertainties associated with such alternatives, and the HCBF board’s belief that the merger with CenterState was the best option available to HCBF and its shareholders;

•	the cash component of the Merger Consideration offers HCBF shareholders the opportunity to realize cash for the value of their shares with immediate certainty of value;

•

the stock component of the Merger Consideration offers HCBF shareholders the opportunity to participate in the future growth and opportunities of the combined company, and the receipt of stock consideration will generally be tax-free to HCBF shareholders based on the expected tax treatment of the merger as a “reorganization” for U.S. federal income tax purposes, as further described under “The Merger — U.S. Federal Income Tax Consequences of the Merger”;

•

the financial presentation of HCBF’s financial advisor, Sandler O’Neill, to the HCBF board on August 10, 2017, and the oral opinion of Sandler O’Neill delivered to the HCBF board, which was confirmed by delivery of a written opinion dated August 12, 2017, to the effect that as of such date and based on and subject to certain assumptions, procedures, qualifications and limitations on the review undertaken by Sandler and described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of HCBF common stock, as further described under “The Merger — Opinion of Financial Advisor of HCBF”;

•

the strategic benefits of the transaction and the synergies and cost savings expected to be achieved by the combined company upon completion of the merger, and potential for HCBF’s shareholders, as future CenterState shareholders, to benefit to the extent of their interest in the combined company from the synergies of the merger and the anticipated pro forma impact of the merger;

•

the view that the shared core values of HCBF and CenterState, including both companies’ prudent risk culture, strong commitment to client service and focus on building solid client relationships, would assist in integration and operating the combined company post-closing to the benefit of HCBF common shareholders as future CenterState shareholders;

•

the HCBF board’s familiarity with and understanding of HCBF’s business, results of operations, asset quality, financial and market position and expectations concerning HCBF’s future earnings and prospects;

•	information and discussions regarding CenterState’s business, results of operations, financial and market position and future earnings and prospects;

•	the historical performance of each of HCBF’s common stock and CenterState’s common stock and the dividend yield of CenterState’s common stock;

•

the HCBF board’s understanding of the current and prospective environment in which HCBF and CenterState operate, including national, regional and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, and the likely effect of these factors on HCBF both with and without the merger;

•

the regulatory and other approvals required in connection with the merger, consideration of the relevant factors assessed by the regulators for the approvals and the parties’ evaluations of those factors (including CenterState’s recent record of successfully receiving regulatory approvals for acquisitions in a timely manner), and the expectation that such approvals could be received in a reasonably timely manner and without the imposition of unacceptable conditions;

•

the terms and conditions of the merger agreement and the course of negotiations of the merger agreement, including, among other things, the Merger Consideration fixed exchange ratio mechanics (see “The Merger Agreement — The Merger” and “The Merger Agreement — Merger Consideration”), the ability of the HCBF board, under certain circumstances, to change its recommendation to HCBF shareholders regarding the merger (see ‘The Merger Agreement — Third Party Proposals”), the conditions to closing (see “The Merger Agreement — Conditions to Completion of the Merger”), the ability of HCBF to terminate the merger agreement under certain circumstances (see “The Merger Agreement — Termination”), the possibility that HCBF would be required to pay a termination fee under certain circumstances (see “The Merger Agreement — Termination Fee”) and that HCBF’s common shareholders will have an opportunity to vote on the merger and that their approval is a condition to completion of the merger (see “The Merger Agreement — Conditions to Completion of the Merger”);

•	CenterState’s commitment in the merger agreement to appoint one current HCBF director to the CenterState board of directors upon completion of the merger;

•	the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party’s control;

•

the potential risk of diverting management attention and resources from the operation of HCBF’s business to consummation of the merger, and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

•

the potential risks and costs associated with successfully integrating HCBF’s business, operations and workforce with those of CenterState, including the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe; and

•	the other risks under the sections entitled: “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

In considering the recommendation of the HCBF board, you should be aware that certain directors and officers of HCBF may have interests in the merger that are different from, or in addition to, interests of shareholders of HCBF generally and may create potential conflicts of interest. The HCBF board was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to HCBF’s common shareholders that they vote in favor of the proposal to adopt the merger agreement. See “Interests of HCBF Executive Officers and Directors in the Merger.”

This discussion of the information and factors considered by the HCBF board includes the material factors considered by the HCBF board, but it is not intended to be exhaustive and may not include all the factors considered by the HCBF board. In view of the wide variety of factors considered, and the complexity of these matters, the HCBF board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. Rather, the HCBF board viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it, including discussions with, and questioning of, HCBF’s management and its financial and legal advisors. In addition, individual members of the HCBF board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the HCBF board and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Caution Statement Concerning Forward-Looking Statements”.

For the reasons set forth above, the HCBF board of directors unanimously recommends that the HCBF common shareholders vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve on an advisory (nonbinding) basis, the compensation that may be paid or become payable to HCBF named executive officers that is based on or otherwise relates to the merger.

Opinion of Financial Advisor of CenterState

CenterState engaged Keefe, Bruyette & Woods, Inc. (“KBW”) to render financial advisory and investment banking services to CenterState, including an opinion to the CenterState board of directors as to the fairness, from a financial point of view, to CenterState of the aggregate merger consideration in the proposed merger. CenterState selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

On August 12, 2017, in connection with the execution of the merger agreement, KBW rendered an opinion to the CenterState board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the aggregate merger consideration in the proposed merger was fair, from a financial point of view, to CenterState.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the CenterState board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the aggregate merger consideration in the merger to CenterState. It did not address the underlying business decision of CenterState to engage in the merger or enter into the merger agreement or constitute a recommendation to the CenterState board in connection with the merger, and it does not constitute a recommendation to any holder of CenterState common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of CenterState and HCBF and bearing upon the merger, including, among other things:

•	a draft of the merger agreement, dated August 9, 2017 (the most recent draft then made available to KBW);

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016, of CenterState;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017 and June 30, 2017 of CenterState;

•	the audited financial statements for the three fiscal years ended December 31, 2016 of HCBF;

•	the unaudited quarterly financial statements for the fiscal quarters ended March 31, 2017 and June 30, 2017 of HCBF;

•

certain regulatory filings of CenterState, HCBF, CenterState Bank and Harbor Community Bank, including the quarterly reports on Form FR Y-9C and quarterly call reports filed with respect to each quarter during the three years ended December 31, 2016 and the quarter ended March 31, 2017, and for CenterState Bank and Harbor Community Bank, also with respect to the quarter ended June 30, 2017;

•	certain other interim reports and other communications of CenterState and HCBF to their respective shareholders; and

•

other financial information concerning the businesses and operations of CenterState and HCBF that was furnished to KBW by CenterState and HCBF or that KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of CenterState and HCBF;

•	the assets and liabilities of CenterState and HCBF;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•

a comparison of certain financial and stock market information of CenterState and certain financial information of HCBF with similar information for certain other companies, the securities of which were publicly traded;

•	financial forecasts of HCBF that were prepared by CenterState management and provided to KBW and discussed with KBW by such management;

•

publicly available consensus “street estimates” of CenterState, as well as assumed CenterState long term growth rates provided to KBW by CenterState management, all of which information was discussed with KBW by such management; and

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estimates regarding certain pro forma financial effects of the merger on CenterState (including without limitation the potential cost savings and related expenses expected to result or be derived from the merger) that were prepared by CenterState management and provided to and discussed with KBW by such management.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held with the respective managements of CenterState and HCBF regarding the past and current business operations, regulatory relations, financial condition and future prospects of each of their respective companies and such other matters as KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of CenterState as to the reasonableness and achievability of the financial and operating forecasts and projections of HCBF, the publicly available consensus “street estimates” of CenterState, the assumed CenterState long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on CenterState (including, without limitation, the cost savings, and related expenses expected to result or be derived from the merger), all as referred to above, as well as the assumptions set forth in and the bases for all such information. KBW assumed that all of the foregoing information was reasonably prepared and represented, or in the case of the publicly available consensus “street estimates” of CenterState referred to above that such estimates were consistent with, the best currently available estimates and judgments of CenterState management, and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated. The financial and operating forecasts and projections of HCBF that were prepared by CenterState management and that KBW was directed by such management to use reflected differences from the forecasts and projections that were prepared by HCBF and provided to CenterState. Accordingly, with the consent of CenterState, in rendering its opinion, KBW’s reliance upon CenterState management as to the reasonableness and achievability of such forecasts and projections included reliance upon the judgments, estimates and assessments of CenterState and CenterState management with respect to such differences. In addition, KBW’s opinion did not address CenterState’s pending acquisition of Sunshine Bancorp Inc. (or any terms, aspects, effects or implications thereof) and, at the direction of CenterState, KBW did not give effect to the occurrence of the acquisition of Sunshine Bancorp Inc. for purposes of its analyses.

It is understood that the portion of the foregoing financial information of CenterState and HCBF that was provided to KBW was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of CenterState referred to above, were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with CenterState management and with consent of the CenterState board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either CenterState or HCBF since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with CenterState’s consent, that the aggregate allowances for loan and lease losses for CenterState and HCBF are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of CenterState or HCBF, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of CenterState or HCBF under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed, in all respects material to its analyses:

•

the merger and any related transactions (including the subsidiary bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the draft version of the merger agreement that had been reviewed by KBW and referred to above) with no adjustments to the aggregate merger consideration and with no other consideration or payments in respect of HCBF common stock;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	each party to the merger agreement or any of the related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•

there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction (including the subsidiary bank merger) and all conditions to the completion of the merger and any such related transaction would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

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in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions (including the subsidiary bank merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of CenterState, HCBF, or the pro forma entity or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of CenterState that CenterState relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to CenterState, HCBF, the merger and any related transaction (including the subsidiary bank merger), the merger agreement and the acquisition of Sunshine Bancorp Inc. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the aggregate merger consideration in the merger to CenterState. KBW expressed no view or opinion as to any other terms or aspects of the merger or any terms or aspects of any related transaction (including the subsidiary bank merger), including without limitation, the form or structure of the merger (including the form of aggregate merger consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the merger to CenterState, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. For purposes of its analyses, KBW did not incorporate previously publicly-announced proposed changes to United States tax laws regarding corporate tax rates. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of CenterState to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by CenterState or the CenterState board;

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any business, operational or other plans with respect to HCBF or the pro forma entity that might be contemplated by CenterState or the CenterState board or that might be implemented by CenterState or the CenterState board subsequent to the closing of the merger;

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the fairness of the amount or nature of any compensation to any of CenterState’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of CenterState common stock or relative to the aggregate merger consideration;

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the effect of the merger or any related transaction (including the subsidiary bank merger) on, or the fairness of the consideration to be received by, holders of any class of securities of CenterState, HCBF or any other party to any transaction contemplated by the merger agreement;

•	any adjustment (as provided in the merger agreement) to the aggregate merger consideration (or the cash or stock components thereof) assumed to be paid in the merger for purposes of KBW’s opinion;

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whether CenterState has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration to the holders of HCBF common stock at the closing of the merger;

•	the actual value of CenterState common stock to be issued in the merger;

•	the prices, trading range or volume at which CenterState common stock would trade following the public announcement of the merger or following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•

any legal, regulatory, accounting, tax or similar matters relating to CenterState, HCBF, any of their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the subsidiary bank merger), or the acquisition of Sunshine Bancorp Inc., including whether or not the merger would qualify as a tax-free reorganization for U.S. federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, CenterState and HCBF. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the CenterState board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the CenterState board with respect to the fairness of the aggregate merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between CenterState and HCBF and the decision of CenterState to enter into the merger agreement was solely that of the CenterState board.

The following is a summary of the material financial analyses presented by KBW to the CenterState board on August 10, 2017. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the CenterState board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $414.6 million, or $18.69 per outstanding share of HCBF common stock, consisting of the sum of (i) the implied value of the per share stock consideration of 0.675 of a share of CenterState common stock, based on the closing price of CenterState common stock on August 9, 2017, and (ii) the per share cash consideration amount equal to $1.925. In addition to the financial analyses described below, KBW reviewed with the CenterState board of directors for informational purposes, among other things, implied transaction multiples for the proposed merger (based on the implied transaction value for the merger of $414.6 million) of 33.2x HCBF’s estimated 2017 net income and 19.1x HCBF’s estimated 2019 net income using financial forecasts and projections of HCBF provided by CenterState management.

CenterState Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of CenterState to 9 selected banks that were listed on NASDAQ, the New York Stock Exchange or NYSE MKT and headquartered in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina or Tennessee with total assets between $4.0 billion and $10.0 billion. Merger targets were excluded from the selected companies.

The selected companies were as follows:

Ameris Bancorp

FCB Financial Holdings, Inc.

Fidelity Southern Corporation

First Bancorp

Renasant Corporation

Seacoast Banking Corporation of Florida

ServisFirst Bancshares, Inc.

Simmons First National Corporation

State Bank Financial Corporation

To perform this analysis, KBW used profitability and other financial information for the latest 12 months (“LTM”) or the most recent available completed fiscal quarter (“MRQ”) ended June 30, 2017, or as of June 30, 2017, and market price information as of August 9, 2017. KBW also used 2017 and 2018 earnings per share (“EPS”) estimates taken from publicly available consensus “street estimates” for CenterState and the selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in CenterState’s historical financial statements, or the data prepared by HCBF’s financial advisor presented under the section “The Merger — Opinion of Financial Advisor of HCBF”, as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of CenterState and the selected companies:

		Selected Companies
	CenterState	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets (%) (1)	1.38	1.13	1.29	1.25	1.46
MRQ Core Return on Average Equity (%) (1)	10.64	8.97	10.11	11.03	12.25
MRQ Core Return on Average Tangible Common Equity (%) (1)	15.98	11.81	14.02	13.59	14.73
MRQ Net Interest Margin (%)	4.38	3.76	3.93	3.89	4.07
MRQ Efficiency Ratio (%)	54.1	61.5	58.9	57.0	54.2

(1)	Core Income excluded extraordinary items, non-recurring items and gains / (losses) on sale of securities, non-controlling interest and amortization of intangibles and goodwill impairment

KBW’s analysis also showed the following concerning the financial condition of CenterState and the selected companies:

		Selected Companies
	CenterState	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets (%)	9.34	8.84	9.15	9.94	10.51
Leverage Ratio (%)	10.00	9.77	10.30	10.28	10.68
Total Risk Based Capital Ratio (%)	12.50	12.61	13.62	13.58	14.50
Loans / Deposits (%)	81.1	87.9	93.0	92.4	95.6
Loan Loss Reserve / Gross Loans (%)	0.65	0.82	0.71	0.74	0.67
Nonperforming Assets / Loans + OREO (%)	0.81	1.70	1.27	1.24	0.50
LTM Net Charge-Offs / Average Loans (%)	0.01	0.12	0.11	0.13	0.01

In addition, KBW’s analysis showed the following concerning the market performance of CenterState and the selected companies:

		Selected Companies
	CenterState	25th Percentile	Median	Average	75th Percentile
One – Year Stock Price Change (%)	47.9	23.5	25.9	32.2	37.0
One – Year Total Return (%)	49.2	24.5	28.1	33.8	37.8
Stock Price / Tangible Book Value per Share (%)	246	194	222	226	235
Stock Price / 2017 EPS Estimate (x)	17.4	16.6	17.6	17.4	18.1
Stock Price / 2018 EPS Estimate (x)	15.0	14.0	14.1	14.5	14.5
Dividend Yield (%) (1)	1.0	1.0	1.7	1.5	2.0
MRQ Dividend Payout Ratio (%) (1)	23.1	17.0	31.6	26.2	35.3

(1)	Most recent quarterly common dividend annualized as a percentage of stock price and annualized MRQ EPS, respectively

No company used as a comparison in the above selected companies analysis is identical to CenterState. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

HCBF Selected Companies Analysis. Using publicly available information, KBW compared the financial performance and financial condition of HCBF to 13 selected banks that were listed on NASDAQ, the New York Stock Exchange or NYSE MKT and headquartered in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina or Tennessee with total assets between $1.5 billion and $4.0 billion. Merger targets were excluded from the selected companies. KBW also reviewed the market performance of the selected companies.

The selected companies were as follows:

Bear State Financial, Inc.	Home Bancorp, Inc.
Capital City Bank Group, Inc.	HomeTrust Bancshares, Inc.
Carolina Financial Corporation	Live Oak Bancshares, Inc.
FB Financial Corporation	MidSouth Bancorp, Inc.
First Bancshares, Inc.	National Commerce Corporation
First Guaranty Bancshares, Inc.	Southern First Bancshares, Inc.
Franklin Financial Network, Inc.

To perform this analysis, KBW used profitability and other financial information for the latest 12 months or the most recent available completed fiscal quarter ended June 30, 2017, or as of June 30, 2017, and market price information as of August 9, 2017. KBW also used 2017 and 2018 earnings per share estimates taken from consensus “street estimates” of the twelve selected companies for which consensus “street estimates” were publicly available. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in HCBF’s historical financial statements, or the data prepared by HCBF’s financial advisor presented under the section “The Merger — Opinion of Financial Advisor of HCBF”, as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of HCBF and the selected companies:

		Selected Companies
	Harbor	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets (%) (1)	0.41	0.80	1.03	0.96	1.22
MRQ Core Return on Average Equity (%) (1)	3.44	8.27	10.83	8.98	11.83
MRQ Core Return on Average Tangible Common Equity (%) (1)	3.84	10.25	11.99	10.07	13.57
MRQ Net Interest Margin (%)	3.62	3.48	3.84	3.79	4.17
MRQ Efficiency Ratio (%)	72.1	71.3	60.4	64.5	58.3

(1)	Core Income excluded extraordinary items, non-recurring items and gains / (losses) on sale of securities, non-controlling interest and amortization of intangibles and goodwill impairment.

KBW’s analysis also showed the following concerning the financial condition of HCBF and the selected companies:

			Selected Companies
	Harbor	Harbor Pro Forma For Jefferson Acquisition (1)	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets (%)	10.72	9.84	8.23	9.27	9.81	11.03
Leverage Ratio (%)	11.13	10.98	9.18	10.43	10.80	11.42
Total Risk Based Capital Ratio (%)	17.37	16.29	13.08	14.69	14.78	16.32
Loans / Deposits (%)	68.0	—	77.0	88.5	87.7	94.7
Loan Loss Reserve / Gross Loans (%)	0.66	—	1.15	0.97	1.02	0.81
Nonperforming Assets / Loans + OREO (%)	3.79	—	2.13	1.57	1.64	0.89
LTM Net Charge-Offs / Average Loans (%)	0.17	—	0.11	0.03	0.15	0.01

(1)	Reflected pro forma adjustment for July 2017 acquisition of Jefferson Bankshares, Inc.

In addition, KBW’s analysis showed the following concerning the market performance of, to the extent publicly available, the selected companies (excluding the impact of the 2017 estimated EPS multiple for one of the selected companies, which multiple was considered to be not meaningful because it was negative, and excluding the impact of the MRQ dividend payout ratio for such selected company):

	Selected Companies
	25th Percentile	Median	Average	75th Percentile
One – Year Stock Price Change (%)	19.9	49.2	41.2	61.7
One – Year Total Return (%)	19.9	50.8	42.4	62.5
Stock Price / Tangible Book Value per Share (%)	165	180	189	218
Stock Price / 2017 EPS Estimate (x)	15.6	18.1	19.0	23.0
Stock Price / 2018 EPS Estimate (x)	14.0	14.7	15.3	17.1
Dividend Yield (%) (1)	0.5	1.1	1.3	1.7
MRQ Dividend Payout Ratio (%) (1)	10.9	16.7	18.4	23.2

(1)

Most recent quarterly common dividend annualized as a percentage of stock price and annualized MRQ EPS, respectively. Five of the selected companies did not pay dividends in its most recent completed quarter.

No company used as a comparison in the above selected companies analysis is identical to HCBF. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis KBW reviewed publicly available information related to 25 selected U.S. whole bank and thrift transactions announced since August 9, 2016 with announced deal values between $200 million and $1.0 billion.

The selected transactions were as follows:

Acquiror	Acquired Company
Old National Bancorp	Anchor Bancorp, Inc.
Valley National Bancorp	USAmeriBancorp, Inc.
Associated Banc-Corp	Bank Mutual Corporation

Acquiror	Acquired Company
OceanFirst Financial Corp.	Sun Bancorp, Inc.
Southside Bancshares, Inc.	Diboll State Bancshares, Inc.
Berkshire Hills Bancorp, Inc.	Commerce Bancshares Corp.
Union Bankshares Corporation	Xenith Bankshares, Inc.
Sandy Spring Bancorp, Inc.	WashingtonFirst Bankshares, Inc.
South State Corporation	Park Sterling Corporation
TowneBank	Paragon Commercial Corporation
PacWest Bancorp	CU Bancorp
Home BancShares, Inc.	Stonegate Bank
First Merchants Corporation	Independent Alliance Banks, Inc.
Heartland Financial USA, Inc.	Citywide Banks of Colorado, Inc.
FB Financial Corporation	American City Bank/Clayton Bank and Trust
First Busey Corporation	First Community Financial Partners, Inc.
Simmons First National Corporation	First Texas BHC, Inc.
Columbia Banking System, Inc.	Pacific Continental Corporation
Simmons First National Corporation	Southwest Bancorp, Inc.
Pacific Premier Bancorp, Inc.	Heritage Oaks Bancorp
Independent Bank Group, Inc.	Carlile Bancshares, Inc.
First Interstate BancSystem, Inc.	Cascade Bancorp
Access National Corporation	Middleburg Financial Corporation
Community Bank System, Inc.	Merchants Bancshares, Inc.
United Bankshares, Inc.	Cardinal Financial Corporation

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements and, to the extent publicly available, then next year consensus “street estimates” prior to the announcement of the acquisition:

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Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

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Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income);

•	Price per common share to estimated EPS of the acquired company in the 16 selected transactions in which consensus “street estimates” for the acquired company were then available;

•

Tangible equity premium to core deposits as calculated by SNL Financial (generally defined as total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $414.6 million and using historical financial information for HCBF as of or for the 12 months ended June 30, 2017 (with pro forma adjustment for HCBF’s July 2017 acquisition of Jefferson Bankshares, Inc.) and financial forecasts and projections of HCBF provided by CenterState management.

The results of the analysis are set forth in the following table (excluding the impact of LTM EPS multiple for one of the selected transactions and the estimated EPS multiple for another of the selected transactions, which multiples were considered to be not meaningful (“NM”) because they were negative or greater than 35.0x):

		Selected Transactions
	CenterState / Harbor Merger	25th Percentile	Median	Average	75th Percentile
Price to Tangible Book Value (%)	202	192	218	215	244
Price to LTM EPS (x) (1)	NM	18.2	21.6	22.0	26.6
Price to Estimated EPS (x)	22.6	17.9	20.0	19.7	21.6
Core Deposit Premium (%)	13.6	12.1	15.5	15.5	18.4

(1)	LTM EPS multiple was tax-effected at 35% in the case of a selected transaction involving an acquired company that was a S-corporation.

No company or transaction used as a comparison in the above selected transaction analysis is identical to HCBF or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of CenterState and HCBF to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet and income statement data for HCBF (with pro forma adjustment for HCBF’s July 2017 acquisition of Jefferson Bankshares, Inc.) and CenterState as of or for the twelve months ended June 30, 2017, (ii) publicly available consensus “street estimates” of CenterState and an assumed long-term earnings growth rate for CenterState provided by CenterState management, and (iii) financial forecasts and projections of HCBF provided by CenterState management. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of CenterState and HCBF shareholders in the combined company based on the stock consideration in the proposed merger of 0.675 of a share of CenterState common stock and also based on a hypothetical exchange ratio assuming 100% stock consideration in the proposed merger for illustrative purposes:

	CenterState as a % of Total	Harbor as a % of Total
Balance Sheet
Total Assets	75.4	24.6
Gross Loans	78.0	22.0
Total Deposits	75.2	24.8
Equity	77.6	22.4
Tangible Common Equity	74.0	26.0

Income Statement
LTM GAAP Net Income	89.4	10.6
2017 Est. GAAP Net Income	86.7	13.3
2018 Est. GAAP Net Income	83.8	16.2
2019 Est. GAAP Net Income	82.5	17.5

Pro Forma Ownership
At 0.675x	80.0	20.0
Based on hypothetical 100% stock consideration	77.5	22.5

Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of HCBF and CenterState. Using (i) closing balance sheet estimates as of December 31, 2017 for CenterState and HCBF provided by CenterState management, (ii) publicly available consensus “street estimates” of CenterState and an assumed long term earnings growth rate for CenterState provided by CenterState management, (iii) financial forecasts and projections of HCBF provided by CenterState management, and (iv) pro forma assumptions (including, without limitation, the cost savings expected to result from the merger as well as certain purchase accounting adjustments and restructuring charges assumed with respect thereto) provided by CenterState management. KBW analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be dilutive to CenterState’s 2018 estimated EPS, accretive to CenterState’s 2019 estimated EPS and dilutive to CenterState’s estimated tangible book value per share as of December 31, 2017. Furthermore, the analysis indicated that, pro forma for the merger, CenterState’s tangible common equity to tangible assets ratio, leverage ratio, Common Equity Tier 1 Ratio, Tier 1 Capital Ratio and Total Capital Ratio as of December 31, 2017 could all be lower. For all of the above analysis, the actual results achieved by CenterState following the merger may vary from the projected results, and the variations may be material.

CenterState Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of CenterState. In this analysis KBW used publicly available consensus “street estimates” of CenterState and assumed long term growth rates for CenterState provided by CenterState management. KBW assumed discount rates ranging from 9.0% to 13.0%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that CenterState could generate over the 5.5-year period from June 30, 2017 through 2022 and (ii) the present value of CenterState’s implied terminal value at the end of such period. KBW assumed that CenterState would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of CenterState, KBW applied a range of 14.0x to 18.0x CenterState’s estimated 2022 earnings. This discounted cash flow analysis resulted in a range of implied values per share of CenterState common stock of $22.83 per share to $32.14 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates and discount rates. The analysis did not purport to be indicative of the actual values or expected values of CenterState or the pro forma combined company.

HCBF Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of HCBF, taking into account cost savings expected to result from the merger as well as certain purchase accounting adjustments and restructuring charges assumed with respect thereto. In this analysis, KBW used financial forecasts and projections relating to the earnings and assets of HCBF and estimated cost savings and purchase accounting adjustments and restructuring charges provided by CenterState management, and assumed discount rates ranging from 9.0% to 13.0%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that HCBF could generate over the five-year period from 2018 to 2022, and (ii) the present value of HCBF’s implied terminal value at the end of such period, in each case applying estimated cost savings and certain estimated purchase accounting adjustments and restructuring charges provided by CenterState management. KBW assumed that HCBF would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of HCBF, KBW applied a range of 13.0x to 17.0x HCBF’s estimated 2023 net income. This discounted cash flow analysis resulted in a range of implied values per share of HCBF common stock, taking into account cost savings expected to result from the merger as well as certain purchase accounting adjustments and restructuring charges assumed with respect thereto, of $23.03 per share to $33.03 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of HCBF.

Miscellaneous. KBW acted as financial advisor to CenterState in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between a KBW broker-dealer affiliate and each of CenterState and HCBF), may from time to time purchase securities from, and sell securities to, CenterState and HCBF. In addition, as market makers in securities, KBW and its affiliates may from time to time have long or short positions in, and buy or sell, debt or equity securities of CenterState for its and their own respective accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, CenterState has agreed to pay KBW a total cash fee equal to $2,500,000, $250,000 of which became payable with the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the merger. CenterState also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to this present engagement, in the two years preceding the date of KBW’s opinion, KBW provided investment banking and financial advisory services to CenterState and received compensation for such services. KBW acted as financial advisor to CenterState in connection with its May 2017 acquisition of Gateway Financial Holdings of Florida, Inc., as an underwriter in connection with CenterState’s January 2017 registered offering of common stock, as financial advisor to CenterState in connection with its March 2016 acquisition of Hometown of Homestead Banking Company, and as financial advisor to CenterState in connection with its March 2016 acquisition of Community Bank of South Florida, Inc. In addition, KBW is acting as financial advisor to CenterState in connection with the pending acquisition of Sunshine Bancorp Inc. by CenterState. In the two years preceding the date of KBW’s opinion, KBW provided investment banking and financial advisory services to HCBF and received compensation for such services. KBW acted as financial advisor to HCBF in connection with its July 2017 acquisition of Jefferson Bankshares, Inc. KBW may in the future provide investment banking and financial advisory services to CenterState or HCBF and receive compensation for such services.

Opinion of Financial Advisor of HCBF

HCBF retained Sandler O’Neill to act as financial advisor to HCBF’s board of directors in connection with HCBF’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the August 10, 2017 meeting at which HCBF’s board of directors considered and discussed the terms of the merger agreement and the merger, Sandler O’Neill delivered to HCBF’s board of directors its oral opinion, which was subsequently confirmed in writing on August 12, 2017, to the effect that, as of such date, the merger consideration provided for in the merger agreement was fair to the holders of HCBF common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of HCBF common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to HCBF’s board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of HCBF as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of HCBF common stock and does not address the underlying business decision of HCBF to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for HCBF or the effect of any other transaction in which HCBF might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of HCBF or CenterState Banks, Inc. (“CenterState”), or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder, including the merger consideration to be received by the holders of HCBF common stock. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

•	a draft of the merger agreement, dated August 11, 2017;

•	certain publicly available financial statements and other historical financial information of HCBF and its banking subsidiary that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of CenterState that Sandler O’Neill deemed relevant;

•

internal net income projections for HCBF for the years ending December 31, 2017 through December 31, 2019, as well as an estimated long-term net income growth rate and dividend payout ratio for the years thereafter, as provided by the senior management of HCBF;

•

publicly available consensus mean analyst earnings per share estimates for CenterState for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of CenterState;

•

the pro forma financial impact of the merger on CenterState based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as net income projections for HCBF for the years ending December 31, 2018 through December 31, 2020 and an estimated long-term net income growth rate for the years thereafter, as provided by the senior management of CenterState (collectively, the “Pro Forma Assumptions”);

•

the pro forma financial impact of the merger on CenterState based on the Pro Forma Assumptions as well as certain assumptions relating to CenterState’s acquisition of Sunshine Bancorp, Inc. (“Sunshine”) concurrent with the closing of the merger (the “Sunshine Transaction”), as provided by the senior management of CenterState;

•

the publicly reported historical price and trading activity for CenterState common stock, including a comparison of certain stock market information for CenterState common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for HCBF and CenterState with similar financial institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the banking industry (on a regional basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of HCBF the business, financial condition, results of operations and prospects of HCBF and held similar discussions with certain members of the senior management of CenterState regarding the business, financial condition, results of operations and prospects of CenterState.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by HCBF or CenterState or their respective representatives or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective managements of HCBF and CenterState that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of HCBF or CenterState or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of HCBF or CenterState. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of HCBF or CenterState, or of the combined entity after the merger, and it did not review any individual credit files relating to HCBF or CenterState. Sandler O’Neill assumed, with HCBF’s consent, that the respective allowances for loan losses for both HCBF and CenterState are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal net income projections for HCBF for the years ending December 31, 2017 through December 31, 2019, as well as an estimated long-term net income growth rate and dividend payout ratio for the years thereafter, as provided by the senior management of HCBF. In addition, Sandler O’Neill used publicly available consensus mean analyst earnings per share estimates for CenterState for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of CenterState. Sandler O’Neill also received and used in its pro forma analyses the Pro Forma Assumptions as well as certain assumptions relating to CenterState’s acquisition of Sunshine Bancorp, Inc. concurrent with the closing of the merger, as provided by the senior management of CenterState. With respect to the foregoing information, the respective senior managements of HCBF and CenterState confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available consensus mean analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of HCBF and CenterState, respectively, and the other matters covered thereby, and Sandler O’Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there was no material change in the respective assets, financial condition, results of operations, business or prospects of HCBF or CenterState since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that HCBF and CenterState will remain as going concerns for all periods relevant to its analysis.

Sandler O’Neill also assumed, with HCBF’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on HCBF, CenterState or the merger or any related transaction, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with HCBF’s consent, Sandler O’Neill relied upon the advice that HCBF received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date of its opinion could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O’Neill expressed no opinion as to the trading value of CenterState common stock at any time or what the value of CenterState common stock will be once it is actually received by the holders of HCBF common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to HCBF’s board of directors, but is a summary of all material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to HCBF or CenterState and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of HCBF and CenterState and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of HCBF, CenterState and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to HCBF’s board of directors at its August 10, 2017 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of HCBF common stock or the prices at which HCBF common stock or CenterState common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by HCBF’s board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the merger consideration or the decision of HCBF’s board of directors or management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiation between HCBF and CenterState.

Summary of Proposed Merger Consideration and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the proposed merger. As set forth in the merger agreement, at the effective time of the merger, each share of HCBF common stock issued and outstanding as of the effective time of the merger, except for certain shares of HCBF common stock as specified in the merger agreement, will be converted into the right to receive (i) 0.675 shares of common stock of CenterState, and (ii) a cash amount equal to $1.925 plus any cash dividends payable with respect to shares of CenterState common stock that are payable to CenterState shareholders of record as of any date on or after the closing date of the merger. Using the closing price of CenterState common stock on August 11, 2017, or $23.93, and based on 22,186,415 shares of HCBF common stock outstanding and 2,259,498 HCBF options outstanding with a weighted average strike price of $11.05, Sandler O’Neill calculated an aggregate implied transaction value of approximately $416.7 million, or an implied transaction price per share of $18.08 and a value of the options of $15.6 million. Based upon financial information for HCBF as of or for the last twelve months (“LTM”) ended June 30, 2017 and estimated HCBF earnings per share for the year ending December 31, 2017, as provided by the senior management of HCBF, Sandler O’Neill calculated the following implied transaction metrics:

	HCBF Stand- Alone Basis		Pro Forma Basis ¹
Implied Transaction Price Per Share /HCBF LTM Earnings Per Share:	48.9x		—
Implied Transaction Price Per Share / HCBF 2017 Estimated Earnings Per Share ²	—		35.7x
Implied Transaction Price Per Share / HCBF Book Value Per Share:	162%		157%
Implied Transaction Price Per Share / HCBF Tangible Book Value Per Share:	182%		188%
Tangible Book Premium / Core Deposits ³:	12.7	%4 / 11.7%[5]	—

1)	Pro forma for HCBF’s acquisition of Jefferson Bankshares, Inc., which transaction closed in July 2017
2)	Provided by senior management of HCBF
3)	Tangible Book Premium / Core Deposits calculated using $18.08 implied deal price per share, 20,052,830 shares outstanding and stand-alone Tangible Common Equity as of June 30, 2017
4)	Core Deposits equal to total deposits less Jumbo CDs ($100,000 or greater)
5)	Core Deposits equal to total deposits less Jumbo CDs ($250,000 or greater)

Stock Trading History. Sandler O’Neill reviewed the historical stock price performance of CenterState common stock for the one-year period and three-year period ended August 11, 2017. Sandler O’Neill then compared the relationship between the stock price performance of CenterState to stock price movements in the CenterState Florida Peer Group, CenterState Southeast Peer Group and CenterState High Performing Peer Group (each as described below) as well as certain stock indices.

CenterState One-Year Stock Price Performance

	Beginning August 11, 2016	Ending August 11, 2017
CenterState	100%	141.5%
CenterState Florida Peer Group	100%	118.0%
CenterState Southeast Peer Group	100%	124.0%
CenterState High Performing Peer Group	100%	122.9%
NASDAQ Bank Index	100%	123.5%
S&P 500 Index	100%	111.7%

CenterState Three-Year Stock Price Performance

	Beginning August 11, 2014	Ending August 11, 2017
CenterState	100%	228.6%
CenterState Florida Peer Group	100%	135.7%
CenterState Southeast Peer Group	100%	164.3%
CenterState High Performing Peer Group	100%	158.2%
NASDAQ Bank Index	100%	143.2%
S&P 500 Index	100%	126.0%

Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for HCBF with a group of financial institutions selected by Sandler O’Neill (the “HCBF Regional Peer Group”). The HCBF Regional Peer Group consisted of banks headquartered in the Southeast with total assets between $1.0 billion and $3.0 billion that trade on the NASDAQ, NYSE or NYSE MKT, excluding targets of announced mergers and Live Oak Bankshares, Inc. The HCBF Regional Peer Group consisted of the following companies:

Capital City Bank Group, Inc.	Access National Corporation
Atlantic Capital Bancshares, Inc.	Southern National Bancorp of Virginia, Inc.
National Commerce Corporation	First Community Bancshares, Inc.
Bear State Financial, Inc.	Carolina Financial Corporation
Summit Financial Group, Inc.	First Bancshares, Inc.
American National Bankshares Inc.	Southern First Bancshares, Inc.
Premier Financial Bancorp, Inc.	C&F Financial Corporation
Entegra Financial Corp.	CapStar Financial Holdings, Inc.
Community Bankers Trust Corporation	National Bankshares, Inc.
Colony Bankcorp, Inc.	SmartFinancial, Inc.
Peoples Bancorp of North Carolina, Inc.	Citizens Holding Company
Commerce Union Bancshares, Inc.

The analysis compared publicly available financial information for HCBF as of or for the LTM period ended March 31, 2017 with the corresponding publicly available data for the HCBF Regional Peer Group as of or for the LTM period ended June 30, 2017 (unless otherwise noted), with pricing data as of August 11, 2017. The table below sets forth the data for HCBF and the high, low, median and mean data for the HCBF Regional Peer Group.

HCBF Regional Peer Group Analysis

	HCBF	HCBF Regional Peer Group Median	HCBF Regional Peer Group Mean	HCBF Regional Peer Group Low	HCBF Regional Peer Group High
Total assets (in millions)	$1,877	$1,539	$1,786	$1,004	$2,815
Loans/Deposits ¹	68.5%	88.1%	85.0%	49.9%	100.6%
Non-performing assets²/Total assets ³	2.38%	0.84%	1.11%	0.20%	3.75%
Tangible common equity/Tangible assets [4]	10.59%	9.32%	9.56%	7.21%	14.23%
Leverage Ratio [5]	11.45%	10.32%	10.56%	8.43%	15.30%
Total RBC Ratio [5]	17.49%	14.24%	15.00%	11.14%	27.47%
CRE/Total RBC Ratio	173.1%	220.3%	215.6%	101.3%	277.7%
LTM Return on average assets	0.42%	0.80%	0.79%	0.15%	1.40%
LTM Return on average equity	3.45%	7.75%	7.27%	1.50%	12.57%
LTM Net interest margin	3.67%	3.72%	3.75%	2.98%	6.17%
LTM Efficiency ratio	74.3%	64.4%	64.9%	51.0%	82.5%
Price/Tangible book value	—	160%	166%	112%	222%
Price/LTM Earnings per share	—	18.5x	20.2x	12.9x	36.1x
Price/2017 Est. Earnings per Share [6]	—	17.8x	18.7x	11.4x	27.8x
Current Dividend Yield	—	1.8%	1.7%	0.0%	3.9%
Market value (in millions)	—	$251	$287	$116	$560

Note: HCBF financial data is not pro forma for HCBF’s acquisition of Jefferson Bankshares, Inc., which transaction closed in July 2017

1)	Financial data for SmartFinancial, Inc. as of March 31, 2017
2)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
3)

Financial data for Access National Corporation, Atlantic Capital Bancshares, Inc., Southern National Bancorp of Virginia, Inc., National Commerce Corporation, Carolina Financial Corporation, Summit Financial Group, Inc., First Bancshares, Inc., American National Bankshares Inc., Premier Financial Bancorp, Inc., Entegra Financial Corporation, Community Bankers Trust Corporation, SmartFinancial, Inc. and Citizens Holding Company as of March 31, 2017

4)	Financial data for C&F Financial Corporation as of March 31, 2017
5)

Financial data for Access National Corporation, Southern National Bancorp of Virginia, Inc., Carolina Financial Corporation, First Bancshares, Inc., Premier Financial Bancorp, Inc., C&F Financial Corporation, Entegra Financial Corporation, National Bankshares, Inc., Citizens Holding Company and Commerce Union Bancshares, Inc. as of March 31, 2017

6)	Based on publicly available mean analyst earnings per share estimates.

Sandler O’Neill used publicly available information to perform a similar analysis for CenterState and a group of financial institutions selected by Sandler O’Neill (the “CenterState Florida Peer Group”). The CenterState Florida Peer Group consisted of banks headquartered in Florida that are publicly traded on the NASDAQ, NYSE or NYSE MKT with total assets greater than $1.0 billion, excluding targets of announced mergers. The CenterState Florida Peer Group consisted of the following companies:

BankUnited, Inc.	FCB Financial Holdings, Inc.
Seacoast Banking Corporation of Florida	Capital City Bank Group, Inc.

The analysis compared publicly available financial information for CenterState as of or for the LTM period ended June 30, 2017 with the corresponding publicly available data for the CenterState Florida Peer Group as of or for the LTM period ended June 30, 2017 (unless otherwise noted), with pricing data as of August 11, 2017. The table below sets forth the data for CenterState and the high, low, median and mean data for the CenterState Florida Peer Group:

CenterState Florida Peer Group Analysis

	CenterState	CenterState Florida Peer Group Median	CenterState Florida Peer Group Mean	CenterState Florida Peer Group Low	CenterState Florida Peer Group High
Total assets (in millions)	$6,767	$7,591	$11,748	$2,815	$28,994
Loans/Deposits	84.9%	89.0%	85.9%	68.3%	97.4%
Non-performing assets ¹/Total assets ²	0.56%	0.67%	0.87%	0.33%	1.82%
Tangible common equity/Tangible assets ³	9.85%	8.77%	8.81%	7.21%	10.51%
Leverage Ratio	10.00%	10.28%	9.96%	8.70%	10.60%
Total RBC Ratio	12.50%	13.72%	14.11%	12.70%	16.32%
CRE/Total RBC Ratio	284.0%	211.5%	206.2%	101.3%	300.8%
LTM Return on average assets	1.16%	0.82%	0.88%	0.45%	1.43%
LTM Return on average equity	9.90%	8.66%	8.63%	4.47%	12.74%
LTM Net interest margin	4.25%	3.52%	3.50%	3.27%	3.70%
LTM Efficiency ratio	55.2%	60.6%	61.7%	43.1%	82.5%
Price/Tangible book value	237%	181%	178%	142%	209%
Price/LTM Earnings per share	19.5x	19.9x	20.7x	14.9x	28.1x
Price/2017 Est. Earnings per share [4]	17.1x	16.5x	17.9x	14.0x	24.6x
Current Dividend Yield	1.0%	1.0%	1.2%	0.0%	2.5%
Market value (in millions)	$1,436	$1,424	$1,688	$353	$3,550

1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
2)	Financial data for BankUnited, Inc. and FCB Financial Holdings, Inc. as of March 31, 2017
3)	Financial data for CenterState as of March 31, 2017
4)	Based on publicly available mean analyst earnings per share estimates.

Sandler O’Neill used publicly available information to perform a similar analysis for CenterState and a second group of financial institutions selected by Sandler O’Neill (the “CenterState Southeast Peer Group”). The CenterState Southeast Peer Group consisted of banks headquartered in the Southeast that are publicly traded on the NASDAQ, NYSE or NYSE MKT with total assets between $2.5 billion and $10.0 billion, excluding targets of announced mergers. The CenterState Southeast Peer Group consisted of the following companies:

FCB Financial Holdings, Inc.	WesBanco, Inc.
Simmons First National Corporation	Union Bankshares Corporation
Renasant Corporation	TowneBank
Ameris Bancorp	ServisFirst Bancshares, Inc.
Seacoast Banking Corporation of Florida	Fidelity Southern Corporation
First Bancorp	State Bank Financial Corporation
City Holding Company	Franklin Financial Network, Inc.
FB Financial Corporation	HomeTrust Bancshares, Inc.
Capital City Bank Group, Inc.	Access National Corporation
Atlantic Capital Bancshares, Inc.	Southern National Bancorp of Virginia, Inc.

The analysis compared publicly available financial information for CenterState as of or for the LTM period ended June 30, 2017 with the corresponding publicly available data for the CenterState Southeast Peer Group as of or for the LTM period ended June 30, 2017 (unless otherwise noted), with pricing data as of August 11, 2017. The table below sets forth the data for CenterState and the high, low, median and mean data for the CenterState Southeast Peer Group:

CenterState Southeast Peer Group Analysis

	CenterState	CenterState Southeast Peer Group Median	CenterState Southeast Peer Group Mean	CenterState Southeast Peer Group Low	CenterState Southeast Peer Group High
Total assets (in millions)	$6,767	$4,569	$5,620	$2,631	$9,901
Loans/Deposits [1]	84.9%	90.3%	89.7%	68.3%	114.8%
Non-performing assets 2/Total assets [3]	0.56%	0.66%	0.81%	0.16%	1.82%
Tangible common equity/Tangible assets [4]	9.85%	8.93%	9.54%	7.21%	13.92%
Leverage Ratio [5]	10.00%	10.28%	10.37%	8.21%	15.54%
Total RBC Ratio [5]	12.50%	13.81%	14.18%	11.66%	19.14%
CRE/Total RBC Ratio	284.0%	218.9%	218.4%	101.3%	298.6%
LTM Return on average assets	1.16%	1.00%	0.97%	0.32%	1.48%
LTM Return on average equity	9.90%	8.12%	8.74%	2.77%	16.95%
LTM Net interest margin	4.25%	3.59%	3.67%	3.17%	4.61%
LTM Efficiency ratio	55.2%	61.7%	60.8%	37.6%	82.5%
Price/Tangible book value	237%	204%	202%	115%	327%
Price/LTM Earnings per share	19.5x	20.1x	20.9x	11.9x	36.1x
Price/2017 Est. Earnings per share [6]	17.1x	17.1x	17.9x	12.8x	27.8x
Current Dividend Yield	1.0%	1.9%	1.8%	0.0%	2.9%
Market value (in millions)	$1,436	$985	$1,081	$353	$1,954

1)	Financial data for City Holding Company as March 31, 2017
2)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
3)

Financial data for FCB Financial Holdings, Inc., Ameris Bancorp, Fidelity Southern Corporation, Franklin Financial Network, Inc., FB Financial Corporation, HomeTrust Bancshares, Inc., Access National Corporation, Atlantic Capital Bancshares, Inc. and Southern National Bancorp of Virginia, Inc. as of March 31, 2017

4)	Financial data for CenterState as of March 31, 2017
5)	Financial data for Access National Corporation and Southern National Bancorp of Virginia, Inc. as of March 31, 2017
6)	Based on publicly available mean analyst earnings per share estimates.

Sandler O’Neill used publicly available information to perform a similar analysis for CenterState and a third group of financial institutions selected by Sandler O’Neill (the “CenterState High Performing Peer Group”). The CenterState High Performing Peer Group consisted of nationwide banks that are publicly traded on the NASDAQ, NYSE or NYSE MKT with total assets between $4.0 billion and $8.0 billion and LTM Return on average tangible common equity (“ROATCE”) greater than 13.0%, excluding targets of announced mergers. The CenterState High Performing Peer Group consisted of the following companies:

First Merchants Corporation	Ameris Bancorp
S&T Bancorp, Inc.	First Financial Bankshares, Inc.
Tompkins Financial Corporation	ServisFirst Bancshares, Inc.
Southside Bancshares, Inc.	First Busey Corporation
Westamerica Bancorporation	Enterprise Financial Services Corp
Lakeland Financial Corporation	Washington Trust Bancorp, Inc.
City Holding Company	Camden National Corporation

The analysis compared publicly available financial information for CenterState as of or for the twelve months ended June 30, 2017 with the corresponding publicly available data for the CenterState High Performing Peer Group as of or for the twelve months ended June 30, 2017 (unless otherwise noted), with pricing data as of August 11, 2017. The table below sets forth the data for CenterState and the high, low, median and mean data for the CenterState High Performing Peer Group:

CenterState High Performing Peer Group Analysis

	CenterState	CenterState High Performing Peer Group Median	CenterState High Performing Peer Group Mean	CenterState High Performing Peer Group Low	CenterState High Performing Peer Group High
Total assets (in millions)	$6,767	$5,555	$5,742	$4,036	$7,805
Loans/Deposits [1]	84.9%	93.2%	87.4%	28.2%	106.4%
Non-performing assets 2/Total assets [3]	0.56%	0.46%	0.58%	0.16%	1.37%
Tangible common equity/Tangible assets [4]	9.85%	8.79%	8.93%	7.50%	10.96%
Leverage Ratio [5]	10.00%	9.82%	9.78%	8.43%	10.92%
Total RBC Ratio [5]	12.50%	13.59%	14.57%	11.67%	20.40%
CRE/Total RBC Ratio	284.0%	195.9%	203.7%	76.3%	374.2%
LTM Return on average assets	1.16%	1.16%	1.22%	0.98%	1.58%
LTM Return on average equity	9.90%	11.20%	11.66%	9.35%	16.95%
LTM ROATCE [4]	14.95%	14.41%	14.56%	13.02%	17.52%
LTM Net interest margin	4.25%	3.46%	3.47%	2.91%	4.03%
LTM Efficiency ratio	55.2%	52.9%	52.3%	37.6%	60.8%
Price/Tangible book value	237%	235%	249%	195%	358%
Price/LTM Earnings per share	19.5x	18.0x	18.4x	14.3x	24.9x
Price/2017 Est. Earnings per share [6]	17.1x	16.9x	17.4x	14.4x	23.7x
Current Dividend Yield	1.0%	2.3%	2.2%	0.6%	3.3%
Market value (in millions)	$1,436	$1,188	$1,314	$598	$2,670

1)	Financial data for Tompkins Financial Corporation and City Holding Company as of March 31, 2017
2)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
3)	Financial data for Ameris Bancorp and Westamerica Bancorporation as of March 31, 2017
4)	Financial data for CenterState as of March 31, 2017
5)	Financial data for First Busey Corporation and Westamerica Bancorporation as March 31, 2017
6)	Based on publicly available mean analyst earnings per share estimates.

Analysis of Selected Florida Merger Transactions. Sandler O’Neill reviewed a group of selected Florida merger and acquisition transactions involving Florida headquartered banks and thrifts (the “Florida Transactions”). The Florida Transactions group consisted of transactions with disclosed deal values announced between January 1, 2015 and August 11, 2017 for targets with total assets greater than $750 million. The Florida Transactions group was composed of the following transactions:

Acquiror	Target
Valley National Bancorp	USAmeriBancorp, Inc.
Home BancShares, Inc.	Stonegate Bank
IBERIABANK Corporation	Sabadell United Bank, N.A.
CenterState Banks, Inc.	Gateway Financial Holdings of Florida, Inc.
TIAA Board of Overseers	EverBank Financial Corp
Bank of the Ozarks, Inc.	C1 Financial, Inc.
Valley National Bancorp	CNLBancshares, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to LTM earnings per share, transaction price to estimated earnings per share, transaction price to book value per share, transaction price to tangible book value per share, and core deposit premium. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Florida Transactions group.

	HCBF/ CenterState	Florida Transactions Median	Florida Transactions Mean	Florida Transactions High	Florida Transactions Low
Transaction price/LTM earnings per share:	48.9x ¹	22.9x	22.8x	28.4x	17.6x

Transaction price/Estimated earnings per share:	35.7x ²	19.7x	20.0x	25.8x	14.4x

Transaction price/Book value per share:	162% / 157%²	168%	183%	237%	143%

Transaction price/Tangible book value per share:	182% / 188%²	196%	195%	246%	147%

Tangible Book Premium / Core Deposits:	12.7% ³ / 11.7%[4]	15.0%	14.3%	21.1%	8.0%

1)	Financial data as of June 30, 2017; financials are not pro forma for HCBF’s acquisition of Jefferson Bankshares, Inc., which transaction closed in July 2017
2)	Financials are pro forma for HCBF’s acquisition of Jefferson Bankshares, Inc.
3)	Financial data as of June 30, 2017 with core deposits defined as total deposits less Jumbo CDs ($100,000 or greater)
4)	Financial data as of June 30, 2017 with core deposits defined as total deposits less Jumbo CDs ($250,000 or greater)

Analysis of Selected Southeast Merger Transactions. Sandler O’Neill also reviewed a regional group of selected merger and acquisition transactions involving banks and thrifts headquartered in the Southeast (the “Southeast Transactions”). The Southeast Transactions group consisted of transactions with disclosed deal values announced between January 1, 2016 and August 11, 2017 with targets headquartered in the Southeast with total assets between $1.0 billion and $5.0 billion. The Southeast Transactions group was composed of the following transactions:

Acquiror	Target
Valley National Bancorp	USAmeriBancorp, Inc.
Carolina Financial Corporation	First South Bancorp, Inc.
Union Bankshares Corporation	Xenith Bankshares, Inc.
Sandy Spring Bancorp, Inc.	WashingtonFirst Bankshares, Inc.
TowneBank	Paragon Commercial Corporation
South State Corporation	Park Sterling Corporation
Home BancShares, Inc.	Stonegate Bank
FB Financial Corporation	American City Bank/Clayton Bank and Trust
Renasant Corporation	Metropolitan BancGroup, Inc.
Southern National Bancorp of Virginia, Inc.	Eastern Virginia Bankshares, Inc.
Access National Corporation	Middleburg Financial Corporation
United Bankshares, Inc.	Cardinal Financial Corporation
South State Corporation	Southeastern Bank Financial Corporation
Hampton Roads Bankshares, Inc.	Xenith Bankshares, Inc.
Pinnacle Financial Partners, Inc.	Avenue Financial Holdings, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to LTM earnings per share, transaction price to estimated earnings per share, transaction price to book value per share, transaction price to tangible book value per share, and core deposit premium. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Southeast Transactions group.

	HCBF/ CenterState	Southeast Transactions Median	Southeast Transactions Mean	Southeast Transactions High	Southeast Transactions Low
Transaction price/LTM earnings per share:	48.9x ¹	22.1x	21.7x	32.5x	6.3x

Transaction price/Estimated earnings per share:	35.7x ²	22.4x	22.7x	27.5x	17.6x

Transaction price/Book value per share:	162% / 157%²	195%	190%	244%	99%

Transaction price/Tangible book value per share:	182% / 188%²	209%	205%	261%	117%

Tangible Book Premium / Core Deposits:	12.7% ³ / 11.7% [4]	13.7%	14.4%	25.4%	2.8%

1)	Financial data as of June 30, 2017; financials are not pro forma for HCBF’s acquisition of Jefferson Bankshares, Inc., which transaction closed in July 2017
2)	Financials are pro forma for the acquisition of Jefferson Bankshares, Inc.
3)	Financial data as of June 30, 2017 with core deposits defined as total deposits less Jumbo CDs ($100,000 or greater)
4)	Financial data as of June 30, 2017 with core deposits defined as total deposits less Jumbo CDs ($250,000 or greater)

Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per share of HCBF common stock assuming HCBF performed in accordance with internal financial projections for the years ending December 31, 2017 through December 31, 2019, as well as an estimated long-term net income growth rate and dividend payout ratio for the years thereafter, as provided by the senior management of HCBF. To approximate the terminal value of a share of HCBF common stock at December 31, 2021, Sandler O’Neill applied price to 2021 earnings per share multiples ranging from 17.0x to 22.0x and price to December 31, 2021 tangible book value per share multiples ranging from 150% to 225%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0%, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of HCBF common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of HCBF common stock of $10.62 to $15.74 when applying multiples of earnings per share and $11.20 to $19.07 when applying multiples of tangible book value per share.

Earnings Per Share Multiples

Discount Rate	17.0x	18.0x	19.0x	20.0x	21.0x	22.0x
11.0%	$12.40	$13.07	$13.74	$14.40	$15.07	$15.74
12.0%	$11.92	$12.56	$13.21	$13.85	$14.49	$15.13
13.0%	$11.47	$12.09	$12.70	$13.32	$13.93	$14.55
14.0%	$11.04	$11.63	$12.22	$12.81	$13.40	$14.00
15.0%	$10.62	$11.19	$11.76	$12.33	$12.90	$13.47

Tangible Book Value Per Share Multiples

Discount Rate	150%	165%	180%	195%	210%	225%
11.0%	$13.08	$14.28	$15.48	$16.67	$17.87	$19.07
12.0%	$12.57	$13.72	$14.88	$16.03	$17.18	$18.33
13.0%	$12.09	$13.20	$14.31	$15.41	$16.52	$17.63
14.0%	$11.64	$12.70	$13.76	$14.83	$15.89	$16.96
15.0%	$11.20	$12.22	$13.25	$14.27	$15.29	$16.32

Sandler O’Neill also considered and discussed with the HCBF board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming HCBF’s net income varied from 25% above projections to 25% below projections. This analysis resulted in the following range of per share values for HCBF common stock, applying the price to 2021 earnings per share multiples range of 17.0x to 22.0x referred to above and a discount rate of 12.81%.

Earnings Per Share Multiples

Annual Budget Variance	17.0x	18.0x	19.0x	20.0x	21.0x	22.0x
(25.0%)	$8.91	$9.38	$9.85	$10.31	$10.78	$11.24
(20.0%)	$9.44	$9.94	$10.44	$10.93	$11.43	$11.93
(15.0%)	$9.97	$10.50	$11.03	$11.55	$12.08	$12.61
(10.0%)	$10.50	$11.06	$11.62	$12.17	$12.73	$13.29
(5.0%)	$11.03	$11.62	$12.21	$12.80	$13.39	$13.97
0.0%	$11.55	$12.17	$12.80	$13.42	$14.04	$14.66
5.0%	$12.08	$12.73	$13.39	$14.04	$14.69	$15.34
10.0%	$12.61	$13.29	$13.97	$14.66	$15.34	$16.02
15.0%	$13.14	$13.85	$14.56	$15.28	$15.99	$16.71
20.0%	$13.66	$14.41	$15.15	$15.90	$16.64	$17.39
25.0%	$14.19	$14.97	$15.74	$16.52	$17.30	$18.07

Sandler O’Neill also performed an analysis that estimated the net present value per share of CenterState common stock assuming that CenterState performed in accordance with publicly available consensus mean analyst earnings per share estimates for CenterState for the years ending December 31, 2017 and December 31, 2018, and an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of CenterState. To approximate the terminal value of CenterState common stock at December 31, 2021, Sandler O’Neill applied price to 2021 earnings per share multiples ranging from 17.0x to 22.0x and price to December 31, 2021 tangible book value per share multiples ranging from 210% to 260%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of CenterState common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of CenterState common stock of $21.84 to $32.71 when applying multiples of earnings per share and $21.76 to $31.23 when applying multiples of tangible book value per share.

Earnings Per Share Multiples

Discount Rate	17.0x	18.0x	19.0x	20.0x	21.0x	22.0x
9.0%	$25.60	$27.02	$28.44	$29.86	$31.29	$32.71
10.0%	$24.59	$25.95	$27.32	$28.68	$30.05	$31.41
11.0%	$23.63	$24.94	$26.25	$27.56	$28.87	$30.18
12.0%	$22.72	$23.97	$25.23	$26.49	$27.75	$29.00
13.0%	$21.84	$23.05	$24.26	$25.47	$26.68	$27.89

Tangible Book Value Per Share Multiples

Discount Rate	210%	220%	230%	240%	250%	260%
9.0%	$25.50	$26.64	$27.79	$28.93	$30.08	$31.23
10.0%	$24.49	$25.59	$26.69	$27.79	$28.89	$29.99
11.0%	$23.54	$24.59	$25.65	$26.70	$27.76	$28.82
12.0%	$22.63	$23.64	$24.65	$25.67	$26.68	$27.70
13.0%	$21.76	$22.73	$23.71	$24.68	$25.66	$26.63

Sandler O’Neill also considered and discussed with the HCBF board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming CenterState’s net income varied from 25% above estimates to 25% below estimates. This analysis resulted in the following range of per share values for CenterState common stock, applying the price to 2021 earnings per share multiples range of 17.0x to 22.0x referred to above and a discount rate of 10.89%.

Earnings Per Share Multiples

Annual Budget Variance	17.0x	18.0x	19.0x	20.0x	21.0x	22.0x
(25.0%)	$18.81	$19.09	$20.08	$21.07	$22.05	$23.04
(20.0%)	$19.23	$20.28	$21.33	$22.38	$23.43	$24.48
(15.0%)	$20.34	$21.46	$22.58	$23.69	$24.81	$25.93
(10.0%)	$21.46	$22.64	$23.83	$25.01	$26.19	$27.37
(5.0%)	$22.58	$23.83	$25.07	$26.32	$27.57	$28.82
0.0%	$23.69	$25.01	$26.32	$27.64	$28.95	$30.27
5.0%	$24.81	$26.19	$27.57	$28.95	$30.33	$31.71
10.0%	$25.93	$27.37	$28.82	$30.27	$31.71	$33.16
15.0%	$27.05	$28.56	$30.07	$31.58	$33.09	$34.60
20.0%	$28.16	$29.74	$31.32	$32.89	$34.47	$36.05
25.0%	$29.28	$30.92	$32.57	$34.21	$35.85	$37.49

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the merger closes at the end of the fourth calendar quarter of 2017. In performing its analysis, Sandler O’Neill utilized the Pro Forma Assumptions: (i) net income projections for HCBF for the years ending

December 31, 2018 through December 31, 2020 and an estimated long-term net income growth rate for the years thereafter, as provided by the senior management of CenterState; (ii) publicly available consensus mean analyst earnings per share estimates for CenterState for the years ending December 31, 2017 and December 31, 2018, and an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of CenterState; and (iii) certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of CenterState. The analysis indicated that the merger could be accretive to CenterState’s earnings per share (excluding one-time transaction costs and expenses) in the years ended December 31, 2019 and December 31, 2020, dilutive to CenterState’s estimated tangible book value per share at close and in the years ended December 31, 2018 and December 31, 2019 and accretive to CenterState’s estimated tangible book value per share at December 31, 2020 and thereafter.

Sandler O’Neill also analyzed certain potential pro forma effects of the merger in conjunction with the Sunshine Transaction, assuming the merger closes at the end of the fourth calendar quarter of 2017. In performing its analysis, Sandler O’Neill utilized the Pro Forma Assumptions described above as well as the following additional information: (i) financial projections for Sunshine for the years ending December 31, 2017 through December 31, 2020, as provided by the senior management of CenterState; and (ii) certain Sunshine Transaction assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of CenterState. The analysis indicated that the merger, taken together with the Sunshine Transaction, could be accretive to CenterState’s earnings per share (excluding one-time transaction costs and expenses) in the years ended December 31, 2018, December 31, 2019 and December 31, 2020, dilutive to CenterState’s estimated tangible book value per share at close and in the years ended December 31, 2018 and December 31, 2019 and accretive to CenterState’s estimated tangible book value per share at December 31, 2020 and thereafter.

In connection with this analysis, Sandler O’Neill considered and discussed with the HCBF board of directors how these analyses would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill has acted as HCBF’s financial advisor in connection with the merger and will receive a fee for its services in an amount equal to (a) 0.90% of the aggregate purchase price in the event that the consideration paid or exchanged for each share of each class of common stock (or its equivalent) of HCBF is less than $20.25, or (b) 1.05% of the aggregate purchase price in the event that the consideration paid or exchanged for each share of each class of common stock (or its equivalent) of HCBF is equal to or greater than $20.25, which fee is estimated to be approximately $3.75 million based on the market value of CenterState’s common stock at the time the merger was announced. Sandler O’Neill’s fee is contingent upon the closing of the merger. Sandler O’Neill also received a $350,000 fee upon rendering its fairness opinion to the HCBF Board of Directors, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill on the day of closing of the merger. HCBF has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with its engagement.

In the two years preceding the date of Sandler O’Neill’s opinion, Sandler O’Neill did not provide any other investment banking services to HCBF, nor did Sandler O’Neill provide any investment banking services to CenterState in the two years preceding the date thereof. In addition, in the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to HCBF, CenterState and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of CenterState and its affiliates for its own account and for the accounts of its customers.

Certain HCBF Unaudited Prospective Financial Information

CenterState and HCBF do not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the proposed merger, the senior management of CenterState and HCBF provided KBW and Sandler O’Neill, respectively, with certain nonpublic unaudited prospective financial information prepared by CenterState and HCBF senior management with respect to HCBF. Such nonpublic unaudited prospective financial information of HCBF was used by KBW and Sandler O’Neill in performing financial analyses in connection with their respective fairness opinions, as described in this joint proxy statement/prospectus under the headings “Opinion of Financial Advisor of CenterState” and “Opinion of Financial Advisor of HCBF” beginning on page 99. This nonpublic unaudited prospective financial information was prepared as part of CenterState’s and HCBF’s overall processes of analyzing various strategic initiatives, and was not prepared for the purposes of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or GAAP. A summary of certain significant elements of this information is set forth below, and is included in this joint proxy statement/prospectus solely because such information was made available to KBW and Sandler O’Neill in connection with the merger. The information included below does not comprise all of the prospective financial information provided by CenterState to KBW and by HCBF to Sandler O’Neill.

Although presented with numeric specificity, the financial forecasts reflect numerous estimates and assumptions of the senior managements of CenterState and HCBF made at the time they were prepared. These and the other estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, the future interest rate environment and other economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which HCBF operates, and the risks and uncertainties described under “Risk Factors” beginning on page 42, “Cautionary Statement Regarding Forward-Looking Statements” on page 50, and in the reports that CenterState and HCBF file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of CenterState and HCBF and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results likely would differ materially from those reflected in the financial forecasts, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the management of CenterState and HCBF could or might have taken during these time periods.

The inclusion in this joint proxy statement/prospectus of the nonpublic unaudited prospective financial information below should not be regarded as an indication that CenterState, HCBF, KBW or Sandler O’Neill considered, or now consider, these projections and forecasts to be a necessarily accurate predictor of actual future results. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of the ultimate performance of HCBF, and this information should not be relied on as such. In addition, this information represents the evaluations of the senior managements of CenterState and HCBF at the time it was prepared regarding certain measures of expected future financial performance on a standalone basis, assuming execution of certain strategic initiatives, and without reference to the merger or transaction-related costs or benefits. No assurances can be given that these financial forecasts and the underlying assumptions are reasonable or that, if they had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the financial forecasts may not reflect the manner in which CenterState would operate HCBF business after the merger.

The financial forecasts summarized in this section were prepared by and are the responsibility of the senior managements of CenterState and HCBF. Crowe Horwath LLP (the independent registered public accounting firm of CenterState and HCBF) has not examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, Crowe Horwath LLP has not expressed any opinion or given any other form of assurance with respect thereto and they assume no responsibility for the prospective financial information. The reports of the independent registered public accounting firm incorporated by reference in this joint proxy statement/prospectus relate to the historical financial information of CenterState. Such reports do not extend to the financial forecasts and should not be read to do so. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.

By including in this joint proxy statement/prospectus a summary of certain financial forecasts, neither HCBF, CenterState, nor any their respective representatives have made or makes any representation to any person regarding the ultimate performance of HCBF compared to the information contained in the financial forecasts. Neither CenterState, HCBF nor, after completion of the merger, the combined company undertakes any obligation to update or otherwise revise the financial forecasts or financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The financial forecasts summarized in this section are not being included in this joint proxy statement/prospectus in order to induce any shareholder of CenterState or HCBF to vote in favor any of the other proposals to be voted on at the CenterState and HCBF special meetings.

Certain Unaudited Prospective Financial Information of HCBF Prepared by HCBF

HCBF Projections for the year ending ($000)	12/31/2017	12/31/2018	12/31/2019	12/31/2020	12/31/2021
Net Income	$10,903	$16,685	$19,557	$22,093	$24,400
Net Income Growth Rate		53%	17%	13%	10%
Dividend Payout Ratio	0%	41%	41%	41%	41%

Certain Unaudited Prospective Financial Information of HCBF Prepared by CenterState

HCBF Projections for the year ending ($000)	12/31/2018	12/31/2019	12/31/2020	12/31/2021
Net Income	$19,100	$22,600	$26,100	$30,100
Net Income Annual Growth Rate (after 12/31/2021)	15%

Interests of HCBF Executive Officers and Directors in the Merger

In the merger, the directors and executive officers of HCBF will receive the same merger consideration for their HCBF shares as the other HCBF shareholders. HCBF shareholders considering the recommendation of the HCBF board of directors that they vote to adopt and approve the merger agreement and to approve on an advisory (nonbinding) basis, the compensation that may be paid or become payable to HCBF named executive officers that is based on or otherwise relates to the merger, should be aware that some of the executive officers and directors of HCBF may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of HCBF shareholders generally. The HCBF board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that HCBF shareholders vote in favor of adopting and approving the merger agreement and to approve on an advisory (nonbinding) basis, the compensation that may be paid or become payable to HCBF named executive officers that is based on or otherwise relates to the merger. For a more complete description of HCBF’s reasons for the merger and the recommendation of the HCBF board of directors, please see the section entitled “The Merger — Background of the Merger” and “The Merger — Recommendation of the HCBF Board of Directors and Reasons for the Merger” beginning on page 97. HCBF’s shareholders should take these interests into account in deciding whether to vote

“FOR” the proposal to adopt and approve the merger agreement and “FOR” the proposal to approve on an advisory (nonbinding) basis, the compensation that may be paid or become payable to HCBF named executive officers that is based on or otherwise relates to the merger. These interests are described in more detail below, and certain of them are quantified in the narrative below.

Treatment of HCBF Stock Options

HCBF has granted stock options to purchase shares of HCBF common stock under its 2010 Amended and Restated Stock Incentive Plan (the “HCBF Stock Incentive Plan”). The HCBF stock option award agreements for all participants are substantially similar. The awards provide for a four-year vesting period, with 100% of the options vesting on the fourth anniversary of the date of grant. The HCBF Stock Incentive Plan also provides for accelerated vesting in the event of a change in control, which the merger will constitute.

At the effective time of the merger, all outstanding options to purchase shares of HCBF common stock granted under HCBF’s stock plans that are outstanding and unexercised immediately prior to the effective time of the merger, whether or not then vested or exercisable (including those held by HCBF’s directors and executive officers), will automatically become vested and will be converted into an option to purchase the number of shares of CenterState common stock equal to the number of shares subject to such stock option multiplied by 0.75 (rounded down to the nearest whole share). The exercise price will be equal to the exercise price per share of the HCBF stock option divided by 0.75 (rounded up to the nearest whole cent).

The table below reflects securities authorized for issuance under HCBF equity compensation plans as of October 1, 2017.

Treatment of HCBF Stock Options

Name	HCBF Stock Options (Unvested) (#)	HCBF Stock Option Exercise Price ($) (1)	As-Converted CenterState Stock Options (Unvested) (#) (2)	As-Converted CenterState Stock Option Exercise Price ($) (3)	Total Value ($) (4)
Officers
Michael J. Brown, Sr.	60,734	$10.36	45,550	$13.82	$481,008
J. Hal Roberts, Jr.	60,734	$10.36	45,550	$13.82	$481,008
Randall A. Ezell	60,734	$10.36	45,550	$13.82	$481,008
Michael J. Brown, Jr.	60,734	$10.36	45,550	$13.82	$481,008
Directors
Cynthia Angelos	4,416	$10.36	3,312	$13.82	$34,975
Dave Bessette	4,416	$10.36	3,312	$13.82	$34,975
Elwood B. Coley, Jr.	4,416	$10.36	3,312	$13.82	$34,975
Frank H. Fee III	6,623	$10.36	4,967	$13.82	$52,454
Raymond Gustini	4,416	$10.36	3,312	$13.82	$34,975
Jeff Leslie	4,416	$10.36	3,312	$13.82	$34,975
John Lester	4,416	$10.36	3,312	$13.82	$34,975
Richard Lynch	6,623	$10.36	4,967	$13.82	$52,454
Bobby Tucker	4,416	$10.36	3,312	$13.82	$34,975
Andy Taylor	4,416	$10.36	3,312	$13.82	$34,975

(1)	Represents volume-weighted average exercise prices.
(2)	Represents the product obtained by multiplying the HCBF stock options (Unvested) column amounts by 0.75, rounded down to the nearest whole share.
(3)	Represents the quotient obtained by dividing the HCBF stock option Exercise Price column amounts by 0.75, rounded up to the nearest whole cent. Represents volume-weighted average exercise prices.

(4)

Represents the difference between (x) the average closing market price of CenterState’s securities over the first five business days following the first public announcement of the transaction on August 14, 2017 ($24.38) and (y) the as-converted option exercise prices, multiplied by as-converted option amounts.

Director Non-Competition and Non-Disclosure Agreements; Claims Letters

Each director serving on the board of directors of either HCBF or Harbor Community Bank, other than Michael J. Brown, Sr. and J. Hal Roberts, Jr., has entered into a non-competition and non-disclosure agreement with CenterState, covering a one-year period commencing with the effective time of the merger, in the form attached as Exhibit E to the merger agreement attached as Appendix A to this joint proxy statement/prospectus. In addition, each of the directors of HCBF and Harbor Community Bank has entered into a claims letter in the form attached as Exhibit F to the merger agreement attached as Appendix A to this joint proxy statement/prospectus, by which they have agreed to release certain claims against HCBF and Harbor Community Bank, effective as of the effective time of the merger.

Indemnification and Insurance

As described under “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance” beginning on page 154, after the effective time of the merger, CenterState will indemnify and defend the present and former directors and officers of HCBF and its subsidiaries against claims pertaining to matters occurring at or prior to the closing of the merger. CenterState also has agreed, for a period of six years after the effective time of the merger, to use its commercially reasonable efforts to provide directors’ and officers’ liability insurance coverage to present and former directors and officers of HCBF and its subsidiaries. This insurance policy may be substituted, but must contain at least the same coverage and amounts, and contain terms no less advantageous in the aggregate than the coverage currently provided by HCBF. However, in no event shall CenterState be required to expend for the tail insurance a premium amount in excess of 200% of the annual premiums paid by HCBF for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement.

Director Appointments

At the effective date of the merger, Michael J. Brown, Sr., the chairman and chief executive officer of HCBF, will become a director of CenterState and CenterState Bank. Each non-employee director of CenterState receives a fee of $1,200 for each meeting attended and receives a fee of $900 for any telephonic meeting in which they participated in addition to annual retainer fees of $16,000. Retainer fees are payable at the end of each calendar year. Each non-employee director also receives an additional $15,000 annual retainer fee paid in CenterState’s common stock. Each of CenterState’s non-employee directors is required to own CenterState common stock in the amount of at least two times the director’s annual director compensation. Directors of CenterState Bank also receive board of director fees for serving on that bank’s board of directors and/or board of director committees.

HCBF Employment Agreements

HCBF has entered into written employment agreements with each of its executive officers. None of the agreements provide for the payment of compensation and benefits that are contingent upon, in whole or in part, the merger. However, each of the agreements provides for the payment of compensation and benefits upon certain terminations of employment. The terms of each HCBF executive officer’s employment agreement(s) are described in further detail below.

Michael J. Brown, Sr.

HCBF and Harbor Community Bank (formerly First Bank & Trust of Indiantown, FSB) each entered into a separate employment agreement with Michael Brown, Sr. effective as of February 17, 2011. Mr. Brown, Sr. is entitled to certain severance benefits if his employment is terminated upon his death or disability, by HCBF without cause or if he resigns for any of the following reasons, which constitute “good reason” under Mr. Brown, Sr.’s employment agreement to the extent they have not been cured by HCBF within 30 days: (a) the failure to continue in the offices and positions set forth in his employment agreements; (b) the failure to be assigned duties, authorities, responsibilities and reporting requirements consistent with his position; (c) a reduction in compensation; (d) a change in primary work location by more than fifty (50) miles from St. Lucie County, Florida; (e) HCBF’s failure to indemnify (including the prompt advancement of expenses), or to maintain directors’ and officers’ liability insurance coverage; (f) any breach by HCBF of any material provision of his employment agreement; (g) the failure of the shareholders of the HCBF to elect him to the board of directors, or the failure of the board of directors (or the nominating committees thereof) to nominate him for such election or re-election; or (h) material acts or conduct on the part of HCBF which are designed to force his resignation or prevent him from performing his duties and responsibilities.

Upon such a termination of Mr. Brown, Sr.’s employment by HCBF without cause or a resignation by Mr. Brown, Sr. for good reason, and subject to his compliance with post-employment confidentiality, non-compete and non-solicitation provisions, Mr. Brown, Sr. would be entitled to receive (a) all then accrued compensation; (b) an amount equal to the sum of (i) Mr. Brown, Sr.’s then-current base salary to be paid in accordance with normal payroll policies for the period which is the longer of one (1) year or the remainder of his employment period as of such separation (such longer period, the “Severance Period”), and (ii) an amount equal to the maximum annual bonus that Mr. Brown, Sr. could have earned during such Severance Period; (c) any other amounts due under Mr. Brown, Sr.’s employment agreement; (d) continuation of benefits during the Separation Period (at employer expense); and (e) COBRA continuation during the Severance Period (at employer expense) or, if shorter, until Mr. Brown, Sr. becomes covered by another employer group health plan or by Medicare.

J. Hal Roberts, Jr.

Harbor Community Bank entered into an employment agreement with J. Hal Roberts, Jr, effective as of February 17, 2011. Mr. Roberts is entitled to certain severance benefits if his employment is terminated upon his death or disability, by HCBF without cause or if he resigns for any of the following reasons, which constitute “good reason” under Mr. Roberts’s employment agreement to the extent they have not been cured by HCBF within 30 days: (a) the failure to continue in the offices and positions set forth in his employment agreement; (b) the failure to be assigned duties, authorities, responsibilities and reporting requirements consistent with his position; (c) a reduction in compensation; (d) a change in primary work location by more than fifty (50) miles from St. Lucie County, Florida; (e) HCBF’s failure to indemnify (including the prompt advancement of expenses), or to maintain directors’ and officers’ liability insurance coverage; (f) any breach by HCBF of any material provision of his employment agreement; (g) the failure of the shareholders of the HCBF to elect him to the board of directors, or the failure of the board of directors (or the nominating committees thereof) to nominate him for such election or re-election; or (h) material acts or conduct on the part of HCBF which are designed to force his resignation or prevent him from performing his duties and responsibilities.

Upon such a termination of Mr. Roberts’s employment by HCBF without cause (in certain circumstances) or a resignation by Mr. Roberts for good reason, and subject to his compliance with post-employment confidentiality, non-compete and non-solicitation provisions, Mr. Roberts would be entitled to receive (a) all then accrued compensation; (b) an amount equal to the sum of (i) Mr. Roberts’s then-current base salary to be paid in accordance with normal payroll policies for the Severance Period, and (ii) an amount equal to the maximum annual bonus that Mr. Roberts could have earned during such Severance Period; (c) any other amounts due under Mr. Roberts’s employment agreement; (d) continuation of benefits during the Separation Period (at employer expense); and (e) COBRA continuation during the Severance Period (at employer expense) or, if shorter, until Mr. Roberts becomes covered by another employer group health plan or by Medicare.

Randall A. Ezell

Harbor Community Bank entered into an employment agreement with Randall A. Ezell, effective as of February 17, 2011. Mr. Ezell is entitled to certain severance benefits if his employment is terminated upon his death or disability, by HCBF without cause or if he resigns for any of the following reasons, which constitute “good reason” under Mr. Ezell’s employment agreement to the extent they have not been cured by HCBF within 30 days: (a) the failure to continue in the offices and positions set forth in his employment agreement; (b) the failure to be assigned duties, authorities, responsibilities and reporting requirements consistent with his position; (c) a reduction in compensation; (d) a change in primary work location by more than fifty (50) miles from St. Lucie County, Florida; (e) HCBF’s failure to indemnify (including the prompt advancement of expenses), or to maintain directors’ and officers’ liability insurance coverage; (f) any breach by HCBF of any material provision of his employment agreement; or (g) material acts or conduct on the part of HCBF which are designed to force his resignation or prevent him from performing his duties and responsibilities.

Upon such a termination of Mr. Ezell’s employment by HCBF without cause (in certain circumstances) or a resignation by Mr. Ezell for good reason, and subject to his compliance with post-employment confidentiality, non-compete and non-solicitation provisions, Mr. Ezell would be entitled to receive (a) all then accrued compensation; (b) an amount equal to the sum of (i) Mr. Ezell’s then-current base salary to be paid in accordance with normal payroll policies for the Severance Period, and (ii) an amount equal to the maximum annual bonus that Mr. Ezell could have earned during such Severance Period; (c) any other amounts due under Mr. Ezell’s employment agreement; (d) continuation of benefits during the Separation Period (at employer expense); and (e) COBRA continuation during the Severance Period (at employer expense) or, if shorter, until Mr. Ezell becomes covered by another employer group health plan or by Medicare.

Michael J. Brown, Jr.

Harbor Community Bank entered into an employment agreement with Michael J. Brown, Jr., effective as of February 17, 2011. Mr. Brown, Jr. is entitled to certain severance benefits if his employment is terminated upon his death or disability, by HCBF without cause or if he resigns for any of the following reasons, which constitute “good reason” under Mr. Brown, Jr.’s employment agreement to the extent they have not been cured by HCBF within 30 days: (a) the failure to continue in the offices and positions set forth in his employment agreement; (b) the failure to be assigned duties, authorities, responsibilities and reporting requirements consistent with his position; (c) a reduction in compensation; (d) a change in primary work location by more than fifty (50) miles from St. Lucie County, Florida; (e) HCBF’s failure to indemnify (including the prompt advancement of expenses), or to maintain directors’ and officers’ liability insurance coverage; (f) any breach by HCBF of any material provision of his employment agreement; or (g) material acts or conduct on the part of HCBF which are designed to force his resignation or prevent him from performing his duties and responsibilities.

Upon such a termination of Mr. Brown, Jr.’s employment by HCBF without cause (in certain circumstances) or a resignation by Mr. Brown, Jr. for good reason, and subject to his compliance with post-employment confidentiality, non-compete and non-solicitation provisions, Mr. Brown, Jr. would be entitled to receive (a) all then accrued compensation; (b) an amount equal to the sum of (i) Mr. Brown, Jr.’s then-current base salary to be paid in accordance with normal payroll policies for the Severance Period, and (ii) an amount equal to the maximum annual bonus that Mr. Brown, Jr. could have earned during such Severance Period; (c) any other amounts due under Mr. Brown, Jr.’s employment agreement; (d) continuation of benefits during the Separation Period (at employer expense); and (e) COBRA continuation during the Severance Period (at employer expense) or, if shorter, until Mr. Brown, Jr. becomes covered by another employer group health plan or by Medicare.

Quantification of Amounts Provided

The tables set out below in “Merger-Related Compensation for HCBF’s Named Executive Officers” quantify the compensation and benefits provided to each named executive officer as described above.

No Golden Parachute Indemnification

None of HCBF’s executive officers is entitled to receive an excise tax indemnity payment with regard to any “golden parachute” excise tax.

CenterState Bank Employment Agreements

As a condition to HCBF’s willingness to CenterState to enter into the merger agreement, CenterState Bank entered into an employment agreement with each of Messrs. Roberts and Brown, Jr., effective as of the effective date of the merger. Under the respective employment agreements, Mr. Roberts is expected to serve as the Regional President of the Treasure Coast, with responsibilities for the general bank line of business in the counties of Highlands, Indian River, Martin, Okeechobee, Palm Beach and St. Lucie Counties in Florida, and Mr. Brown is expected to serve as a First Vice President and Business Development Officer of CenterState Bank’s Mortgage Division in Florida. These employment agreements will supersede their respective existing employment agreement with Harbor Bank. Each employment agreement has initial three year terms, and may be extended for successive periods of one year each on materially similar terms and conditions unless either CenterState Bank or the executive determine not to extend the term.

J. Hal Roberts, Jr.

Mr. Roberts’s employment agreement provides for, among other things, (i) an annual base salary of $240,000; (ii) eligibility to participate in CenterState Bank’s incentive compensation plans, which includes a cash incentive opportunity with a target up to 30% of his base salary and an equity based incentive opportunity with a maximum opportunity not to exceed 45% of base salary, subject to the achievement of such goals and objectives as are set by the bank for the executive and the plan generally; and (iii) eligibility to participate in the medical, disability and life insurance plans applicable to the executives of CenterState generally. If Mr. Roberts is terminated without cause or resigns for good reason during the term of his agreement, then, subject to executing an effective release of claims in favor of CenterState Bank, Mr. Roberts will be entitled to (i) a cash severance payment equal to one times the executive’s base salary, plus any incentive compensation earned but unpaid from the previous year; and (ii) continued participation in CenterState’s medical, dental, disability and life insurance programs through the earlier of the end of the 12-month period beginning on the date of termination, such time as the executive is eligible to receive comparable benefit of a subsequent employer, or the date on which the executive becomes eligible for Medicare. If Mr. Roberts retires during the term, he also would be entitled to accelerated vesting of unvested incentive compensation.

Michael J. Brown, Jr.

Mr. Brown, Jr.’s employment agreement provides for, among other things, (i) an initial annual base salary of $180,000; (ii) a guaranteed bonus in year one of $80,000, to be applied against mortgage commission earned during that year on the closed mortgage loan production of mortgage loan officers for which he shall be responsible, and in years two and three a non-forgivable draw versus commission of $90,000, to be applied against mortgage commission earned during those two years on such closed mortgage loan production; and (iii) eligibility to participate in the medical, disability and life insurance plans applicable to the executives of CenterState generally. If Mr. Brown, Jr. is terminated without cause or resigns for good reason during the term of his agreement, then, subject to executing an effective release of claims in favor of CenterState Bank, Mr. Brown, Jr. will be entitled to (i) a cash severance payment equal to one times the executive’s guaranteed first year’s salary, and (ii) continued participation in CenterState’s medical, dental, disability and life insurance programs through the earlier of the end of the 12- month period beginning on the date of termination and such time as the executive is eligible to receive comparable benefit of a subsequent employer.

Each employment agreement contains restrictive covenants providing for non-recruitment of employees, non-solicitation of customers and non-competition, which are effective for a period ending on the first anniversary of the executive’s termination of employment for any reason. Such restrictive covenants do not apply if during the employment period, CenterState undergoes a change in control as defined in the agreement.

Employee Benefit Plans; Severance

On or as soon as reasonably practicable following completion of the merger, employees of HCBF and its subsidiaries, including any executive officers, who continue on as employees of CenterState or any of its subsidiaries will be entitled to participate in benefit plans of CenterState on terms substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of CenterState or its subsidiaries. If, within six months after the effective time of the merger, unless otherwise addressed in an employment agreement entered into with CenterState Bank, any covered employee, including any executive officer, is terminated by CenterState or its subsidiaries other than “for cause” or as a result of unsatisfactory job performance, then CenterState will pay severance to the covered employee in an amount equal to two weeks of base salary for each 12 months of such covered employee’s prior employment with HCBF or its subsidiaries; provided, however, that in no event will the total amount of severance for any current employee be less than four weeks of such base salary, nor greater than 26 weeks of such base salary.

CenterState Retention Bonus Payments

Under the terms of the merger agreement, CenterState has agreed to pay certain employees of HCBF and Harbor Community Bank, including certain executive officers, cash retention bonus payments up to an aggregate amount of $1,804,050 and will award 400,900 HCBF stock options (collectively, the “CenterState Retention Bonuses”), in each case (a) in the case of employees, on the earlier of (i) the ninetieth (90th) day following the closing of the merger, but only if the recipient continues to be employed by CenterState or its subsidiaries on such date or (ii) the date on which the recipient’s employment with CenterState or its subsidiaries is terminated by CenterState or such subsidiary without “cause,” by the recipient for “good reason” or on account of the recipient’s death or “disability,” but only if such termination occurs following the closing of the merger, or (b) in the case of non-employee directors, at the closing of the merger, pursuant to the HCBF Stock Incentive Plan.

Of the total CenterState Retention Bonuses, 12.5% of each component will be allocated to each of the four HCBF officers to the extent still employed at the closing. The merger agreement provides that if one or more officers is no longer employed at the closing, the amounts that would otherwise have been allocated to such officers will not be granted. A further 10% of each component of the total CenterState Retention Bonuses will be allocated to HCBF’s directors to the extent still serving at the closing. The merger agreement provides that if one or more of such directors is no longer serving at the closing, the amounts that would otherwise have been allocated to such directors will not be granted. The remaining 40% of each component of the total CenterState Retention Bonuses will be allocated to other HCBF employees. The CenterState Retention Bonus payments payable to HCBF’s directors and executive officers and Harbor Community Bank’s directors are as follows:

CenterState Retention Bonus Payments

Name	HCBF Stock Options (#)	As-Converted CenterState Stock Options (#) (1)	Cash Retention Bonus ($)
Officers
Michael J. Brown, Sr.	50,113	37,584	$225,506
J. Hal Roberts, Jr.	50,113	37,584	$225,506
Randall A. Ezell	50,113	37,584	$225,506
Michael J. Brown, Jr.	50,113	37,584	$225,506

Name	HCBF Stock Options (#)	As-Converted CenterState Stock Options (#) (1)	Cash Retention Bonus ($)
Directors
Cynthia Angelos	3,645	2,733	$16,401
Dave Bessette	3,645	2,733	$16,401
Elwood B. Coley, Jr.	3,645	2,733	$16,401
Frank H. Fee III	5,466	4,099	$24,598
Raymond Gustini	3,645	2,733	$16,401
Jeff Leslie	3,645	2,733	$16,401
John Lester	3,645	2,733	$16,401
Richard Lynch	5,466	4,099	$24,598
Bobby Tucker	3,645	2,733	$16,401
Andy Taylor	3,645	2,733	$16,401

(1)

Represents the product obtained by multiplying the HCBF stock options by 0.75, rounded down to the nearest whole share. Because the HCBF stock options will not be granted until the closing, the value of such options is indeterminable as of the date of this filing.

Merger-Related Compensation for HCBF’s Named Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K of the SEC rules regarding the compensation for each named executive officer of HCBF that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. Additional information regarding these payments and benefits is also summarized in the section entitled “—Interests of HCBF Executive Officers and Directors in the Merger” beginning on page 127 of this joint proxy statement / prospectus, which information is incorporated by reference into this section.

The tables below quantify such compensation for each of the named executive officers of HCBF. Each HCBF named executive officer is potentially entitled to such benefits under his existing arrangement with HCBF and/or Harbor Community Bank upon the termination of his employment without cause or his resignation for “good reason,” as discussed above in the section entitled “—Interests of HCBF Executive Officers and Directors in the Merger” beginning on page 127 of this joint proxy statement / prospectus. Each named executive officer would be eligible for such severance and benefits without regard to whether such qualifying termination occurred following or prior to the merger. In addition, pursuant to the merger agreement and the HCBF Stock Incentive Plan, each named executive officer would receive full accelerated vesting of his HCBF stock options, which acceleration is also reflected below. The CenterState Retention Bonuses are also included below.

As required by SEC rules, two tables are set forth below. The first table quantifies only that merger-related compensation that would be provided under the existing HCBF arrangements, in each case assuming that the merger occurred on October 1, 2017 (the latest practicable date prior to the filing of this joint proxy statement / prospectus) and that each named executive officer experienced a qualifying termination of employment from HCBF, as more fully described above in “—Interests of HCBF Executive Officers and Directors in the Merger – HCBF Employment Agreements” beginning on page 129 of this joint proxy statement / prospectus immediately thereafter. Only the amounts shown in this first table are subject to the HCBF compensation proposal.

The second table quantifies that compensation under the existing HCBF arrangements together with the CenterState Retention Bonuses and other compensation and benefits that will or may be paid upon a qualifying termination from CenterState, as more fully described above in “—Interests of HCBF Executive Officers and Directors in the Merger—CenterState Bank Employment Agreements” beginning on page 132 of this joint proxy statement / prospectus. The information in the second table includes the information in the first table, plus the value of each named executive officer’s CenterState Retention Bonus. As stated above, only the amounts shown in this second table are not subject to the HCBF compensation proposal.

The equity values reflected in the tables below are based on HCBF stock option holdings as of October 1, 2017, multiplied by 0.75 (rounded down to the nearest whole share), and a per-share value of $24.38, the average per-share closing price of CenterState Common Stock on the first five business days following the public announcement of the merger on August 14, 2017.

The amounts indicated below are estimates of amounts that might become payable to the named executive officers. The estimates are based on multiple assumptions that may or may not prove correct, such as whether the named executive officers will experience a qualifying separation from service. Some of the assumptions are based on information not currently available and, as a result, any actual amounts received by a named executive officer may differ in material respects from the amounts set forth below. The amounts set forth below have not been reduced to reflect assumptions about the effect of golden parachute tax limitations because it is not possible to predict the effect of those limits with certainty.

Golden Parachute Compensation: HCBF

Name (a)	Cash ($) (b) (1)	Equity ($) (c) (2)	Pension / NQDC ($) (d)	Perquisites/ Benefits ($) (e) (3)	Other ($) (g)	Total ($) (h)
Michael J. Brown, Sr.	$337,500	$481,008	$0	$0	$0	$818,508
J. Hal Roberts, Jr.	$453,000	$481,008	$0	$4,000	$0	$938,008
Randall A. Ezell	$379,500	$481,008	$0	$4,000	$0	$864,508
Michael J. Brown, Jr.	$396,000	$481,008	$0	$4,000	$0	$881,008

(1)

Represents a double-trigger payment equal to one times the named executive officers’ annual base salary (for Mr. Brown, Sr., $225,000 (including compensation from both HCBF and Harbor Bank), for Mr. Roberts, $302,000, for Mr. Ezell, $253,000, and for Mr. Brown, Jr., $264,000) plus one times each named executive officer’s maximum annual bonus (for each, 50% of his base salary). Receipt of the severance benefits payable pursuant to each named executive officer’s employment agreement(s) is conditioned upon the executive complying with a confidentiality provision that applies for two years after termination of employment and a non-competition covenant that applies for either one year after termination of employment (in the case of a separation by the executive other than for “good reason,” by HCBF for Cause or due to the named executive’s disability) or the Severance Period (in the case of a separation by the executive for good reason or by HCBF without Cause), and also in part upon a release of claims.

(2)

Represents the value of each unvested HCBF stock option that is being accelerated in connection with the merger, as described above in “—Interests of HCBF Executive Officers and Directors in the Merger—Treatment of HCBF Stock Options” beginning on page 128 of this joint proxy statement / prospectus.

(3)

Represents the value of continued benefits for a one year period following separation, for Messrs. Roberts, Jr., Ezell and Brown, Jr., $4,000 of health insurance benefits, for Mr. Brown, Sr. $0 due to personal medicare supplemental insurance.

Golden Parachute Compensation: HCBF and CenterState

Name (a)	Cash ($) (b) (1)	Equity ($) (c) (2)	Pension / NQDC ($) (d)	Perquisites/ Benefits ($) (e) (3)	Other ($) (g)	Total ($) (h)
Michael J. Brown, Sr.	$563,006	$481,008	$0	$0	$0	$1,044,014
J. Hal Roberts, Jr.	$465,506	$481,008	$0	$0	$0	$946,514
Randall A. Ezell	$605,006	$481,008	$0	$4,000	$0	$1,090,014
Michael J. Brown, Jr.	$405,506	$481,008	$0	$16,016	$0	$902,530

(1)

For Messrs. Brown, Sr., and Ezell, represents (a) a double-trigger payment equal to one times the named executive officers’ annual base salary plus one times each named executive officer’s maximum annual bonus (for each, 50% of his base salary) pursuant to their existing employment agreements with Harbor Community Bank (and for Mr. Brown, Sr., HCBF) and (b) a single-trigger payment equal to the value of the cash component of the CenterState Retention Bonus ($225,506 per named executive officer). For Messrs. Brown, Jr. and Roberts, represents (a) a double-trigger payment equal to one times the named executive officers’ annual CenterState base salary pursuant to their new employment agreements with CenterState, which employment agreements will supersede their respective existing employment agreements with HCBF, and (b) a single-trigger payment equal to the value of the cash component of the CenterState Retention Bonus ($225,506 per named executive officer).

(2)

Represents the value of each unvested HCBF stock option that is being accelerated in connection with the merger, as described above in “—Interests of HCBF Executive Officers and Directors in the Merger—Treatment of HCBF Stock Options” beginning on page 128 of this joint proxy statement / prospectus. Does not reflect the acceleration of the HCBF stock option component of the CenterState Retention Bonuses, as described above in “—Interests of HCBF Executive Officers and Directors in the Merger—CenterState Retention Bonus Payments,” because the stock options would have no spread value as of such date.

(3)

Represents the value of continued benefits for a one year period following separation, as follows: for Mr. Ezell, $4,000 of health insurance benefits, for Mr. Brown, Sr., $0 due to personal medicare supplemental insurance. In addition, For Mr. Brown, Jr. $16,016 in continued health and dental care insurance benefits from CenterState for an additional one year period following separation, based on 2017 premium rate and assuming that the executive does not obtain subsequent employment or become eligible for Medicare during such one year period.

U.S. Federal Income Tax Consequences of the Merger

The following is a summary description of the anticipated U.S. federal income tax consequences of the merger generally applicable to U.S. holders (as defined below) of HCBF common stock who hold their HCBF common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary deals only with the U.S. federal income tax consequences of the merger and does not address state, local, foreign, gift, estate, or other tax laws, nor does it address any tax consequences arising under the Medicare tax on certain net investment income. The following is not intended to be a complete description of the U.S. federal income tax consequences of the merger to all holders of HCBF common stock in light of their particular circumstances or to holders of HCBF common stock subject to special treatment under U.S. federal income tax laws, such as:

•	non-U.S. shareholders;

•

“S” corporations or entities treated as partnerships for U.S. federal income tax purposes or holders of HCBF common stock who hold their shares through “S” corporations or entities treated as partnerships for U.S. federal income tax purposes;

•	financial institutions;

•	insurance companies;

•	qualified insurance plans;

•	tax-exempt organizations;

•	qualified retirement plans and individual retirement accounts;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose functional currency is not the U.S. dollar;

•	shareholders subject to the alternative minimum tax provisions of the Code;

•	shareholders who received their stock upon the exercise of employee stock options or otherwise as compensation;

•	persons who purchased or sell their shares of HCBF common stock as part of a wash sale; or

•	shareholders who hold the common stock as part of a “hedge,” “straddle” or other risk reduction mechanism, “constructive sale,” or “conversion transaction,” as these terms are used in the Code.

A “U.S. holder” of HCBF common stock means a beneficial owner of HCBF common stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust was in existence on August 20, 1996, and has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds HCBF common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership. Partnerships holding HCBF common stock and partners in such partnerships should consult their tax advisors.

This discussion is based upon, and subject to, the Code, the Treasury regulations promulgated under the Code, as well as existing interpretations, administrative rulings and judicial decisions relating thereto, all as in effect as of the date of this joint proxy statement/prospectus. All of these authorities are subject to change, possibly with retroactive effect. Any such change could materially affect the continuing validity of this discussion. In addition, neither CenterState nor HCBF have requested nor do they intend to request a ruling from the IRS as to the U.S. federal income tax consequences of the merger. Accordingly, there can be no assurances that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences described below. Tax laws are complex, and your individual circumstances may affect the tax consequences of the merger to you. We urge you to consult a tax advisor regarding the tax consequences of the merger to you.

Determining the actual tax consequences of the merger to a U.S. holder may be complex and will depend in part on the U.S. holder’s specific situation. Each U.S. holder should consult its own tax advisor as to the tax consequences of the merger in its particular circumstance, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by CenterState and HCBF of opinions from Alston & Bird LLP and Skadden, Arps, Slate, Meagher & Flom LLP, respectively, each dated as of the closing date, that for U.S. federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of such closing opinions may be waived by both CenterState and HCBF. Neither CenterState nor HCBF currently intends to waive the conditions related to the receipt of the closing opinions. The determination by tax counsel as to whether the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code is based on the facts and law existing as of the closing date of the merger.

These opinions are and will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and the registration statement. In rendering their tax opinions, each counsel relied and will rely upon representations and covenants, including those contained in certificates of officers of CenterState and HCBF, reasonably satisfactory in form and substance to each such counsel, and will assume that these representations are true, correct and complete without regard to any knowledge limitation, and that these covenants will be complied with. If any of these assumptions or representations are inaccurate in any way, or any of the covenants are not complied with, these opinions could be adversely affected. The opinions represent each counsel’s best legal judgment, but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the IRS or a court considering the issues.

The following discussion assumes that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

U.S. Holders that Receive a Combination of CenterState Common Stock and Cash

If a U.S. holder’s adjusted tax basis in the HCBF common stock surrendered is less than the sum of the fair market value of the shares of CenterState common stock and the amount of cash (other than cash received in lieu of a fractional share of CenterState common stock) received by the U.S. holder pursuant to the merger, then the U.S. holder will recognize gain in an amount equal to the lesser of (a) the sum of the amount of cash (other than cash received in lieu of a fractional share of CenterState common stock) and the fair market value of the CenterState common stock received, minus the adjusted tax basis of the HCBF shares surrendered in exchange therefor, and (b) the amount of cash received by the U.S. holder (other than cash received in lieu of a fractional share of CenterState common stock). However, if a U.S. holder’s adjusted tax basis in the HCBF shares surrendered is greater than the sum of the amount of cash (other than cash received in lieu of a fractional share of CenterState common stock) and the fair market value of the CenterState common stock received, the U.S. holder’s loss will not be recognized for U.S. federal income tax purposes. If a U.S. holder of HCBF shares acquired different blocks of HCBF shares at different times or different prices, the U.S. holder should consult the U.S. holder’s tax advisor regarding the manner in which gain or loss should be determined for each identifiable block. Any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the HCBF shares surrendered exceeds one year, unless the U.S. holder’s receipt of cash has the effect of a distribution of a dividend (as discussed below under “- Potential Treatment of Cash as a Dividend”), in which case the gain will be treated as ordinary income to the extent of the U.S. holder’s ratable share of HCBF’s accumulated earnings and profits as calculated for U.S. federal income tax purposes.

The aggregate tax basis of the CenterState common stock received (including any fractional share interests deemed received and redeemed for cash as described below under “—Cash Instead of a Fractional Share”) by a U.S. holder that exchanges its HCBF shares for a combination of CenterState common stock and cash as a result of the merger will be the same as the aggregate tax basis of the HCBF shares surrendered in exchange therefor, reduced by the amount of cash received on the exchange (excluding cash received in lieu of a fractional share of CenterState common stock) plus the amount of any gain recognized upon the exchange and any amount treated as a dividend, as described below (excluding any gain recognized as a result of any cash received in lieu of a fractional share of CenterState common stock). The holding period of the CenterState common stock received (including any fractional share deemed received and redeemed) will include the holding period of the HCBF shares surrendered. A U.S. holder receiving a combination of CenterState common stock and cash should consult its own tax advisor regarding the manner in which cash and CenterState common stock should be allocated among the U.S. holder’s HCBF shares and the manner in which the above rules would apply in the holder’s particular circumstance.

Potential Treatment of Cash as a Dividend

Any gain recognized by a U.S. holder who receives cash in the merger may be treated as a dividend for U.S. federal income tax purposes to the extent of the U.S. holder’s ratable share of HCBF’s accumulated “earnings and profits.” In general, the determination of whether such gain recognized will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the U.S. holder’s deemed percentage of stock ownership of CenterState. For purposes of this determination, the U.S. holder generally will be treated as if it first exchanged all of its shares of HCBF common stock solely for CenterState common stock and then CenterState immediately redeemed a portion of the CenterState common stock in exchange for the cash the U.S. holder actually received, which redemption we refer to in this joint proxy statement/prospectus as the “deemed redemption.” Such gain recognized by a U.S. holder pursuant to the deemed redemption will be treated as capital gain if the deemed redemption is (i) “substantially disproportionate” with respect to the U.S. holder (and after the deemed redemption the U.S. holder actually or constructively owns less than 50% of the voting power of the outstanding CenterState common stock) or (ii) not “essentially equivalent to a dividend.” In applying the above tests, the U.S. holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock the U.S. holder actually owns or owned.

The deemed redemption generally will be “substantially disproportionate” with respect to a U.S. holder if the percentage of the outstanding CenterState common stock that the U.S. holder actually and constructively owns immediately after the deemed redemption is less than 80% of the percentage of the outstanding CenterState common stock that the U.S. holder is deemed actually and constructively to have owned immediately before the deemed redemption. The deemed redemption will not be considered to be “essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. holder’s deemed percentage of stock ownership of CenterState. The IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have experienced a “meaningful reduction” if the shareholder has at least a relatively minor reduction in such shareholder’s percentage of stock ownership under the above analysis.

These rules are complex and dependent upon the specific factual circumstances particular to each HCBF shareholder. Consequently, each holder should consult their tax advisor as to the application of these rules to the particular facts relevant to such holder.

Cash Instead of a Fractional Share

If a U.S. holder receives cash in lieu of a fractional share of CenterState common stock, the U.S. holder will be treated as having received a fractional share of CenterState common stock pursuant to the merger and then as having exchanged the fractional share of CenterState common stock for cash in a redemption by CenterState. As a result, and unless the receipt of such cash is treated as a dividend under the principles discussed above under “—Potential Treatment of Cash as a Dividend,” the U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the portion of the U.S. holder’s aggregate tax basis (calculated in the manner as set forth above under “—U.S. Holders that Receive a Combination of CenterState Common Stock and Cash”) allocable to the fractional share of CenterState common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the fractional share (including the holding period of the HCBF common stock surrendered therefor) exceeds one year. The deductibility of capital losses is subject to limitations.

THE FOREGOING SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES DOES NOT CONSTITUTE TAX OR LEGAL ADVICE AND IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY U.S. FEDERAL NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER, NOR ANY TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH SHAREHOLDER IS STRONGLY URGED TO CONSULT HIS, HER, OR ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL, OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting with CenterState treated as the acquiror. Under this method of accounting, HCBF’s assets and liabilities will be recorded by CenterState at their respective fair values as of the date of completion of the merger. Financial statements of CenterState issued after the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of CenterState.

Regulatory Approvals

Under federal law, the merger must be approved by the Federal Reserve Board and the bank merger must be approved by the Office of the Comptroller of the Currency (the “OCC”). Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations. On September 22, 2017, CenterState filed all applications and notifications to obtain these regulatory approvals.

Although we currently believe that we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to CenterState after the completion of the merger or will contain a burdensome condition (as defined in the merger agreement).

Federal Reserve Board. Completion of the merger is subject, among other things, to approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended, which we refer to as the “BHC Act.” In considering the approval of an application under Section 3 of the BHC Act, the Federal Reserve Board reviews factors including: (1) the effect of the proposal on competition in the relevant markets, (2) the financial and managerial resources of the companies involved, including pro forma capital ratios of the combined company (both in terms of absolute capital ratios and capital ratios relative to peer groups determined by the regulators), (3) the risk to the stability of the United States banking or financial system, (4) the convenience and needs of the communities to be served and (5) the effectiveness of the companies in combatting money laundering.

The Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977, which we refer to as the “CRA.” In their most recent respective CRA examinations, CenterState Bank received an overall “satisfactory” CRA performance rating and Harbor Community Bank received an overall “satisfactory” CRA performance rating. Furthermore, the BHC Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve Board, and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. The Federal Reserve Board takes into account the views of third party commenters, particularly on the subject of the merging parties’ service to their communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve Board.

OCC. The prior approval of the OCC will be required under the federal Bank Merger Act to merge Harbor Community Bank with and into CenterState Bank. In evaluating an application filed under the Bank Merger Act, the OCC generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks party to the bank merger, (3) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings, (4) the banks’ effectiveness in combating money-laundering activities and (5) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the OCC provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Transactions approved by the Federal Reserve Board and the OCC generally may not be completed until 30 days after the approval is received, during which time the United States Department of Justice, which we refer to as the “DOJ,” may challenge the transaction on antitrust grounds. With the approval of the Federal Reserve Board or the OCC, as the case may be, and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board or the OCC, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or the OCC does regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

Board of Directors and Management of CenterState Following the Merger

The directors of the surviving company following the effective time of the merger shall consist of (i) the directors of CenterState immediately prior to the effective time of the merger and (ii) one current director of HCBF selected by HCBF in its sole discretion after consultation with CenterState. The executive officers of CenterState immediately prior to the effective time of the merger will continue as the officers of the surviving company following the completion of the merger. HCBF has selected Michael J. Brown, Sr. to serve on the board of directors of CenterState following the effective time of the merger. Information regarding the executive officers and directors of CenterState, except Michael J. Brown, Sr. and David G. Salyers, who was appointed to the board of directors of CenterState on July 20, 2017, is contained in documents filed by CenterState with the SEC and incorporated by reference into this joint proxy statement/prospectus, including CenterState’s Annual Report on Form 10-K for the year ended December 31, 2016 and its definitive proxy statement on Schedule 14A for its 2017 annual meeting, filed with the SEC on March 2, 2017. See “Documents Incorporated By Reference.” Information regarding David Salyers and Michael J. Brown, Sr. is included below.

David G. Salyers

David G. Salyers, age 58, was appointed to the boards of directors of CenterState and CenterState Bank on July 20, 2017, to serve until the next annual meeting of shareholders. Mr. Salyers is head of Brand Activation Marketing for Chick-fil-A, Inc., the Atlanta based fast food restaurant chain, where he has spent his entire career. He also is active in community activities, including being on the board of directors for Re-Think, a non-profit organization behind the Orange Conference, dedicated to character development in children, and the board for Growing Leaders Foundation, an organization dedicated to developing the next generation of leaders. He also is on the board of trustees for the Chick-Fil-A Peach Bowl and the board of the Atlanta Sports Council. He is author of the book “Remarkable!” on company culture. Mr. Salyers’ experience in operating a national service-oriented business and leadership development is considered a valuable asset to CenterState and CenterState Bank as it continues to grow into a larger community bank with a focus on the customer and employees. Mr. Salyers is considered independent as defined by the NASDAQ rules and is subject to the same rules relating to related party transactions as the other directors.

Michael J. Brown, Sr.

Michael J. Brown, Sr., age 76, has served as Chairman and Chief Executive Officer of HCBF since inception and of Harbor Community Bank since its acquisition by HCBF in 2011. Mr. Brown was the former President, Chief Executive Officer and Chairman of the Board of Directors of Harbor Federal Savings and Loan Association (“Harbor Federal”) from 1976 until its sale to National City in 2006. Mr. Brown began his banking career with Prudential Savings & Loan in Clayton, Missouri in 1964 and ultimately became that institution’s Chief Financial Officer. In 1972, he moved to University Federal Savings & Loan Association in Coral Gables, Florida to assume the title of Senior Vice President and Chief Financial Officer. He joined Harbor Federal in Fort Pierce, Florida in 1974. Mr. Brown received a bachelor’s degree from St. Louis University in 1962. He has served on numerous community, state and national organizations, including serving as Director of America’s Community Bankers, Director of the Florida Bankers Association, and member of the Advisory Board of the Federal Home Mortgage Corporation. Mr. Brown also completed two-year appointment on the Thrift Institutions Advisory Council to the Federal Reserve Board of Governors and is currently a board member of the Hands Clinic of St. Lucie County and the Harbor Branch Oceanographic Institute Foundation. Mr. Brown’s significant experience in and knowledge related to the banking industry will be a valuable asset to CenterState and CenterState Bank, and the integration of CenterState with HCBF.

Appraisal Rights for HCBF Shareholders

Holders of HCBF common stock as of the record date are entitled to appraisal rights under the Florida Business Corporation Act (the “FBCA”). Pursuant to Section 607.1302 of the FBCA, an HCBF shareholder who does not wish to accept the consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his or her shares of HCBF common stock immediately prior to the date of the HCBF Special Meeting to vote on the proposal to approve the merger agreement, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable. You should note that a condition to the closing of the merger is that less than 5% of the outstanding shares of HCBF common stock validly exercise, or remain entitled to exercise, their appraisal rights.

In order to exercise appraisal rights, a dissenting HCBF shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1333 of the FBCA, which are summarized below. A copy of the full text of those Sections is included as Appendix D to this joint proxy statement/prospectus. HCBF shareholders are urged to read Appendix D in its entirety and to consult with their legal advisors. Each HCBF shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.

Procedures for Exercising Dissenters’ Rights of Appraisal

The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which are included as Appendix D to this joint proxy statement/prospectus.

A dissenting shareholder, who desires to exercise his or her appraisal rights, must file with HCBF, prior to the taking of the vote on the merger, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the adoption and approval of the merger agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A dissenting shareholder need not vote against the merger agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her shares of HCBF common stock in favor of adoption and approval of the merger agreement. A vote in favor of adoption and approval of the merger agreement will constitute a waiver of the shareholder’s appraisal rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

HCBF Holding Company, Inc.

200 S. Indian River Blvd., Suite 101

Fort Pierce, Florida 34950

Attention: Corporate Secretary

All such notices must be signed in the same manner as the shares are registered on the books of HCBF. If an HCBF shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to adopt and approve the merger agreement is taken at the HCBF special meeting, then the HCBF shareholder will be deemed to have waived his or her appraisal rights.

Within 10 days after the completion of the merger, CenterState must provide to each HCBF shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an appraisal election form that specifies, among other things:

•	the date of the completion of the merger;

•	CenterState’s estimate of the fair value of the shares of HCBF common stock;

•

where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which they must be received by CenterState or its agent, which date may not be fewer than 40, nor more than 60, days after the date CenterState sent the appraisal notice and appraisal election form to the shareholder; and

•

the date by which a notice from the HCBF shareholder of his or her desire to withdraw his or her appraisal election must be received by CenterState, which date must be within 20 days after the date set for receipt by CenterState of the appraisal election form from the HCBF shareholder.

The form must also contain CenterState’s offer to pay to the HCBF shareholder the amount that it has estimated as the fair value of the shares of HCBF common stock, and request certain information from the HCBF shareholder, including:

•	the shareholder’s name and address;

•	the number of shares as to which the shareholder is asserting appraisal rights;

•	that the shareholder did not vote for the merger;

•	whether the shareholder accepts the offer of CenterState to pay its estimate of the fair value of the shares of HCBF common stock to the shareholder; and

•

if the shareholder does not accept the offer of CenterState, the shareholder’s estimated fair value of the shares of HCBF common stock and a demand for payment of the shareholder’s estimated value plus interest.

A dissenting shareholder must submit the certificate(s) representing his or her shares with the appraisal election form. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the merger agreement.

Upon returning the appraisal election form, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.

A dissenting shareholder who has delivered the appraisal election form and his or her HCBF common stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to CenterState within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of CenterState. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.

If the dissenting shareholder accepts the offer of CenterState in the appraisal election form to pay CenterState’s estimate of the fair value of the shares of HCBF common stock, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by CenterState or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares.

A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify HCBF in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the beneficial shareholder only if the beneficial shareholder submits to HCBF the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal notice, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

Section 607.1330 of the FBCA addresses what should occur if a dissenting shareholder fails to accept the offer of CenterState to pay the value of the shares as estimated by CenterState, and CenterState fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest.

If a dissenting shareholder refuses to accept the offer of CenterState to pay the value of the shares as estimated by CenterState, and CenterState fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest, then within 60 days after receipt of a written demand from any dissenting shareholder given within 60 days after the date on which the merger was effected, CenterState shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in Florida where the registered office of CenterState, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.

If CenterState fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of CenterState. A copy of the initial pleading will be served on each dissenting shareholder. CenterState is required to pay each dissenting shareholder the amount found to be due within 10 days after final determination of the proceedings, which amount may, in the discretion of the court, include a fair rate of interest, which will also be determined by the court. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in such shares.

Section 607.1331 of the FBCA provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against CenterState, except that the court may assess costs against all or some of the dissenting shareholders, in amounts determined by the court, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts determined by the court, against: (i) CenterState and in favor of any or all dissenting shareholders if the court finds CenterState did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either CenterState or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against CenterState, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that CenterState fails to make a required payment when a dissenting shareholder accepts CenterState’s offer to pay the value of the shares as estimated by CenterState, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from CenterState all costs and expenses of the suit, including counsel fees.

BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is included as Appendix A to this joint proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The Merger

The boards of directors of CenterState and HCBF have each unanimously approved the merger agreement, which provides for the merger of HCBF with and into CenterState, with CenterState as the surviving company in the merger. Each share of CenterState common stock issued and outstanding immediately prior to the effective time of the merger will remain outstanding as one share of CenterState common stock. Each share of HCBF common stock issued and outstanding immediately prior to the effective time of the merger will be entitled to be converted into the right to receive (i) 0.675 shares of CenterState common stock (the “Per Share Stock Consideration”), and (ii) a cash amount equal to $1.925 plus any cash dividends payable to CenterState shareholders of record as of any date on or after the closing and any cash in lieu of fractional shares (the “Per Share Cash Consideration”, together with the Per Share Stock Consideration”, the “Merger Consideration”) with the Merger Consideration subject to adjustment as set forth below under “— Merger Consideration.”

The merger agreement also provides that immediately after the effective time of the merger but in effect simultaneously on the date the merger closes, Harbor Community Bank, which is a Florida state-chartered bank and a direct wholly owned subsidiary of HCBF, will merge with and into CenterState Bank, N.A., a national banking association and a direct wholly owned subsidiary of CenterState (“CenterState Bank”), with CenterState Bank as the surviving bank of such merger. The terms and conditions of the merger of CenterState Bank and Harbor Community Bank are set forth in a separate merger agreement and plan of merger (referred to as the “Bank merger agreement”), the form of which is attached as exhibit D to the merger agreement. As provided in the Bank merger agreement, the merger of CenterState Bank and Harbor Community Bank may be abandoned at the election of CenterState Bank at any time, whether before or after filings are made for regulatory approval of such merger. We refer to the merger of CenterState Bank and Harbor Community Bank as the “bank merger.”

Closing and Effective Time of the Merger

The closing of the merger will take place immediately prior to the later of (i) the date and time of filing of articles of merger with the Department of State and the Secretary of State of the State of Florida by CenterState or (ii) the date and time when the merger becomes effective as set forth in such articles of merger, which will be no later than three business days after all of the conditions to the closing of the merger have been satisfied or waived in accordance with their terms, provided that the closing shall occur no earlier than January 1, 2018. The merger will become effective at such time as the last articles of merger are filed or such other time as may be specified in the articles of merger.

We currently expect that the merger will be completed in the first quarter of 2018, subject to obtaining the requisite approvals from the shareholders of CenterState and HCBF, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods and other conditions. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. No assurance is made as to whether, or when, CenterState and HCBF will obtain the required approvals or complete the merger. See “— Conditions to Completion of the Merger.”

Merger Consideration

Under the terms of the merger agreement, each share of HCBF common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the Merger Consideration.

No fractional shares of CenterState common stock will be issued in connection with the merger. Instead, CenterState will make to each HCBF shareholder who would otherwise receive a fractional share of CenterState common stock a cash payment, without interest, equal to: (i) the fractional share amount, rounded to the nearest one hundredth of share multiplied by (ii) the average closing price per share of CenterState common stock on NASDAQ for the 10 trading day period ending on the later of (a) the date on which the last required regulatory approval is obtained without regard to any requisite waiting period, (b) the date on which the required HCBF shareholder approval is obtained or (c) the date on which the required CenterState shareholder approval is obtained.

If CenterState or HCBF change the number of shares of CenterState common stock or HCBF common stock outstanding prior to the effective time of the merger as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the CenterState common stock or HCBF common stock and the record date for such corporate action is prior to the effective time of the merger, then the Merger Consideration shall be appropriately and proportionately adjusted to give HCBF shareholders the same economic effect as contemplated by the merger agreement prior to any such event.

HCBF may terminate the merger agreement if the average closing price of CenterState common stock over a specified period prior to completion of the merger decreases below certain specified thresholds unless CenterState elects to increase the merger consideration through the payment of additional Per Share Cash Consideration based on a formula specified in the merger agreement, as discussed in further detail on pages 43 and 159.

The value of the shares of CenterState common stock to be issued to HCBF shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the CenterState common stock. See “Risk Factors — Because the market price of the CenterState common stock may fluctuate, HCBF shareholders cannot be sure of the market value of the merger consideration they will receive until the closing.” beginning on page 42.

Procedures for Converting Shares of HCBF Common Stock into Merger Consideration

Exchange Agent

CenterState will designate a third party to act as the exchange agent in connection with the merger (such agent is referred to in this joint proxy statement/prospectus as the “exchange agent”). The exchange agent shall also act as the agent for HCBF shareholders for the purpose of receiving their HCBF certificates and book-entry shares and shall obtain no rights or interests in the shares represented thereby. Prior to the effective time of the merger, CenterState will deposit, or cause to be deposited, with the exchange agent the aggregate Per Share Stock Consideration and the aggregate Per Share Cash Consideration and, to the extent then determinable, any cash payable in lieu of fractional shares, necessary to satisfy the aggregate Merger Consideration payable.

Transmittal Materials and Procedures

Promptly (but not more than five business days, provided that the exchange agent has received all necessary information from HCBF) after the effective time of the merger, CenterState will cause the exchange agent to send transmittal materials, which will include the appropriate form of letter of transmittal, to holders of record of shares of HCBF common stock (other than excluded shares) providing instructions on how to effect the delivery of certificates or book-entry shares of HCBF common stock in exchange for the merger consideration. After the effective time of the merger, when an HCBF shareholder surrenders his or her stock certificates or book-entry shares, accompanied by a properly executed letter of transmittal and any other documents as may reasonably be required by the exchange agent, the holder of shares of HCBF common stock will be entitled to receive, (i) his or her pro rata portion of the Merger Consideration and (ii) any cash in lieu of fractional shares to which the holder is entitled.

No interest will be paid or accrued on any amount payable upon cancellation of shares of HCBF common stock. The shares of CenterState common stock issued and cash amount paid in accordance with the merger agreement upon conversion of the shares of HCBF common stock (including any cash paid in lieu of fractional shares) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of HCBF common stock.

If any portion of the Merger Consideration is to be delivered to a person or entity other than the holder in whose name any surrendered certificate is registered, it will be a condition of such exchange that (i) the certificate surrendered must be properly endorsed or must be otherwise in proper form for transfer and (ii) the person or entity requesting such payment pays any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a person or entity other than the registered holder of the certificate surrendered or will establish to the satisfaction of CenterState that such tax has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to book-entry shares will only be made to the person or entity in whose name such book-entry shares are registered. The shares of CenterState common stock may be in uncertificated book-entry form, unless a physical certificate is otherwise required by any applicable law.

Surrender of HCBF Stock Certificates

The exchange agent will mail to each holder of record of HCBF common stock the letter of transmittal along with instructions for completing the letter of transmittal and delivering to the exchange agent the completed letter of transmittal along with the stock certificates or book-entry shares representing the shares of HCBF common stock held by the shareholder.

Upon surrender to the exchange agent of the certificate(s) or book-entry shares representing his or her shares of HCBF common stock, accompanied by a properly completed letter of transmittal, an HCBF shareholder will be entitled to receive the Merger Consideration promptly after the effective time of the merger (including any cash in lieu of fractional shares). Until surrendered, each such certificate or book-entry share will represent after the effective time of the merger, for all purposes, only the right to receive the Merger Consideration, without interest (including any cash in lieu of fractional shares) and any dividends to which such holder is entitled pursuant to the merger agreement.

No dividends or other distributions with respect to CenterState common stock after completion of the merger will be paid to the holder of any unsurrendered HCBF stock certificates or book-entry shares with respect to the shares of CenterState common stock represented by those certificates until those certificates or book-entry shares have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered HCBF stock certificate or book-entry shares, the holder of the certificate or book-entry shares will be entitled to receive, without interest: (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of CenterState common stock represented by that certificate or the book-entry shares; and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of CenterState common stock represented by that certificate or the book-entry shares with a record date after the effective time of the merger (but before the date on which the certificate or book-entry shares are surrendered) and with a payment date subsequent to the issuance of the shares of CenterState common stock issuable in exchange for that certificate or book-entry shares.

Shares of CenterState common stock, cash merger consideration and cash in lieu of any fractional shares may be issued or paid in a name other than the name in which the surrendered HCBF stock certificate is registered if: (i) the certificate surrendered is properly endorsed or otherwise in a proper form for transfer; and (ii) the person requesting the payment or issuance pays any transfer or other similar taxes due or establishes to the satisfaction of CenterState that such taxes have been paid or are not applicable.

None of CenterState, the exchange agent or any other person will be liable to any former HCBF shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

In the event any HCBF stock certificate is lost, stolen or destroyed, in order to receive the merger consideration (including cash in lieu of any fractional shares), the holder of that certificate must provide an affidavit of that fact and, if reasonably required by CenterState or the exchange agent, post a bond in such amount as CenterState determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.

Stock Options

If the merger is completed, each option to acquire shares of HCBF common stock which is then outstanding will automatically become fully vested and will be converted into an option to purchase that number of shares of CenterState common stock equal to the number of shares subject to such option multiplied by 0.75 (rounded down to the nearest whole share), at an exercise price equal to the exercise price per share of the HCBF stock option divided by 0.75 (rounded up to the nearest whole cent).

Conduct of Business Pending the Merger

Pursuant to the merger agreement, CenterState and HCBF have agreed to certain restrictions on their activities until the effective time of the merger. CenterState has agreed that it will carry on its business consistent with prudent banking practices and in compliance in all material respects with applicable laws. HCBF has agreed to carry on its business, including the business of each of its subsidiaries, in the ordinary course of business and consistent with prudent banking practice. In addition, HCBF has agreed that it will use commercially reasonable efforts to:

•	preserve its business organization and assets intact;

•	keep available to itself and CenterState the present services of the current officers and employees of HCBF and its subsidiaries;

•	preserve for itself and CenterState the goodwill of its customers, employees, lessors and others with whom business relationships exists; and

•	continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans.

CenterState has also agreed until effectiveness of the merger it and its subsidiaries will not take any or knowingly fail to take any action that is intended or is reasonably likely to:

•	prevent, delay or impair CenterState’s ability to consummate the merger or the transactions contemplated by the merger agreement; or

•	agree to take, commit to take, or adopt any resolution of its board of directors in support of, any of the actions prohibited by the merger agreement.

HCBF has also agreed that it will not, and will not permit its subsidiaries to do any of the following without the prior written consent of CenterState, except as previously agreed to by the parties:

•

(i) except as previously disclosed to CenterState, issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock (except for issuances of HCBF common stock upon the exercise of HCBF stock options), any rights, any new award or grant under the HCBF stock plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as permitted in the merger agreement, accelerate the vesting of any existing rights, or (iii) except as permitted in the merger agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any rights issued and outstanding prior to the effective time (other than the acquisition of shares of HCBF common stock from a holder of HCBF stock options in satisfaction of withholding obligations or in payment of the exercise price, as may be permitted pursuant to HCBF stock plans or the applicable award agreements);

•

make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends to HCBF from its wholly-owned subsidiaries;

•

except as allowed by the merger agreement, enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of HCBF or its subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the ordinary course of business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of HCBF or its subsidiaries, except as previously disclosed to CenterState and (ii) as may be required by law, or (iii) to satisfy contractual obligations;

•

hire any person as an employee of HCBF or any of its subsidiaries, except for at-will employees at an annual rate of salary not to exceed $100,000 to fill vacancies that may arise from time to time in the ordinary course of business;

•

enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice to and consultation with CenterState, (ii) to satisfy contractual obligations existing as of the date of the merger agreement and as previously disclosed to CenterState, (iii) as previously disclosed to CenterState, or (iv) as may be required pursuant to the terms of the merger agreement) any HCBF benefit plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of HCBF or any of its subsidiaries;

•

except pursuant to agreements or arrangements in effect on the date of the merger agreement and previously disclosed to CenterState, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the ordinary course of business;

•

except as previously disclosed to CenterState or in the ordinary course of business (including the sale, transfer or disposal of other real estate owned), sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to HCBF or any of its subsidiaries;

•

acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, debt, business, deposits or properties of any other entity or person, except for purchases specifically approved by CenterState;

•	make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate;

•	amend HCBF’s articles of incorporation or bylaws or any equivalent documents of HCBF’s subsidiaries;

•

implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws, GAAP or at the direction of a governmental authority, including changes in interpretation or enforcement;

•

except as previously disclosed to CenterState, enter into, amend, modify, terminate, extend, or waive any material provision of, any HCBF material contract, lease or insurance policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to HCBF or any of its subsidiaries, or enter into any contract that would constitute an HCBF material contract if it were in effect on the date of the merger agreement, except for any amendments, modifications or terminations requested by CenterState;

•

other than settlement of foreclosure actions in the ordinary course of business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which HCBF or any of its subsidiaries is or becomes a party after the date of the merger agreement, which settlement or agreement involves payment by HCBF or any of its subsidiaries of an amount which exceeds $100,000 individually or $200,000 in the aggregate and/or would impose any material restriction on the business of HCBF or any of its subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

•

(i) enter into any material new line of business, introduce any material new products or services, or introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, its hedging practices and policies, and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business;

•	enter into any derivative transaction;

•

incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of 12 months (other than creation of deposit liabilities or sales of certificates of deposit in the ordinary course of business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of any other person, other than the issuance of letters of credit in the ordinary course of business and in accordance with restrictions on making or extending loans as set forth in the merger agreement;

•

(i) other than in accordance with HCBF’s investment guidelines, acquire, sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, or (ii) change the classification method for any of the HCBF investment securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320;

•	make any changes to deposit pricing other than such changes that may be made in the ordinary course of business;

•	except for loans or extensions of credit approved and/or committed as of the date of the merger agreement and disclosed to CenterState, (i) make, renew, renegotiate, increase, extend or modify any

(A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by HCBF or any of its subsidiaries to such borrower or its affiliates would be in excess of $250,000, in the aggregate, (B) loan secured by other than a first lien in excess of $500,000, (C) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of $750,000, (E) secured loan over $2,000,000, (F) any loan that is not made in conformity with HCBF’s ordinary course lending policies and guidelines in effect as of the date hereof, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of HCBF or any of its subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $2,000,000, (ii) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the ordinary course of business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where HCBF or any of its subsidiaries retains any servicing rights. Any loan in excess of the foregoing limits will require the prior written approval of the President or Chief Credit Officer or Credit Administrator of CenterState Bank. Notwithstanding the foregoing, HCBF may, without obtaining the prior written approval of CenterState Bank (i) effect any modification to a loan or extension of credit that is not rated “substandard” or lower; (ii) extend the loan maturity or renew loans rated “watch” or “special mention” for no more than three years, where no additional credit is extended, or grant payment deferrals up to six months and renew loans rated “watch “ or better where no additional credit is extended; (iii) extend the loan maturity or renew loans rated “substandard” for no more than two years, where no additional credit is extended and (iv) renew for up to two years any unsecured loan of less than $300,000 where no additional credit is extended. HCBF will not effect any collateral release for any loan rated “watch” or lower without the prior approval of CenterState Bank;

•

make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by HCBF or its subsidiaries;

•

except as required by applicable law or in the ordinary course of business, make or change any material tax election, file any material amended tax return, enter into any material closing agreement with respect to taxes, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, file any claim for a material refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment, provided that, for purposes of the foregoing, “material” means affecting or relating to $100,000 or more in taxes or $200,000 or more of taxable income;

•

take any action or knowingly fail to take any action not contemplated by the merger agreement that is intended or is reasonably likely to (i) prevent, delay or impair HCBF’s ability to consummate the merger or the transactions contemplated by the merger agreement, or (ii) agree to take, make any commitment to take or adopt any resolutions of its board of directors in support of any actions prohibited by the merger agreement;

•	directly or indirectly repurchase, redeem or otherwise acquire any shares of HCBF capital stock or any securities convertible into or exercisable for any shares of HCBF capital stock;

•

except as previously disclosed to CenterState or required by law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by CenterState;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries; or

•

(i) enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law.

Regulatory Matters

CenterState has agreed to use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement. CenterState and HCBF agreed to use their respective commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as promptly as reasonably practicable after filing.

CenterState and HCBF and their respective subsidiaries have agreed to cooperate with each other and use their reasonable best efforts to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and regulatory and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement and to comply with the terms and conditions of all such permits, consents, approvals and authorizations; provided, however, that nothing contained in the merger agreement will require CenterState or any of its subsidiaries or HCBF or any of its subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any governmental authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to HCBF) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of CenterState, HCBF, the surviving entity or the surviving bank, after giving effect to the merger.

CenterState and HCBF will furnish each other and each other’s counsel with all information as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of CenterState or HCBF to any governmental authority in connection with the transactions contemplated by the merger agreement. Each party has the right to review and approve all characterizations of the information relating to such party and any of its subsidiaries that appear in any filing with a governmental authority made in connection with the transactions contemplated by the merger agreement. In addition, CenterState and HCBF agreed to provide to the other party for review a copy of each filing with a governmental authority made in connection with the transactions contemplated by the merger agreement prior to its filing.

NASDAQ Listing

CenterState has agreed to use its commercially reasonable efforts to cause the shares of CenterState common stock to be issued in connection with the merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the effective time of the merger.

Employee Matters

General

Following the effective time of the merger, CenterState must maintain employee benefit plans and compensation opportunities for those persons who are full-time employees of HCBF and its subsidiaries on the closing date of the merger (referred to below as “covered employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of CenterState or its subsidiaries (except that no covered employee may participate in any closed or frozen plan of CenterState or its subsidiaries). CenterState shall give the covered employees full credit for their prior service with HCBF and its subsidiaries for purposes of eligibility and vesting under any qualified or non-qualified employee benefit plan maintained by CenterState in which covered employees may be eligible to participate and for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by CenterState.

With respect to any CenterState health, dental, vision or other welfare plan in which any covered employee is eligible to participate, for the first plan year in which the covered employee is eligible to participate, CenterState or its applicable subsidiary must use its commercially reasonable best efforts to: (i) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee and his or her covered dependents to the extent the condition was, or would have been, covered under the HCBF benefit plan in which the covered employee participated immediately prior to the effective time of the merger; and (ii) recognize any health, dental, vision or other welfare expenses incurred by the covered employee and his or her covered dependents in the year that includes the closing date of the merger (or, if later, the year and which the covered employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements.

If, within six months after the effective time of the merger, any covered employee is terminated by CenterState or its subsidiaries other than “for cause” or as a result of unsatisfactory job performance, then CenterState will pay severance to the covered employee in an amount equal to two weeks of base salary for each 12 months of such covered employee’s prior employment with HCBF or its subsidiaries; provided, however, that in no event will the total amount of severance for any current employee be less than four weeks of such base salary, nor greater than 26 weeks of such base salary. Any severance to which a covered employee may be entitled in connection with a termination occurring more than six months after the effective time of the merger will be as set forth in the severance policies of CenterState and its subsidiaries as then in effect.

At the effective time of the merger, all accrued and unused sick time for all employees of HCBF and its subsidiaries and all accrued and unused vacation time for all employees of HCBF and its subsidiaries shall be accorded such treatment as set forth in CenterState’s polices.

Prior to the effective time of the merger, HCBF will (i) cause the termination of all salary continuation and supplement executive retirement plans, programs and agreements between HCBF and/or any of its subsidiaries and any officer or employee, and (ii) pay all amounts due its officers, directors and employees pursuant to the change in control provisions applicable under any HCBF benefit plan.

Indemnification and Directors’ and Officers’ Insurance

For a period of six years after the effective time of the merger, CenterState must indemnify and hold harmless the present and former directors and officers of HCBF and its subsidiaries against all costs or expenses, judgements, fines, losses, claims, damages or other liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions of such persons in the course of performing their duties for HCBF or its subsidiaries occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement), to the same extent as such persons have the right to be indemnified pursuant to the articles of incorporation or bylaws of HCBF or similar governing documents of each subsidiary in effect on the date of the merger agreement and to the extent permitted by applicable law.

For a period of six years after the effective time of the merger, CenterState will use its commercially reasonable efforts to provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of HCBF or its subsidiaries with respect to claims against them arising from facts or events occurring before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as the coverage currently provided by HCBF; provided, however, that: (i) if CenterState is unable to obtain or maintain the directors’ and officers’ liability insurance, then CenterState will provide as much comparable insurance as is reasonably available and (ii) officers and directors of HCBF or its subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the insurance risk. In no event shall CenterState be required to expend, for the tail insurance a premium amount in excess of 200% of the annual premiums paid by HCBF for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement. If the cost of the tail insurance exceeds such maximum premium for the tail insurance, CenterState will obtain tail insurance or a separate tail insurance policy with the greatest coverage available for a cost not exceeding such maximum premium.

CenterState has agreed that if it, or any of its successors and assigns, consolidates with or merges with any other corporation or entity where it is not the continuing or surviving corporation, or transfers all or substantially all of its property or assets, it will make proper provision so that the successors and assigns of CenterState and its subsidiaries assume the obligations of indemnification under the merger agreement.

Third Party Proposals

HCBF has agreed that, from the date of the merger agreement it will not, and will cause its subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of HCBF or any of its subsidiaries to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage or take any action to facilitate an inquiry or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal; (ii) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access to, any person (other than CenterState) any information or data with respect to HCBF or any of its subsidiaries or otherwise relating to an acquisition proposal; (iii) release any person from, waive any provision of, or fail to enforce any confidentiality agreement or standstill agreement to which HCBF is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means any inquiry, offer or proposal that could reasonably be expected to lead to (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving HCBF or any of its subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of HCBF or any of its subsidiaries; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of HCBF or any of its subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of HCBF or any of its subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

However, at any time prior to the HCBF special meeting, HCBF may take any of the actions described in the first paragraph of this “—Third Party Proposals” section if, but only if (i) HCBF receives a bona fide unsolicited acquisition proposal, (ii) the HCBF board of directors reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and it is reasonably necessary to take such actions to comply with its fiduciary duties to HCBF’s shareholders under applicable law, (iii) HCBF has provided CenterState with at least three business days’ prior notice of such determination, and (iv) prior to furnishing or affording access to any information or data with respect to HCBF or any of its subsidiaries or otherwise relating to an acquisition proposal, HCBF receives from such person a confidentiality agreement with terms no less favorable to HCBF than those contained in the confidentiality agreement with CenterState. HCBF must promptly provide to CenterState any non-public information regarding HCBF or any of its subsidiaries provided to any other person which was not previously provided to CenterState, and such additional information must be provided no later than the date of provision of such information to such other party.

A “superior proposal” means a bona fide, unsolicited acquisition proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and HCBF or any of its subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding HCBF common stock or more than 50% of the assets of HCBF and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of HCBF determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (a) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, and (b) taking into account any changes to the merger agreement proposed by CenterState in response to such acquisition proposal, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, such proposal is more favorable to the shareholders of HCBF from a financial point of view than the merger.

HCBF must promptly (and in any event within 24 hours) notify CenterState in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, HCBF or its representatives, in each case in connection with any acquisition proposal, and such notice must indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications), except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). HCBF has agreed that it will keep CenterState informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

Except as provided below, neither the board of directors of HCBF nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to CenterState in connection with the transactions contemplated by the merger agreement (including the merger), the HCBF recommendation, fail to reaffirm the HCBF recommendation within three business days following a request by CenterState, or make any statement, filing or release, in connection with the HCBF special meeting or otherwise, inconsistent with the HCBF recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal will be considered an adverse modification of the HCBF recommendation); (ii) approve or recommend, or propose to approve or recommend, any acquisition proposal; or (iii) enter into (or cause HCBF or any of its subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (a) related to any acquisition transaction (other than a confidentiality agreement entered into in accordance with the foregoing) or (b) requiring HCBF to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

Notwithstanding the foregoing, prior to the date of the HCBF special meeting, the board of directors of HCBF may withdraw, qualify, amend or modify the HCBF recommendation (“HCBF subsequent determination”) after the fifth business day following CenterState’s receipt of a notice (the “notice of superior proposal”) from HCBF advising CenterState that the board of directors of HCBF has decided that a bona fide unsolicited written acquisition proposal that it received (that did not result from a breach of the merger agreement) constitutes a superior proposal if, but only if, (i) the board of directors of HCBF has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that it is reasonably necessary to take such actions to comply with its fiduciary duties to HCBF’s shareholders under applicable law, (ii) during the five business day period after receipt of the notice of superior proposal by CenterState (the “notice period”), HCBF and the board of directors of HCBF shall have cooperated and negotiated in good faith with CenterState to make such adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable HCBF to proceed with the HCBF recommendation without a HCBF subsequent determination; provided, however, that CenterState does not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement and (iii) at the end of the notice period, after taking into account any such adjusted, modified or amended terms as may have been proposed by CenterState since its receipt of such notice of superior proposal, the board of directors of HCBF has again in good faith made the determination that such acquisition proposal constitutes a superior proposal. In the event of any material revisions to the superior proposal, HCBF is required to deliver a new notice of superior proposal to CenterState and again comply with the foregoing requirements, except that the notice period will be reduced to three business days.

Notwithstanding any HCBF subsequent determination, the merger agreement will be submitted to HCBF’s shareholders at the HCBF special meeting for the purpose of voting on the approval of the merger agreement and the transactions contemplated thereby (including the merger) and nothing contained in the merger agreement will be deemed to relieve HCBF of such obligation; provided, however, that if the board of directors of HCBF makes a HCBF subsequent determination with respect to a superior proposal, then the board of directors of HCBF may recommend approval of such superior proposal by the shareholders of HCBF and may submit the merger agreement to HCBF’s shareholders without recommendation, in which event the board of directors of HCBF will communicate the basis for its recommendation of such superior proposal and the basis for its lack of a recommendation with respect to the merger agreement and the transactions contemplated thereby to HCBF’s shareholders in an appropriate amendment or supplement to this joint proxy statement/prospectus.

Representations and Warranties

The merger agreement contains generally customary representations and warranties of CenterState and HCBF relating to their respective businesses that are made as of the date of the merger agreement and as of the closing date of the merger. The representations and warranties of each of CenterState and HCBF have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:

•

have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement—the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by CenterState and HCBF to each other primarily relate to:

•	corporate organization, existence, power and authority;

•	capitalization;

•	corporate authorization to enter into the merger agreement and to consummate the merger;

•	regulatory approvals and consents required in connection with the merger and the bank merger;

•	reports filed with governmental entities, including, in the case of CenterState, the SEC;

•	absence of material adverse effect on each party since December 31, 2016;

•	compliance with laws and the absence of regulatory agreements;

•	tax matters;

•	fees paid to financial advisors; and

•	accuracy of the information supplied by each party for inclusion or incorporation by reference in this joint proxy statement/prospectus.

HCBF has also made representations and warranties to CenterState with respect to:

•	labor and employee relations;

•	employee benefits plans;

•	investment portfolio;

•	loan portfolio;

•	litigation and legal proceedings;

•	material contracts;

•	intellectual properties;

•	environmental matters;

•	receipt of fairness opinion;

•	insurance policies;

•	derivative transactions;

•	financial statements;

•	adequacy of allowances for loan losses;

•	absence of state takeover laws applicability;

•	real and personal property matters; and

•	transactions with affiliates.

Conditions to Completion of the Merger

The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:

•	the required approvals by the shareholders of CenterState and HCBF;

•

the receipt of all regulatory approvals, or expiration or termination of all statutory waiting periods in respect thereof, required to consummate the transactions contemplated by the merger agreement, without any burdensome conditions;

•

the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

•	the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, under the Securities Act;

•

the receipt by CenterState and HCBF from their respective tax counsel of a U.S. federal income tax opinion that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•

the accuracy, subject to varying degrees of materiality, of CenterState’s and HCBF’s respective representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement);

•	performance in all material respects by CenterState and HCBF of their respective obligations under the merger agreement;

•	less than 5% of the outstanding shares of HCBF common stock validly exercise, or remain entitled to exercise, their appraisal rights; and

•

the absence of any event which has resulted in a material adverse effect on the other, and the absence of any condition, event, fact, circumstance or other occurrence that is reasonably expected to have a material adverse effect on the other.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by mutual written consent of CenterState and HCBF;

•

by CenterState or HCBF if any regulatory approval required for consummation of the transactions contemplated by the merger agreement has been denied by final non-appealable action by the relevant governmental authority or any application for such regulatory approval shall have been permanently withdrawn at the request of a governmental authority;

•	by CenterState or HCBF if the approval of the shareholders of either CenterState or HCBF is not obtained;

•

by CenterState or HCBF in the event of a material breach by the other party of any representation, warranty or covenant contained in the merger agreement and such breach is not cured within thirty days;

•	by CenterState or HCBF if the merger is not consummated on or before May 12, 2018, subject to extension based on obtaining regulatory approval;

•

by CenterState or HCBF if the other party’s board of directors breaches its obligations with respect to giving notice of and making a recommendation in connection with each of the CenterState and HCBF shareholder meetings, respectively;

•

by CenterState if HCBF’s board of directors approves or recommends an acquisition proposal, fails to publicly recommend against a publicly announced acquisition within three business days of being requested to do so by CenterState or resolves or otherwise determines or announces an intention to take the foregoing actions; or

•	by HCBF, if both of the following conditions exist:

(i)

the quotient obtained by dividing the CenterState average closing price during a specified time prior to completion of the merger by $23.93 (which quotient we refer to as the “CenterState Ratio”) is less than 0.80, and

(ii)

the CenterState Ratio is less than the number obtained by (a) dividing the average closing prices for the Nasdaq Bank Index during a specified time prior to completion of the merger by $3,569.16, and then (b) subtracting 0.20 from such quotient;

If such conditions exist, HCBF may elect to terminate the merger agreement. If HCBF elects to exercise its termination right, it must give written notice to CenterState. During the five business day period commencing with its receipt of such notice, CenterState has the option to increase the Per Share Cash Consideration in accordance with formulas set forth in the merger agreement. If CenterState so elects, it will give written notice to HCBF of such election and the increase in the per share Merger Consideration whereupon no termination shall have occurred and the merger agreement will remain in full force and effect.

Termination Fee

HCBF will pay CenterState a termination fee equal to $16.67 million in the event (i) HCBF receives a superior proposal and the merger agreement is terminated because the required HCBF shareholder approval is not obtained or by CenterState because of HCBF’s material breach of representations, warranties or covenants and HCBF enters into a superior proposal within 12 months of such termination or (ii) the merger agreement is terminated by CenterState because HCBF’s board of directors breaches its obligations with respect to giving notice of and making a recommendation in connection with the HCBF shareholder meeting.

Effect of Termination

A termination of the merger agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of the merger agreement giving rise to such termination or resulting from fraud or any willful and material breach. Notwithstanding the foregoing, the parties have agreed that if HCBF pays or causes to be paid to CenterState the termination fee in accordance with the merger agreement, HCBF (or any successor in interest of HCBF) will not have any further obligations or liabilities to CenterState with respect to the merger agreement or the transactions contemplated by it.

Amendment; Waiver

Prior to the effective time of the merger and to the extent permitted by applicable law, any provision of the merger agreement may be (a) waived by the party benefitted by the provision, provided the waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing between the parties, except that after the CenterState special meeting and HCBF special meeting no amendment may be made which by law requires further approval by the shareholders of HCBF or CenterState without obtaining such approval.

Expenses

All expenses incurred in connection with the merger, the bank merger, the merger agreement and other transactions contemplated thereby, including fees and expenses of financial consultants, accountants and counsel, will be paid by the party incurring the expenses. Nothing in the merger agreement limits either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of the merger agreement.

Non-Competition and Non-Disclosure Agreements

At the time of the execution of the merger agreement, each director of HCBF and Harbor Community Bank (other than Hal Roberts, Jr. and Mike J. Brown, Jr., who have similar provisions in the employment agreements they entered into with CenterState at the time of execution of the merger agreement to be effective immediately following the merger) executed a non-competition and non-disclosure agreement with CenterState, effective upon consummation of the merger, in which each such director has agreed, among other things:

•	not to disclose confidential information or trade secrets relating to the business of HCBF and of which the director became aware as a consequence of his relationship with HCBF; and

•	for a period of one year after the effective time of the merger, directly on the director’s own behalf or on behalf any other person not to:

•

solicit or attempt to solicit any customer of CenterState, CenterState Bank or HCBF or Harbor Community Bank, including actively sought prospective customers of Harbor Community Bank at the effective time of the merger, in each case, with whom such director has material contact in the course of the director’s services as a director of HCBF or Harbor Community Bank, for the purpose of providing competitive products or services;

•

act as a director, manager, officer, or employee of any banking business that is the same or essentially the same as the banking business conducted by CenterState, CenterState Bank or HCBF or Harbor Community Bank and that has a banking office located within any county in Florida where Harbor Community Bank operates a banking office as of the closing of the merger and each county contiguous to each of such counties; or

•	solicit or recruit or attempt to solicit or recruit any employee in a managerial, sales, executive or supervisory position of CenterState, CenterState Bank or HCBF or Harbor Community Bank.

Claims Letters with Directors

At the time of the execution of the merger agreement, each director of HCBF executed a letter agreement with CenterState, pursuant to which each such director released and discharged, effective upon the consummation of the merger, HCBF and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including CenterState and CenterState Bank), of and from any and all liabilities or claims that the director has or claims to have, or previously had or claimed to have, solely in his capacity as an officer, director or employee of HCBF or any of its subsidiaries, as of the effective time of the merger. The release does not apply to (i) compensation for services that has accrued but not yet been paid in the ordinary course of business consistent with past practice; (ii) claims that the director may have in any capacity other than as an officer, director or employee of HCBF or any of its subsidiaries, such as claims as a borrower under loan commitments and loan agreements, claims as a depositor under any deposit account or as the holder of any certificate of deposit, claims on account of any services rendered by the director, in a capacity other than as an officer, director or employee of HCBF or any of its subsidiaries, claims in his or her capacity of a shareholder of HCBF and claims as a holder of any check issued by any other depositor of Harbor Community Bank; (iii) any claims that the director may have under the merger agreement, including with respect to the indemnification provisions of the merger agreement; or (iv) any right to indemnification that the director may have under the articles of incorporation or bylaws of HCBF or similar documents or any of its subsidiaries, or the merger agreement.

COMPARISON OF SHAREHOLDER RIGHTS

After the merger, HCBF shareholders will become shareholders of CenterState and HCBF shareholders’ rights will be governed by CenterState’s articles of incorporation, bylaws and the FBCA. Set forth below is a description of the material differences between the rights of HCBF shareholders and CenterState shareholders. For information as to how to get the full text of each party’s respective articles of incorporation or bylaws, see “Where You Can Find More Information.”

	HCBF	CENTERSTATE
Capital Stock	Holders of HCBF capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and HCBF’s articles of incorporation and bylaws.	Holders of CenterState capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and CenterState’s articles of incorporation and bylaws.

Authorized

HCBF’s authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share. As to the authorized 50,000,000 shares of common stock, HCBF has the authority to issue 40,000,000 shares designated as “Voting Common Stock” and 10,000,000 shares designated as “Non-Voting Common Stock”.

HCBF is also authorized to issue 5,000,000 shares of blank check preferred stock, $0.001 par value per share.

CenterState’s authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

Outstanding

As of October 25, 2017, there were 20,992,219 shares of HCBF voting common stock outstanding, 1,224,997 shares of HCBF nonvoting common stock outstanding and no shares of HCBF preferred stock outstanding.

As of October 24, 2017, there were 60,102,503 shares of CenterState common stock outstanding and no shares of CenterState preferred stock outstanding.

Voting Rights

Holders of HCBF voting common stock generally are entitled to one vote per share in the election of directors and on all matters submitted to a vote at a meeting of shareholders. Holders of non-voting common stock do not have any voting rights with regard to such shares, except as may be provided by applicable law or as may be provided in HCBF’s articles of incorporation. The articles of incorporation of HCBF do not provide for any such rights.

Holders of CenterState common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.

	HCBF	CENTERSTATE
Cumulative Voting	No cumulative voting for the election of directors is provided for shareholders of HCBF.

Stock Transfer Restrictions	None.	None.

Dividends

Under the FBCA, a corporation may make a distribution, unless after giving effect to the distribution:

•    the corporation would not be able to pay its debts as they come due in the usual course of business; or

•    the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

In addition, under Federal Reserve policy adopted in 2009, a bank holding company should inform the Federal Reserve and eliminate, defer or significantly reduce its dividends if:

•    its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•    its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or

•    it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

Under the FBCA, a corporation may make a distribution, unless after giving effect to the distribution:

•    the corporation would not be able to pay its debts as they come due in the usual course of business; or

•    the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

CenterState’s articles of incorporation do not contain any restrictions on the payment of dividends or the making of distributions to holders of its common stock, except restrictions that benefit certain classes or series of preferred stock, none of which are outstanding.

	HCBF	CENTERSTATE
Number of Directors

The HCBF articles of incorporation provide that the initial number of directors is nine (9). The number of directors may be increased or decreased from time to time pursuant to, or in the manner provided by, the bylaws of HCBF, but shall never be less than one (1) nor more than twenty-five (25). HCBF currently has ten (10) directors.

HCBF’s articles of incorporation further provide that (i) Trident V Depository Holdings, L.P., Trident V Parallel Depository Holdings, L.P., and Trident V PF Depository Holdings, LLC, collectively, (ii) Kelso Investment Associates VIII, L.P., and KEP VI, LLC, collectively; and (iii) Tinicum Capital Partners II, L.P. (each a “Board Seat Investor”) are entitled to nominate one person mutually acceptable to each such Board Seat Investor and the nominating committee of the board of directors to be elected to the HCBF board of directors (and any applicable committees) (each such director a “Board Seat Investor Director”).

CenterState’s bylaws provide that the number of directors serving on the CenterState board of directors shall be such number as determined from time to time by the board of directors. There are currently fourteen directors serving on the CenterState board of directors. CenterState directors are elected annually and each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.

Election of Directors

Under the FBCA, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors at a meeting at which a quorum is present. HCBF’s articles of incorporation and bylaws do not otherwise provide for the vote required to elect directors.

HCBF’s articles of incorporation provide the three Board Seat Investors with the right to each appoint a single director for election to the board of directors.

CenterState’s bylaws provide that directors are elected by a majority of the votes cast for each nominee in an uncontested election. In the event of a contested election, the required vote for director nominees would revert to a plurality of the votes represented in person or by proxy. The majority voting standard sets forth procedures to be followed by the Board in the event a director is not elected.

	HCBF	CENTERSTATE
Removal of Directors

The HCBF bylaws provide that any director may be removed, with or without cause, if the number of votes cast to remove the director exceed the number of votes cast against removal of the director; except that, (1) if the articles of incorporation provides for cumulative voting and less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board, or, if there be classes of directors, at an election of the class of directors of which he or she is a part and (2) directors nominated by a Board Seat Investor may be removed only by their respective appointing Board Seat Investor.

CenterState’s bylaws provide that any director may be removed by shareholders, with our without cause. A director may be so removed by the shareholders at a meeting of shareholders, provided the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director with cause.

Vacancies on the Board of Directors

Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the shareholders having the right to vote as a single class or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director.

Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the articles of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series then in office, or by the sole remaining director so elected.

CenterState’s bylaws provide that in case of any vacancy on the board occurring between annual shareholders’ meetings, the board may appoint a successor to serve.

	HCBF	CENTERSTATE
Action by Written Consent

Under HCBF’s Bylaws, HCBF’s shareholders are entitled to take action without a meeting if the minimum number of voting shares required to approve such action at a meeting consent to taking such action in writing.

CenterState’s bylaws do not provide for shareholders to act by written consent.

Advance Notice Requirements for Shareholder Nominations and Other Proposals	Shareholder nominations and proposals are not addressed in HCBF’s articles of incorporation or bylaws.

CenterState’s Nomination and Shareholder Communication Policy provides that a shareholder who desires to nominate a person for election to the CenterState board of directors at a meeting of shareholders and who is eligible to make such nomination must give written notice of the proposed nomination to the Secretary of CenterState at the principal executive office of CenterState not less than 120 calendar days in advance of the date which is one year later than the date of CenterState’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders.

Shareholder nominations and proposals are not otherwise addressed in CenterState’s articles of incorporation or bylaws.

Notice of Shareholder Meeting

Notice of each shareholder meeting must be given to each shareholder entitled to vote not less than 10 nor more than 60 days before the date of the meeting.

Under HCBF’s bylaws, a written waiver of notice signed by the shareholder entitled to notice, whether before or after the time stated in such notice, is deemed equivalent to notice. Attendance of a shareholder at a meeting constitutes a waiver of notice of such meeting, except when the shareholder attends a meeting for the express purpose of objecting at the beginning of such meeting.

CenterState’s bylaws provide that the Secretary or other person designated by the President, board or shareholders, shall cause notice of each shareholders’ meeting to be mailed to the shareholders of record not less than 10 and not more than 60 days prior to the meeting date. The notice must set forth the time, place and purpose of such meeting. Any shareholder may waive notice of such meeting either before, after or at such meeting.

	HCBF	CENTERSTATE

Neither the business to be transacted at, nor the purpose of, any regular or special meeting of shareholders need be specified in any written waiver of notice unless so required by the articles of incorporation.

Amendments to Charter

The HCBF articles of incorporation may generally be amended by an affirmative vote of the issued and outstanding shares. In addition to any other vote required by law, the affirmative vote of a majority of the outstanding shares of Voting Common Stock and Non-Voting Common Stock, voting separately as a class, as the case may be, shall be required to amend, alter, or repeal (including by merger, consolidation, or otherwise) any provision of the HCBF articles of incorporation that materially and adversely affects the powers, preferences, limitations, or rights of the Voting Common Stock or the Non-Voting Common Stock, respectively.

The CenterState articles of incorporation state that CenterState reserves the right to amend or repeal any provisions contained in the articles of incorporation, or any amendment hereto, and any right conferred upon the shareholders is subject to this reservation.

Amendments to Bylaws

The HCBF bylaws may be amended or repealed, and new bylaws adopted, by the board of directors, but the shareholders entitled to vote may adopt additional bylaws and may amend or repeal any bylaw whether or not adopted by them.

CenterState’s bylaws give the board of directors the power to appeal, alter, amend, and rescind the bylaws.

Special Meeting of Shareholders

Special meetings of shareholders may be called at any time by the board of directors, the Chairman of the Board, if any, the Vice Chairman of the Board, if any, or the President of HCBF, to be held at such date, time and place either within or without the State of Florida as may be stated in the notice of the meeting. A special meeting of shareholders shall be called by the Secretary upon the written request, stating the purpose of the meeting, of shareholders who together own of record at least fifty (50%) percent

CenterState’s bylaws provide that special meetings of the shareholders may be called at any time by the Chairman of the Board, the President, or the Board of Directors, or when requested in writing by the holders of not less than one-third of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

	HCBF	CENTERSTATE

of the outstanding voting shares of each class of stock entitled to vote at such meeting. The business to be conducted at any such special meeting shall be limited to the purpose stated in the notice of the meeting given to the shareholders in accordance with the HCBF bylaws.

Quorum	A majority of the outstanding shares entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholder meeting.	CenterState’s bylaws provide that a majority of the votes entitled to be cast on the matter by the voting group, constitutes a quorum of that voting group at a meeting of shareholders.

Preemptive Rights

Under the FBCA, shareholders do not have preemptive rights unless the corporation’s articles of incorporation provide otherwise. HCBF’s articles of incorporation do not provide for preemptive rights. Certain shareholders are entitled to preemptive rights under a shareholders’ agreement entered into with HCBF.

CenterState’s articles of incorporation state that its shareholders do not have any preemptive rights.

Shareholder Rights Plan/Shareholders’ Agreement	HCBF does not have a rights plan. HCBF and certain HCBF shareholders are parties to a Shareholders’ Agreement, dated as of June 3, 2010, with respect to HCBF’s capital stock.	CenterState does not have a rights plan. Neither CenterState nor CenterState shareholders are parties to a shareholders’ agreement with respect to CenterState’s capital stock.

Indemnification of Directors and Officers	Under the HCBF articles of incorporation, HCBF may indemnify its directors, officers, employees and agents to the fullest extent permitted by the FBCA.	CenterState’s bylaws provide that CenterState may indemnify its current and former directors, officers, employees and agents in accordance with that provided in the FBCA.

Certain Business Combination Restrictions	HCBF’s articles of incorporation and bylaws do not contain any restrictions regarding certain business combinations.	CenterState’s articles of incorporation and bylaws do not contain any restrictions regarding certain business combinations.

Prevention of Greenmail	HCBF’s articles of incorporation and bylaws do not contain a provision designed to prevent greenmail.	CenterState’s articles of incorporation and bylaws do not contain a provision designed to prevent greenmail.

	HCBF	CENTERSTATE
Limitations on Shareholder Voting

HCBF’s articles of incorporation provide that except as required by law or as may be provided by resolutions of the board of directors authorizing the issuance of any class or series of preferred stock, all rights and all voting power will be vested exclusively in the holders of the Voting Common Stock.

CenterState’s articles of incorporation and bylaws do not contain any provision regarding the limitation of shareholder voting rights.

Non-Shareholder Constituency Provision

HCBF’s articles of incorporation state that the board of directors shall evaluate whether a proposed merger or consolidation is in best interests of HCBF by considering the best interests of the shareholders and other factors the directors determine to be relevant, including the social, legal, and economic effects on employees, customers, depositors, and communities served by HCBF.

CenterState’s articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.

Dissenters’ Rights	HCBF shareholders are entitled to dissenters’ rights as permitted under the FBCA.

Under the FBCA, dissenters’rights are not available to holders of shares of any class or series of shares which is designated as a national market system security or listed on an interdealer quotation system by the National Association of Securities Dealers, Inc. Accordingly, holders of CenterState common stock are not entitled to exercise dissenters’ rights under the FBCA.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CENTERSTATE

The following sets forth, as of October 24, 2017, the stock ownership of each of our directors, our named executive officers, and all directors and executive officers as a group. To our knowledge, the only shareholders who owned more than 5% of the outstanding shares of CenterState common stock on June 30, 2017 were: Capital World Investors (6.44%), 333 South Hope Street, Los Angeles, CA 90071; and BlackRock, Inc. (5.78%), 55 East 52nd Street, New York, NY 10055. Except as otherwise indicated, all shares are owned directly and the named person possesses sole voting and sole investment power with respect to all such shares.

Directors	Amount and Nature of Beneficial Ownership (a)	Percentage of CenterState common stock (a)
James H. Bingham	128,073 shares (b)	0.21%
G. Robert Blanchard, Jr.	327,798 shares (c)	0.55%
C. Dennis Carlton	170,854 shares (d)	0.28%
Michael F. Ciferri	310,132 shares (e)	0.52%
John C. Corbett	81,507 shares (f)	0.14%
Griffin A. Greene	59,063 shares (g)	0.10%
Charles W. McPherson	27,739 shares (h)	0.05%
G. Tierso Nunez II	27,279 shares (i)	0.05%
Thomas E. Oakley	221,358 shares (j)	0.37%
Ernest S. Pinner	177,952 shares (k)	0.30%
William K. Pou, Jr.	78,778 shares (l)	0.13%
Daniel R. Richey	42,607 shares (m)	0.07%
David G. Salyers	3,694 shares (n)	0.01%
Joshua A. Snively	21,312 shares (o)	0.04%

Named Executives
John C. Corbett	81,507 shares (f)	0.14%
Ernest S. Pinner	177,952 shares (k)	0.30%
Jennifer I. Idell	10,202 shares (p)	0.02%
Stephen D. Young	80,314 shares (q)	0.13%
Daniel E. Bockhorst	36,570 shares (r)	0.06%

All Directors and Executive Officers as a group (17 individuals)	1,805,232 shares	3.00%

Other 5% owners
Capital World Investors (s)	3,864,344 shares (s)	6.44%
BlackRock, Inc. (t)	3,470,155 shares (t)	5.78%

(a)

Information relating to beneficial ownership of CenterState common stock by directors is based upon information furnished by each person using “beneficial ownership” concepts set forth in rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days from September 30, 2017. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Accordingly, nominees and directors continuing in office are named as beneficial owners of shares as to which they may disclaim any beneficial interest.

(b)

James H. Bingham. The nature of his beneficial ownership is as follows: 46,934 shares are held by a trust he controls, 1,976 shares are owned jointly with his spouse, 3,512 shares are owned by a company he controls, 585 shares are owned by a dependent child, 69,066 shares are owned individually, including those held in his retirement account, and 6,000 shares represent presently exercisable options. (No shares are pledged as security.)

(c)

G. Robert Blanchard, Jr. The nature of his beneficial ownership is as follows: 11,350 shares are owned jointly with spouse, 1,414 shares are owned individually, 309,034 shares are owned by a corporation he controls and 6,000 shares represent presently exercisable options. (309,034 shares are pledged as security.)

(d)

C. Dennis Carlton. The nature of his beneficial ownership is as follows: 65,422 shares are held by several Trusts he controls, 104,432 shares are owned individually and 1,000 shares represent presently exercisable options. (99,312 shares are pledged as security.)

(e)

Michael F. Ciferri. The nature of his beneficial ownership is as follows: 104,831 shares are owned by a corporation or partnership he controls, 118,421 shares are owned individually and 86,880 shares are owned by his spouse. (94,200 shares are pledged as security.)

(f)

John C. Corbett. The nature of his beneficial ownership is as follows: 4,490 shares are owned by his IRA account, 70,902 shares are owned individually, 4,115 are restricted shares issued but not vested (i.e. they can be voted and are included in total outstanding common shares) and 2,000 shares represent presently exercisable options. (No shares are pledged as security.)

(g)

Griffin A. Greene. The nature of his beneficial ownership is as follows: 26,807 shares are held individually including an IRA and SEP, 22,406 shares are owned jointly with spouse, and 9,850 shares are owned by a partnership he controls. (42,613 shares are pledged as security.)

(h)	Charles W. McPherson. The nature of his beneficial ownership is 22,619 shares owned by a Trust he controls and 5,120 shares are owned individually. (No shares are pledged as security.)
(i)	George Tierso Nunez II. The nature of his beneficial ownership is as follows: 27,279 shares are owned individually and within his IRA. (No shares are pledged as security.)
(j)

Thomas E. Oakley. The nature of his beneficial ownership is as follows: 153,266 shares are owned by a Trust he controls, 690 shares are owned by his child, 900 shares are owned by his spouse, 60,502 shares are owned individually and 6,000 shares represent presently exercisable options. (189,704 shares are pledged as security.)

(k)

Ernest S. Pinner. The nature of his beneficial ownership is as follows: 126,433 shares are owned individually including amounts in his IRA, 25,519 are restricted shares issued but not vested (i.e. they can be voted and are included in total outstanding common shares), and 26,000 shares represent presently exercisable options and. (32,180 shares are pledged as security.)

(l)

William K. Pou, Jr. The nature of his beneficial ownership is as follows: 63,891 shares are owned jointly with his spouse, 9,767 shares are owned by a Trust he controls and 5,120 shares are owned individually. (No shares are pledged as security.)

(m)

Daniel R. Richey. The nature of his beneficial ownership is as follows: 13,228 shares are owned by corporations he controls, 8,135 shares are owned by his IRA, 5,924 are owned jointly with his spouse and 15,320 shares are owned individually. (No shares are pledged as security.)

(n)	David G. Salyers. The nature of his beneficial ownership is as follows: 3,000 are owned jointly with his spouse and 694 shares are owned individually. (No shares are pledged as security.)
(o)	Joshua A. Snively. The nature of his beneficial ownership is as follows: 12,812 shares are owned individually and 8,500 are owned joint with his spouse. (No shares are pledged as security.)
(p)

Jennifer L. Idell. The nature of her beneficial ownership is as follows: 6,702 shares are owned individually and 3,500 shares represent presently exercisable options. (No shares are pledged as security).

(q)

Stephen D. Young. The nature of his beneficial ownership is as follows: 41,449 shares are owned individually, 1,365 are restricted shares issued but not vested (i.e. they can be voted and are included in total outstanding common shares) and 37,500 shares represent presently exercisable options. (No shares are pledged as security.)

(r)

Daniel E. Bockhorst. The nature of his beneficial ownership is as follows: 15,464 shares are owned jointly with his spouse, 1,000 shares are owned by his spouse’s IRA, 10,734 shares are owned by his IRA, 1,054 are restricted shares issued but not vested (i.e. they can be voted and are included in total outstanding common shares), 6,818 shares owned individually and 1,500 shares represent presently exercisable options. (No shares are pledged as security.)

(s)	Information is as of June 30, 2017 as reported by Capital World Investors on its SEC Form 13F filing. Capital World Investors is located at 333 South Hope Street, Los Angeles, CA 90071.
(t)	Information is as of June 30, 2017 as reported by BlackRock, Inc. on its SEC Form 13F filing. BlackRock, Inc. is located at 55 East 52nd Street, New York, NY 10055.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HCBF

The following table sets forth certain information as of October 25, 2017, concerning the number and percentage of shares of HCBF common stock beneficially owned by each of HCBF’s directors and named executive officers, and by HCBF’s directors and executive officers as a group. In addition, the table includes information with respect to persons known to HCBF who own or may be deemed to own more than 5% of HCBF common stock as of October 25, 2017. Except as otherwise indicated, all shares are owned directly and the named person possesses sole voting and sole investment power with respect to all such shares.

Outstanding Voting Common Stock Beneficially Owned(1)

Beneficial Owner	Number of Shares Held	Percentage
Greater than 5% Shareholders
HarbourVest Partners VII – Buyout Fund LP HarbourVest Partners 2007 Direct Fund LP c/o HarbourVest Partners, LLC, One Financial Plaza Center – 44th Floor, Boston, MA 02111 One Financial Center, Boston, MA 02111	1,863,710	8.88%

Kelso Investment Associates VIII, L.P.(2) KEP VI, LLC(2) c/o Kelso & Company 320 Park Ave., 24th Floor, New York, NY 10022	4,704,750	22.41%

Investure Evergreen Fund, LP – 2010 Special Tranche c/o Investure, LLC 120 Garrett St., Suite J, Charlottesville, VA 22902	1,544,819	7.36%

State of Wisconsin Investment Board 121 E. Wilson St., Madison, WI 53703 Attention: Assistant Portfolio Manager	1,853,782	8.83%

Trident V Parallel Depository Holdings, L.P. Trident V PF Depository Holdings, LLC (collectively, “Stone Point”) c/o Stone Point Capital LLC, 20 Horseneck Lane, Greenwich, CT 06830	4,704,750	22.41%

Tinicum Capital Partners II, L.P.(3) Tinicum Capital Partners II Parallel Fund, L.P. Tinicum Capital Partners II Executive Fund, L.L.C. Tinicum Capital Partners II Add-On Fund, L.P. Tinicum Capital Partners II Add-On Parallel Fund, L.P. (collectively, “Tinicum”) c/o Tinicum Incorporated, 800 Third Avenue, New York, NY 10022	1,561,751	7.44%

Outstanding Voting Common Stock Beneficially Owned(1)

Beneficial Owner	Number of Shares Held	Percentage
Named executive officers and directors
Michael J. Brown, Sr.(4)	289,830	1.37%
Michael J. Brown, Jr.(5)	214,830	1.01%
David L. Brandon(6)	122,401	*
Elwood B. Coley, Jr.(7)	17,079	*
Christopher Collins(2)(8)	—	*
Christopher Doody(9)	—	*
Randall A. Ezell(10)	204,830	*
Frank H. Fee, III(11)	31,866	*
Raymond Gustini(12)	17,079	*
Seth Hendon(3)(13)	—	*
Richard Lynch(14)	31,866	*
J. Hal Roberts, Jr.(15)	239,830	1.13%

Executive Officers and Directors as a Group (12 persons)	1,169,611	5.53%

*	less than one percent
(1)

All entries based on information provided to HCBF by its directors and executive officers. The address for each of the HCBF directors and executive officers is: c/o HCBF Holding Company, Inc., 200 S. Indian River Drive, Suite 101, Fort Pierce, Florida 34950. Share amounts do not include shares of HCBF’s nonvoting common stock. Any holder of HCBF’s nonvoting common stock may irrevocably convert any number of shares of nonvoting common stock into an equal number of shares of voting common stock, but only with respect to shares being transferred by the holder thereof and only if such conversion is simultaneous with or following (i) a transfer that is part of a widely distributed public offering of voting common stock, (ii) a transfer that is part of a private placement of voting common stock in which no one party acquires the rights to purchase in excess of 2% of the voting common stock then outstanding, (iii) a transfer of voting common stock to an underwriter for the purpose of conducting a widely distributed public offering, (iv) following a widely distributed public offering, a transfer of voting common stock not requiring registration under the Securities Act of 1933, as amended, in reliance on Rule 144 thereunder in which no one party acquires in excess of 2% of HCBF’s voting common stock then outstanding, (v) transfers to HCBF (or a subsidiary thereof) or (vi) a transfer to a person that would control more than 50% of the “voting securities” of HCBF as defined by the applicable bank regulatory agencies without giving effect to such transfer. Each person named in the above table has sole voting power and sole investment power with respect to the indicated shares unless otherwise noted. A person is considered to have shared voting and investment power over shares indicated as being owned by the spouse or the IRA of the spouse of that person.

(2)

Includes 3,804,960 shares of voting common stock owned by Kelso Investment Associates VIII, L.P. (“KIA VIII”) and 899,790 shares of voting common stock owned by KEP VI, LLC (“KEP VI”). KIA VIII and KEP VI also own 247,729 and 58,581 shares of non–voting common stock, respectively. Kelso GP VIII, LLC (“GP VIII LLC”) is the general partner of Kelso GP VIII, L.P. (“GP VIII LP” and, together with GP VIII LLC and KIA VIII, the “KIA Entities”). GP VIII LP is the general partner of KIA VIII. The KIA Entities and KEP VI, LLC (“KEP VI”), due to their common control, could be deemed to beneficially own each of the other’s securities. Each of the KIA Entities and KEP VI disclaims such beneficial ownership. Each of GP VIII LLC, GP VIII LP and KIA VIII, due to their common control, could be deemed to beneficially own each other’s securities. GP VIII LLC disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VIII LP and KIA VIII, except to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for any purpose. GP VIII LP disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VIII LLC and KIA VIII, except, in the case of KIA VIII, to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for any purpose. KIA VIII disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VIII LLC and GP VIII LP, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for any purpose. Frank T. Nickell, Thomas R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig, Frank K. Bynum, Jr., Philip E. Berney, Frank J. Loverro, James J. Connors, II, Church M. Moore, Stanley de J. Osborne, Christopher L. Collins, A. Lynn Alexander, Howard A. Matlin, John K. Kim, Henry Mannix III, Stephen C. Dutton and Matthew S. Edgerton (the “Kelso Individuals”) may be deemed to share beneficial ownership of securities owned of record or beneficially owned by GP VIII LLC, GP VIII LP, KIA VIII and KEP VI, by virtue of their status as managing members of GP VIII LLC and KEP VI, but disclaim beneficial ownership of such securities, and the information contained in this registration statement shall not be deemed an admission that any of the Kelso Individuals is the beneficial owner of these securities for any purposes. The business address for these persons is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, New York 10022.

(3)

Includes 944,929 shares of voting common stock owned by Tinicum Capital Partners II, L.P. (“TCP II”), 4,918 shares of voting common stock owned by Tinicum Capital Partners II Parallel Fund, L.P. (“TCP II Parallel”), 2,823 shares of voting common stock owned by Tinicum Capital Partners II Executive Fund L.L.C. (“TCP II Executive”), 606,069 shares of voting common stock owned by Tinicum Capital Partners II Add-On Fund, L.P. (“TCP II Add-On”), and 3,012 shares of voting common stock owned by Tinicum Capital Partners II Add-On Parallel Fund, L.P. (“TCP II Add-On Parallel” and together with TCP II, TCP II Parallel, TCP II Executive and TCP II Add-On, the “Tinicum Entities”). Tinicum Lantern II L.L.C. (“TL II”) is the general partner of each of the Tinicum Entities other than TCP II Executive, of which it is the Managing Member. Each of the Tinicum Entities, due to their common control, could be deemed to beneficially own each of the other’s securities. Each of the Tinicum Entities disclaims such beneficial ownership. TL II disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of the Tinicum Entities, except to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for any purpose. Eric M. Ruttenberg and Terence M. O’Toole (the “TL II Individuals”) may be deemed to share beneficial ownership of securities owned of record or beneficially owned by the Tinicum Entities, by virtue of their status as co-managing members of TL II, but disclaim beneficial ownership of such securities, and this report shall not be deemed an admission that either of the TL II Individuals is the beneficial owner of these securities for any purposes. The business address for these persons is c/o Tinicum Incorporated, 800 Third Avenue, 40th Floor, New York, New York 10022.

(4)	Includes 100,000 shares of voting common stock and options to acquire 189,830 shares of voting common stock.
(5)	Includes 25,000 shares of voting common stock and options to acquire 189,830 shares of voting common stock.
(6)	Includes 122,401 shares of voting common stock and options to acquire zero shares of voting common stock.
(7)	Includes 2,500 shares of voting common stock and options to acquire 14,579 shares of voting common stock.
(8)	Mr. Collins serves as a director appointee of Kelso Investment Associates VIII, L.P. and KEP VI, LLC.
(9)

Mr. Doody serves as a director appointee of Stone Point, which beneficially owns 4,704,750 shares of voting common stock. Mr. Doody may be deemed to have beneficial ownership over those shares. Mr. Doody disclaims beneficial ownership of such shares.

(10)	Includes 15,000 shares of voting common stock and options to acquire 189,830 of voting common stock.
(11)	Includes 31,866 shares of voting common stock and options to acquire zero shares of voting common stock.

(12)	Includes 2,500 shares of voting common stock and options to acquire 14,579 shares of voting common stock.
(13)

Mr. Hendon serves as director appointee of Tinicum, which beneficially owns 1,561,751 shares of HCBF’s voting common stock. Mr. Hendon may be deemed to have beneficial ownership over those shares. Mr. Hendon disclaims beneficial ownership of such shares.

(14)	Includes 31,000 shares of voting common stock and options to acquire 866 shares of voting common stock.
(15)	Includes 50,000 shares of voting common stock and options to acquire 189,830 shares of voting common stock.

LEGAL MATTERS

The validity of the shares of CenterState common stock to be issued in connection with the merger has been passed upon for CenterState by Alston & Bird LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for CenterState by Alston & Bird LLP and for HCBF by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

CenterState

The consolidated financial statements of CenterState Bank Corporation (formerly known as CenterState Banks, Inc.) as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 and the effectiveness of CenterState Bank Corporation’s (formerly known as CenterState Banks, Inc.) internal control over financial reporting as of December 31, 2016, have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report, appearing in CenterState’s Annual Report on Form 10-K for the year ended December 31, 2016 and incorporated herein by reference. Such consolidated financial statements have been so incorporated by reference in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

HCBF

The consolidated financial statements of HCBF as of December 31, 2016 and 2015, and for the two years in the period ended December 31, 2016, have been included herein in reliance upon the report of Crowe Horwath LLP, an independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

Jefferson

The consolidated financial statements of Jefferson Bankshares, Inc. as of December 31, 2016, have been audited by Hacker, Johnson & Smith, P.A., independent public accountants, as set forth in their report, included therein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Sunshine

The consolidated financial statements of Sunshine as of December 31, 2016 and 2015 for each of the two years in the period ended December 31, 2016, have been audited by Hacker, Johnson & Smith, P.A., an independent registered public accounting firm, as set forth in their report, included therein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

CenterState

Proposals Submitted for Inclusion in CenterState 2018 Proxy Materials

CenterState will include shareholder proposals that comply with Rule 14a-8 under the Exchange Act, in CenterState’s proxy materials for the 2018 annual meeting of shareholders. For the 2018 annual meeting of shareholders, CenterState must receive shareholder proposals submitted for inclusion in its proxy materials no later than November 15, 2017. Shareholder proposals submitted for inclusion in CenterState’s proxy materials should be mailed to the following address: CenterState Bank Corporation, 1101 First Street South, Winter Haven, Florida 33880, Attn: Corporate Secretary.

Proposals Not Submitted for Inclusion in CenterState 2018 Proxy Materials

Shareholder proposals that are not submitted for inclusion in CenterState’s proxy materials pursuant to Rule 14a-8 as described above may be brought before the 2018 annual meeting of shareholders in accordance with Rule 14a-4(c) under the Exchange Act. For the 2018 annual meeting of shareholders, CenterState must receive shareholder proposals that are not submitted for inclusion in CenterState’s proxy materials no later than January 29, 2018. In accordance with Rules 14a-4(c) and 14a-8, CenterState will not permit shareholder proposals that do not comply with the foregoing notice requirement to be brought before the 2018 annual meeting of shareholders. Shareholder proposals that are not submitted for inclusion in CenterState’s proxy statement should be mailed to the following address: CenterState Bank Corporation, 1101 First Street South, Winter Haven, Florida 33880, Attn: Corporate Secretary.

HCBF

If the merger occurs, there will be no HCBF annual meeting of shareholders for 2018. In that case, shareholder proposals must be submitted to CenterState in accordance with the procedures described above. If the merger is not completed, then HCBF will hold an annual meeting in 2018.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, management of CenterState was unaware of any other matters to be brought before the CenterState special meeting, and management of HCBF was unaware of any other matters to be brought before the HCBF special meeting, in each case other than those set forth herein. However, if any other matters are properly brought before the applicable special meeting, the persons named in the enclosed form of proxy for CenterState or HCBF, as the case may be, will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows CenterState to “incorporate by reference” information into this joint proxy statement/prospectus, which means that CenterState can disclose important information to you by referring you to another document filed separately by it with the SEC. The information incorporated by reference is deemed to be a part of this joint proxy statement/prospectus, except for any information superseded by any information contained directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below. This document incorporates by reference the following documents that have previously been filed with the SEC:

CenterState SEC Filings:

•

CenterState’s Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 2, 2017, including the portions of CenterState’s Definitive Proxy Statement on Schedule 14A filed on March 2, 2017, and incorporated into that Form 10-K by reference.

•	CenterState’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 4, 2017;

•	CenterState’s Quarterly Report on Form 10-Q for the three month and six month periods ended June 30, 2017, filed on August 3, 2017;

•

CenterState’s Current Reports on Form 8-K filed on January 9, 2017, January 13, 2017, January 25, 2017, April 3, 2017, April 10, 2017, May 1, 2017, July 20, 2017, August 14, 2017, August 14, 2017, September 1, 2017, September 7, 2017, September 25, 2017 and October 26, 2017; and

•

The description of the CenterState common stock contained in CenterState’s Registration Statement on Form 8-A filed with the SEC on November 27, 2000, and any amendments or reports filed for the purpose of updating such description.

In addition, CenterState is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the CenterState special meeting. However, CenterState is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein. These subsequent filings with the SEC with automatically modify and supersede information in this joint proxy statement/prospectus.

CenterState files annual, quarterly and special reports, proxy statements and other business and financial information, and HCBF files quarterly and special reports and other business and financial information, with the SEC. You may obtain the information incorporated by reference and any other materials CenterState and HCBF file with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and between

CENTERSTATE BANKS, INC.

and

HCBF HOLDING COMPANY, INC.

Dated as of August 12, 2017

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of August 12, 2017, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and HCBF Holding Company, Inc., a Florida corporation (“HCBF” and, together with CenterState, the “Parties” and each a “Party”).

WITNESSETH

WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which HCBF will, on the terms and subject to the conditions set forth in this Agreement, merge with and into CenterState (the “Merger”), with CenterState as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Entity”);

WHEREAS, as a condition to the willingness of CenterState to enter into this Agreement, certain directors and certain shareholders of HCBF have entered into voting agreements (each a “HCBF Voting Agreement” and collectively, the “HCBF Voting Agreements”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with CenterState, pursuant to which each such director or shareholder has agreed, among other things, to vote certain of the HCBF Common Stock owned by such director or shareholder in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the HCBF Voting Agreement;

WHEREAS, as a condition to the willingness of HCBF to enter into this Agreement, certain directors of CenterState have entered into voting agreements (each a “CenterState Voting Agreement” and collectively, the “CenterState Voting Agreements”), substantially in the form attached hereto as Exhibit B, dated as of the date hereof, with HCBF, pursuant to which each such director has agreed, among other things, to vote certain of the CenterState Common Stock owned by such director in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the CenterState Voting Agreement;

WHEREAS, as a condition to the willingness of CenterState to enter into this Agreement, J. Hal Roberts, Jr. and Michael J. Brown, Jr. have each entered into an Employment Agreement, dated as of the date hereof, with CenterState Bank;

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

THE MERGER

Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Florida Business Corporation Act (the “FBCA”), at the Effective Time, HCBF shall merge with and into CenterState pursuant to the Plan of Merger, substantially in the form attached hereto as Exhibit C and made a part hereof (the “Plan of Merger”). CenterState shall be the Surviving Entity in the Merger and shall continue its existence as a corporation under the laws of the State of Florida. As of the Effective Time, the separate corporate existence of HCBF shall cease.

Section 1.02 Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation of CenterState in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law. The bylaws of CenterState in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such bylaws.

Section 1.03 Bank Merger. Except as provided below, immediately following the Effective Time and sequentially but in effect simultaneously on the Closing Date, Harbor Community Bank, a Florida state-chartered bank and a direct wholly owned subsidiary of HCBF (“Harbor Community Bank”), shall be merged (the “Bank Merger”) with and into CenterState Bank, N.A., a national banking association and a direct wholly owned subsidiary of CenterState (“CenterState Bank”), in accordance with the provisions of applicable federal and state banking laws and regulations, and CenterState Bank shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the board of directors of the Parties shall cause the board of directors of CenterState Bank and Harbor Community Bank, respectively, to approve a separate merger agreement (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit D, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. Each of CenterState and HCBF shall also approve the Bank Plan of Merger in their capacities as sole shareholders of CenterState Bank and Harbor Community Bank, respectively. As provided in the Bank Plan of Merger, the Bank Merger may be abandoned at the election of CenterState Bank at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Harbor Community Bank shall continue to operate under its name; provided that prior to any such election, CenterState shall (a) reasonably consult with HCBF and its regulatory counsel and (b) reasonably determine in good faith that that such election will not, and would not reasonably be expected to, prevent, delay or impair any Party’s ability to consummate the Merger or the other transactions contemplated by this Agreement.

Section 1.04 Directors and Officers.

(a) Prior to the Effective Time, the Parties shall take all appropriate actions so that, as of the Effective Time, and subject to and in accordance with the articles of incorporation of CenterState and the bylaws of CenterState, the number of directors of the Surviving Entity shall be increased by one (1) director and shall consist of the directors of CenterState in office immediately prior to the Effective Time as well as one (1) current director of HCBF selected by HCBF in its sole and absolute discretion after consultation with CenterState (the “HCBF Designee”), until the next annual meeting of the Surviving Entity’s shareholders and until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Entity. Following the Effective Time, CenterState shall nominate the HCBF Designee at the next annual meeting of the Surviving Entity’s shareholders to serve as a director of the Surviving Entity in accordance with the articles of incorporation and bylaws of the Surviving Entity. The officers of CenterState shall, from and after the Effective Time, continue as the officers of the Surviving Entity until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Entity.

(b) Prior to the effective time of the Bank Merger, the Parties shall take all appropriate actions so that, as of the effective time of the Bank Merger, and subject to and in accordance with the articles of incorporation and bylaws of CenterState Bank, the number of directors of the Surviving Bank shall be increased by one (1) director and shall consist of the directors of CenterState Bank in office immediately prior to the effective time of the Bank Merger as well as one (1) current director of Harbor Community Bank selected by Harbor Community

Bank in its sole and absolute discretion after consultation with CenterState Bank (the “Harbor Community Bank Designee”), until the next annual meeting of the Surviving Bank’s sole shareholder and until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Bank. Following the effective time of the Bank Merger, CenterState, as the sole shareholder of the Surviving Bank, shall cause the Harbor Community Bank Designee to be appointed as a director of the Surviving Bank in accordance with the articles of incorporation and bylaws of the Surviving Bank for so long as the HCBF Designee remains a director of the Surviving Entity. The officers of CenterState Bank shall, from and after the Effective Time, continue as the officers of the Surviving Bank until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Bank.

Section 1.05 Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) related to the Merger, which will include the Plan of Merger, that shall be filed with the Department of State of the State of Florida and the Secretary of State of the State of Florida, as provided in the FBCA, on the Closing Date. The “Effective Time” of the Merger shall be the later of (i) the date and time of filing of the Articles of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Articles of Merger, which shall be no later than three (3) Business Days after all of the conditions to the Closing set forth in Article VI (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof; provided, however, the Effective Time shall be no earlier than January 1, 2018.

(b) The Bank Merger shall become effective as set forth in the articles of merger providing for the Bank Merger (the “Articles of Bank Merger”) that shall be filed with the Department of State of the State of Florida and the Secretary of State of the State of Florida, at the later of immediately following the Effective Time or as promptly as practicable thereafter.

(c) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place beginning immediately prior to the Effective Time (such date, the “Closing Date”) at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, GA 30309, or such other place as the Parties may mutually agree. At the Closing, there shall be delivered to CenterState and HCBF the Articles of Merger, the Articles of Bank Merger and such other certificates and other documents required to be delivered under Article VI.

Section 1.06 Additional Actions. If, at any time after the Effective Time, any Party shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement (such Party, the “Requesting Party”), the other Party and its Subsidiaries and their respective officers and directors shall be deemed to have granted to the Requesting Party and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of the Requesting Party and its Subsidiaries, as applicable, are authorized in the name of the other Party and its Subsidiaries or otherwise to take any and all such action.

Section 1.07 Reservation of Right to Revise Structure. CenterState may at any time and without the approval of HCBF change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount of the consideration to be issued to (x) Holders as Merger Consideration or (y) holders of HCBF Stock Options, each as currently contemplated in this Agreement, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the federal income tax treatment of Holders in connection with the Merger, or (iv) require submission to or approval of HCBF’s shareholders after the plan of merger set forth in this Agreement has been approved by HCBF’s shareholders. In the event that CenterState elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of HCBF:

(a) Each share of CenterState Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of HCBF Common Stock owned directly by CenterState, HCBF or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of HCBF Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, treasury stock and shares described in Section 2.01(b)), shall be converted, in accordance with the procedures set forth in this Article II, into the right to receive (i) 0.675 shares of CenterState Common Stock (the “Per Share Stock Consideration”), and (ii) a cash amount equal to $1.925 plus any cash dividends payable with respect to shares of the CenterState Common Stock that are payable to CenterState shareholders of record as of any date on or after the Closing Date, regardless of the issuance of certificates for shares of CenterState Common Stock to the former holders of HCBF Common Stock, and any cash in lieu of fractional shares as specified in Section 2.04 (collectively, the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Merger Consideration”).

(d) Notwithstanding anything in this Agreement to the contrary, shares of HCBF Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 607.1301 to 607.1333 of the FBCA (the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead the holder of such Dissenting Shares (hereinafter called a “Dissenting Shareholder”) shall be entitled to payment of the fair value of such shares in accordance with the provisions of Sections 607.1301 to 607.1333 of the FBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist), unless and until such Dissenting Shareholder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of HCBF Common Stock under such provisions of the FBCA. If any Dissenting Shareholder shall effectively withdraw or lose such Holder’s dissenter’s rights under the applicable provisions of the FBCA, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration, without any interest thereon, in accordance with the applicable provisions of this Agreement. HCBF shall give CenterState (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of HCBF Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the FBCA and received by HCBF relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the FBCA. HCBF shall not, except with the prior written consent of CenterState, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article II to pay for shares of HCBF Common Stock for which dissenters’ rights have been perfected shall be returned to CenterState upon demand.

Section 2.02 HCBF Stock-Based Awards.

(a) Immediately prior to the Effective Time, each option to purchase shares of HCBF Common Stock (a “HCBF Stock Option”) granted under the HCBF Stock Plans that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become fully vested and be converted into and become an option to purchase that number of shares of CenterState Common Stock as shall equal the product obtained by multiplying 0.75x (the “Option Exchange Ratio”) by that number of shares of HCBF Common Stock which such HCBF Stock Option entitled the holder thereof to purchase (rounded down to the nearest whole share), and at an exercise price equal to the quotient obtained by dividing the exercise price per share of the HCBF Stock Option by the Option Exchange Ratio (rounded up to the nearest whole cent); provided, however, that in the event that the Merger Consideration is modified as a result of the application of Section 2.09, then the Option Exchange Ratio shall be appropriately adjusted in order to reflect the impact of such modification to the Merger Consideration. Notwithstanding the foregoing, the method of adjusting each HCBF Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall comply with the requirements of Section 424 of the Code and the regulations promulgated thereunder and the method of adjusting all other HCBF Stock Options shall comply with Section 409A of the Code and the regulations promulgated thereunder, so as not to constitute a modification of such HCBF Stock Option that would cause such HCBF Stock Option to violate Code Section 409A. CenterState shall deliver to the holders of HCBF Stock Options, as soon as practicable after the Effective Time, any required notices setting forth such holders’ rights pursuant to the HCBF Stock Option and stating that such HCBF Stock Option has been issued by CenterState and shall continue in effect on the same terms and conditions (subject to any adjustments required by this Section 2.02(a)).

(b) HCBF shall take all requisite action so that, as of the Effective Time, all HCBF Stock Options and any other Rights, contingent or accrued, to acquire or receive HCBF Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of HCBF Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the HCBF Stock Plans, or otherwise, immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, terminated and cancelled as of the Effective Time.

(c) Prior to the Effective Time, the board of directors of HCBF (or, if appropriate, any committee thereof administering the HCBF Stock Plans) shall adopt such resolutions or take such other actions, including obtaining any necessary consents or amendments to the applicable award agreements and equity plans, as may be required to effectuate the provisions of this Section 2.02.

Section 2.03 Rights as Shareholders; Stock Transfers. At the Effective Time, all shares of HCBF Common Stock, when converted in accordance with Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of HCBF Common Stock, the Merger Consideration and any cash in lieu of fractional shares of CenterState Common Stock in accordance with this Article II. At the Effective Time, holders of HCBF Common Stock shall cease to be, and shall have no rights as, shareholders of HCBF, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of CenterState Common Stock as provided under this Article II. After the Effective Time, there shall be no registration of transfers on the stock transfer books of HCBF of shares of HCBF Common Stock.

Section 2.04 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of CenterState Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, CenterState shall pay or cause to be paid to each holder of a fractional share of CenterState Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in CenterState Common Stock to which such holder would otherwise be entitled by the CenterState Average Stock Price.

Section 2.05 Plan of Reorganization. It is intended that the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

Section 2.06 Exchange Procedures. As promptly as practicable after the Effective Time but in no event later than five (5) Business Days after the Closing Date, and provided that HCBF has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail or otherwise cause to be delivered to each Holder appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration as provided for in this Agreement (the “Letter of Transmittal”).

Section 2.07 Deposit of Merger Consideration.

(a) Prior to the Effective Time, CenterState shall (i) deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of CenterState Common Stock and cash sufficient to deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.04, and if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the holders of Dissenting Shares) (collectively, the “Exchange Fund”), and (ii) instruct the Exchange Agent to promptly pay such Merger Consideration and cash in lieu of fractional shares upon receipt of a properly completed Letter of Transmittal in accordance with this Agreement.

(b) Any portion of the Exchange Fund that remains unclaimed by the shareholders of HCBF for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to CenterState. Any shareholders of HCBF who have not theretofore complied with this Section 2.07 and Section 2.08(a) shall thereafter look only to CenterState for the Merger Consideration deliverable in respect of each share of HCBF Common Stock such shareholder held as of immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of HCBF Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of CenterState Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of CenterState (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any Merger Consideration (or any dividends or distributions with respect thereto) paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. CenterState and the Exchange Agent shall be entitled to rely upon the stock transfer books of HCBF to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of HCBF Common Stock represented by any Certificate or Book-Entry Share, CenterState and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

Section 2.08 Delivery of Merger Consideration.

(a) Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Share(s), accompanied by a properly completed Letter of Transmittal timely delivered to the Exchange Agent, a Holder will be entitled to receive such Holder’s pro rata portion of the Merger Consideration and any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor (with such cash rounded to the nearest whole cent) in respect of the shares of HCBF Common Stock represented by such Holder’s Certificates or Book-Entry Shares. CenterState shall use commercially reasonable efforts to cause the Exchange Agent to provide to each such Holder their pro rata portion of the Merger Consideration and any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor (with such cash rounded to the nearest whole cent) in respect of the shares of HCBF Common Stock represented by such Holder’s Certificates or Book-Entry Shares promptly after the Effective Time. The Exchange Agent and CenterState, as the case may be, shall not be obligated to deliver cash and/or shares of CenterState Common Stock to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of HCBF Common Stock for exchange as provided in this Article II, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by CenterState or the Exchange Agent.

(b) All shares of CenterState Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by CenterState in respect of the CenterState Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of CenterState Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the CenterState Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the holder of the certificates representing whole shares of CenterState Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of CenterState Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of CenterState Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(c) CenterState or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as CenterState is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by CenterState or the Exchange Agent, as applicable.

Section 2.09 Anti-Dilution Provisions. If the number of shares of CenterState Common Stock or HCBF Common Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of HCBF Common Stock the same economic effect as contemplated by this Agreement prior to such event.

REPRESENTATIONS AND WARRANTIES OF HCBF

Except as set forth in the disclosure schedule delivered by HCBF to CenterState prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “HCBF Disclosure Schedule”), HCBF hereby represents and warrants to CenterState as follows:

Section 3.01 Organization and Standing. Each of HCBF and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to HCBF. A complete and accurate list of all such jurisdictions described in (a) and (b) is set forth in HCBF Disclosure Schedule 3.01.

Section 3.02 Capital Stock.

(a) The authorized capital stock of HCBF consists of 50,000,000 shares of common stock, of which 40,000,000 shares are designated as voting HCBF Common Stock (“HCBF Voting Common Stock”) and 10,000,000 shares are designated as non-voting HCBF Common Stock, and 5,000,000 shares of blank-check preferred stock. As of the date hereof, there are (i) 20,961,418 shares of HCBF Voting Common Stock issued and outstanding (ii) 1,224,997 shares of non-voting HCBF Common Stock issued and outstanding and (iii) no shares of preferred stock issued and outstanding. As of the date hereof, there were exercisable options to acquire 2,259,498 shares of voting HCBF Common Stock outstanding. There are no shares of HCBF Common Stock held by any of HCBF’s Subsidiaries. HCBF Disclosure Schedule 3.02(a) sets forth, as of the date hereof, the name and address, as reflected on the books and records of HCBF, of each Holder, and the number of shares of HCBF Common Stock held by each such Holder. The issued and outstanding shares of HCBF Common Stock are duly authorized, validly issued, fully paid, non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any HCBF shareholder. All shares of HCBF’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

(b) HCBF Disclosure Schedule 3.02(b) sets forth, as of the date hereof, for each grant or award of HCBF Stock Options or other outstanding Rights of HCBF the (i) name of the grantee, (ii) date of the grant, (iii) expiration date, (iv) vesting schedule, (v) exercise price, (vi) number of shares of HCBF Common Stock, or any other security of HCBF, subject to such award, (vii) number of shares subject to such award that are exercisable or have vested as of the date of this Agreement, and (viii) name of the HCBF Stock Plan under which such award was granted, if applicable. All shares of HCBF Common Stock issuable upon exercise of HCBF Stock Options, upon their issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights and will not be issued in violation of preemptive rights or any Law. Each HCBF Stock Option complies with or is exempt from Section 409A of the Code and qualifies for the tax treatment afforded thereto in HCBF’s Tax Returns. Each grant of HCBF Stock Options was appropriately authorized by the board of directors of HCBF or the compensation committee thereof, was made in accordance with the terms of the HCBF Stock Plans and any applicable Law and regulatory rules or requirements and has a grant date identical to (or later than) the date on which it was actually granted or awarded by the board of directors of HCBF or the compensation committee thereof. The per share exercise price of each HCBF Stock Option was determined in accordance with the HCBF Stock Plans and was not less than the fair market value of a share of HCBF Common Stock on the applicable date on which the related grant was by its terms to be effective. There are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which HCBF or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of HCBF or any of HCBF’s Subsidiaries or obligating HCBF or any of HCBF’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, HCBF or any of HCBF’s Subsidiaries other than those listed in HCBF Disclosure Schedule 3.02(b). There are no obligations, contingent or otherwise, of HCBF or any of HCBF’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of HCBF Common Stock or capital stock of any of HCBF’s Subsidiaries or any other securities of HCBF or any of HCBF’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except for the Shareholders’ Agreement and the HCBF Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of HCBF’s capital stock and there are no agreements or arrangements under which HCBF is obligated to register the sale of any of its securities under the Securities Act.

(c) All of the issued and outstanding shares of capital stock of each of HCBF’s Subsidiaries are duly authorized, validly issued, fully paid, non-assessable and not subject to preemptive rights, and all such shares are owned by HCBF or a Subsidiary of HCBF free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in HCBF’s voting rights, charges or other Liens of any nature whatsoever, except as set forth in the Shareholders’ Agreement. Except as set forth in HCBF Disclosure Schedule 3.02(c), neither HCBF nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.

Section 3.03 Subsidiaries.

(a) HCBF Disclosure Schedule 3.03(a) sets forth a complete and accurate list of all Subsidiaries of HCBF, including the jurisdiction of organization and all jurisdictions in which any such entity is qualified to do business. Except as set forth in HCBF Disclosure Schedule 3.03(a), (i) HCBF owns, directly or indirectly, all of the issued and outstanding equity securities of each HCBF Subsidiary, (ii) no equity securities of any of HCBF’s Subsidiaries are or may become required to be issued (other than to HCBF) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to HCBF or a wholly-owned Subsidiary of HCBF), (iv) there are no contracts, commitments, understandings or arrangements relating to HCBF’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary held by HCBF, directly or indirectly, are validly issued, fully paid, non-assessable and are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by HCBF or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.

(b) Neither HCBF nor any of HCBF’s Subsidiaries owns any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) other than Harbor Community Bank. Except as set forth in HCBF Disclosure Schedule 3.03(b), neither HCBF nor any of HCBF’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

Section 3.04 Corporate Power; Minute Books.

(a) HCBF and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and HCBF has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite HCBF Shareholder Approval.

(b) HCBF has made available to CenterState a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of HCBF and each of its Subsidiaries, the minute books of HCBF and each of its Subsidiaries, and the stock ledgers and stock transfer books of HCBF and each of its Subsidiaries. Neither HCBF nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents. The minute books of HCBF and each of its Subsidiaries contain records of all meetings held by, and all other corporate or similar actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of HCBF and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of HCBF and each of its Subsidiaries.

Section 3.05 Corporate Authority. Subject only to the receipt of the Requisite HCBF Shareholder Approval at the HCBF Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of HCBF and the board of directors of HCBF on or prior to the date hereof. The board of directors of HCBF has directed that this Agreement be submitted to HCBF’s shareholders for approval at a meeting of the shareholders and, except for the receipt of the Requisite HCBF Shareholder Approval in accordance with the FBCA and HCBF’s articles of incorporation and bylaws, no other vote or action of the shareholders of HCBF is required by Law, the articles of incorporation or bylaws of HCBF or otherwise to approve this Agreement and the transactions contemplated hereby. HCBF has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by CenterState, this Agreement is a valid and legally binding obligation of HCBF, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.06 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by HCBF or any of its Subsidiaries in connection with the execution, delivery or performance by HCBF of this Agreement or to consummate the transactions contemplated by this Agreement, except as may be required for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the SEC, NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, Inc., applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC and applicable state banking agencies, the Office of the Comptroller of the Currency (the “OCC”), the Florida Office of Financial Regulation (the “FOFR”) and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger and the filing of documents with the OCC, applicable Governmental Authorities, and the Secretary of State of the State of Florida to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement and approval of listing of such CenterState Common Stock on the NASDAQ. Subject to the receipt of the approvals referred to in the preceding sentence and the Requisite HCBF Shareholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by HCBF do not and will not (1) constitute a breach or violation of, or a default under, the articles of incorporation, bylaws or similar governing documents of HCBF or any of its respective Subsidiaries, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HCBF or any of its Subsidiaries, or any of their respective properties or assets, (3) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of HCBF or any of its Subsidiaries or to which HCBF or any of its Subsidiaries, or their respective properties or assets is subject or bound, or

(4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation.

(b) As of the date hereof, HCBF has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 3.07 Financial Statements; Internal Controls.

(a) HCBF has previously delivered or made available to CenterState copies of HCBF’s (i) audited consolidated financial statements (including the related notes and schedules thereto) for the years ended December 31, 2016, 2015 and 2014, accompanied by the unqualified audit reports of Crowe Horwath LLP (for the years ended December 31, 2016 and 2015) and Hacker, Johnson & Smith PA (for the year ended December 31, 2014), in each case, independent registered accountants (collectively, the “Audited Financial Statements”) and (ii) unaudited interim consolidated financial statements (including the related notes and schedules thereto) for the six months ended June 30, 2017 (the “Unaudited Financial Statements” and collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of HCBF and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of the Unaudited Financial Statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to HCBF) and the absence of notes and schedules (that, if presented, would not differ materially from those included in the Audited Financial Statements). No financial statements of any entity or enterprise other than the HCBF’s Subsidiaries are required by GAAP to be included in the consolidated financial statements of HCBF. The audits of HCBF have been conducted in accordance with GAAP. Since December 31, 2016, neither HCBF nor any of its Subsidiaries has any liabilities or obligations of a nature that would be required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since December 31, 2016. True, correct and complete copies of the Financial Statements are set forth in HCBF Disclosure Schedule 3.07(a).

(b) The records, systems, controls, data and information of HCBF and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of HCBF or its Subsidiaries or accountants (including all means of access thereto and therefrom). HCBF and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. HCBF has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the board of directors of HCBF (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect HCBF’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in HCBF’s internal control over financial reporting.

(c) Since January 1, 2014, neither HCBF nor any of its Subsidiaries nor, to HCBF’s Knowledge, any director, officer, employee, auditor, accountant or representative of HCBF or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of HCBF or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that HCBF or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.08 Regulatory Reports. Since January 1, 2014, HCBF and its Subsidiaries have duly filed with the FRB, the FDIC, and any other applicable Governmental Authority, in correct form, the material reports and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified HCBF or any of its Subsidiaries that it has initiated any proceeding or, to the Knowledge of HCBF, threatened an investigation into the business or operations of HCBF or any of its Subsidiaries since January 1, 2014. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of HCBF or any of its Subsidiaries. There have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of HCBF or any of its Subsidiaries since January 1, 2014.

Section 3.09 Absence of Certain Changes or Events. Except as set forth in HCBF Disclosure Schedule 3.09, or as otherwise contemplated by this Agreement, since December 31, 2016, (a) HCBF and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business, (b) there have been no events, changes or circumstances which have had, or are reasonable likely to have, individually or in the aggregate, a Material Adverse Effect with respect to HCBF, and (c) neither HCBF nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in Section 5.01(a), Section 5.01(b), Section 5.01(c), Section 5.01(e), Section 5.01(g), Section 5.01(h), Section 5.01(j), Section 5.01(k), Section 5.01(u) or Section  5.01(w).

Section 3.10 Legal Proceedings.

(a) Other than as set forth in HCBF Disclosure Schedule 3.10(a), there are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to the Knowledge of HCBF, threatened against HCBF or any of its Subsidiaries or to which HCBF or any of its Subsidiaries is a party, including without limitation, any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement.

(b) Other than as set forth on HCBF Disclosure Schedule 3.10(b), there is no material injunction, order, judgment or decree imposed upon HCBF or any of its Subsidiaries, or the assets of HCBF or any of its Subsidiaries, and neither HCBF nor any of its Subsidiaries has been advised of the threat of any such action, other than any such injunction, order, judgement or decree that is generally applicable to all Persons in businesses similar to that of HCBF or any of HCBF’s Subsidiaries.

Section 3.11 Compliance With Laws.

(a) HCBF and each of its Subsidiaries is, and have been since January 1, 2014, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting

Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Neither HCBF nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b) HCBF and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to HCBF’s Knowledge, no suspension or cancellation of any of them is threatened.

(c) Neither HCBF nor any of its Subsidiaries has received, since January 1, 2014, written or, to HCBF’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization.

Section 3.12 HCBF Material Contracts; Defaults.

(a) Other than the HCBF Benefit Plans, neither HCBF nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) which would entitle any present or former director, officer, employee, consultant or agent of HCBF or any of its Subsidiaries to indemnification from HCBF or any of its Subsidiaries; (ii) which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of HCBF or its respective Subsidiaries; (iii) related to the borrowing by HCBF or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (iv) which provides for payments to be made by HCBF or any of its Subsidiaries upon a change in control thereof; (v) relating to the lease of personal property having a value in excess of $50,000 individually or $100,000 in the aggregate; (vi) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement; (vii) which relates to capital expenditures and involves future payments in excess of $100,000 individually or $250,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $100,000 per annum; (x) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by HCBF or any of its Affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of HCBF or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, CenterState or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; or (xi) pursuant to which HCBF or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity. Each contract, arrangement, commitment or understanding of the type described in this Section 3.12(a), is set forth in HCBF Disclosure Schedule 3.12(a), and is referred to herein as a “HCBF Material Contract.” HCBF has previously made available to CenterState true, complete and correct copies of each such HCBF Material Contract, including any and all amendments and modifications thereto.

(b) Each HCBF Material Contract is valid and binding on HCBF and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and, to the Knowledge of HCBF, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had, a Material Adverse Effect with respect to HCBF; and neither HCBF nor any of its Subsidiaries is in default under any HCBF Material Contract or other material agreement, commitment, arrangement, Lease, Insurance Policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by HCBF or any of its Subsidiaries is currently outstanding.

(c) HCBF Disclosure Schedule 3.12(c) sets forth a true and complete list of all HCBF Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by HCBF of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.

Section 3.13 Agreements with Regulatory Agencies. Except as set forth in HCBF Disclosure Schedule 3.13, neither HCBF nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each, whether or not set forth in HCBF Disclosure Schedule 3.13, a “HCBF Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of HCBF’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has HCBF or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any HCBF Regulatory Agreement. To HCBF’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to HCBF or any of its Subsidiaries.

Section 3.14 Brokers; Fairness Opinion. Neither HCBF nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that HCBF has engaged, and will pay a fee or commission to Sandler O’Neill and Partners (“HCBF Financial Advisor”), in accordance with the terms of a letter agreement between HCBF Financial Advisor and HCBF, a true, complete and correct copy of which has been previously delivered by HCBF to CenterState. HCBF has received the opinion of the HCBF Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to CenterState) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of HCBF Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.15 Employee Benefit Plans.

(a) HCBF Disclosure Schedule 3.15(a) sets forth a true and complete list of each HCBF Benefit Plan. For purposes of this Agreement, “HCBF Benefit Plan” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of HCBF, any of its Subsidiaries or any of HCBF’s related organizations described in Code Sections 414(b), (c) or (m), or any entity which is considered one employer with HCBF, any of its Subsidiaries or Controlled Group Members under Section 4001 of ERISA or Section 414 of the Code (“ERISA Affiliates”) (such current employees collectively, the “HCBF Employees”), (ii) covering current or former directors of HCBF, any of its Subsidiaries, or ERISA Affiliates, or (iii) with respect to which HCBF or any of its Subsidiaries has or may have any liability or contingent liability (including liability arising from ERISA Affiliates) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans and other policies, plans or arrangements whether or not subject to ERISA.

(b) With respect to each HCBF Benefit Plan, HCBF has provided to CenterState true and complete copies of such HCBF Benefit Plan, any trust instruments and insurance contracts forming a part of any HCBF Benefit Plans and all amendments thereto, summary plan descriptions and summary of material modifications, IRS Form 5500 (for the three (3) most recently completed plan years), the most recent IRS determination, opinion, notification and advisory letters, with respect thereto and any correspondence from any regulatory agency. In addition, with respect to the HCBF Benefit Plans for the three (3) most recently completed plan years, any plan financial statements and accompanying accounting reports, service contracts, fidelity bonds and employee and participant annual QDIA notice, safe harbor notice, or fee disclosures notices under ERISA 404(a)(5) have been made available to CenterState.

(c) All HCBF Benefit Plans are in compliance in all material respects in form and operation with all applicable Laws, including ERISA and the Code. Each HCBF Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“HCBF 401(a) Plan”), has received a favorable opinion, determination or advisory letter from the IRS, and HCBF is not aware of any circumstance that could reasonably be expected to result in revocation of any such favorable determination, opinion, or advisory letter or the loss of the qualification of such HCBF 401(a) Plan under Section 401(a) of the Code, and nothing has occurred that would be expected to result in the HCBF 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All HCBF Benefit Plans have been administered in all material respects in accordance with their terms. There is no pending or, to HCBF’s Knowledge, threatened litigation or regulatory action relating to the HCBF Benefit Plans. Neither HCBF nor any of its Subsidiaries has engaged in a transaction with respect to any HCBF Benefit Plan, including a HCBF 401(a) Plan that could subject HCBF or any of its Subsidiaries to a tax or penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No HCBF 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission that is still outstanding or that has not been fully corrected in accordance with a compliance statement issued by the IRS with respect to any applicable failures. There are no audits, inquiries or proceedings pending or, to HCBF’s Knowledge threatened by the IRS or the Department of Labor with respect to any HCBF Benefit Plan. To HCBF’s Knowledge, there are no current, pending, or threatened investigations by the IRS or the Department of Labor with respect to any HCBF Benefit Plan.

(d) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by HCBF, any of its Subsidiaries or any ERISA Affiliates with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by HCBF, any of its Subsidiaries or any ERISA Affiliates. Neither HCBF nor any ERISA Affiliate has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. None of HCBF or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c) at any time. Neither HCBF, nor any of its Subsidiaries or ERISA Affiliates have incurred, and there are no circumstances under which they could reasonably be expected to incur, liability under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA has been required to be filed for any HCBF Benefit Plan or by any ERISA Affiliate or will be required to be filed, in either case, in connection with the transactions contemplated by this Agreement.

(e) All contributions required to be made with respect to all HCBF Benefit Plans have been timely made. No HCBF Benefit Plan or single employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 3012 of ERISA and no ERISA Affiliate has an outstanding funding waiver.

(f) No HCBF Benefit Plan provides life insurance, medical or other employee welfare benefits to any HCBF Employee, or any of their affiliates, upon his or her retirement or termination of employment for any reason, except as may be required by Law.

(g) All HCBF Benefit Plans that are group health plans have been operated in all material respects in compliance with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code. HCBF may amend or terminate any such HCBF Benefit Plan at any time without incurring any liability thereunder for future benefits coverage at any time after such termination.

(h) Except as otherwise provided for in this Agreement, neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (individually or in conjunction with any other event) will (i) entitle any HCBF Employee to severance pay or any increase in severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the HCBF Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the HCBF Benefit Plans, (iv) result in any payment that would be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, or (v) limit or restrict the right of HCBF or, after the consummation of the transactions contemplated hereby, CenterState or any of its Subsidiaries, to merge, amend or terminate any of the HCBF Benefit Plans.

(i) Each HCBF Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all material respects with Section 409A of the Code. Except as disclosed in HCBF Disclosure Schedule 3.15(i), no payment or award that has been made to any participant under a HCBF Benefit Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Neither HCBF nor any of its Subsidiaries (i) has agreed to reimburse or indemnify any participant in a HCBF Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, or (ii) has been required to report to any Government Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.

(j) No HCBF Benefit Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise.

(k) HCBF Disclosure Schedule 3.15(k) contains a schedule showing the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement) under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer, employee or consultant of HCBF or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any HCBF Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such Person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(l) HCBF and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for HCBF or any of its Subsidiaries for purposes of each HCBF Benefit Plan, ERISA and the Code.

Section 3.16 Labor Matters. Neither HCBF nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to HCBF’s Knowledge threatened, asserting that HCBF or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel HCBF or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute against HCBF pending or, to HCBF’s Knowledge, threatened, nor to HCBF’s Knowledge is there any activity involving HCBF Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. HCBF and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for HCBF or any of its Subsidiaries for purposes of federal and state unemployment compensation Laws, workers’ compensation Laws and the rules and regulations of the U.S. Department of Labor. To HCBF’s Knowledge, no officer of HCBF or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement or any other restrictive covenant.

Section 3.17 Environmental Matters. (a) HCBF and its Subsidiaries have been and are in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits required under Environmental Laws for the operation of their respective businesses, (b) there is no action or investigation by or before any Governmental Authority relating to or arising under any Environmental Laws that is pending or, to the Knowledge of HCBF, threatened against HCBF or any of its Subsidiaries or any real property or facility presently owned, operated or leased by HCBF or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity), (c) neither HCBF nor any of its Subsidiaries has received any notice of or is subject to any liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws, (d) there have been no releases of Hazardous Substances at, on, under, or affecting any of the real properties or facilities presently owned, operated or leased by HCBF or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity) in amount or condition that has resulted in or would reasonably be expected to result in liability to HCBF or any of its Subsidiaries relating to or arising under any Environmental Laws, and (e) there are no underground storage tanks on, in or under any property currently owned, operated or leased by HCBF or any of its Subsidiaries.

Section 3.18 Tax Matters.

(a) Each of HCBF and its Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by HCBF or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Except as set forth in HCBF Disclosure Schedule 3.18(a), neither HCBF nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return. Neither HCBF nor any of its Subsidiaries has ever received written notice of any claim by any Governmental Authority in a jurisdiction where HCBF or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of HCBF or any of its Subsidiaries.

(b) HCBF and each of its Subsidiaries have properly withheld and paid over to the appropriate Governmental Authority all material Taxes required to have been withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person, and have complied in all material respects with all applicable reporting requirements related to Taxes.

(c) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to a material amount of Taxes of HCBF or any of its Subsidiaries. Neither HCBF nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where HCBF or any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review with respect to Taxes or (ii) notice of deficiency or proposed adjustment for any amount of material Tax proposed, asserted, or assessed by any taxing authority against HCBF or any of its Subsidiaries which, in either case (i) or (ii), have not been fully paid or settled.

(d) HCBF has delivered or made available to CenterState true and complete copies of the material foreign, federal, state or local Tax Returns filed with respect to HCBF or any of its Subsidiaries, and of all material examination reports and statements of deficiencies assessed against or agreed to by HCBF, in each case with respect to income Taxes, for taxable periods ended on or after December 31, 2014.

(e) With respect to tax years open for audit as of the date hereof, neither HCBF nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Neither HCBF nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither HCBF nor any of its Subsidiaries is a party to or is otherwise bound by any material Tax allocation or sharing agreement (other than such an agreement (i) exclusively between or among HCBF and its Subsidiaries, (ii) with customers, vendors, lessors or similar third parties entered into in the Ordinary Course of Business and not primarily related to Taxes or (iii) that will terminate as of the Closing Date without any further material payments being required to be made). HCBF (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was HCBF), and (ii) has no liability for the Taxes of any Person (other than HCBF and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract, or otherwise.

(g) The most recent Financial Statements as of the date hereof reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by HCBF and its Subsidiaries for all taxable periods through the date of such Financial Statements. Since December 31, 2016, neither HCBF nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(h) Neither HCBF nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under foreign, state or local Law for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of foreign, state or local Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of foreign, state or local Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Since January 1, 2014, neither HCBF nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Neither HCBF nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations in any tax year for which the statute of limitations has not expired.

(k) Neither HCBF nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l) Neither HCBF nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.19 Investment Securities. HCBF Disclosure Schedule 3.19 sets forth as of December 31, 2016, the HCBF Investment Securities, as well as any purchases or sales of HCBF Investment Securities between December 31, 2016 to and including July 31, 2017, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any HCBF Investment Securities sold during such time period between December 31, 2016 and July 31, 2017. Neither HCBF nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than Harbor Community Bank and HCB Insurance Agency LLC.

Section 3.20 Derivative Transactions.

(a) All Derivative Transactions entered into by HCBF or any of its Subsidiaries or for the account of any of its customers were entered into in accordance in all material respects with applicable Laws and regulatory policies of any Governmental Authority, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by HCBF or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. HCBF and each of its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) Each Derivative Transaction is listed in HCBF Disclosure Schedule 3.20(b), and the financial position of HCBF or its Subsidiaries under or with respect to each has been reflected in the books and records of HCBF or its Subsidiaries in accordance with GAAP, and no material open exposure of HCBF or its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists, except as set forth in HCBF Disclosure Schedule 3.20(b).

(c) No Derivative Transaction, were it to be a Loan held by HCBF or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import.

Section 3.21 Regulatory Capitalization. HCBF and its Subsidiaries are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.

Section 3.22 Loans; Nonperforming and Classified Assets.

(a) HCBF Disclosure Schedule 3.22(a) identifies any written loan, loan agreement, note or borrowing arrangement and other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) to which HCBF or any of its respective Subsidiaries is a party (collectively, “Loans”), under the terms of which the obligor was over sixty (60) days delinquent in payment of principal or interest as of December 31, 2016 and such list as of July 31, 2017.

(b) HCBF Disclosure Schedule 3.22(b) identifies each Loan that was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by HCBF or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder as of December 31, 2016 and such list as of July 31, 2017.

(c) HCBF Disclosure Schedule 3.22(c) identifies each asset of HCBF or any of its Subsidiaries that as of December 31, 2016 was classified as other real estate owned (“OREO”) and the book value thereof as of

July 31, 2017 as well as any assets classified as OREO between December 31, 2016 and July 31, 2017 and any sales of OREO between December 31, 2016 and July 31, 2017, reflecting any gain or loss with respect to any OREO sold.

(d) Each Loan held in HCBF’s or any of its Subsidiaries’ loan portfolio (each a “HCBF Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the HCBF and the obligor named therein, and, assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) All currently outstanding HCBF Loans were solicited, originated and, currently exist in material compliance with all applicable requirements of Law and the notes or other credit or security documents with respect to each such outstanding HCBF Loan are complete and correct. There are no oral modifications or amendments or additional agreements related to the HCBF Loans that are not reflected in the written records of HCBF or its Subsidiary, as applicable. All such HCBF Loans are owned by HCBF or its Subsidiary free and clear of any Liens. No claims of defense as to the enforcement of any HCBF Loan have been asserted in writing against HCBF or any of its Subsidiaries for which there is a reasonable possibility of a material adverse determination, and HCBF has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination to its Subsidiaries. Except as set forth in HCBF Disclosure Schedule 3.22(e), no HCBF Loans are presently serviced by third parties, and there is no obligation which could result in any HCBF Loan becoming subject to any third party servicing.

(f) Neither HCBF nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates HCBF or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of HCBF or any of its Subsidiaries, unless there is a material breach of a representation or covenant by HCBF or any of its Subsidiaries, and none of the agreements pursuant to which HCBF or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(g) Neither HCBF nor any of its Subsidiaries is now nor has it ever been since January 1, 2014, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

Section 3.23 Allowance for Loan and Lease Losses. HCBF’s allowance for loan and lease losses as reflected in each of (a) the latest balance sheet included in the Audited Financial Statements and (b) in the balance sheet as of December 31, 2016 included in the Unaudited Financial Statements, were, in the opinion of management, as of each of the dates thereof, in compliance with HCBF’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

Section 3.24 Trust Business; Administration of Fiduciary Accounts. Except as set forth on HCBF Disclosure Schedule 3.24, neither HCBF nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.25 Investment Management and Related Activities. Except as set forth in HCBF Disclosure Schedule 3.25, none of HCBF, any HCBF Subsidiary or any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or HCBF, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.26 Repurchase Agreements. With respect to all agreements pursuant to which HCBF or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, HCBF or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.27 Deposit Insurance. The deposits of Harbor Community Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and Harbor Community Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to HCBF’s Knowledge, threatened.

Section 3.28 Community Reinvestment Act, Anti-money Laundering and Customer Information Security. Except as set forth in HCBF Disclosure Schedule 3.28, neither HCBF nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and neither HCBF nor any of its Subsidiaries is aware of or has Knowledge, that any facts or circumstances exist, which would cause HCBF or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of HCBF and its Subsidiaries has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 3.29 Transactions with Affiliates. Except as set forth in HCBF Disclosure Schedule 3.29, there are no outstanding amounts payable to or receivable from, or advances by HCBF or any of its Subsidiaries to, and neither HCBF nor any of its Subsidiaries is otherwise a creditor or debtor to (a) any director, executive officer, five percent (5%) or greater shareholder of HCBF or any of its Subsidiaries or to any of their respective Affiliates or Associates, other than part of the normal and customary terms of such persons’ employment or service as a director with HCBF or any of its Subsidiaries and other than deposits held by Harbor Community Bank in the Ordinary Course of Business, or (b) any other Affiliate of HCBF or any of its Subsidiaries. Except as set forth in HCBF Disclosure Schedule 3.29, neither HCBF nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers or other Affiliates. All agreements between Harbor Community Bank and any of its Affiliates (or any company treated as an affiliate for purposes of such Law) comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the FRB.

Section 3.30 Tangible Properties and Assets.

(a) HCBF Disclosure Schedule 3.30(a) sets forth a true, correct and complete list of all real property owned by HCBF and each of its Subsidiaries. Except as set forth in HCBF Disclosure Schedule 3.30(a), HCBF or its

Subsidiaries has good, valid and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, and (ii) easements, rights of way, and other similar Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. Except as set forth on HCBF Disclosure Schedule 3.30(a), there is no pending or, to HCBF’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that HCBF or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. True and complete copies of all deeds or other documentation evidencing ownership of the real properties set forth in HCBF Disclosure Schedule 3.30(a), and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to CenterState.

(b) HCBF Disclosure Schedule 3.30(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which HCBF or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither HCBF nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a breach by HCBF or any of its Subsidiaries of, or default by HCBF or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To HCBF’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. HCBF and each of its Subsidiaries have paid all rents and other charges to the extent due under the Leases. True and complete copies of all leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in HCBF Disclosure Schedule 3.30(b), have been furnished or made available to CenterState.

(c) All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of HCBF and its Subsidiaries.

Section 3.31 Intellectual Property. HCBF Disclosure Schedule 3.31 sets forth a true, complete and correct list of all HCBF Intellectual Property. HCBF or its Subsidiaries owns or has a valid license to use all HCBF Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The HCBF Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of HCBF and its Subsidiaries as currently conducted. The HCBF Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither HCBF nor any of its Subsidiaries has received notice challenging the validity or enforceability of HCBF Intellectual Property. None of HCBF or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by HCBF of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which HCBF or any of its Subsidiaries is a party and pursuant to which HCBF or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software, and neither HCBF nor any of its Subsidiaries has received notice challenging HCBF’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the material loss or impairment of the right of HCBF or any of its Subsidiaries to own or use any of HCBF Intellectual Property.

Section 3.32 Insurance.

(a) HCBF Disclosure Schedule 3.32(a) identifies all of the insurance policies, binders, or bonds currently maintained by HCBF and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. HCBF and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of HCBF reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect, neither HCBF nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither HCBF nor any of its Subsidiaries is in default thereunder, and all claims thereunder have been filed in due and timely fashion in all material respects.

(b) HCBF Disclosure Schedule 3.32(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by HCBF or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by Harbor Community Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under HCBF’s BOLI. Neither HCBF nor any of HCBF’s Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

Section 3.33 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.

Section 3.34 HCBF Information. The information relating to HCBF and its Subsidiaries that is provided by or on behalf of HCBF for inclusion in the Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to HCBF’s shareholders, and as of the date of the HCBF Meeting, with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement-Prospectus relating to HCBF and HCBF’s Subsidiaries and other portions thereof within the reasonable control of HCBF and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

Section 3.35 Transaction Costs. HCBF Disclosure Schedule 3.35 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of HCBF and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement.

REPRESENTATIONS AND WARRANTIES OF CENTERSTATE

Except as set forth in the disclosure schedule delivered by CenterState to HCBF prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “CenterState Disclosure Schedule”), CenterState hereby represents and warrants to HCBF as follows:

Section 4.01 Organization and Standing. Each of CenterState and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to CenterState.

Section 4.02 Capital Stock. The authorized capital stock of CenterState consists of 100,000,000 shares of CenterState Common Stock, and 5,000,000 shares of preferred stock. As of the date hereof, 60,030,792 shares of CenterState Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. The outstanding shares of CenterState Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any CenterState shareholder. The shares of CenterState Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of CenterState’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

Section 4.03 Corporate Power. CenterState and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and CenterState has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the Regulatory Approvals.

Section 4.04 Corporate Authority. Subject only to the receipt of the Requisite CenterState Shareholder Approval at the CenterState Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of CenterState on or prior to the date hereof. CenterState has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by HCBF, this Agreement is a valid and legally binding obligation of CenterState, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.05 SEC Documents; Financial Statements.

(a) CenterState has filed all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file since December 31, 2014 (the “CenterState Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the CenterState Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such CenterState Reports, and none of the CenterState Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of CenterState (including any related notes and schedules thereto) included in the CenterState Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of CenterState and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(c) CenterState (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of CenterState’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CenterState’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in CenterState’s internal control over financial reporting.

Section 4.06 Regulatory Reports. Since January 1, 2014, CenterState and each of its Subsidiaries has timely filed with the OCC, the FRB and any other applicable Governmental Authority, all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2014 under applicable Law (other than CenterState Reports) and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect with respect to CenterState. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of CenterState and its Subsidiaries, no Governmental Authority has notified CenterState that it has initiated or has pending any proceeding or, to the Knowledge of CenterState threatened an investigation into the business or operations of CenterState or any of its Subsidiaries since January 1, 2014, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to CenterState. There is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report filed by, or relating to any examinations or inspections by any such Governmental Authority of CenterState or any of its Subsidiaries which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to CenterState.

Section 4.07 Regulatory Approvals; No Defaults. No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by CenterState or any of its Subsidiaries in connection with the execution, delivery or performance by CenterState of this Agreement or to consummate the transactions contemplated by this Agreement, including the Bank Merger, except for (i) the Requisite CenterState Shareholder Approval, (ii) the Regulatory Approvals, (iii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger contemplated by Section 1.05(a) and the filing of documents with the FDIC, the OCC, applicable state banking agencies, the Department of State of the State of Florida and the Secretary of State of the State of Florida to cause the Bank Merger to become effective, (v) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the NASDAQ and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement and approval of listing of such CenterState Common Stock on the NASDAQ. Subject to the receipt of the approvals referred to in the preceding sentence and the Requisite CenterState Shareholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by CenterState do not and will not, (1) constitute a breach or violation of, or a default under, the articles of incorporation and bylaws of CenterState, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CenterState or any of its Subsidiaries, or any of their respective properties or assets, (3) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CenterState or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which CenterState or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound. As of the date hereof, CenterState is not aware of any reason why the Regulatory Approvals and other necessary consents and approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

Section 4.08 CenterState Information. The information relating to CenterState and its Subsidiaries that is supplied by or on behalf of CenterState for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to CenterState’s shareholders, and as of the date of the CenterState Meeting, with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any CenterState Report as of a later date shall be deemed to modify information as of an earlier date.

Section 4.09 Absence of Certain Changes or Events. Except as reflected or disclosed in CenterState’s Annual Report on Form 10-K for the year ended December 31, 2016 or in the CenterState Reports since December 31, 2016, as filed with the SEC, there has been no change or development with respect to CenterState and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to CenterState.

Section 4.10 Compliance with Laws.

(a) CenterState and each of its Subsidiaries is, and have been since January 1, 2014, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Neither CenterState nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b) CenterState and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings and applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to CenterState’s Knowledge, no suspension or cancellation of any of them is threatened.

(c) Neither CenterState nor any of its Subsidiaries has received, since January 1, 2014, written or, to CenterState’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization.

Section 4.11 CenterState Regulatory Matters.

(a) CenterState is regulated as a financial holding company under the Bank Holding Company Act of 1956.

(b) The deposit accounts of CenterState Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to CenterState’s Knowledge, threatened. CenterState Bank received a rating of “satisfactory” in its most recent examination under the Community Reinvestment Act.

(c) Since January 1, 2014, neither CenterState nor any of its Subsidiaries is party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, refund, restitution, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued or required by, or entered into with, any Governmental Authority. Neither CenterState nor any of its Subsidiaries has made, adopted, or implemented any commitment, board resolution, policy, or procedure at the request or recommendation of any Governmental Authority that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business. Neither CenterState nor any of its Subsidiaries has Knowledge that any Governmental Authority is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with any of the items referenced in this paragraph.

(d) Except for examinations of CenterState and its Subsidiaries conducted by their respective primary functional regulators in the Ordinary Course of Business, no Governmental Authority has initiated, threatened, or has pending any proceeding or, to the Knowledge of CenterState, any inquiry or investigation into the business or operations of CenterState or any of its Subsidiaries, except where such proceeding, inquiry, or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to CenterState or to prevent or materially delay receipt of the Regulatory Approvals.

(e) There is no unresolved violation, apparent violation, criticism, matter requiring attention, recommendation, or exception cited, made, or threatened by any Governmental Authority in any report of examination, report of inspection, supervisory letter or other communication with CenterState or any of its Subsidiaries that (i) would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to CenterState or (ii) would reasonably be likely to prevent or materially delay the receipt of the Regulatory Approvals.

Section 4.12 Brokers. Neither CenterState nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that CenterState has engaged, and will pay a fee or commission to Keefe, Bruyette  & Woods, Inc.

Section 4.13 Tax Matters.

(a) Each of CenterState and its Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by CenterState or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Since January 1, 2014, neither CenterState nor any of its Subsidiaries has received written notice of any claim by any Governmental Authority in a jurisdiction where CenterState or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of CenterState or any of its Subsidiaries.

(b) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to a material amount of Taxes of CenterState or any of its Subsidiaries. Neither CenterState nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where CenterState or any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review with respect to Taxes or (ii) notice of deficiency or proposed adjustment for any amount of material Tax proposed, asserted, or assessed by any taxing authority against CenterState or any of its Subsidiaries which, in either case (i) or (ii), have not been fully paid or settled.

(c) Since December 31, 2016, neither CenterState nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business.

(d) Neither CenterState nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations in any tax year for which the statute of limitations has not expired.

(e) Neither CenterState nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.14 Regulatory Capitalization. CenterState and its Subsidiaries are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.

Section 4.15 No Financing. CenterState has and will have as of the Effective Time, without having to resort to external sources, sufficient capital to effect the transactions contemplated by this Agreement.

COVENANTS

Section 5.01 Covenants of HCBF. During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated or permitted by this Agreement (including as set forth in the HCBF Disclosure Schedule), required by Law or with the prior written consent of CenterState (which consent shall not be unreasonably withheld, conditioned or delayed), HCBF shall carry on its business, including the business of each of its Subsidiaries, in the Ordinary Course of Business in all material respects and consistent with prudent banking practice. Without limiting the generality of the foregoing, (A) with respect to Section 5.01(q)(i), Section 5.01(r) and Section 5.01(s), if CenterState shall not have disapproved of HCBF’s request in writing within two (2) Business Days upon receipt of such written request from HCBF, then such request shall be deemed to be approved by CenterState, and (B) HCBF will use commercially reasonable efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and CenterState the present services of the current officers and employees of HCBF and its Subsidiaries, (iii) preserve for itself and CenterState the goodwill of its customers, employees, lessors and others with whom business relationships exist, (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (x) as set forth in HCBF Disclosure Schedule 5.01, (y) as otherwise expressly required by this Agreement, or (z) consented to in writing by CenterState (which consent shall not be unreasonably withheld, conditioned or delayed), HCBF shall not and shall not permit its Subsidiaries to:

(a) Stock. (i) Except as set forth in HCBF Disclosure Schedule 5.01(a), issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock (except for issuances of HCBF Common Stock upon the exercise of HCBF Stock Options outstanding on the date hereof and included in HCBF Disclosure Schedule 3.02(b)), any Rights, any new award or grant under the HCBF Stock Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) except as expressly permitted by this Agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time (other than the acquisition of shares of HCBF Common Stock from a holder of HCBF Stock Options in satisfaction of withholding obligations or in payment of the exercise price, as may be permitted pursuant to HCBF Stock Plans or the applicable award agreements).

(b) Dividends; Other Distributions. Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends from wholly owned Subsidiaries to HCBF.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of HCBF or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of HCBF or any of its Subsidiaries other than as disclosed in HCBF Disclosure Schedule 5.01(c), (ii) as may be required by Law, (iii) to satisfy contractual obligations existing or contemplated as of the date hereof, as previously disclosed to CenterState and set forth in HCBF Disclosure Schedule 5.01(c).

(d) Hiring. Hire any person as an employee of HCBF or any of its Subsidiaries, except for at-will employees at an annual rate of base salary not to exceed $100,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with CenterState, (ii) to satisfy contractual obligations existing as of the date hereof and set forth in HCBF Disclosure Schedule 5.01(e), (iii) as previously disclosed to CenterState and set forth in HCBF Disclosure Schedule 5.01(e), or (iv) as may be required pursuant to the terms of this Agreement) any HCBF Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of HCBF or any of its Subsidiaries.

(f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in HCBF Disclosure Schedule 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business.

(g) Dispositions. Except as set forth on HCBF Disclosure Schedule 5.01(g) or in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to HCBF or any of its Subsidiaries.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by CenterState pursuant to any other applicable paragraph of this Section 5.01.

(i) Capital Expenditures. Make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate.

(j) Governing Documents. Amend HCBF’s articles of incorporation or bylaws or any equivalent documents of HCBF’s Subsidiaries.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof.

(l) Contracts. Except as set forth in HCBF Disclosure Schedule 5.01(l), enter into, amend, modify, terminate, extend, or waive any material provision of, any HCBF Material Contract, Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to HCBF or any of its Subsidiaries, or enter into any contract that would constitute a HCBF Material Contract if it were in effect on the date of this Agreement, except for any amendments, modifications or terminations requested by CenterState.

(m) Claims. Other than settlement of foreclosure actions in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which HCBF or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by HCBF or any of its Subsidiaries of an amount which exceeds $100,000 individually or $200,000 in the aggregate and/or would impose any material restriction on the business of HCBF or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.

(n) Banking Operations. (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the Ordinary Course of Business.

(o) Derivative Transactions. Enter into any Derivative Transaction.

(p) Indebtedness. Incur any indebtedness for borrowed money other than in the Ordinary Course of Business consistent with past practice with a term not in excess of twelve (12) months (other than creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business and in accordance with the restrictions set forth in Section 5.01(s).

(q) Investment Securities. (i) Other than in accordance with HCBF’s investment guidelines, acquire, sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the HCBF Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320.

(r) Deposits. Other than in the Ordinary Course of Business, make any changes to deposit pricing.

(s) Loans. Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in HCBF Disclosure Schedule 5.01(s), (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by HCBF or any of its Subsidiaries to such borrower or its Affiliates, would be in excess of $250,000, in the aggregate, (B) loan secured by other than a first lien in excess of $500,000, (C) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of $750,000, (E) secured loan over $2,000,000, (F) any loan that is not made in conformity with HCBF’s ordinary course lending policies and guidelines in effect as of the date hereof, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of HCBF or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $2,000,000, (ii) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the Ordinary Couse of Business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where HCBF or any of its Subsidiaries retains any servicing rights. Any loan in excess of the limits set forth in this Section 5.01(s) shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of CenterState Bank. Notwithstanding the foregoing, HCBF may, without obtaining the prior written approval of CenterState Bank (i) effect any modification to a loan or extension of credit that is not rated “substandard” or lower; (ii) extend the loan maturity or renew loans rated “watch” or “special mention” for no more than three years, where no additional credit is extended, or grant payment deferrals up to six months and renew loans rated “watch” or better where no additional credit is extended; (iii) extend the loan maturity or renew loans rated “substandard” for no more than two years, where no additional credit is extended; and (iv) renew for up to two years any unsecured loan of less than $300,000, where no additional credit is extended. HCBF shall not effect any collateral release for any loan rated “watch” or lower without the prior approval of CenterState Bank.

(t) Investments or Developments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by HCBF or its Subsidiaries.

(u) Taxes. Except as required by applicable Law or in the Ordinary Course of Business, make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided that, for purposes of this Section 5.01(u), “material” means affecting or relating to $100,000 or more in Taxes or $200,000 or more of taxable income.

(v) Adverse Actions. Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair HCBF’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.

(w) Capital Stock Purchase. Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(x) Facilities. Except as set forth in HCBF Disclosure Schedule 5.01(x) or as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by CenterState.

(y) Restructure. Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.

(z) Commitments. (i) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.

Section 5.02 Covenants of CenterState.

(a) Affirmative Covenants. From the date hereof until the Effective Time, CenterState will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.

(b) Negative Covenants. From the date hereof until the Effective Time, CenterState shall not and shall not permit any of its Subsidiaries to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair CenterState’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.

Section 5.03 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI, and shall reasonably cooperate with the other Party to that end.

Section 5.04 Shareholder Approval.

(a) HCBF Shareholder Approval.

(i) Following the execution of this Agreement, HCBF shall take, in accordance with applicable Law and the articles of incorporation and bylaws of HCBF, all action necessary to convene a special meeting of its shareholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by HCBF’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “HCBF Meeting”) and shall take all lawful action to solicit such approval by such shareholders. HCBF shall use its reasonable best efforts to obtain the Requisite HCBF Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the HCBF Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by HCBF in connection with the HCBF Meeting are solicited in compliance with the FBCA, the articles of incorporation and bylaws of HCBF, and all other applicable legal requirements. Except with the prior approval of CenterState, no other matters shall be submitted for the approval of HCBF shareholders at the HCBF Meeting.

(ii) Except to the extent provided otherwise in Section 5.08(a), the board of directors of HCBF shall at all times prior to and during the HCBF Meeting recommend approval of this Agreement by the shareholders of HCBF and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by HCBF’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “HCBF Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of CenterState or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include the HCBF Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite HCBF Shareholder Approval, HCBF will not adjourn or postpone the HCBF Meeting unless HCBF is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the board of directors of HCBF. HCBF shall keep CenterState updated with respect to the proxy solicitation results in connection with the HCBF Meeting as reasonably requested by CenterState.

(b) CenterState Shareholder Approval.

(i) Following the execution of this Agreement, CenterState shall take, in accordance with applicable Law, applicable rules of NASDAQ and the articles of incorporation and bylaws of CenterState, all action necessary to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the issuance of CenterState Common Stock in the Merger as contemplated hereby and any other matter required to be approved by the shareholders of CenterState in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “CenterState Meeting”).

(ii) CenterState shall use its reasonable best efforts to obtain the Requisite CenterState Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the CenterState Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by CenterState in connection with the CenterState Meeting are solicited in compliance with the FBCA, the articles of incorporation and bylaws of CenterState, and all other applicable legal requirements. CenterState shall keep HCBF updated with respect to the proxy solicitation results in connection with the CenterState Meeting as reasonably requested by HCBF. CenterState’s board of directors shall recommend that CenterState’s shareholders vote to approve the issuance of the CenterState Common Stock in the Merger as contemplated hereby and any other matters required to be approved by CenterState’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “CenterState Recommendation”), and the Proxy Statement-Prospectus shall include the CenterState Recommendation.

Section 5.05 Registration Statement; Proxy Statement-Prospectus; NASDAQ Listing.

(a) CenterState and HCBF agree to cooperate in the preparation of the Registration Statement to be filed by CenterState with the SEC in connection with the issuance of CenterState Common Stock in the transactions contemplated by this Agreement (including the Proxy Statement-Prospectus and all related documents). HCBF shall use its reasonable best efforts to deliver to CenterState such financial statements and related analysis of HCBF, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of HCBF, as may be required in order to file the Registration Statement, and any other report required to be filed by CenterState with the SEC, in each case, in compliance with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to CenterState to review. Each of CenterState and HCBF agree to use their respective commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. CenterState also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. HCBF agrees to cooperate with CenterState and CenterState’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from HCBF’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, HCBF, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b) CenterState will advise HCBF, promptly after CenterState receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of CenterState Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. CenterState will provide HCBF and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and CenterState will provide HCBF and its counsel with a copy of all such filings made with the SEC. If at any time prior to the HCBF Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, CenterState shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with HCBF to mail such amendment or supplement to HCBF shareholders (if required under applicable Law).

(c) CenterState will use its commercially reasonable efforts to cause the shares of CenterState Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

Section 5.06 Regulatory Filings; Consents.

(a) Each of CenterState and HCBF and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to prepare all documentation (including the Registration Statement and the Proxy Statement-Prospectus), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, including, without limitation, the final consent of the FDIC to the assignment, assumption and transfer of all purchase and assumption and related loss-share agreements, that have not been terminated, between Harbor Community Bank and the FDIC, as receiver and acting in its corporate capacity (collectively, the “FDIC Agreements”), to CenterState and CenterState Bank, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require CenterState or any of its Subsidiaries or HCBF or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to HCBF) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of CenterState, HCBF, the Surviving Entity or the Surviving Bank, after giving effect to the Merger (“Burdensome Condition”); provided, further, that those actions set forth on CenterState Disclosure Schedule 5.06 shall not constitute a “Burdensome Condition.” CenterState and HCBF will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of CenterState or HCBF to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, CenterState and HCBF shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(b) HCBF will use its commercially reasonable efforts, and CenterState shall reasonably cooperate with HCBF at HCBF’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on HCBF Disclosure Schedule 3.12(c). Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives). HCBF will consult with CenterState and its representatives as often as practicable under the circumstances so as to permit HCBF and CenterState and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.

Section 5.07 Publicity. CenterState and HCBF shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that CenterState shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.08 Access; Current Information.

(a) For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, HCBF agrees to afford CenterState and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to HCBF’s and its Subsidiaries’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), information technology systems, business, properties and personnel and to such other information relating to them as CenterState may reasonably request and HCBF shall use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and HCBF’s privacy policy and, during such period, HCBF shall furnish to CenterState, upon CenterState’s reasonable request, all such other information concerning the business, properties and personnel of HCBF and its Subsidiaries that is substantially similar in scope to the information provided to CenterState in connection with its diligence review prior to the date of this Agreement.

(b) As promptly as reasonably practicable after they become available, HCBF will furnish to CenterState copies of the board packages distributed to the board of directors of HCBF or any of its Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the board of directors of HCBF or any committee thereof relating to the financial performance and risk management of HCBF.

(c) During the period from the date of this Agreement to the Effective Time, at the reasonable request of either Party, the other Party will cause one or more of its designated representatives to confer with representatives of the requesting Party and to report the general status of the ongoing operations of the other Party and its Subsidiaries. Without limiting the foregoing, HCBF agrees to provide to CenterState (i) a copy of each report filed by HCBF or any of its Subsidiaries with a Governmental Authority, (ii) a copy of HCBF’s monthly loan trial balance, and (iii) a copy of HCBF’s monthly statement of condition and profit and loss statement and, if requested by CenterState, a copy of HCBF’s daily statement of condition and daily profit and loss statement, in each case, which shall be provided as promptly as reasonably practicable after it is filed or prepared, as applicable

(d) No investigation by CenterState or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of HCBF set forth in this Agreement, or the conditions to the respective obligations of CenterState and HCBF to consummate the transactions contemplated hereby.

(e) Notwithstanding anything to the contrary in this Section 5.08, HCBF shall not be required to copy CenterState on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby, that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (including any confidential supervisory information) or any other matter that HCBF’s board of directors has been advised by counsel that such distribution to CenterState may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of HCBF’s attorney-client privilege. In the event any of the restrictions in this Section 5.08(e) shall apply, HCBF shall use its commercially reasonable efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), the Parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.

Section 5.09 No Solicitation by HCBF; Superior Proposals.

(a) HCBF shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of HCBF or any of HCBF’s Subsidiaries (collectively, the “HCBF Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than CenterState) any information or data with respect to HCBF or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which HCBF is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the HCBF Representatives, whether or not such HCBF Representative is so authorized and whether or not such HCBF Representative is purporting to act on behalf of HCBF or otherwise, shall be deemed to be a breach of this Agreement by HCBF. HCBF and its Subsidiaries shall, and shall cause each of the HCBF Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from CenterState), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

For purposes of this Agreement, “Acquisition Transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving HCBF or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of HCBF or any of its Subsidiaries; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of HCBF or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of HCBF or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and HCBF or any of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding HCBF Common Stock or more than 50% of the assets of HCBF and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of HCBF reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by CenterState in response to such Acquisition Proposal, as contemplated by Section 5.09(c), and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of HCBF from a financial point of view than the Merger.

(b) Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the HCBF Meeting, HCBF may take any of the actions described in Section 5.09(a) if, but only if, (i) HCBF has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.09(a); (ii) the board of directors of HCBF reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is reasonably necessary to take such actions to comply with its fiduciary duties to HCBF’s shareholders under applicable Law; (iii) HCBF has provided CenterState with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to HCBF or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, HCBF receives from such Person a confidentiality agreement with terms no less favorable to HCBF than those contained in the confidentiality agreement with CenterState. HCBF shall promptly provide to CenterState any non-public information regarding HCBF or its Subsidiaries provided to any other Person which was not previously provided to CenterState, such additional information to be provided no later than the date of provision of such information to such other party.

(c) HCBF shall promptly (and in any event within twenty-four (24) hours) notify CenterState in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, HCBF or the HCBF Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). HCBF agrees that it shall keep CenterState informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Neither the board of directors of HCBF nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to CenterState in connection with the transactions contemplated by this Agreement (including the Merger), the HCBF Recommendation, fail to reaffirm the HCBF Recommendation within three (3) Business Days following a request by CenterState, or make any statement, filing or release, in connection with the HCBF Meeting or otherwise, inconsistent with the HCBF Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the HCBF Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause HCBF or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring HCBF to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 5.09(d), prior to the date of the HCBF Meeting, the board of directors of HCBF may withdraw, qualify, amend or modify the HCBF Recommendation (a “HCBF Subsequent Determination”) after the fifth (5th) Business Day following CenterState’s receipt of a notice (the “Notice of Superior Proposal”)

from HCBF advising CenterState that the board of directors of HCBF has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.09(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of HCBF has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that it is reasonably necessary to take such actions to comply with its fiduciary duties to HCBF’s shareholders under applicable Law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by CenterState (the “Notice Period”), HCBF and the board of directors of HCBF shall have cooperated and negotiated in good faith with CenterState to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable HCBF to proceed with the HCBF Recommendation without a HCBF Subsequent Determination; provided, however, that CenterState shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by CenterState since its receipt of such Notice of Superior Proposal, the board of directors of HCBF has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, HCBF shall be required to deliver a new Notice of Superior Proposal to CenterState and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days.

(f) Notwithstanding any HCBF Subsequent Determination, this Agreement shall be submitted to HCBF’s shareholders at the HCBF Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve HCBF of such obligation; provided, however, that if the board of directors of HCBF shall have made a HCBF Subsequent Determination with respect to a Superior Proposal, then the board of directors of HCBF may recommend approval of such Superior Proposal by the shareholders of HCBF and may submit this Agreement to HCBF’s shareholders without recommendation, in which event the board of directors of HCBF shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to HCBF’s shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto.

(g) Nothing contained in this Section 5.09 shall prohibit HCBF or the board of directors of HCBF from complying with HCBF’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the HCBF Recommendation unless the board of directors of HCBF reaffirms the HCBF Recommendation in such disclosure.

Section 5.10 Indemnification.

(a) For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(b)(iv), CenterState shall indemnify and hold harmless the present and former directors and officers of HCBF and its Subsidiaries (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of actions or omissions of such persons in the course of performing their duties for HCBF or such Subsidiary occurring at or before the Effective Time (including the transactions contemplated by this Agreement) (each a “Claim”), to the same extent as such persons have the right to be indemnified pursuant to the articles of incorporation or bylaws of HCBF or similar governing documents of such Subsidiary in effect on the date of this Agreement, to the extent permitted by applicable Law.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify CenterState upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of CenterState under this Section 5.10, unless, and only to the extent that, CenterState is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) CenterState shall have the right to assume the defense thereof and CenterState shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) CenterState shall not be liable for any settlement effected without its prior written consent and (iv) CenterState shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.

(c) For a period of six (6) years following the Effective Time, CenterState will use its commercially reasonable efforts to provide director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of HCBF or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by HCBF; provided that, if CenterState is unable to maintain or obtain the insurance called for by this Section 5.10, CenterState will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(c)); and provided, further, that officers and directors of HCBF or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall CenterState be required to expend for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premiums paid by HCBF for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, CenterState shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d) If CenterState or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of CenterState and its Subsidiaries shall assume the obligations set forth in this Section 5.10.

Section 5.11 Employees; Benefit Plans.

(a) Following the Effective Time, CenterState shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees who are full time employees of HCBF or any of its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of CenterState or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of CenterState or its Subsidiaries. CenterState shall give the Covered Employees full credit for their prior service with HCBF and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by CenterState and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans, severance plans and similar arrangements maintained by CenterState.

(b) With respect to any employee benefit plan of CenterState that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, CenterState or its applicable Subsidiary shall use its commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such CenterState or Subsidiary plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the HCBF Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee and his or her covered dependents in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable copayment, deductibles and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c) Prior to the Effective Time, HCBF shall take, and shall cause its Subsidiaries to take, all actions requested by CenterState that may be necessary or appropriate to, conditioned on the occurrence of the Effective Time, (i) cause one or more HCBF Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any HCBF Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any HCBF Benefit Plan for such period as may be requested by CenterState, or (iv) facilitate the merger of any HCBF Benefit Plan into any employee benefit plan maintained by CenterState or an CenterState Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 5.11(c) shall be subject to CenterState’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d) Nothing in this Section 5.11 shall be construed to limit the right of CenterState or any of its Subsidiaries (including, following the Closing Date, HCBF and its Subsidiaries) to amend or terminate any HCBF Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.11 be construed to require CenterState or any of its Subsidiaries (including, following the Closing Date, HCBF and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by CenterState or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to CenterState’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(e) If, within six (6) months after the Effective Time, any Covered Employee is terminated by CenterState or its Subsidiaries other than “for cause” or as a result of unsatisfactory job performance, then CenterState shall pay severance to such Covered Employee in an amount equal to two (2) weeks of base salary for each twelve (12) months of such Covered Employee’s prior employment with HCBF or its Subsidiaries; provided, however, that in no event will the total amount of severance for any single Covered Employee be less than four (4) weeks of such base salary nor greater than twenty-six (26) weeks of such base salary. Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than six (6) months after the Effective Time will be as set forth in the severance policies of CenterState and its Subsidiaries as then in effect.

(f) At the Effective Time, CenterState shall assume the obligations of HCBF under each HCBF Stock Option outstanding at the Effective Time and, except with respect to the adjustments described in Section 2.02, each such HCBF Stock Option shall remain in effect in accordance with its terms, including with respect to vesting.

(g) At the Effective Time, all accrued and unused sick time for all employees of HCBF and its Subsidiaries and all accrued and unused vacation time for all employees of HCBF and its Subsidiaries shall be accorded such treatment as set forth in CenterState Disclosure Schedule 5.11(g). HCBF Disclosure Schedule 5.11(g) sets forth accrued sick time payment information as of July 31, 2017.

(h) Prior to the Effective Time, HCBF shall (i) cause the termination of all salary continuation and supplemental executive retirement plans, programs and agreements between HCBF and/or any of its Subsidiaries and any officer or employee, and (ii) pay all amounts due its officers, directors and employees pursuant to the change in control provisions applicable under any HCBF Benefit Plan. HCBF Disclosure Schedule 5.11(h) sets forth all payments to be made by HCBF pursuant to this Section  5.11(h).

Section 5.12 Notification of Certain Changes. CenterState and HCBF shall promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein and HCBF shall provide on a periodic basis written notice to CenterState of any matters that HCBF becomes aware of that should be disclosed on a supplement or amendment to the HCBF Disclosure Schedule; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.12 or the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied.

Section 5.13 Transition; Informational Systems Conversion. From and after the date hereof, CenterState and HCBF will use their commercially reasonable efforts to facilitate the integration of HCBF with the business of CenterState following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of HCBF and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by CenterState, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of HCBF and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by HCBF and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. CenterState shall promptly reimburse HCBF on request for any reasonable and documented out-of-pocket fees, expenses or charges that HCBF may incur as a result of taking, at the request of CenterState, any action prior to the Effective Time to facilitate the Informational Systems Conversion.

Section 5.14 No Control of Other Party’s Business. Nothing contained in this Agreement shall give CenterState, directly or indirectly, the right to control or direct the operations of HCBF or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give HCBF, directly or indirectly, the right to control or direct the operations of CenterState or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of HCBF and CenterState shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 5.15 Certain Litigation. Each Party shall promptly advise the other Party orally and in writing of any actual or threatened shareholder litigation against such Party and/or the members of the board of directors of HCBF or the board of directors of CenterState related to this Agreement or the Merger and the other transactions contemplated by this Agreement. HCBF shall: (i) permit CenterState to review and discuss in advance, and consider in good faith the views of CenterState in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish CenterState’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with CenterState regarding the defense or settlement of any such shareholder litigation, shall give due consideration to CenterState’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that HCBF shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of CenterState (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by HCBF is reasonably expected by HCBF, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by HCBF) under HCBF’s existing director and officer insurance policies, including any tail policy.

Section 5.16 Director Resignations. HCBF will use commercially reasonable efforts to cause to be delivered to CenterState resignations of all the directors of HCBF and its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 5.17 Non-Competition and Non-Disclosure Agreement. Concurrently with the execution and delivery of this Agreement and effective upon Closing, HCBF has caused each director of HCBF and Harbor Community Bank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit E (collectively, the “Director Restrictive Covenant Agreements”).

Section 5.18 Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, HCBF has caused each director of HCBF and Harbor Community Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit F.

Section 5.19 Coordination.

(a) Prior to the Effective Time, subject to applicable Laws, HCBF and its Subsidiaries shall take any actions CenterState may reasonably request from time to time to better prepare the parties for integration of the operations of HCBF and its Subsidiaries with CenterState and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of HCBF and CenterState shall meet from time to time as CenterState may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of HCBF and its Subsidiaries, and HCBF shall give due consideration to CenterState’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither CenterState nor CenterState Bank shall under any circumstance be permitted to exercise control of HCBF or any of its Subsidiaries prior to the Effective Time. HCBF shall permit representatives of CenterState Bank to be onsite at HCBF to facilitate integration of operations and assist with any other coordination efforts as necessary.

(b) Prior to the Effective Time, subject to applicable Laws, HCBF and its Subsidiaries shall take any actions CenterState may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or HCBF Material Contracts that CenterState may request, including, but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to, or immediately upon, the Closing, and shall cooperate with CenterState and will use its commercially reasonable efforts to negotiate specific provisions that may be requested by CenterState in connection with any such amendment, modification or termination.

(c) From and after the date hereof, subject to applicable Laws, the parties shall reasonably cooperate with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other party and appropriate service providers) and HCBF shall, upon CenterState’s reasonable request, introduce CenterState and its representatives to suppliers of HCBF and its Subsidiaries for the purpose of facilitating the integration of HCBF and its business into that of CenterState. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), subject to applicable Laws, HCBF shall, upon CenterState’s reasonable request, introduce CenterState and its representatives to customers of HCBF and its Subsidiaries for the purpose of facilitating the integration of HCBF and its business into that of CenterState. Any interaction between CenterState and HCBF’s and any of its Subsidiaries’ customers and suppliers shall be coordinated by HCBF. HCBF shall have the right to participate in any discussions between CenterState and HCBF’s customers and suppliers.

(d) CenterState and HCBF agree to take all action necessary and appropriate to cause Harbor Community Bank to merge with CenterState Bank in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.

Section 5.20 Transactional Expenses. HCBF has provided in HCBF Disclosure Schedule 3.35 a reasonable good faith estimate of costs and fees that HCBF and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement (collectively, “HCBF Expenses”). HCBF shall use its commercially reasonable efforts to cause the aggregate amount of all HCBF Expenses to not exceed the total expenses disclosed in HCBF Disclosure Schedule 3.35. HCBF shall promptly notify CenterState if or when it determines that it expects to exceed its budget for HCBF Expenses. Notwithstanding anything to the contrary in this Section 5.20, HCBF shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in HCBF Disclosure Schedule 3.35.

Section 5.21 Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to applicable Laws, each of CenterState and HCBF, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including, but not limited to, trade secrets of the disclosing party. Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article V in accordance with the terms of the confidentiality and non-disclosure agreement, dated as of April 14, 2017 between CenterState and HCBF.

Section 5.22 Tax Matters. The Parties intend that the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of CenterState and HCBF shall use their respective reasonable best efforts to cause each of the Merger and the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent either the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.23 Loss Share Agreements. HCBF will use its commercially reasonable efforts to negotiate or consummate a settlement with the FDIC regarding HCBF or its Subsidiaries’ buy-out of its outstanding recovery sharing rights under the FDIC Agreements prior to the Effective Time.

Section 5.24 Retention Bonus Payments. CenterState shall pay to the individuals set forth on HCBF Disclosure Schedule Section 5.24 (each a “Retention Bonus Recipient”) the cash retention bonus payments set forth on HCBF Disclosure Schedule Section 5.24, subject to required tax withholdings (the “CenterState Retention Bonus”). The CenterState Retention Bonus shall be payable through CenterState’s payroll system in a single lump sum (a) in the case of employees, on the earlier of (i) the ninetieth (90th) day following the Closing, but only if the Retention Bonus Recipient continues to be employed by CenterState or its Subsidiaries on such date or (ii) the date on which the Retention Bonus Recipient’s employment with CenterState or its Subsidiaries is terminated by CenterState or such Subsidiary without “cause,” by the Retention Bonus Recipient for “good reason” or on account of the Retention Bonus Recipient’s death or “disability” (as such terms are defined in the agreement memorializing the CenterState Retention Bonus, which shall be in a form reasonably acceptable to each of HCBF and CenterState), but only if such termination occurs following the Closing, or (b) in the case of non-employee directors, at the Closing.

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:

(a) Shareholder Vote. This Agreement and the transactions contemplated hereby, as applicable, shall have received the Requisite HCBF Shareholder Approval at the HCBF Meeting and the Requisite CenterState Shareholder Approval at the CenterState Meeting.

(b) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated, and no such Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.

(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e) Tax Opinions Relating to the Merger. CenterState and HCBF, respectively, shall have received opinions from Alston & Bird LLP and Skadden, Arps, Slate, Meagher & Flom LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to CenterState and HCBF, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Alston & Bird LLP and Skadden, Arps, Slate, Meagher & Flom LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of CenterState and HCBF, in form and substance reasonably acceptable to such counsel.

Section 6.02 Conditions to Obligations of HCBF. The obligations of HCBF to consummate the Merger also are subject to the fulfillment or written waiver by HCBF prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of CenterState (i) set forth in Section 4.09 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (ii) Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.08, and Section 4.12 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to CenterState. HCBF shall have received a certificate signed on behalf of CenterState by the Chief Executive Officer or the Chief Financial Officer of CenterState to the foregoing effect.

(b) Performance of Obligations of CenterState. CenterState shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on CenterState, and HCBF shall have received a certificate, dated the Closing Date, signed on behalf of CenterState by its Chief Executive Officer and the Chief Financial Officer to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in CenterState or CenterState Bank being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

Section 6.03 Conditions to Obligations of CenterState. The obligations of CenterState to consummate the Merger also are subject to the fulfillment or written waiver by CenterState prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of HCBF (i) set forth in Section 3.02(a) and Section 3.09(b) shall be true and correct in all respects (with respect to Section 3.02(a), other than de minimis inaccuracies, it being agreed that for purposes of Section 3.02(a), any inaccuracy in which the applicable amounts as of a date of determination exceed the amounts set forth in Section 3.02(a) by no more than 1% shall be deemed de minimis) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) the first sentence of Section 3.01, Section 3.04(a), Section 3.05, Section 3.14 and Section 3.34 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to HCBF. CenterState shall have received a certificate signed on behalf of HCBF by the Chief Executive Officer or the Chief Financial Officer of HCBF to the foregoing effect.

(b) Performance of Obligations of HCBF. HCBF shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and CenterState shall have received a certificate, dated the Closing Date, signed on behalf of HCBF by HCBF’s Chief Executive Officer and Chief Financial Officer, to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in HCBF or any of its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(d) Plan of Bank Merger. Except as otherwise contemplated by Section 1.03, the Plan of Bank Merger shall have been executed and delivered.

(e) Dissenting Shares. Dissenting Shares shall be less than five percent (5%) of the issued and outstanding shares of HCBF Common Stock.

(f) Certification of Non-USRPI Status. CenterState shall have received from HCBF, under penalties of perjury, a certificate conforming to the requirements of Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and otherwise reasonably acceptable to CenterState, dated as of the Closing Date, certifying that no interest in HCBF is a United States real property interest as defined in Section 897(c) of the Code.

Section 6.04 Frustration of Closing Conditions. Neither CenterState nor HCBF may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

TERMINATION

Section 7.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of CenterState and HCBF if the board of directors of CenterState and the board of directors of HCBF each so determines by vote of a majority of the members of its entire board.

(b) No Regulatory Approval. By CenterState or HCBF, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Shareholder Approval. By either CenterState or HCBF (provided, in the case of HCBF, that it shall not be in breach of any of its obligations under Section 5.04(a) and, in the case of CenterState, that it shall not be in breach of any of its obligations under Section 5.04(b)), if the Requisite HCBF Shareholder Approval at the HCBF Meeting or the Requisite CenterState Shareholder Approval at the CenterState Meeting shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By either CenterState or HCBF (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been (i) with respect to representations and warranties set forth in this Agreement that are not qualified by the term “material” or do not contain terms such as “Material Adverse Effect,” a material breach of any of such representations or warranties by the other party and (ii) with respect to representations and warranties set forth in this Agreement that are qualified by the term “material” or contain terms such as “Material Adverse Effect,” any breach of any of such representations or warranties by the other Party; which breach is not cured prior to the earlier of (y) thirty (30) days following written notice to the Party committing such breach from the other Party or (z) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(e) Breach of Covenants. By either CenterState or HCBF (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other Party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party, which breach shall not have been cured prior to the earlier of (i) thirty (30) days following written notice to the Party committing such breach from the other Party or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(f) Delay. By either CenterState or HCBF if the Merger shall not have been consummated on or before May 12, 2018, provided, however, that such date will be automatically extended to August 12, 2018, if the only outstanding condition to Closing under Article VI is the receipt of all Regulatory Approvals (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.

(g) Failure to Recommend; Etc.

(i) In addition to and not in limitation of CenterState’s termination rights under Section 7.01(e), by CenterState if (i) there shall have been a material breach of Section 5.09, or (ii) the board of directors of

HCBF (A) withdraws, qualifies, amends, modifies or withholds the HCBF Recommendation, or makes any statement, filing or release, in connection with the HCBF Meeting or otherwise, inconsistent with the HCBF Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the HCBF Recommendation), (B) materially breaches its obligation to call, give notice of and commence the HCBF Meeting under Section 5.04(a), (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within three (3) Business Days of being requested to do so by CenterState, (E) fails to publicly reconfirm the HCBF Recommendation within three (3) Business Days of being requested to do so by CenterState, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

(ii) In addition to and not in limitation of HCBF’s termination rights under Section 7.01(e), by HCBF if the board of directors of CenterState (i) withdraws, qualifies, amends, modifies or withholds the CenterState Recommendation, or makes any statement, filing or release, in connection with the CenterState Meeting or otherwise, inconsistent with the CenterState Recommendation, (ii) materially breaches its obligation to call, give notice of and commence the CenterState Meeting under Section 5.04(b), (iii) fails to publicly reconfirm the CenterState Recommendation within three (3) Business Days of being requested to do so by HCBF, or (iv) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

(h) CenterState Stock Price. By the board of directors of HCBF, if the board of directors of HCBF so determines at any time during the five (5) day period commencing prior to the Determination Date, if, and only if, both of the following conditions are satisfied:

(i) the number obtained by dividing the CenterState Average Stock Price by the Initial CenterState Market Price (the “CenterState Ratio”) is less than 0.80; and

(ii) the CenterState Ratio is less than the number obtained by (1) dividing the Final Index Price by the Initial Index Price (the “Index Ratio”) and (2) subtracting 0.20 from such quotient,

subject, however, to the following:

If HCBF elects to exercise its termination right under this Section 7.01(h), it shall give prompt written notice thereof to CenterState. Within five (5) Business Days following its receipt of such notice, CenterState shall have the option to increase the Per Share Cash Consideration to equal the lesser of:

(x) the product of the CenterState Average Stock Price and an amount equal to: (A) the quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of (i) the Per Share Stock Consideration (as then in effect) and (ii) the Index Ratio minus 0.20, and the denominator of which is equal to the CenterState Ratio, less (B) the Per Share Stock Consideration (as then in effect), or

(y) the product of the CenterState Average Stock Price and an amount equal to (A) the quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of: (i) the Per Share Stock Consideration (as then in effect), the Initial CenterState Market Price and (ii) 0.80, and the denominator of which is equal to the CenterState Average Stock Price, less (B) the Per Share Stock Consideration (as then in effect).

If CenterState so elects, it shall give written notice to HCBF of such election and the amount of increase in the per share Merger Consideration within the five (5) Business Day period following its receipt of notice of termination from HCBF, whereupon no termination shall have occurred pursuant to this Section 7.01(h) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Per Share Cash Consideration and the corresponding total Merger Consideration shall have been so modified).

Section 7.02 Termination Fee.

(a) In recognition of the efforts, expenses and other opportunities foregone by CenterState while structuring and pursuing the Merger, HCBF shall pay to CenterState a termination fee equal to $16,670,000 (“Termination

Fee”), by wire transfer of immediately available funds to an account specified by CenterState in the event of any of the following: (i) in the event CenterState terminates this Agreement pursuant to Section 7.01(g)(i), HCBF shall pay CenterState the Termination Fee within one (1) Business Day after receipt of CenterState’s notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of HCBF or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to HCBF and (A) thereafter this Agreement is terminated (x) by either CenterState or HCBF pursuant to Section 7.01(c) because the Requisite HCBF Shareholder Approval shall not have been obtained or (y) by CenterState pursuant to Section 7.01(d) or Section 7.01(e) and (B) prior to the date that is twelve (12) months after the date of such termination, HCBF enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then HCBF shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay CenterState the Termination Fee, provided, that for purposes of this Section 7.02(a)(ii), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%.”

(b) HCBF and CenterState each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, CenterState would not enter into this Agreement; accordingly, if HCBF fails promptly to pay any amounts due under this Section 7.02, HCBF shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of CenterState (including reasonable legal fees and expenses) in connection with such suit.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if HCBF pays or causes to be paid to CenterState the Termination Fee in accordance with Section 7.02(a), HCBF (or any successor in interest of HCBF) will not have any further obligations or liabilities to CenterState with respect to this Agreement or the transactions contemplated by this Agreement.

Section 7.03 Effect of Termination. Except as set forth in Section 7.02(c), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement (a) giving rise to such termination and (b) resulting from fraud or any willful and material breach.

DEFINITIONS

Section 8.01 Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 5.09.

“Acquisition Transaction” has the meaning set forth in Section 5.09.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Articles of Bank Merger” has the meaning set forth in Section 1.05(b).

“Articles of Merger” has the meaning set forth in Section 1.05(a).

“ASC 320” means GAAP Accounting Standards Codification Topic 320.

“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than HCBF or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any relative or family member of such Person.

“Audited Financial Statements” has the meaning set forth in Section 3.07(a).

“Bank Merger” has the meaning set forth in Section 1.03.

“Bank Plan of Merger” has the meaning set forth in Section 1.03.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BOLI” has the meaning set forth in Section 3.32(b).

“Book-Entry Shares” means any non-certificated share held by book entry in HCBF’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of HCBF Common Stock.

“Burdensome Condition” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Florida are authorized or obligated to close.

“CenterState” has the meaning set forth in the preamble to this Agreement.

“CenterState Average Stock Price” means the average closing price of CenterState Common Stock as reported on the NASDAQ Stock Market for the ten (10) consecutive trading days ending on the Trading Day immediately prior to the Determination Date.

“CenterState Bank” has the meaning set forth in Section 1.03.

“CenterState Common Stock” means the voting and non-voting common stock, $0.01 par value per share, of CenterState.

“CenterState Disclosure Schedule” has the meaning set forth in Article IV.

“CenterState Meeting” has the meaning set forth in Section 5.04(b)(i).

“CenterState Ratio” has the meaning set forth in Section 7.01(h)(i).

“CenterState Recommendation” has the meaning set forth in Section 5.04(b)(ii).

“CenterState Reports” has the meaning set forth in Section 4.05(a).

“CenterState Retention Bonus” has the meaning set forth in Section 5.24.

“CenterState Voting Agreement” or “CenterState Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of HCBF Common Stock.

“Claim” has the meaning set forth in Section 5.10(a).

“Closing” and “Closing Date” have the meanings set forth in Section 1.05(c).

“Code” has the meaning set forth in the Recitals.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Controlled Group Members” means any of HCBF’s related organizations described in Code Sections 414(b), (c) or (m).

“Covered Employees” has the meaning set forth in Section 5.11(a).

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Determination Date” means the later of (i) the date on which the last required Regulatory Approval is obtained without regard to any requisite waiting period (ii) the date on which the Requisite HCBF Shareholder Approval is obtained or (iii) the date on which the Requisite CenterState Shareholder Approval is obtained.

“Director Restrictive Covenant Agreements” has the meaning set forth in Section 5.17.

“Dissenting Shareholder” has the meaning set forth in Section 2.01(d).

“Dissenting Shares” has the meaning set forth in Section 2.01(d).

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.05(a).

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund

Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.15(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means such exchange agent as may be designated by CenterState (which shall be CenterState’s transfer agent), and reasonably acceptable to HCBF, to act as agent for purposes of conducting the exchange procedures described in Article II.

“Exchange Fund” has the meaning set forth in Section 2.07(a).

“Expiration Date” has the meaning set forth in Section 7.01(f).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FBCA” has the meaning set forth in Section 1.01.

“FDIA” has the meaning set forth in Section 3.27.

“FDIC” means the Federal Deposit Insurance Corporation.

“FDIC Agreements” has the meaning set forth in Section 5.06(a).

“FFIEC” means the Federal Financial Institutions Examination Council.

“Final Index Price” means the average of the Index Prices for the ten (10) Trading Days ending on the Trading Day immediately prior to the Determination Date.

“Financial Statements” has the meaning set forth in Section 3.07(a).

“FOFR” has the meaning set forth in Section 3.06.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Harbor Community Bank” has the meaning set forth in Section 1.03.

“Harbor Community Bank Designee” has the meaning set forth in Section 1.04(b).

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“HCBF” has the meaning set forth in the preamble to this Agreement.

“HCBF 401(a) Plan” has the meaning set forth in Section 3.15(c).

“HCBF Benefit Plans” has the meaning set forth in Section 3.15(a).

“HCBF Common Stock” means the common stock, $0.001 par value per share, of HCBF.

“HCBF Designee” has the meaning set forth in Section 1.04.

“HCBF Disclosure Schedule” has the meaning set forth in Article III.

“HCBF Employees” has the meaning set forth in Section 3.15(a).

“HCBF Expenses” has the meaning set forth in Section 5.20.

“HCBF Financial Advisor” has the meaning set forth in Section 3.14.

“HCBF Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of HCBF and its Subsidiaries.

“HCBF Investment Securities” means the investment securities of HCBF and its Subsidiaries.

“HCBF Loan” has the meaning set forth in Section 3.22(d).

“HCBF Material Contracts” has the meaning set forth in Section 3.12(a).

“HCBF Meeting” has the meaning set forth in Section 5.04(a)(i).

“HCBF Recommendation” has the meaning set forth in Section 5.04(a)(ii).

“HCBF Regulatory Agreement” has the meaning set forth in Section 3.13.

“HCBF Representatives” has the meaning set forth in Section 5.09(a).

“HCBF Stock Option” has the meaning set forth in Section 2.02(a).

“HCBF Stock Plans” means all equity plans of HCBF or any Subsidiary, including the HCBF 2010 Amended and Restated Stock Incentive Plan, and any sub-plans adopted thereunder, each as amended to date.

“HCBF Subsequent Determination” has the meaning set forth in Section 5.09(e).

“HCBF Voting Agreement” or “HCBF Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

“Holder” means the holder of record of shares of HCBF Common Stock.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).

“Index Group” means the NASDAQ Bank Index (Symbol: BANK).

“Index Price” means the closing price of the Index Group on any applicable Trading Day.

“Index Ratio” has the meaning set forth in Section 7.01(h).

“Informational Systems Conversion” has the meaning set forth in Section 5.13.

“Initial CenterState Market Price” means $23.93.

“Initial Index Price” means $3,569.16.

“Insurance Policies” has the meaning set forth in Section 3.32(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to HCBF, the actual knowledge, of the Persons set forth in HCBF Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter, and with respect to CenterState, the actual knowledge of the Persons set forth in CenterState Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.

“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.30(b).

“Letter of Transmittal” has the meaning set forth in Section 2.06.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Loans” has the meaning set forth in Section 3.22(a).

“Material Adverse Effect” with respect to any party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects HCBF and its Subsidiaries or CenterState and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which HCBF and CenterState operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects HCBF and its Subsidiaries or CenterState and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which HCBF and CenterState operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally (except to the extent that such change disproportionately adversely affects HCBF and its Subsidiaries or CenterState and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which HCBF and CenterState operate, in which case only the disproportionate effect will be taken into account), (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by HCBF or CenterState to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of CenterState Common Stock, and (G) the impact of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“NASDAQ” means The NASDAQ Global Select Market.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).

“OCC” has the meaning set forth in Section 3.06.

“Option Exchange Ratio” has the meaning set forth in Section 2.02(a).

“Ordinary Course of Business” means the ordinary, usual and customary course of business of HCBF and HCBF’s Subsidiaries consistent with past practice, including with respect to frequency and amount.

“OREO” has the meaning set forth in Section 3.22(c).

“Party” or “Parties” have the meaning set forth in the preamble.

“Per Share Cash Consideration” has the meaning set forth in Section 2.01(c).

“Per Share Stock Consideration” has the meaning set forth in Section 2.01(c).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Plan of Merger” has the meaning set forth in Section 1.01.

“Proxy Statement-Prospectus” means the joint proxy statement and prospectus and other proxy solicitation materials of CenterState and HCBF relating to the HCBF Meeting and the CenterState Meeting, as applicable.

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by CenterState in connection with the issuance of shares of CenterState Common Stock in the Merger (including the Proxy Statement-Prospectus constituting a part thereof).

“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Regulatory Approval” has the meaning set forth in Section 3.06.

“Requisite CenterState Shareholder Approval” means the approval of the issuance of CenterState Common Stock in the Merger by a vote (in person or by proxy) of the majority of the outstanding shares of CenterState Common Stock entitled to vote thereon at the CenterState Meeting.

“Requisite HCBF Shareholder Approval” means the adoption of this Agreement and the Plan of Merger by a vote (in person or by proxy) of the majority of the outstanding shares of HCBF Common Stock entitled to vote thereon at the HCBF Meeting.

“Retention Bonus Recipient” has the meaning set forth in Section 5.24.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of HCBF means, unless the context otherwise requires, any current or former Subsidiary of HCBF.

“Superior Proposal” has the meaning set forth in Section 5.09.

“Surviving Bank” has the meaning set forth in Section 1.03.

“Surviving Entity” has the meaning set forth in the Recitals.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes.

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” means the date first set forth above in the preamble to this Agreement.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern Time).

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“Unaudited Financial Statements” has the meaning set forth in Section 3.07(a).

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

MISCELLANEOUS

Section 9.01 Survival. No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10.

Section 9.02 Waiver; Amendment. Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that after the HCBF Meeting and the CenterState Meeting no amendment shall be made which by Law requires further approval by the shareholders of CenterState or HCBF without obtaining such approval. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.

Section 9.03 Governing Law; Jurisdiction; Waiver of Right to Trial by Jury.

(a) This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Florida, without regard for conflict of law provisions.

(b) Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Florida (the “Florida Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Florida Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Florida Courts, (iii) waives any objection that the Florida Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.

(c) Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

Section 9.04 Expenses. Except as otherwise provided in Section 7.02, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful breach of any provision of this Agreement.

Section 9.05 Notices. All notices, requests and other communications hereunder to a Party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such Party at its address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to the Parties. All notices shall be deemed effective upon delivery.

(a)	if to CenterState, to:

CenterState Banks, Inc.

1101 First Street South

Winter Haven, FL 33880

Attn: John C. Corbett

         Beth DeSimone

E-mail: jcorbett@centerstatebank.com

            bdesimone@centerstatebank.com

with a copy (which shall not constitute notice to CenterState) to:

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309

Attn: Mark Kanaly

E-mail: mark.kanaly@alston.com

(b)	if to HCBF, to:

HCBF Holding Company, Inc.

200 S. Indian River Blvd., Suite 101

Fort Pierce, FL 34950

Attn: Michael Brown, Sr.

E-mail: michaelbrownsr@harborcb.com

and

Attn: Randall Ezell

E-mail: randyezell@harborcb.com

with a copy (which shall not constitute notice to HCBF) to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attn: Sven G. Mickisch

E-mail: sven.mickisch@skadden.com

Section 9.06 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the Parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, the right of HCBF to select the HCBF Designee under Section 1.04 (which may be exercised by the HCBF Designee), and the Retention Bonus Recipient’s rights under Section 5.24, CenterState and HCBF hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties will use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.08 Enforcement of the Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.09 Interpretation.

(a) When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c) The HCBF Disclosure Schedule and the CenterState Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of either Disclosure Schedule shall be deemed disclosed for purposes of any other section of Article III or Article IV, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure. No item is required to be set forth in either Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect. The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by either party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

(d) Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa. As used herein, (i) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party or its representatives prior to the date hereof or (b) included in the virtual data room of a party prior to the date hereof, and (ii) the word “or” is not exclusive.

(e) Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Article of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.

Section 9.10 Assignment. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.11 Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CENTERSTATE BANKS, INC.

By:	/s/ John C. Corbett
Name: Title:	John C. Corbett President and Chief Executive Officer

HCBF HOLDING COMPANY, INC.

By:	/s/ Michael J. Brown, Sr.
Name: Title:	Michael J. Brown, Sr. Chairman and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

FORM OF

HCBF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of August 12, 2017, by and between the undersigned holder (“Shareholder”) of common stock of HCBF Holding Company, Inc., a Florida corporation (“HCBF”), and CenterState Banks, Inc., a Florida corporation (“CenterState”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, CenterState and HCBF are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) HCBF will merge with and into CenterState, with CenterState as the surviving entity, and (ii) Harbor Community Bank, a Florida-state chartered bank and wholly-owned subsidiary of HCBF (“Harbor Community Bank”) will merge with and into CenterState Bank, N.A., a national banking association and wholly-owned subsidiary of CenterState (“CenterState Bank”), with CenterState Bank as the surviving bank (collectively, the “Merger”), and in connection with the Merger, each outstanding share of common stock of HCBF, $0.001 par value per share (“HCBF Common Stock”), will be converted into the right to receive the Merger Consideration and cash in lieu of fractional shares of CenterState Common Stock;

WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of HCBF Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of HCBF Common Stock Subject to this Agreement (other than Section 1)” (such shares, together with any additional shares of HCBF Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and

WHEREAS, it is a material inducement to the willingness of CenterState to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of, and as a material inducement to, CenterState entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by CenterState in connection therewith, Shareholder and CenterState agree as follows:

Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of HCBF, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by CenterState, Shareholder shall:

(a) appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger

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Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of HCBF and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of HCBF contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal (as defined in the Merger Agreement) or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of HCBF, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

The parties hereto agree that, solely for purposes of this Section 1, the term “Shares” shall mean the number of shares of HCBF Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of HCBF Common Stock Subject to Section 1 of this Agreement” “beneficially owned” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by Shareholder.

Section 2. No Transfers. Until the earlier of (i) the termination of this Agreement pursuant to Section 6 and (ii) receipt of the Requisite HCBF Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as CenterState may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with CenterState as follows:

(a) Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b) This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by CenterState, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

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(d) Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of HCBF other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any HCBF Stock Option.

Section 4. No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 6, Shareholder, in his, her or its capacity as a shareholder of HCBF, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its Affiliates to, directly or indirectly (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or Affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than CenterState) any information or data with respect to HCBF or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of HCBF’s shareholders with respect to an Acquisition Proposal.

Section 5. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of CenterState to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to CenterState if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, CenterState will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that CenterState has an adequate remedy at Law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with CenterState’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, CenterState shall have the right to inform any third party that CenterState reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of CenterState hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with CenterState set forth in this Agreement may give rise to claims by CenterState against such third party.

Section 6. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, (b) the amendment of the Merger Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein (including, for the avoidance of doubt, any reduction to the Merger Consideration), (c) termination of the Merger Agreement or (d) three (3) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

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Section 7. Entire Agreement. This Agreement represents the entire understanding of the parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.

Section 8. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Section 9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of HCBF and it shall not apply in any manner to Shareholder in his, her or its capacity as a director of HCBF, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director of HCBF, if applicable.

Section 11. Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Florida, without regard for conflict of law provisions.

Section 12. Jurisdiction. Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Polk County or the United States District Court, Middle District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.

Section 13. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

Section 14. Waiver of Appraisal Rights; Further Assurances. To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at CenterState’s request and without further

4

consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CenterState, CenterState Bank, HCFB, Harbor Community Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

Section 15. Disclosure. Shareholder hereby authorizes HCBF and CenterState to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement; provided, however, that CenterState shall provide Shareholder written drafts of any such disclosure and consider in good faith Shareholder’s comments thereto.

Section 16. Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

CENTERSTATE BANKS, INC.

By:

Name:	John C. Corbett
Title:	President and Chief Executive Officer

SHAREHOLDER

Printed or Typed Name of Shareholder

By:
Name:
Title:

Total Number of Shares of HCBF Common Stock Subject to this Agreement (other than Section 1):

Total Number of Shares of HCBF Common Stock Subject to Section 1 of this Agreement:

Signature Page – Voting Agreement

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EXHIBIT B

FORM OF

CENTERSTATE VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of August 12, 2017, by and between the undersigned holder (“Shareholder”) of common stock of CenterState Banks, Inc., a Florida corporation (“CenterState”) and HCBF Holding Company, Inc., a Florida corporation (“HCBF”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, CenterState and HCBF are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) HCBF will merge with and into CenterState, with CenterState as the surviving entity, and (ii) Harbor Community Bank, a Florida-state chartered bank and wholly-owned subsidiary of HCBF (“Harbor Community Bank”) will merge with and into CenterState Bank, N.A., a national banking association and wholly-owned subsidiary of CenterState (“CenterState Bank”), with CenterState Bank as the surviving bank (collectively, the “Merger”), and in connection with the Merger, each outstanding share of common stock of HCBF, $0.001 par value per share (“HCBF Common Stock”), will be converted into the right to receive the Merger Consideration and cash in lieu of fractional shares of CenterState Common Stock;

WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of CenterState Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of CenterState Common Stock Subject to this Agreement” (such shares, together with any additional shares of HCBF Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and

WHEREAS, it is a material inducement to the willingness of HCBF to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of, and as a material inducement to, HCBF entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by HCBF in connection therewith, Shareholder and HCBF agree as follows:

Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of CenterState, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by HCBF, Shareholder shall:

(a) appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger

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Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of CenterState and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CenterState contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal (as defined in the Merger Agreement) or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of CenterState, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

Section 2. No Transfers. Until the earlier of (i) the termination of this Agreement pursuant to Section 5 and (ii) receipt of the Requisite CenterState Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as HCBF may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with HCBF as follows:

(a) Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b) This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by HCBF, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d) Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or

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restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of CenterState other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any CenterState Stock Option.

Section 4. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of HCBF to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to HCBF if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, HCBF will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that HCBF has an adequate remedy at Law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with HCBF’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, HCBF shall have the right to inform any third party that HCBF reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of HCBF hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with HCBF set forth in this Agreement may give rise to claims by HCBF against such third party.

Section 5. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, (b) the amendment of the Merger Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein, (c) termination of the Merger Agreement or (d) three (3) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 6. Entire Agreement. This Agreement represents the entire understanding of the parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.

Section 7. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Section 8. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of CenterState and it shall not apply in any manner to Shareholder in his, her or its capacity as a director of CenterState, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director of CenterState, if applicable.

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Section 10. Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Florida, without regard for conflict of law provisions.

Section 11. Jurisdiction. Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Polk County or the United States District Court, Middle District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.

Section 12. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

Section 13. Waiver of Appraisal Rights; Further Assurances. To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at HCBF’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CenterState, CenterState Bank, HCFB, Harbor Community Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

Section 14. Disclosure. Shareholder hereby authorizes HCBF and CenterState to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement; provided, however, that CenterState shall provide Shareholder written drafts of any such disclosure and consider in good faith Shareholder’s comments thereto.

Section 15. Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

HCBF HOLDING COMPANY, INC.

By:

Name:
Title:

SHAREHOLDER

Printed or Typed Name of Shareholder

By:
Name:
Title:

Total Number of Shares of CenterState Common Stock Subject to this Agreement:

Signature Page – Voting Agreement

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EXHIBIT C

PLAN OF MERGER

HCBF HOLDING COMPANY, INC.

with and into

CENTERSTATE BANKS, INC.

Pursuant to this Plan of Merger dated as of             , 2017, HCBF Holding Company, Inc., a Florida corporation (“HCBF”), shall be merged with and into CenterState Banks, Inc., a Florida corporation (“CenterState”).

SECTION 1

DEFINITIONS

1.1 Effective Time. “Effective Time” shall mean the date and time on which the Merger contemplated by this Plan of Merger becomes effective pursuant to the laws of the State of Florida, as determined in accordance with Section 2.2 of this Plan of Merger.

1.2 Merger. “Merger” shall refer to the merger of HCBF with and into CenterState, as provided in Section 2.1 of this Plan of Merger.

SECTION 2

TERMS OF MERGER

2.1 Merger. Subject to the terms and conditions set forth in this Plan of Merger, at the Effective Time, HCBF shall be merged with and into CenterState in accordance with the Florida Business Corporation Act. CenterState shall be the surviving corporation resulting from the Merger (the “Surviving Entity”) and shall continue to exist and to be governed by the laws of the State of Florida under the corporate name “CenterState Banks, Inc.” The Surviving Entity shall assume all of the liabilities of HCBF.

2.2 Effective Time. The Merger contemplated by this Plan of Merger shall be effective upon the later of (i) the date and time of the filing of the Articles of Merger with the Secretary of State of Florida (the “Articles of Merger”), or (ii) the date and time when the Merger becomes effective as set forth in the Articles of Merger.

2.3 Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation of CenterState in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable law. The amended and restated bylaws of CenterState in effect immediately prior to the Effective Time shall be the amended and restated bylaws of the Surviving Entity until thereafter amended in accordance with applicable law and the terms of such amended and restated bylaws.

2.5 Board of Directors. The directors of the Surviving Entity from and after the Effective Time shall be increased by one (1) director and shall consist of the directors of CenterState in office immediately prior to the Effective Time as well as one (1) current director of HCBF selected by HCBF in its sole and absolute discretion after consultation with CenterState (the “HCBF Designee”), who shall serve as directors of the Surviving Entity until the next annual meeting of the Surviving Entity’s shareholders and until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and amended and restated bylaws of the Surviving Entity. Following the Effective Time, CenterState shall nominate the HCBF Designee at the next annual meeting of the Surviving Entity’s shareholders to serve as a director of the Surviving Entity in accordance with the articles of incorporation and bylaws of the Surviving Entity.

2.6 Officers. The officers of CenterState shall, from and after the Effective Time, continue as the officers of the Surviving Entity until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and amended and restated bylaws of the Surviving Entity.

SECTION 3

MANNER OF CONVERTING SHARES

Each share of common stock of CenterState issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

Each share of common stock of HCBF owned directly by CenterState, HCBF or any of their respective subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

Each share of common stock of HCBF issued and outstanding immediately prior to the Effective Time (other than dissenting shares, treasury stock and shares described in the immediately preceding paragraph), shall be converted into the right to receive (i) 0.675 shares of CenterState common stock, and (ii) a cash amount equal to $1.925 plus any cash dividends payable with respect to shares of the CenterState common stock that are payable to CenterState shareholders of record as of any date on or after the closing of the Merger, regardless of the issuance of certificates for shares of CenterState common stock to the former holders of HCBF common stock, and any cash in lieu of fractional shares.

Each option to purchase shares of common stock of HCBF that is outstanding immediately prior to the Effective Time shall automatically and without any action on the part of the holder thereof, become fully vested and be converted into and become an option to purchase that number of shares of common stock of CenterState as shall equal the product obtained by multiplying 0.75x (the “Option Exchange Ratio”) by that number of shares of common stock of HCBF which such HCBF option entitled the holder thereof to purchase (rounded down to the nearest whole share), and at an exercise price equal to the quotient obtained by dividing the exercise price per share of the HCBF option by the Option Exchange Ratio (rounded up to the nearest whole cent), subject to certain anti-dilution adjustments.

SECTION 4

MISCELLANEOUS

4.1 Further Assurances. Each party to this Plan of Merger agrees to do such things as may be reasonably requested by the other party in order to more effectively consummate or document the transactions contemplated by this Plan of Merger.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned corporations have caused this Plan of Merger to be executed by their duly authorized officers as of the date first above written.

HCBF HOLDING COMPANY, INC.

By:
Name:
Title:

CENTERSTATE BANKS, INC.

By:
Name:
Title:

[Signature Page to Plan of Merger]

EXHIBIT D

BANK PLAN OF MERGER AND MERGER AGREEMENT

HARBOR COMMUNITY BANK

with and into

CENTERSTATE BANK, N.A.

under the charter of

CENTERSTATE BANK, N.A.

under the title of

“CENTERSTATE BANK, N.A.”

(“Resulting Bank”)

THIS BANK PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of August 12, 2017, by and between CenterState Bank, N.A. (“CenterState Bank”), a national banking association, with its main office located at 1101 First Street South, Winter Haven, FL 33880, and Harbor Community Bank, a Florida state-chartered bank, with its main office located at HCBF Holding Company, Inc., 200 S. Indian River Blvd., Suite 101, Fort Pierce, FL 34950 (“Harbor Community Bank,” together with CenterState Bank, the “Banks”).

WHEREAS, at least a majority of the entire Board of Directors of CenterState Bank has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);

WHEREAS, at least a majority of the entire Board of Directors of Harbor Community Bank has approved this Agreement and authorized its execution in accordance with Florida Statutes §658.42 and the Act;

WHEREAS, CenterState Banks, Inc. (“CenterState”), which owns all of the outstanding shares of CenterState Bank, and HCBF Holding Company, Inc. (“HCBF”), which owns all of the outstanding shares of Harbor Community Bank, have entered into an Agreement and Plan of Merger (the “Holding Company Agreement”) which, among other things, contemplates the merger of HCBF with and into CenterState, all subject to the terms and conditions of such Plan of Merger (the “Holding Company Merger”);

WHEREAS, CenterState, as the sole shareholder of CenterState Bank, and HCBF, as the sole shareholder of Harbor Community Bank, have approved this Agreement; and

WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of Harbor Community Bank with and into CenterState Bank, with CenterState Bank being the surviving company of such merger transaction (the “Bank Merger”) subject to, and as soon as practicable following, the closing of the Holding Company Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Act, Harbor Community Bank shall be merged with and into CenterState Bank. CenterState Bank shall continue its existence as the surviving company and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of Harbor Community Bank shall cease. The closing of the Bank Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger (such time when the Bank Merger becomes effective, the “Effective Time”).

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SECTION 2

The name of the Resulting Bank shall be “CenterState Bank, N.A.” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank from and after the Effective Time shall be that of a national banking association. The business of the Resulting Bank shall be conducted from its main office which shall be located at 1101 First Street South, Winter Haven, FL 33880, as well as at its legally established branches and at the banking offices of Harbor Community Bank that are acquired in the Bank Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Bank Merger as branch offices of CenterState Bank). The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with the Act.

SECTION 4

At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of CenterState Bank issued and outstanding immediately prior to Effective Time. Preferred stock shall not be issued by the Resulting Bank.

SECTION 5

All assets of Harbor Community Bank and the Resulting Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of Harbor Community Bank and the Resulting Bank existing as of the Effective Time, all in accordance with the provisions of the Act.

SECTION 6

CenterState Bank and Harbor Community Bank shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of CenterState Bank and Harbor Community Bank at the Effective Time.

SECTION 7

At the Effective Time, each outstanding share of common stock of Harbor Community Bank shall be cancelled with no consideration being paid therefor.

Outstanding certificates representing shares of the common stock of Harbor Community Bank shall, at the Effective Time, be cancelled.

SECTION 8

Upon the Effective Time, the then outstanding shares of CenterState Bank’s common stock shall continue to remain outstanding shares of CenterState Bank’s common stock, all of which shall continue to be owned by CenterState.

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SECTION 9

The directors of the Resulting Bank from and after the Effective Time shall be increased by one (1) director and shall consist of the directors of CenterState Bank in office immediately prior to the Effective Time as well as one (1) current director of Harbor Community Bank selected by Harbor Community Bank in its sole and absolute discretion after consultation with CenterState Bank, who shall serve as directors of the Resulting Bank until the next annual meeting of the Resulting Bank’s sole shareholder and until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of association and bylaws of the Resulting Bank. The officers of CenterState Bank shall, from and after the Effective Time, continue as the officers of the Resulting Bank until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of association and bylaws of the Resulting Bank.

SECTION 10

This Agreement has been approved by CenterState, which owns all of the outstanding shares of CenterState Bank, and by HCBF, which owns all of the outstanding shares of Harbor Community Bank

SECTION 11

This Agreement is also subject to the following terms and conditions:

a)	The Holding Company Merger shall have closed and become effective.

b)

The OCC shall have approved this Agreement and the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.

c)	The Bank Merger may be abandoned at the election of CenterState Bank at any time, whether before or after filings are made for regulatory approval of the Bank Merger.

SECTION 12

Each of the Banks hereby invites and authorizes the OCC to examine each of the Bank’s records in connection with the Bank Merger.

SECTION 13

Effective as of the Effective Time, the articles of association and bylaws of the Resulting Bank shall consist of the articles of association and bylaws of the Resulting Bank as in effect immediately prior to the Effective Time.

SECTION 14

This Agreement shall terminate if and at the time of any termination of the Holding Company Agreement.

SECTION 15

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

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The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

[Signatures on Following Page]

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IN WITNESS WHEREOF, Harbor Community Bank and CenterState Bank have entered into this Agreement as of the date first set forth above.

HARBOR COMMUNITY BANK

By:
Name:
Title:

CENTERSTATE BANK, N.A.

By:
Name:
Title:

[Signature Page to Form of Bank Plan of Merger and Merger Agreement]

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Exhibit A to Bank Plan of Merger and Merger Agreement

Banking Offices of the Resulting Bank

Exhibit omitted

A-1

EXHIBIT E

FORM OF

DIRECTOR NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is dated as of August 12, 2017, by and between             , an individual resident of the State of             (“Director”), and CenterState Banks, Inc., a Florida corporation (“CenterState”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, CenterState and HCBF Holding Company, Inc., a Florida corporation (“HCBF”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) HCBF will merge with and into CenterState, with CenterState as the surviving entity, and (ii) Harbor Community Bank, a Florida-state chartered bank and wholly-owned subsidiary of HCBF (“Harbor Community Bank”) will merge with and into CenterState Bank, N.A., a national banking association and wholly-owned subsidiary of CenterState (“CenterState Bank”), with CenterState Bank as the surviving bank (collectively, the “Merger”);

WHEREAS, Director is a shareholder of HCBF and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive consideration in exchange for the shares of HCBF Common Stock held by Director;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of HCBF or Harbor Community Bank, and, therefore, Director may have knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined);

WHEREAS, as a result of the Merger, CenterState will succeed to all of the Confidential Information and Trade Secrets, for which CenterState, as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that each director of HCBF and Harbor Community Bank, including Director, enter into this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, CenterState and Director, each intending to be legally bound, covenant and agree as follows:

Section 1. Restrictive Covenants.

(a) Director acknowledges that (i) CenterState has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.

(b) Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with CenterState as follows:

(i) From and after the Effective Time, Director will not disclose or use any Confidential Information or Trade Secrets for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable Law. In the event that

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Director is required by Law to disclose any Confidential Information, Director will: (A) if and to the extent permitted by such Law provide CenterState with prompt notice of such requirement prior to the disclosure so that CenterState may waive the requirements of this Agreement or seek an appropriate protective order at CenterState’s sole expense; and (B) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.

(ii) Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending one (1) year after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of CenterState, CenterState Bank, HCBF or Harbor Community Bank (each a “Protected Party”), including actively sought prospective customers of Harbor Community Bank as of the Effective Time, in each case with whom Director had material contact on behalf of HCBF or Harbor Community Bank in the course of Director’s service as a director of HCBF or Harbor Community Bank, as applicable, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party as of the date hereof.

(iii) Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending one (1) year after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any banking business which is the same as or essentially the same as the banking business conducted by any Protected Party and which has a banking office located within the Restricted Territory as of the date hereof.

(iv) For a period beginning at the Effective Time and ending one (1) year after the Effective Time, Director will not, on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee in a managerial, sales, executive or supervisory capacity of any Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.

(c) For purposes of this Section 1, the following terms shall be defined as set forth below:

(i) “Competitive,” with respect to particular products or services, means products or services that are the same as or similar to the products or services of any Protected Party.

(ii) “Confidential Information” means data and information:

(A) relating to the business of HCBF and its Subsidiaries, including Harbor Community Bank, regardless of whether the data or information constitutes a Trade Secret;

(B) disclosed to Director or of which Director became aware as a consequence of Director’s relationship with HCBF and/or Harbor Community Bank;

(C) having value to HCBF and/or Harbor Community Bank and, as a result of the consummation of the transactions contemplated by the Merger Agreement, CenterState and/or CenterState Bank; and

(D) not generally known to competitors of HCBF or CenterState.

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Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from HCBF or CenterState, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

(iii) “Restricted Territory” means each county in Florida where Harbor Community Bank operates a banking office at the Effective Time and each county contiguous to each of such counties.

(iv) “Trade Secret” means information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:

(A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(d) Director acknowledges that irreparable loss and injury would result to CenterState upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, CenterState may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable Law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by Law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

Section 2. Term; Termination. This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement; (ii) two (2) years following the Effective Time or (iii) upon a Change in Control of CenterState (as defined in Schedule I). For the avoidance of doubt, the provisions of Section 1 shall only become operative upon the consummation of the Merger but, in such event, shall survive the consummation of the Merger until the earlier of (a) two (2) years after the Effective Time (except Sections (1)(b)(ii) – (iv), which shall terminate one (1) year after the Effective Time) or (b) upon a Change in Control of CenterState. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.

Section 3. Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

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If to CenterState:	CenterState Banks, Inc.
1101 First Street South Haven, FL 33880
Attn: John C. Corbett
Beth DeSimone
E-mail: jcorbett@centerstatebank.com
bdesimone@centerstatebank.com

If to Director:	The address of Director’s principal residence as it appears in HCBF’s records as of the date hereof, as subsequently modified by Director’s provision of notice regarding the same to CenterState.

Section 4. Governing Law; Jurisdiction. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Florida, without regard for conflict of law provisions. Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Polk County or the United States District Court, Middle District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.

Section 5. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and CenterState. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Section 6. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 7. Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

Section 8. Entire Agreement. This Agreement represents the entire understanding of the parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.

Section 9. Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

CENTERSTATE BANKS, INC.

By:
Name:	John C. Corbett
Title:	President and Chief Executive Officer

DIRECTOR

Signature Page – Non-Competition and Non-Disclosure Agreement

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Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 1(b) (ii) and (iii) shall not apply to any of the following activities of Director:

1.	The provision of legal services by Director to any Person.

2.	The offer and sale of insurance products by Director to any Person.

3.	The provision of investment advisory and brokerage services by Director to any Person.

4.	The provision of private equity/venture capital financing by Director to any Person.

5.	The provision of accounting services by Director to any Person.

6.	The ownership of 5% or less of any class of securities of any Person.

7.	The provision of automobile financing in connection with the operation of auto dealerships.

8.	Obtaining banking-related services or products for entities owned or controlled by the Director.

9.	Referrals of clients or obtaining banking-related services in connection with the conduct of real estate or mortgage broker businesses.

10.	Activities that are incidental to the Director’s performance of his or her profession so long as such activities are not a scheme to circumvent the restrictions contained in this Agreement.

For the avoidance of doubt, the activities of Director’s employer (if any) or its Affiliates shall not be affected by this Agreement.

For the purposes of this agreement, “Change in Control of CenterState” means (a) any person or group of persons within the meaning of §13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, directly or indirectly, of 50% or more of the outstanding voting securities of CenterState or CenterState Bank, or (b) individuals serving on the board of directors of CenterState cease for any reason to constitute at least a majority of the board of directors of CenterState.

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EXHIBIT F

FORM OF

CLAIMS LETTER

August 12, 2017

CenterState Banks, Inc. 1101 First Street South Winter Haven, Florida 33880
Attention:	John C. Corbett
Beth DeSimone

Ladies and Gentlemen:

This letter is delivered pursuant the Agreement and Plan of Merger, dated as of August 12, 2017 (the “Merger Agreement”), by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and HCBF Holding Company, Inc., a Florida corporation (“HCBF”).

Concerning claims which the undersigned may have against HCBF or any of its subsidiaries, including Harbor Community Bank (each, an “HCBF Entity”), in his or her capacity as an officer, director or employee of any HCBF Entity, and in consideration of the promises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

Section 1. Definitions. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.

Section 2. Release of Certain Claims.

(a) The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger pursuant to the Merger Agreement, each HCBF Entity, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his or her capacity as an officer, director or employee of any HCBF Entity has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but have not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to CenterState on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.

(b) For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:

(i) any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any HCBF Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and Harbor Community Bank, (B) Claims as a depositor under any

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deposit account with Harbor Community Bank, (C) Claims as the holder of any Certificate of Deposit issued by Harbor Community Bank, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any HCBF Entity; (E) Claims in his or her capacity as a shareholder of HCBF, and (F) Claims as a holder of any check issued by any other depositor of Harbor Community Bank;

(ii) the Claims excluded in Section 2(a)(i) above;

(iii) any Claims that the undersigned may have under the Merger Agreement;

(iv) any right to indemnification that the undersigned may have under the articles of incorporation or bylaws of any HCBF Entity, under Florida law or the Merger Agreement; or

(v) any rights or Claims listed on Schedule I to this Agreement.

Section 3. Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

Section 4. Miscellaneous.

(a) This letter shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Florida, without regard for conflict of law provisions.

(b) This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and the release of Claims contained in this letter supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

(c) This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

(d) This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of the terms of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.

(e) The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

(f) This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties (other than the failure of CenterState to pay the Merger Consideration under the Merger Agreement). If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.

(g) If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter,

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the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

(h) Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter, or the transactions contemplated by this letter. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this letter by, among other things, the mutual waivers and certifications in this Section.

(i) Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this letter shall be brought in the courts of record of the State of Florida in Polk County or the United States District Court, Middle District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

[Signature Page Follows]

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Sincerely,

Signature of Director

Name of Director

Signature Page – Claims Letter

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On behalf of CenterState Banks, Inc., I hereby acknowledge receipt of this letter as of this 12th day of August, 2017.

CENTERSTATE BANKS, INC.

By:
Name:	John C. Corbett
Title:	President and Chief Executive Officer

Signature Page – Claims Letter

5

Schedule I

Additional Excluded Claims

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Appendix B

August 12, 2017

The Board of Directors

CenterState Banks, Inc.

1101 First St. S., Suite 202

Winter Haven, FL 33880

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to CenterState Banks, Inc. (“CenterState”) of the Aggregate Merger Consideration (as defined below) in the proposed merger of HCBF Holding Company, Inc. (“HCBF”) with and into CenterState (the “Merger”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between CenterState and HCBF. Pursuant to the Agreement and subject to the terms, conditions, assumptions and limitations set forth therein, at the Effective Time (as defined in the Agreement), automatically by virtue of the Merger and without any action on the part of CenterState, HCBF or any holder of common stock, par value $0.001 per share, of HCBF (“HCBF Common Stock”), each share of HCBF Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive: (i) 0.675 of a share of the common stock, par value $0.01 per share, of CenterState (“CenterState Common Stock” and, such a fraction of a share of CenterState, the “Stock Consideration”) and (ii) $1.925 in cash (the “Cash Consideration”). The aggregate Stock Consideration and the aggregate Cash Consideration, taken together, are referred to herein as the “Aggregate Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, immediately following the Effective Time, Harbor Community Bank, a wholly-owned subsidiary of HCBF (“Harbor Bank”), will be merged with and into CenterState Bank, N.A., a wholly-owned subsidiary of CenterState (“CenterState Bank”), with CenterState Bank as the surviving entity, pursuant to a separate bank merger agreement (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to CenterState and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between a KBW broker-dealer affiliate and each of CenterState and HCBF), may from time to time purchase securities from, and sell securities to, CenterState and HCBF. In addition, as market makers in securities, we and our affiliates may from time to time have long or short positions in, and buy or sell, debt or equity securities of CenterState for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of CenterState (the “Board”) in rendering this opinion and will receive a fee from CenterState for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, CenterState has agreed to indemnify us for certain liabilities arising out of our engagement.

Keefe, Bruyette & Woods, Inc.

The Board of Directors – CenterState Banks. Inc.

August 12, 2017

In addition to this present engagement, in the past two years KBW has provided investment banking and financial advisory services to CenterState and received compensation for such services. KBW acted as financial advisor to CenterState in connection with its May 2017 acquisition of Gateway Financial Holdings of Florida, Inc., as an underwriter in connection with CenterState’s January 2017 registered offering of common stock, as financial advisor to CenterState in connection with its March 2016 acquisition of Hometown of Homestead Banking Company, and as financial advisor to CenterState in connection with its March 2016 acquisition of Community Bank of South Florida, Inc. In addition, KBW is acting as financial advisor to CenterState in connection with a separate acquisition being concurrently pursued by CenterState (the “Concurrent Acquisition”). In the past two years, KBW has provided investment banking and financial advisory services to HCBF and received compensation for such services. As you are aware, KBW acted as financial advisor to HCBF in connection with its July 2017 acquisition of Jefferson Bankshares, Inc. We may in the future provide investment banking and financial advisory services to CenterState or HCBF and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of CenterState and HCBF and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated August 9, 2017 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016, of CenterState; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017 and June 30, 2017 of CenterState; (iv) the audited financial statements for the three fiscal years ended December 31, 2016 of HCBF; (v) the unaudited quarterly financial statements for the fiscal quarters ended March 31, 2017 and June 30, 2017 of HCBF; (vi) certain regulatory filings of CenterState, HCBF, CenterState Bank and Harbor Bank, including the quarterly reports on Form FR Y-9C and quarterly call reports filed with respect to each quarter during the three years ended December 31, 2016 and the quarter ended March 31, 2017, and for CenterState Bank and Harbor Bank, also with respect to the quarter ended June 30, 2017; (vii) certain other interim reports and other communications of CenterState and HCBF to their respective stockholders; and (viii) other financial information concerning the businesses and operations of CenterState and HCBF furnished to us by CenterState and HCBF or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of CenterState and HCBF; (ii) the assets and liabilities of CenterState and HCBF; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of CenterState and certain financial information of HCBF with similar information for certain other companies, the securities of which are publicly traded; (v) financial and operating forecasts and projections of HCBF that were prepared by CenterState management, provided to us and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) the publicly available consensus “street estimates” of CenterState, as well as assumed CenterState long-term growth rates provided to us by CenterState management, all of which information was discussed with us by such management and used and relied upon by us at the direction of such management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on CenterState (including without limitation the potential cost savings and related expenses expected to result or be derived from the Merger) that were prepared by CenterState management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally.

Keefe, Bruyette & Woods, Inc. • 787 Seventh Avenue • New York, NY, 10019

The Board of Directors – CenterState Banks. Inc.

August 12, 2017

We have also participated in discussions that were held with the respective managements of CenterState and HCBF regarding the past and current business operations, regulatory relations, financial condition and future prospects of each of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of CenterState as to the reasonableness and achievability of the financial and operating forecasts and projections of HCBF, the publicly available consensus “street estimates” of CenterState, the assumed CenterState long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on CenterState (including, without limitation, the cost savings, and related expenses expected to result or be derived from the Merger), all as referred to above, as well as the assumptions set forth in and the bases for all such information. We have assumed that all of the foregoing information was reasonably prepared and represents, or in the case of the publicly available consensus “street estimates” of CenterState referred to above that such estimates are consistent with, the best currently available estimates and judgments of CenterState management, and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated. As you are aware, the financial and operating forecasts and projections of HCBF that were prepared by CenterState management and that we were directed by such management to use reflect differences from the forecasts and projections that were prepared by HCBF and provided to CenterState. Accordingly, with the consent of CenterState, in rendering our opinion, our reliance upon CenterState management as to the reasonableness and achievability of such forecasts and projections includes reliance upon the judgments, estimates and assessments of CenterState and CenterState management with respect to such differences. In addition, this opinion does not address the Concurrent Acquisition (or any terms, aspects, effects or implications thereof) and, at the direction of CenterState, we have not given effect to the occurrence of the Concurrent Acquisition for purposes of our analyses.

It is understood that the portion of the foregoing financial information of CenterState and HCBF that was provided to us was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of CenterState referred to above, are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with CenterState management and with consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either CenterState or HCBF since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for CenterState and HCBF are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of CenterState or HCBF, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have

Keefe, Bruyette & Woods, Inc. • 787 Seventh Avenue • New York, NY, 10019

The Board of Directors – CenterState Banks. Inc.

August 12, 2017

we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of CenterState or HCBF under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft version reviewed by us and referred to above) with no adjustments to the Aggregate Merger Consideration and with no other consideration or payments in respect of HCBF Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement or any of the related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction (including the Bank Merger) and that all conditions to the completion of the Merger and any such related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions (including the Bank Merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of CenterState, HCBF, or the pro forma entity or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of CenterState that CenterState has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to CenterState, HCBF, the Merger and any related transaction (including the Bank Merger), the Agreement and the Concurrent Acquisition. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Aggregate Merger Consideration in the Merger to CenterState. We express no view or opinion as to any other terms or aspects of the Merger or any terms or aspects of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger (including the form of Aggregate Merger Consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the Merger to CenterState, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. For purposes of our analyses, we have not incorporated previously publicly-announced proposed changes to United States tax laws regarding corporate tax rates. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of CenterState to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by CenterState

Keefe, Bruyette & Woods, Inc. • 787 Seventh Avenue • New York, NY, 10019

The Board of Directors – CenterState Banks. Inc.

August 12, 2017

or the Board, (iii) any business, operational or other plans with respect to HCBF or the pro forma entity that may be currently contemplated by CenterState or the Board or that may be implemented by CenterState or the Board subsequent to the closing of the Merger, (iv) the fairness of the amount or nature of any compensation to any of CenterState’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of CenterState Common Stock or relative to the Aggregate Merger Consideration, (v) the effect of the Merger or any related transaction (including the Bank Merger) on, or the fairness of the consideration to be received by, holders of any class of securities of CenterState, HCBF or any other party to any transaction contemplated by the Agreement, (vi) any adjustment (as provided in the Agreement) to the Aggregate Merger Consideration (or the cash or stock components thereof) assumed to be paid in the Merger for purposes of our opinion, (vii) whether CenterState has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Cash Consideration to the holders of HCBF Common Stock at the closing of the Merger, (viii) the actual value of CenterState Common Stock to be issued in the Merger, (ix) the prices, trading range or volume at which CenterState Common Stock will trade following the public announcement of the Merger or following the consummation of the Merger, (x) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (xi) any legal, regulatory, accounting, tax or similar matters relating to CenterState, HCBF, any of their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), or the Concurrent Acquisition, including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of CenterState Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration in the Merger is fair, from a financial point of view, to CenterState.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc. • 787 Seventh Avenue • New York, NY, 10019

APPENDIX C

August 12, 2017

Board of Directors

HCBF Holding Company, Inc.

200 South Indian River Drive, Suite 101

Fort Pierce, FL 34950

Ladies and Gentlemen:

HCBF Holding Company, Inc. (“HCBF”) and CenterState Banks, Inc. (“CenterState”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which HCBF will merge with and into CenterState with CenterState being the surviving corporation (the “Merger”). Pursuant to the terms of the Agreement, at the Effective Time, each share of common stock, $0.001 par value per share, of HCBF (“HCBF Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of HCBF Common Stock as specified in the Agreement, will be converted into the right to receive (i) 0.675 shares of common stock, $0.01 par value per share, of CenterState (“CenterState Common Stock” and such consideration, the “Stock Consideration”), and (ii) a cash amount equal to $1.925 plus any cash dividends payable with respect to shares of the CenterState Common Stock that are payable to CenterState shareholders of record as of any date on or after the Closing Date and any cash in lieu of fractional shares (the “Cash Consideration”). The Stock Consideration and the Cash Consideration are collectively referred to herein as the “Merger Consideration.” Capitalized terms used herein without definition have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of HCBF Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated August 11, 2017; (ii) certain publicly available financial statements and other historical financial information of HCBF and its banking subsidiary that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of CenterState that we deemed relevant; (iv) internal net income projections for HCBF for the years ending December 31, 2017 through December 31, 2019, as well as an estimated long-term net income growth rate and dividend payout ratio for the years thereafter, as provided by the senior management of HCBF; (v) publicly available consensus mean analyst earnings per share estimates for CenterState for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of CenterState; (vi) the pro forma financial impact of the Merger on CenterState based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as net income projections for HCBF for the years ending December 31, 2018 through December 31, 2020 and an estimated long-term net income growth rate for the years thereafter, as provided by the senior management of CenterState (collectively, the “Pro Forma Assumptions”); (vii) the pro forma financial impact of the Merger on CenterState based on the Pro Forma Assumptions as well as certain assumptions relating to CenterState’s acquisition of Sunshine Bancorp, Inc. concurrent with the closing of the Merger, as provided by the senior management of CenterState; (viii) the publicly reported historical price and trading activity for CenterState Common Stock, including a comparison of certain stock market information for CenterState Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (ix) a comparison of certain financial information for HCBF and CenterState with similar financial institutions for which information is publicly available; (x) the financial terms of certain recent business combinations in the banking industry (on a regional basis), to the extent publicly available; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of HCBF the business, financial condition, results of operations and prospects of HCBF and held similar discussions with certain members of the senior management of CenterState regarding the business, financial condition, results of operations and prospects of CenterState.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by HCBF or CenterState or their respective representatives or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of HCBF and CenterState that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of HCBF or CenterState or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of HCBF or CenterState. We did not make an independent evaluation of the adequacy of the allowance for loan losses of HCBF or CenterState, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to HCBF or CenterState. We have assumed, with your consent, that the respective allowances for loan losses for both HCBF and CenterState are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal net income projections for HCBF for the years ending December 31, 2017 through December 31, 2019, as well as an estimated long-term net income growth rate and dividend payout ratio for the years thereafter, as provided by the senior management of HCBF. In addition, Sandler O’Neill used publicly available consensus mean analyst earnings per share estimates for CenterState for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of CenterState. Sandler O’Neill also received and used in its pro forma analyses the Pro Forma Assumptions as well as certain assumptions relating to CenterState’s acquisition of Sunshine Bancorp, Inc. concurrent with the closing of the Merger, as provided by the senior management of CenterState. With respect to the foregoing information, the respective senior managements of HCBF and CenterState confirmed to us that such information reflected (or, in the case of the publicly available consensus mean analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of HCBF and CenterState, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of HCBF or CenterState since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that HCBF and CenterState will remain as going concerns for all periods relevant to our analysis.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on HCBF, CenterState or the Merger or any related transaction, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that HCBF has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of CenterState Common Stock at any time or what the value of CenterState Common Stock will be once it is actually received by the holders of HCBF Common Stock.

We have acted as HCBF’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon the closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill on the day of closing of the Merger. HCBF has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not provided any other investment banking services to HCBF in the two years preceding the date of this opinion, nor have we provided any investment banking services to CenterState in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to HCBF, CenterState and their respective affiliates. We may also actively trade the equity and debt securities of CenterState and its affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of HCBF in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of HCBF as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of HCBF Common Stock and does not address the underlying business decision of HCBF to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for HCBF or the effect of any other transaction in which HCBF might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of HCBF or CenterState, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to holders of HCBF Common Stock from a financial point of view.

Very truly yours,

APPENDIX D

Florida Statutes Annotated § 607.1302.

Right of shareholders to appraisal.

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;

(g) An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;

(h) An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;

(i) A merger, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or

(j) A merger, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

Appendix E

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

HCBF Holding Company, Inc.

Fort Pierce, Florida

We have audited the accompanying consolidated balance sheets of HCBF Holding Company, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Accordingly, we express no opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of HCBF Holding Company, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe Horwath LLP

Fort Lauderdale, Florida

March 30, 2017

E – 1

HCBF HOLDING COMPANY, INC.

Consolidated Balance Sheets

December 31, 2016 and 2015

(Dollar amounts in thousands, except share data)

	2016	2015
Assets
Cash and due from financial institutions	$33,957	$28,004
Interest-earning deposits in other financial institutions	10,601	52,404
Fed funds sold	—	329

Cash and cash equivalents	44,558	80,737

Securities available for sale, at fair value	346,634	363,823
Securities held to maturity (fair value of $176,286 and $150,418 at December 31, 2016 and December 31, 2015, respectively)	178,232	150,681
Loans held for sale	8,384	6,197
Loans (net of allowance of $7,260 and $2,451 at December 31, 2016 and December 31, 2015, respectively)	1,027,211	942,927
Covered loans (net of allowance for loan losses of $378 and $1,277 at December 31, 2016 and December 31, 2015, respectively)	31,089	36,256
Federal Home Loan Bank Stock, at cost	4,584	5,157
Premises and equipment, net	51,442	54,558
Real estate owned, net	9,018	13,095
Goodwill	12,286	12,153
Other intangible assets	12,548	15,072
Bank owned life insurance	38,054	27,073
Deferred tax asset	15,022	13,107
FDIC indemnification asset	526	1,559
Accrued interest receivable and other assets	10,302	8,931

Total assets	$1,789,890	$1,731,326

(continued)

E – 2

HCBF HOLDING COMPANY, INC.

Consolidated Balance Sheets

December 31, 2016 and 2015

(Dollar amounts in thousands, except share data)

Liabilities and Stockholders’ Equity

Deposits
Non-interest bearing	$444,745	$371,464
Interest bearing	1,034,063	1,038,674

Total deposits	1,478,808	1,410,138
Federal Home Loan Bank advances	71,622	85,043
Junior subordinated debenture	5,943	5,833
Capital lease obligation	769	819
Official Checks	5,248	7,478
Accrued interest payable and other liabilities	9,807	9,575

Total liabilities	1,572,197	1,518,886

Commitments and contingencies (Notes 5, 6 and 17)

Stockholders’ equity:
Preferred stock, noncumulative, $.001 par value, 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock voting, $.001 par value, 40,000,000 shares authorized 18,827,833 and 18,827,303 shares issued and outstanding	19	19
Common stock nonvoting, $.001 par value, 10,000,000 shares authorized, 1,224,997 and 1,224,997 shares issued and outstanding	1	1
Additional paid-in capital	202,369	201,817
Retained earnings	18,772	12,517
Accumulated other comprehensive (loss)	(3,468)	(1,914)

Total stockholders’ equity	217,693	212,440

Total liabilities and stockholders’ equity	$1,789,890	$1,731,326

See accompanying notes

E – 3

HCBF HOLDING COMPANY, INC.

Consolidated Statements of Income

Years ended December 31,

(Dollar amounts in thousands, except share data)

	2016	2015
Interest and dividend income:
Loans, including fees	$54,718	$43,956
Securities	9,542	7,868
Interest earning deposits and other	436	304

Total interest income	64,696	52,128

Interest expense:
Deposits	4,441	2,945
Federal Home Loan Bank advances	815	636
Subordinated debentures and other	344	267

Total interest expense	5,600	3,848

Net interest income	59,096	48,280

Provision for loan losses	4,801	1,519

Net interest income after provision for loan losses	54,295	46,761

Noninterest income:
Service charges on deposit accounts	2,602	1,982
ATM and interchange income	2,891	2,306
Net gain on sale of loans	3,982	3,356
Net gains on sale of securities available for sale	287	2
Bank owned life insurance income	981	661
FDIC indemnification asset amortization, net	(190)	(980)
Purchased credit impaired loan recoveries	1,027	677
Other	937	816

Total noninterest income	12,517	8,820

Noninterest expense:
Salaries and employee benefits	28,002	23,908
Occupancy and equipment	8,348	6,963
Data processing	5,696	5,386
Regulatory assessments	1,186	1,221
Professional Fees	1,473	1,398
Office expenses and supplies	1,508	1,387
Foreclosed assets, net	2,861	558
Advertising	735	744
Amortization of intangibles	2,524	1,842
Acquisition and conversion costs	298	2,908
Other	3,817	2,921

Total non-interest expense	56,448	49,236

Income before taxes	10,364	6,345
Income tax expense	4,109	2,429

Net income	$6,255	$3,916

Earnings per share
Basic	$0.31	$0.23
Diluted	$0.30	$0.23

See accompanying notes

E – 4

HCBF HOLDING COMPANY, INC.

Consolidated Statements of Comprehensive Income

Years ended December 31,

(Dollar amounts in thousands, except share data)

	2016	2015
Net Income	$6,255	$3,916

Other comprehensive (loss):
Unrealized (loss) arising during the year	(2,768)	(726)
Reclassification adjustment for realized gains	(287)	(2)

Net change in unrealized (loss)	(3,055)	(728)

Amortization of unrealized loss on securities transferred to held to maturity	560	344
Provision for income tax benefit	941	145

Total other comprehensive (loss)	(1,554)	(239)

Comprehensive income	$4,701	$3,677

See accompanying notes

E – 5

HCBF HOLDING COMPANY, INC.

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E – 6

HCBF HOLDING COMPANY, INC.

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31,

(Dollar amounts in thousands, except share data)

	Common Stock Voting		Common Stock Nonvoting		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss)	Total
	Shares	Amt	Shares	Amt
Balance at January 1, 2015	13,831,914	$14	670,886	$1	$145,773	$8,601	$(1,675)	$152,714

Net income	—	—	—	—	—	3,916	—	3,916
Other comprehensive loss	—	—	—	—	—	—	(239)	(239)
Common stock issued – voting	4,990,889	5	—	—	49,904	—	—	49,909
Common stock issued - Non-voting	—	—	554,111	—	5,541	—	—	5,541
Exercise of stock options, including tax benefit	4,500	—	—	—	45	—	—	45
Stock-based compensation	—	—	—	—	554	—	—	554

Balance at December 31, 2015	18,827,303	$19	1,224,997	$1	$201,817	$12,517	$(1,914)	$212,440

Net Income	—	—	—	—	—	6,255	—	6,255
Other comprehensive loss	—	—	—	—	—	—	(1,554)	(1,554)
Exercise of stock options, including tax benefit	530	—	—	—	5	—	—	5
Stock-based compensation	—	—	—	—	547	—	—	547

Balance at December 31, 2016	18,827,833	$19	1,224,997	$1	$202,369	$18,772	$(3,468)	$217,693

See accompanying notes

E – 7

HCBF HOLDING COMPANY, INC.

Consolidated Statements of Cash Flows

Years ended December 31,

(Dollar amounts in thousands, except share data)

	2016	2015
Cash flows from operating activities:
Net income	$6,255	$3,916
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	4,801	1,519
Depreciation and amortization of premises and equipment	2,803	2,025
Net accretion of purchase accounting adjustments	(2,872)	(4,991)
Net amortization of investment securities	5,646	5,317
Net deferred loan origination fees	84	101
Gain on sale of securities available for sale	(287)	(2)
Origination of loans held for sale	(88,110)	(84,790)
Proceeds from sales of loans held for sale	87,971	81,141
Gain on loans held for sale	(3,982)	(3,356)
Loss on disposal of real estate owned	263	(585)
Provision for real estate owned	2,129	872
FDIC indemnification expense, net	190	980
Stock based compensation expense	547	554
Increase in cash surrender value of bank owned life insurance	(981)	(661)
Deferred income tax expense	(687)	1,312
Net change in:
Accrued interest receivable and other assets	(2,430)	(604)
Accrued interest payable and other liabilities	(2,303)	(1,557)

Net cash from operating activities	9,037	1,191

Cash flows from investing activities:
Available for sale securities:
Purchases	(124,611)	(122,732)
Maturities, prepayments, and calls	84,714	63,551
Sales	51,163	23,596
Held to maturity securities:
Purchases	(59,543)	(5,255)
Maturities, prepayments, and calls	31,000	20,743
Loan origination and repayments, net	(39,599)	(44,208)
Loan purchases, net	(38,315)	—
Purchases of premises and equipment, net	(895)	(1,392)
Purchases of Federal Home Loan bank stock, net	573	(1,300)
Proceeds from sale of real estate owned	3,535	7,798
Purchases of bank owned life insurance	(10,000)	(15,000)
Cash received from FDIC loss sharing agreement	765	1,480
Cash received from acquisitions	—	37,210

Net cash used in investing activities	(101,213)	(35,509)

(Continued)

E – 8

HCBF HOLDING COMPANY, INC. Consolidated Statements of Cash Flows Years ended December 31, (Dollar amounts in thousands, except share data)

E – 9

	2016	2015
Cash flows from financing activities:
Net change in deposits	$69,160	$(13,946)
Proceeds from Federal Home Loan Bank advances and other debt	560,300	426,400
Repayments on Federal Home Loan Bank advances and other debt	(573,468)	(399,449)
Proceeds from the issuance of common stock voting	—	49,909
Proceeds from the issuance of common stock non-voting	—	5,541
Proceeds from exercised stock options	5	45

Net proceeds from financing activities	55,997	68,500

Net change in cash and cash equivalents	(36,179)	34,182
Beginning cash and cash equivalents	80,737	46,555

Ending cash and cash equivalents	$44,558	$80,737

Supplemental cash flow information:
Interest Paid	$6,324	$4,552
Income taxes paid	3,378	1,664

Supplemental noncash disclosures:
Transfers from loans to real estate owned	1,578	1,681
Transfer from premises and equipment to real estate owned	1,355	570
Loans provided for sales of real estate owned	1,079	1,519

See accompanying notes

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation

The consolidated financial statements include HCBF Holding Company, Inc. (the “Holding Company”) and its wholly owned subsidiary, Harbor Community Bank together referred to as “the Company.” Intercompany transactions and balances are eliminated in consolidation.

The Company provides financial services through its offices in Florida. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area. The Company engages in mortgage banking activities and, as such, acquires and sells one-to-four family residential mortgage loans and small business administration loans (SBA). These loans are generally sold without servicing rights retained. The Company originates and services residential mortgage loans in Florida.

Subsequent Events

The Company has evaluated subsequent events for recognition and disclosure through March 30, 2017, which is the date the financial statements were available to be issued.

Use of Estimates

To prepare financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.

Cash Flow Reporting

Cash and cash equivalents include cash, deposits with other financial institutions with maturities fewer than 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds purchased and repurchase agreements.

Interest-Bearing Deposits in Other Financial Institutions

Interest-bearing deposits in other financial institutions mature within one year and are carried at cost.

Trading Assets

The Company does not engage in trading activities for its own account.

Securities

Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be

E – 10

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 1 – Continued

sold before maturity. Equity securities with readily determinable fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities and SBA securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

In order to determine OTTI for purchased beneficial interests that, on the purchase date, were not highly rated, the Company compares the present value of the remaining cash flows as estimated at the preceding evaluation date to the current expected remaining cash flows. OTTI is deemed to have occurred if there has been an adverse change in the remaining expected future cash flows.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Mortgage loans held for sale are generally sold with servicing rights released. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of purchase premiums and discounts, deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income under ASC 310-20 without anticipating prepayments.

E – 11

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 1 – Continued

Interest income on mortgage and commercial loans is discontinued and placed on non-accrual status at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Loans are charged off to the extent principal or interest is deemed uncollectible. Consumer and credit card loans continue to accrue interest until they are charged off no later than 90 days past due unless the loan is in the process of collection. Past-due status is based on the contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Non-accrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

All interest accrued but not received for loans placed on non-accrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Under the cost-recovery method, interest income is not recognized until the loan balance is reduced to zero. Under the cash-basis method, interest income is recorded when the payment is received in cash. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Covered Loans

Certain loans acquired through the Federal Deposit Insurance Corporation (“FDIC”) assisted transaction from Putnam State Bank (“Putnam”) on June 15, 2012 are covered by a loss share agreement (“covered loans”). The FDIC will reimburse the Company for certain losses and expenses on covered loans up to 80%. The loss share agreement covered approximately $92.3 million of the gross loans acquired by the Company at the acquisition date. As of December 31, 2016 and 2015 the recorded investment of covered loans was $31.5 million and $37.5 million respectively.

The insurance portion of the FDIC loss share agreement expires on June 15, 2017. The company will be obligated to reimburse the FDIC for 80% of certain recoveries relating to previously reimbursed losses until June 15, 2020, which is the expiration of the loss share agreement. In addition, at June 15, 2020, the Company may be obligated to pay a “true up” or “claw back” amount to the FDIC based on successful resolution of covered assets over the term of the loss share agreement. At December 31, 2016 and December 31, 2015, the Company has accrued true up liability balances of $899 thousand and $857 thousand, respectively.

Purchased Credit Impaired Loans

As part of business acquisitions, the Company purchases or acquires individual loans and groups of loans, some of which have shown evidence of credit deterioration since origination. These purchased credit impaired loans (“PCI loans”) are recorded at the amount paid or fair value, such that there is no carryover of the seller’s allowance for loan losses. After acquisition, losses are recognized by an increase in the allowance for loan losses.

Such purchased credit impaired loans are accounted for individually or aggregated into pools of loans based on common risk characteristics such as credit score, loan type, and date of origination. The Company estimates the amount and timing of expected cash flows for each loan or pool, and the expected cash flows in excess of the amount paid is recorded as interest income over the remaining life of the loan or pool (accretable yield). The excess of the loans or pool’s contractual principal and interest, over expected cash flows, is not recorded (non-accretable difference).

E – 12

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 1 – Continued

Subsequent to acquisition, on a quarterly basis, the Company updates estimates of the amount and timing of expected cash flows, incorporating assumptions such as defaults rates, loss severities, delinquency status, current loan collateral values, and other business and economic factors. Probable decreases in expected loan cash flows result in an impairment, which is recorded as an expense through provision for loan losses. The amount of the impairment is calculated as the present value of expected cash flows discounted at the loan or pool’s effective yield, less the carrying value of the loan or pool. Probable increases in expected cash flows would first reverse any previously recognized impairment and then be recorded prospectively as interest income over the remaining life of the loan or pool. When the recorded investment of a PCI loan or pool is fully recovered, additional cash flows are recognized as recoveries in non-interest income.

Concentration of Credit Risk

Most of the Company’s business activity is with customers located within Florida. Therefore, the Company’s exposure to credit risk is significantly affected by changes in the Florida economy. The company monitors its concentration of credit risk on a quarterly basis. The credit concentration is monitored by geographical distribution within the State, by loan classification type, by the type of collateral within a loan class, and by size of the borrower relationship. Based on the credit concentration analysis, the Company believes its loan portfolio is well diversified.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (TDRs) and classified as impaired.

Factors considered by management in determining impairment include payment status, borrower cash flow and corresponding debt service, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Impairment is primarily measured on a loan-by-loan basis for commercial real estate, residential real estate, land and construction loans and commercial loans by either the present value of expected future cash flows at the

E – 13

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 1 – Continued

loan’s effective interest rate, or the fair value of the collateral less estimated selling costs for collateral dependent loans. Consumer loans are not specifically evaluated for impairment, but are pooled for general impairment analysis.

Troubled debt restructurings are individually evaluated for impairment and included in the separately identified impairment disclosures. TDRs are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a TDR is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For TDRs that subsequently default, the Company determines the amount of the allowance on that loan in accordance with the accounting policy for the allowance for loan losses on loans individually identified as impaired.

The general component covers loans that are collectively evaluated for impairment. Large groups of smaller balance homogeneous loans, such as consumer loans, are collectively evaluated for impairment, and accordingly, they are not included in the separately identified impairment disclosures. The general component is based on historical loss experience adjusted for current environmental factors. The company has identified commercial real estate, residential real estate, land and construction, commercial, consumer and other loans as loan segments. The historical loss experience is determined by portfolio segment and is subdivided between acquired portfolios and Company originated portfolios. Actual loss history relating to acquired loans for the prior three years is used to determine the appropriate loss reserves for that portfolio. Peer loss history for the prior three years is used for Company originated loans and is supplemented or adjusted by current environmental factors. These environmental factors include changes in: lending policies and procedures, economic conditions, loan terms and requirements, experience of lending management, severity and volume of past due loans and classified loans, quality of the Bank’s review system, value of underlying collateral, concentration of credit, and external factors.

During 2015, the Company changed its historical loss look-back period from two years to three years. Management believes the three year loss history is now a better reflection of the probable losses currently in the loan portfolio.

The company subdivides its loan portfolio into five segments. These segments include commercial real estate, residential real estate, land and construction, commercial, and consumer/other. The characteristics of each portfolio are discussed below.

Commercial real estate loans are secured by business properties including office buildings, warehouses, restaurants, hotels, and other commercial properties located within the Company’s markets. These loans are underwritten and originated based on the borrowers underlying cash flow and ability to service the debt. Secondarily, the Company assesses the fair value of the real estate collateral and other sources of debt repayment. From time to time the Company may originate commercial real estate loans that may be sold to the Small Business Administration (SBA).

Residential real estate loans represent a lien on the borrower’s primary or secondary residence. The loans may include first mortgages, second/junior mortgages or home equity lines of credit. Residential real estate loans may amortize over various terms such as 30-year, 15-year, 10-year and may have fixed or adjustable interest rates. The Company typically sells 30-year fixed rate loans into the secondary market with servicing rights released at time of sale.

E – 14

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 1 – Continued

Land and Construction loans include loans to acquire land, including undeveloped residential lots, undeveloped commercial lots and may also include construction and development loans. Loan terms in this segment vary depending on the purpose of the loan but typically involve temporary construction financing. All of the loans in this segment are secured by real estate.

Commercial loans are loans to businesses. These loans are typically secured by business assets including inventory, accounts receivable, trucks, heavy and light equipment, office equipment or other business assets. Commercial loans are underwritten based on business cash flow and ability of the business to service the debt. Secondarily, the Company may consider the business owner’s credit worthiness and fair value of the collateral. Typically, commercial loans have amortization terms of 10-years and under. From time to time the Company may originate commercial loans that may be sold to the Small Business Administration (SBA).

Consumer/other loans are smaller loans to individuals and include automobile loans, boat loans, and other loans such as personal loans. Most consumer loans are secured but some may be unsecured based on a personal guarantee. These loans typically have loan repayments terms of five years or less. Consumer loans are underwritten primarily based on credit scores, debt-to-income ratios and other indicators of creditworthiness.

Servicing Rights

The Company sells residential loans in the secondary market servicing released. However, in certain cases commercial and commercial real estate loans are sold servicing retained. At December 31, 2016 and 2015 the Company had loans serviced for others totaling $24 million and $18.7 million, respectively and the servicing fee income was not material.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 10 to 39.5 years. Furniture, fixtures and equipment are depreciated using the straight-line (or accelerated) method with useful lives ranging from 3 to 10 years.

Foreclosed Assets

Foreclosed assets are initially recorded at the lower of cost or estimated fair value, less estimated selling costs. Write-downs occurring at foreclosure are charged to allowance for loan losses. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs, net of operating income, after acquisition are expensed.

E – 15

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 1 – Continued

The FDIC will reimburse the company for certain losses and expenses on covered real estate owned up to 80% (“covered real estate owned”) relating to the Putnam State Bank acquisition. The loss share agreement covered approximately $14.7 million of real estate owned acquired by the Company at the acquisition date. As of December 31, 2016 and 2015, the covered real estate owned balance was approximately $579 thousand and $2.5 million, respectively

Federal Home Loan Bank (FHLB) Stock

The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Bank Owned Life Insurance (BOLI)

The Company has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Goodwill and Other Intangible Assets

Goodwill resulting from business combinations prior to January 1, 2009 represents the excess of the purchase price over the fair value of the net assets of businesses acquired. Goodwill resulting from business combinations after January 1, 2009, is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any non-controlling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually or more frequently if events and circumstances exists that indicate that a goodwill impairment test should be performed. The Company has selected December 31st as the date to perform the annual impairment test. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values not to exceed 10 years. Goodwill is the only intangible asset with an indefinite life on the balance sheet.

Other intangible assets consist of core deposits and acquired customer relationship intangible assets arising from whole bank and branch acquisitions. These intangible assets are amortized on an accelerated method over their estimated useful lives, which range from 7 to 10 years.

The Company has tested goodwill and core deposit intangible assets for impairment at December 31, 2016 and 2015. No impairment charges were needed at December 31, 2016 and 2015.

FDIC Indemnification Asset

The FDIC will reimburse the Company for covered loans and covered real estate owned (“covered assets”) under the FDIC loss share agreement at 80% of losses and certain expenses. An indemnification asset was recorded at fair value at the acquisition date. The indemnification asset is recognized at the same time as the covered assets,

E – 16

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 1 – Continued

and measured on the same basis, subject to collectability or contractual limitations. FDIC indemnification asset on the acquisition date reflects the reimbursements expected to be received from the FDIC, using an appropriate discount, which reflects counterparty credit risk and other uncertainties. The indemnification asset continues to be measured on the same basis as the related covered asset. The indemnification asset is impacted by changes in estimated cash flows associated with covered assets. Deterioration in the credit quality on expected cash flows of the covered loans (immediately recorded as an adjustment to the allowance for loan losses), and deterioration in the fair value less selling costs of the covered real estate owned (immediately recorded as an adjustment to the respective valuation allowance), would immediately increase the indemnification asset, with the offset recorded as income. Increases in the credit quality of cash flows of loans (reflected as an adjustment to yield and accreted into earnings over the remaining life of the loans) decreases the basis of the indemnification asset, with such decrease being amortized as a charge to earnings over the shorter of the life of the loan or remaining life of the loss share agreement. Fair value accounting incorporates into fair value of the covered loans, an element of time value of money which is accreted back to earnings over the life of the loss share agreement.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Derivatives

At the inception of a derivative contract, the Company designates the derivative as one of three types based on the Company’s intentions and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”), or (3) an instrument with no hedging designation (“stand-alone derivative”). For a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in current earnings as fair value changes. For a cash flow hedge, the gain or loss on the derivative is reported in other comprehensive income and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. For both types of hedges, changes in the fair value of derivatives that are not highly effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in current earnings. Changes in the fair value of derivatives that do not qualify for hedge accounting are reported currently in earnings, as non-interest income.

Net cash settlements on derivatives that qualify for hedge accounting are recorded in interest income or interest expense, based on the item being hedged. Net cash settlements on derivatives that do not qualify for hedge accounting are reported in non-interest income. Cash flows on hedges are classified in the cash flow statement the same as the cash flows of the items being hedged.

The Company formally documents the relationship between derivatives and hedged items, as well as the risk-management objective and the strategy for undertaking hedge transactions at the inception of the hedging relationship. This documentation includes linking fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally

E – 17

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 1 – Continued

assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative instruments that are used are highly effective in offsetting changes in fair values or cash flows of the hedged items. The Company discontinues hedge accounting when it determines that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative is settled or terminates, a hedged forecasted transaction is no longer probable, a hedged firm commitment is no longer firm, or treatment of the derivative as a hedge is no longer appropriate or intended.

When hedge accounting is discontinued, subsequent changes in fair value of the derivative are recorded as non-interest income. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transactions are still expected to occur, gains or losses that were accumulated in other comprehensive income are amortized into earnings over the same periods which the hedged transactions will affect earnings.

At December 31, 2016 the Company had two interest rate swap contracts acquired from a bank acquisition with a combined notional amount of $2.3 million and a fair value of $47 thousand and $(47) thousand, respectively. Management does not consider these derivative contracts to be material to the Company’s financial position or operations.

Stock-Based Compensation

Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards.

Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Income Taxes

Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Company recognizes interest and/or penalties related to income tax matters in other expense.

E – 18

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 1 – Continued

Retirement Plans

Employee 401(k) expense represents the amount of matching contributions by the Company.

Earnings per Common Share

Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. All outstanding unvested share-based payment awards that contain rights to non-forfeitable dividends are considered participating securities for this calculation. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issuance of the financial statements.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash

Cash on hand or on deposit with the Federal Reserve Bank could be required to meet regulatory reserve and clearing requirements. At December 31, 2016 and 2015, the Company’s reserve requirement was $0 and $0, respectively.

Dividend Restriction

Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders. During 2016, the Bank paid a dividend of $13 million to the holding company from retained earnings. The holding company did not pay any dividends during 2016. There were no dividends paid by the Bank or holding company in 2015.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

E – 19

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 1 – Continued

Operating Segments

The Company’s only reportable segment is community banking. The Company’s sole operating subsidiary is the Bank. The Bank offers traditional banking products and services through its network of retail branch facilities. Management makes operating decisions and assesses profitability based on the community banking unit as a whole.

Reclassifications

Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or shareholders’ equity.

Adoption of New Accounting Standards and Newly Issued Not Yet Effective Accounting Standards

The following table provides a description of recently adopted or newly issued not yet effective accounting standards that could have a material effect on our financial statements:

ASU 2014-09, Revenue From Contracts With Customers (Topic 606) and ASU 2015-14 Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date

In May 2014 the FASB amended existing guidance related to revenue from contracts with customers. This amendment supersedes and replaces nearly all existing revenue recognition guidance, including industry-specific guidance, establishes a new control-based revenue recognition model, changes the basis for deciding when revenue is recognized over time or at a point in time, provides new and more detailed guidance on specific topics and expands and improves disclosures about revenue. In addition, this amendment specifies the accounting for some costs to obtain or fulfill a contract with a customer. These amendments are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that period. The amendments should be applied retrospectively to all periods presented or retrospectively with the cumulative effect recognized at the date of initial application. In addition, the FASB has begun to issue targeted updates to clarify specific implementation issues of ASU 2014-09. These updates include ASU 2016-08 “Principal versus Agent Considerations (Reporting Revenue Gross versus Net),” ASU 2016-10, “Identifying Performance Obligations and Licensing” and ASU 2016-12 “Narrow-Scope Improvements and Practical Expedients.” The Company is currently evaluating the impact of this new accounting standard on the consolidated financial statements.

ASU 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments

In September 2015, the FASB amended existing guidance. The amendments require that an acquirer recognize adjustments to estimated amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments require that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the estimated amounts, calculated as if the accounting had been completed at the acquisition date. The amendments also require an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the estimated amounts had

E – 20

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 1 – Continued

been recognized as of the acquisition date. These amendments are effective for public business entities for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The amendments should be applied prospectively to adjustments to provisional amounts that occur after the effective date with earlier application permitted for financial statements that have not been issued. The Company is currently evaluating the impact of this amendment on the consolidated financial statements.

ASU 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial assets and Financial Liabilities

In January 2016, the FASB amended existing guidance relating to the recognition and measurement of financial assets and financial liabilities. The amendment: 1) Requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of investee) to be measured at fair value with changes in fair value recognized in net income. 2) Simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. When a qualitative assessment indicates that impairment exists, an entity is required to measure the investment at fair value. 3) Eliminate the requirement to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet. 4) Require entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. 5) Require an entity to present separately in other comprehensive income the portion of the total change in fair value of a liability resulting from a change in instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. 6) Require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities and receivables) on the balance sheet or the accompanying notes to the financial statements. 7) Clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available for sale securities in combination with the entity’s other deferred tax assets. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. These amendments should be applied by means of a cumulative effect adjustment to the balance sheet as of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values (including disclosure requirements) should be applied prospectively to equity investments that exist as of the date. The company is currently evaluating the impact of adopting the new guidance on the consolidated financial statements.

ASU 2016-02, Leases

In February 2016, the FASB amended existing guidance that requires lessees recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. These amendments are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years (i.e. January 1, 2019 for a calendar year entity). Early application is permitted for all public business entities upon

E – 21

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 1 – Continued

issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is currently evaluating the impact of this new accounting standard on the consolidated financial statements.

ASU 2016-13, Measurement of Credit Losses on Financial Instruments

In June 2016, the FASB issued guidance to replace the incurred loss model with an expected loss model, which is referred to as the current expected credit loss (CECL) model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables, held to maturity debt securities, and reinsurance receivables. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investment in leases recognized by a lessor. The transition will be applied as follows: (1) for debt securities with other-than-temporary impairment (OTTI), the guidance will be applied prospectively (2) existing purchased credit impaired (PCI) assets will be grandfathered and classified as purchased credit deteriorated (PCD) assets at the date of adoption. These assets will be grossed up for the allowance for expected credit losses for all PCD assets at the date of adoption and will continue to recognize the noncredit discount in interest income based on the yield of such assets as of the adoption date. Subsequent changes in expected credit losses will be recorded through the allowance and (3) for all other assets within the scope of CECL, a cumulative effect adjustment will be recognized in retained earnings as of the beginning of the first reporting period in which the guidance is effective. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019; early adoption is permitted for interim and annual reporting periods beginning after December 15, 2018. The Company is currently evaluating the provisions of ASU 2016-13 to determine the potential impact the new standard will have on the Company’s consolidated financial statements.

E – 22

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 2 – SECURITIES

The following table summarizes the amortized cost and fair value of securities available for sale and securities held to maturity at December 31, 2016 and 2015 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2016
Available for sale
Agency notes and bonds	$1,594	$20	$—	$1,614
Asset backed securities	17,579	—	(699)	16,880
Small business administration securities	48,724	175	(103)	48,796
Collateralized mortgage obligations	44,817	25	(480)	44,362
Mortgage-backed securities	238,550	74	(3,642)	234,982

Total available for sale	$351,264	$294	$(4,924)	$346,634

Held to Maturity:
Agency notes and bonds	$1,900	$39	$—	$1,939
Municipal securities	4,397	80	(2)	4,475
Collateralized mortgage obligations	78,465	90	(1,037)	77,518
Mortgage-backed securities	93,470	108	(1,224)	92,354

Total held to maturity	$178,232	$317	$(2,263)	$176,286

2015
Available for sale
Agency notes and bonds	$2,601	$22	$—	$2,623
Asset backed securities	18,068	—	(522)	17,546
Small business administration securities	58,701	124	(208)	58,617
Collateralized mortgage obligations	42,562	86	(440)	42,208
Mortgage-backed securities	243,466	306	(943)	242,829

Total available for sale	$365,398	$538	$(2,113)	$363,823

Held to Maturity:
Agency notes and bonds	$6,615	$193	$—	$6,808
Municipal securities	4,419	42	(16)	4,445
Collateralized mortgage obligations	75,780	329	(770)	75,339
Mortgage-backed securities	63,867	141	(182)	63,826

Total held to maturity	$150,681	$705	$(968)	$150,418

E – 23

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 2 – Continued

During 2014 the company transferred $58.8 million of securities from available for sale classification to held to maturity classification. At time of transfer, the securities had unrealized losses of $1.2 million, net of deferred taxes. The losses are amortized on the company’s books over the remaining life of the securities using the level yield method. The unamortized losses net of deferred taxes are recorded in equity as a reduction of accumulated other comprehensive income. The unamortized losses on transferred securities net of deferred taxes was $581 thousand and $931 thousand at December 31, 2016 and 2015, respectively. The amount of pre-tax loss amortization was $560 thousand for 2016 and $344 thousand for 2015. The amortization of unrealized holding losses reported in equity will offset the effect of the amortization of the discount.

The proceeds from sales and calls of securities and the associated gains and losses are listed below:

	2016	2015
Proceeds	$56,227	$23,596

Gross gains	$351	$40

Gross losses	$(64)	$(38)

The tax provision related to these net realized gains and losses were $108 thousand and $1 thousand in 2016 and 2015 respectively.

The amortized cost and fair value of debt securities are shown by contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
December 31, 2016
Within one year	$—	$—	$—	$—
One to five years	1,594	1,614	1,900	1,939
Five to ten years	—	—	3,600	3,653
Beyond ten years	—	—	797	822
Asset-backed securities	17,579	16,880	—	—
Small business administration securities	48,724	48,796	—	—
Collateralized mortgage obligations	44,817	44,362	78,465	77,518
Mortgage-backed securities	238,550	234,982	93,470	92,354

	$351,264	$346,634	$178,232	$176,286

Securities pledged at year-end 2016 and 2015 had a carrying amount of $208 million and $197 million and were pledged to secure public deposits, Federal Home Loan Bank advances, Federal Reserve discount window borrowings and other purposes.

E – 24

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 2 – Continued

The following table summarizes securities with unrealized losses at December 31, 2016 and 2015, aggregated by major security type and length of time in a continuous unrealized loss position:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2016
Available for sale:

Agency notes and bonds	$—	$—	$—	$—	$—	$—
Asset backed securities	—	—	16,879	(699)	16,879	(699)
Small Business Administration securities	5,480	(13)	21,430	(90)	26,910	(103)
Collateralized mortgage obligations	32,390	(324)	9,486	(156)	41,876	(480)
Mortgage backed securities	216,756	(3,442)	8,540	(200)	225,296	(3,642)

Total available for sale	$254,626	$(3,779)	$56,335	$(1,145)	$310,961	$(4,924)

Held to maturity:

Agency notes and bonds	$—	$—	$—	$—	$—	$—
Municipal securities	611	(2)	—	—	611	(2)
Collateralized mortgage obligations	62,878	(999)	4,462	(38)	67,340	(1,037)
Mortgage backed securities	77,179	(1,224)	—	—	77,179	(1,224)

Total held to maturity	$140,668	$(2,225)	$4,462	$(38)	$145,130	$(2,263)

December 31, 2015
Available for sale:

Agency notes and bonds	$—	$—	$—	$—	$—	$—
Asset backed securities	—	—	17,546	(522)	17,546	(522)
Small Business Administration securities	21,901	(147)	17,497	(61)	39,398	(208)
Collateralized mortgage obligations	21,393	(204)	9,264	(236)	30,657	(440)
Mortgage backed securities	152,884	(740)	8,588	(203)	161,472	(943)

Total available for sale	$196,178	$(1,091)	$52,895	$(1,022)	$249,073	$(2,113)

Held to maturity:

Agency notes and bonds	$—	$—	$—	$—	$—	$—
Municipal securities	2,609	(16)	—	—	2,609	(16)
Collateralized mortgage obligations	34,404	(430)	14,951	(340)	49,355	(770)
Mortgage backed securities	37,285	(182)	—	—	37,285	(182)

Total held to maturity	$74,298	$(628)	$14,951	$(340)	$89,249	$(968)

E – 25

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 2 – Continued

At December 31, 2016, the Company’s security portfolio consisted of 196 securities, 140 of which were in an unrealized loss position. The majority of unrealized losses are related to the Company’s collateralized mortgage obligations and mortgage backed securities and asset backed securities, as discussed below:

Collateralized Mortgage Obligations

At December 31, 2016, the Company’s collateralized mortgage obligations were issued by U.S. government sponsored entities and agencies, Fannie Mae, Freddie Mac, and Ginnie Mae. Fannie Mae and Freddie Mac are institutions which the government has affirmed its commitment to support. The underlying collateral of these mortgage instruments are 30-year, 20-year and 15-year fixed rate mortgage-backed securities. Because the decline in fair value is attributable to changes in interest rates, spreads and liquidity, and not credit quality, and because the Company does not have the intent to sell these collateralized mortgage obligations and it is unlikely that the Company will be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2016.

Mortgage-Backed Securities

At December 31, 2016, all of the mortgage-backed securities held by the Company were issued by U.S. government-sponsored entities and agencies, Fannie Mae, Freddie Mac, and Ginnie Mae. Fannie Mae and Freddie Mac are institutions which the government has affirmed its commitment to support. Because the decline in fair value is attributable to changes in interest rates, spreads and liquidity, and not credit quality, and because the Company does not have the intent to sell these mortgage-backed securities and it is unlikely that the Company will be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2016.

Asset Backed Securities

At December 31, 2016 the Company’s asset backed securities consisted of four pools of U.S. government guaranteed student loans. The U. S. government guarantee secures up to 97% of the principal balance. The student loans are pooled and held in trusts. Three of the four trusts are rated AAA by the national rating agencies. During 2016, one of the trusts experienced a rating down grade from AAA to BBB due to student loan payment deferments. The payment deferments called into question whether the security could be fully paid-off at scheduled maturity. The trustee is seeking unanimous approval from bondholders to extend the scheduled maturity. The company believes that if the trust receives approval to extend the scheduled maturity, the trust will return to an AAA rating, but there is no guarantee this will occur. The company believes that the rating down grade did not have a material effect on the trading price of the security as the security appreciated in value during 2016.

The decline in fair value is attributable to changes in interest rates, spreads and liquidity, and not credit quality. It is unlikely that the Company will be required to sell these securities before their anticipated recovery. The Company does not consider these securities to be other-than-temporarily impaired at December 31, 2016.

E – 26

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 3 - LOANS

Loans at year-end were as follows:

	2016			2015
	Non covered Loans	Covered Loans	Total	Non covered Loans	Covered Loans	Total
Commercial real estate	$435,188	$27,483	$462,671	$378,054	$31,634	$409,688
Residential real estate	362,729	246	362,975	325,822	275	326,097
Land and construction	95,202	1,178	96,380	79,169	1,813	80,982

Total real estate	893,119	28,907	922,026	783,045	33,722	816,767

Commercial	97,188	2,568	99,756	116,340	3,828	120,168
Consumer and other	44,894	—	44,894	46,813	—	46,813

Total non-real estate	142,082	2,568	144,650	163,153	3,828	166,981

Subtotal	1,035,201	31,475	1,066,676	946,198	37,550	983,748

Less:
Net deferred fees	730	8	738	820	17	837
Allowance for loan losses	7,260	378	7,638	2,451	1,277	3,728

Loans, net	$1,027,211	$31,089	$1,058,300	$942,927	$36,256	$979,183

The following table presents the activity in the allowance for loan losses by portfolio segment for each of the years ending December 31, 2016 and 2015:

	Real Estate Mortgage Loans
	Commercial Real Estate	Residential Real Estate	Land and Construction	Commercial	Consumer and other Loans	Total
December 31, 2016
Allowance for loan losses - loans:
Beginning Balance	$595	$802	$201	$212	$641	$2,451
Provision for loan losses	2,948	947	235	1,569	(12)	5,687
Loans charged-off	(568)	(104)	(176)	(192)	(550)	(1,590)
Recoveries	131	345	58	59	119	712

Ending allowance balance – loans	$3,106	$1,990	$318	$1,648	$198	$7,260

Allowance for loan losses – covered loans:
Beginning Balance	$890	$—	$251	$136	$—	$1,277
Provision (credit)	(681)	—	(225)	20	—	(886)
Charge-offs	—	—	—	(45)	—	(45)
Recoveries	1	—	—	31	—	32

Ending allowance balance – covered loans	$210	$—	$26	$142	$—	$378

Total ending allowance balance	$3,316	$1,990	$344	$1,790	$198	$7,638

E – 27

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 3 – Continued

	Real Estate Mortgage Loans
	Commercial Real Estate	Residential Real Estate	Land and Construction	Commercial	Consumer and other Loans	Total
December 31, 2015
Allowance for loan losses - loans:
Beginning Balance	$638	$839	$153	$128	$573	$2,331
Provision for loan losses	167	214	184	54	552	1,171
Loans charged-off	(296)	(418)	(204)	(347)	(574)	(1,839)

Recoveries	86	167	68	377	90	788

Ending allowance balance – loans	$595	$802	$201	$212	$641	$2,451

Allowance for loan losses – covered loans:
Beginning Balance	$1,057	$—	$238	$181	$—	$1,476
Provision (credit)	396	—	13	(61)	—	348
Charge-offs	(628)	—	—	(51)	—	(679)
Recoveries	65	—	—	67	—	132

Ending allowance balance – covered loans	$890	$—	$251	$136	$—	$1,277

Total ending allowance balance	$1,485	$802	$452	$348	$641	$3,728

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2016 and 2015:

	Real Estate Mortgage Loans
	Commercial Real Estate	Residential Real Estate	Land and Construction	Commercial	Consumer and Other Loans	Total
December 31, 2016
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$1,509	$615	$52	$1,268	$3	$3,447
Collectively evaluated for impairment	1,322	874	265	425	195	3,081
Acquired with deteriorated credit quality	485	501	27	97	—	1,110

Total ending allowance balance	$3,316	$1,990	$344	$1,790	$198	$7,638

Loans – recorded investment:
Loans individually evaluated for impairment	$19,109	$10,542	$1,519	$4,582	$4	$35,756
Loans collectively evaluated for impairment	427,369	346,554	93,401	94,958	44,890	1,007,172
Loans acquired with deteriorated credit quality	16,193	5,879	1,460	216	—	23,748

Total ending loans recorded investment	$462,671	$362,975	$96,380	$99,756	$44,894	$1,066,676

E – 28

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 3 – Continued

	Real Estate Mortgage Loans
	Commercial Real Estate	Residential Real Estate	Land and Construction	Commercial	Consumer and Other Loans	Total
December 31, 2015
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$80	$277	$22	$20	$—	$399
Collectively evaluated for impairment	573	429	177	328	641	2,148
Acquired with deteriorated credit quality	832	96	253	—	—	1,181

Total ending allowance balance	$1,485	$802	$452	$348	$641	$3,728

Loans – recorded investment:
Loans individually evaluated for impairment	$12,361	$7,335	$1,234	$1,993	$—	$22,923
Loans collectively evaluated for impairment	378,904	311,466	77,974	117,816	46,813	932,973
Loans acquired with deteriorated credit quality	18,423	7,296	1,774	359	—	27,852

Total ending loans recorded investment	$409,688	$326,097	$80,982	$120,168	$46,813	$983,748

E – 29

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 3 – Continued

The following tables present information related to impaired loans by class of loans as of and for the years ended December 31, 2016 and 2015:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
December 31, 2016
With no related allowance recorded:
Commercial real estate	$7,864	$4,106	$—
Residential real estate	7,101	5,758	—
Land and construction	1,307	770	—
Commercial	967	934	—
Consumer and other loans	—	—	—

Subtotal – excluding PCI	17,239	11,568	—
PCI loans	21,622	9,271	—

Subtotal – including PCI	38,861	20,839	—

With an allowance recorded:
Commercial real estate	$15,542	$15,003	$1,509
Residential real estate	5,392	4,784	615
Land and construction	756	749	52
Commercial	3,766	3,649	1,268
Consumer and other loans	3	3	3

Subtotal – excluding PCI	25,459	24,188	3,447
PCI loans	26,807	14,477	1,110

Subtotal – including PCI	52,266	38,665	4,557

Total – excluding PCI	$42,698	$35,756	$3,447

Total – including PCI	$91,127	$59,504	$4,557

E – 30

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 3 – Continued

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
December 31, 2015
With no related allowance recorded:
Commercial real estate	$14,519	$10,628	$—
Residential real estate	6,127	4,918	—
Land and construction	1,274	661	—
Commercial	1,781	1,531	—
Consumer and other loans	—	—	—

Subtotal – excluding PCI	23,701	17,738	—
PCI loans	21,934	12,764	—

Subtotal – including PCI	45,635	30,502	—

With an allowance recorded:
Commercial real estate	$1,858	$1,733	$80
Residential real estate	2,448	2,417	277
Land and construction	601	573	22
Commercial	469	462	20
Consumer and other loans	—	—	—

Subtotal – excluding PCI	5,376	5,185	399
PCI loans	28,721	15,088	1,181

Subtotal – including PCI	34,097	20,273	1,580

Total – excluding PCI	$29,077	$22,923	$399

Total – including PCI	$79,732	$50,775	$1,580

E – 31

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 3 – Continued

	Average Recorded Investment	Interest Income Recognized
December 31, 2016
Commercial real estate	$14,235	$317
Residential real estate	8,788	94
Land and construction	1,450	26
Commercial	2,116	55
Consumer and other loans	25	—

Total	$26,614	$492

December 31, 2015
Commercial real estate	$10,987	$303
Residential real estate	6,067	114
Land and construction	1,196	22
Commercial	2,191	54
Consumer and other loans	12	1

Total	$20,453	$494

The recorded investment in loans excludes accrued interest receivable and loan origination fees, net.

Non-accrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. Impaired loans include commercial loans that are individually evaluated for impairment and deemed impaired (i.e., individually classified impaired loans) as well as TDRs for all loan portfolio segments. The sum of non-accrual loans and loans past due 90 days still on accrual will differ from the total impaired loan amount.

The following tables present the recorded investment in non-accrual and loans past due over 90 days still on accrual by class of loans, as of December 31, 2016 and 2015:

	Non- Accrual		Loans past due over 90 days still accruing
	2016	2015	2016	2015
Commercial real estate	$13,000	$6,757	$330	$682
Residential real estate	9,742	7,693	488	772
Land and construction	1,111	1,048	3,423	166
Commercial	1,874	1,428	49	166
Consumer and other loans	338	184	12	—

Total – excluding PCI	$26,065	$17,110	$4,302	$1,786
PCI loans	1,187	1,201	1,773	3,601

Total – including PCI	$27,252	$18,311	$6,075	$4,847

E – 32

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 3 – Continued

The following table presents the aging of the recorded investment in past due loans as of December 31, 2016 and 2015 by class of loans:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total
December 31, 2016
Commercial real estate	$4,745	$409	$7,576	$12,730	$433,748	$446,478
Residential real estate	6,448	2,148	4,967	13,563	343,533	357,096
Land and construction	215	—	4,329	4,544	90,376	94,920
Commercial	2,827	328	873	4,028	95,512	99,540
Consumer and other loans	189	191	280	660	44,234	44,894

Total – excluding PCI	$14,424	$3,076	$18,025	$35,525	$1,007,403	$1,042,928
PCI loans	353	2,319	1,773	4,445	19,303	23,748

Total – including PCI	$14,777	$5,395	$19,798	$39,970	$1,026,706	$1,066,676

December 31, 2015
Commercial real estate	$6,816	$1,999	$3,071	$11,886	$379,379	$391,265
Residential real estate	5,937	2,241	4,976	13,154	305,647	318,801
Land and construction	1,278	339	1,096	2,713	76,495	79,208
Commercial	1,322	233	493	2,048	117,761	119,809
Consumer and other loans	270	125	143	538	46,275	46,813

Total – excluding PCI	$15,623	$4,937	$9,779	$30,339	$925,557	$955,896
PCI loans	2,222	2,385	3,271	7,879	19,973	27,852

Total – including PCI	$17,845	$7,322	$13,050	$38,218	$945,530	$983,748

Troubled Debt Restructurings:

Under certain circumstances, it may be beneficial to modify or restructure the terms of a loan for the mutual benefit of the Company and the borrower. In cases where the borrower is experiencing financial difficulties, the Company may grant concessions to the borrower to avoid the cost of foreclosure of property or bankruptcy by the borrower. In these circumstances, the modification of loan terms where a concession is granted to the borrower is known as a troubled debt restructuring (TDR). Concessions granted to financially troubled borrowers could include forgiveness of interest, forgiveness of principal, below market interest rate concessions, and a change in loan amortization or repayment terms. In general, the Company does not forgive principal in loan modifications. Typically, the Company will lower borrower payment amounts through a temporary interest rate concession and/or extension of amortization or maturity terms.

At December 31, 2016 and 2015, the Company has a recorded investment in troubled debt restructurings of $13 million and $8.2 million, respectively. The Company has allocated $592 thousand and $163 thousand of specific allowance for those loans at December 31, 2016 and 2015, respectively. The Company granted temporary TDR rate concessions with a range of .75% to 3% during 2016 and a range of .5% to 5% during 2015. During 2016 and 2015, payment extensions from troubled debt restructurings ranged from 7 months to 111 months and 11 months to 64 months, respectively.

E – 33

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 3 – Continued

The following table presents loans by class modified as troubled debt restructurings that occurred during the years ending December 31, 2016 and 2015:

	Number of Loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
December 31, 2016
Troubled Debt Restructurings:
Commercial real estate	5	$2,820	$2,777
Residential real estate	7	2,560	2,560
Commercial	2	213	213

Total	14	$5,593	$5,550

December 31, 2015
Troubled Debt Restructurings:
Commercial real estate	6	$3,803	$3,750
Residential real estate	8	1,112	1,121
Land and construction	3	618	620
Commercial	2	162	43
Consumer and other loans	2	28	28

Total	21	$5,723	$5,562

The troubled debt restructurings described above decreased the allowance for loan losses by $153 thousand and $280 thousand at December 31, 2016 and 2015, respectively. These restructurings resulted in charge-offs of $0 and $112 thousand during the years ending December 31, 2016 and 2015 respectively.

The following table presents loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the years ending December 31, 2016 and 2015:

	2016		2015
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Commercial real estate	2	$874	—	$—
Residential real estate	1	82	1	106
Land and construction	2	550
Commercial	2	—

Total	7	$1,506	1	$106

The troubled debt restructurings that subsequently defaulted described above increased the allowance for loan losses by $54 thousand and $0 during the years ending December 31, 2016 and 2015, respectively.

A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the

E – 34

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 3 – Continued

probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on an ongoing basis. The Company uses the following definitions for risk ratings:

Pass. Loans classified as pass have satisfactory primary sources of repayment, with adequate secondary sources of repayment if necessary.

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions , and values, highly questionable and improbable.

Based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Pass	Special Mention	Substandard	Doubtful	Total
December 31, 2016
Commercial real estate	$425,773	$16,545	$15,439	$4,914	$462,671
Residential real estate	348,182	2,574	12,219	—	362,975
Land and construction	91,213	3,590	1,577	—	96,380
Commercial	91,293	3,670	3,614	1,179	99,756
Consumer and other loans	44,523	51	320	—	44,894

Total	$1,000,984	$26,430	$33,169	$6,093	$1,066,676

December 31, 2015
Commercial real estate	$356,649	$31,157	$21,882	$—	$409,688
Residential real estate	306,154	7,953	11,990	—	326,097
Land and construction	70,788	7,647	2,547	—	80,982
Commercial	116,005	1,552	2,611	—	120,168
Consumer and other loans	45,796	757	260	—	46,813

Total	$895,392	$49,066	$39,290	$—	$983,748

E – 35

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 3 – Continued

Purchased Credit Impaired Loans

The Company has purchased loans, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. At December 31, the carrying amount of those loans is as follows:

	2016	2015
Commercial real estate	$16,193	$18,423
Residential real estate	5,879	7,296
Land and construction	1,460	1,774
Commercial	216	359

Recorded Investment	$23,748	$27,852
Allowance for loan losses	1,110	1,181

Carrying amount	$22,638	$26,671

Accretable yield, or income expected to be collected, is as follows:

	2016	2015
Balance at January 1	$15,874	$14,744
New loan purchases	—	1,468
Accretion of income	(3,683)	(4,084)
Reclassifications from nonaccretable difference	5,775	5,627
Disposals	(3,802)	(1,881)

Balance at December 31	$14,164	$15,874

For those purchased credit impaired loans disclosed above, the Company decreased the allowance for loan losses by $71    thousand and $228 thousand during 2016 and 2015, respectively.

There were no purchased credit impaired loans purchased during the year ending December 31, 2016. Purchased credit impaired loans purchased during the year ending December 31, 2015, for which it was probable at acquisition that all contractually required payments would not be collected, are as follows:

	2016	2015
Contractually required payments receivable of impaired loans acquired during the year:
Commercial real estate	$—	$4,320
Residential real estate	—	7,304
Land and construction	—	479

Total	$—	$12,103

Cash flows expected to be collected at acquisition	$—	$8,326

Fair value of acquired impaired loans at acquisition	$—	$6,858

E – 36

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 3 – Continued

Income is not recognized on purchased credit impaired loans if the Company cannot reasonably estimate cash flows expected to be collected. During 2016 and 2015 there were no material purchased credit impaired loans where cash flows could not be reasonably estimated.

NOTE 4 – REAL ESTATE OWNED

Real estate owned activity was as follows:

	2016	2015
Beginning balance	$13,095	$14,619
Loans transferred to real estate owned	1,578	1,681
Property transferred from premises and equipment	1,355	570
Property acquired through bank acquisitions	—	5,833
Net change in valuation allowance	(1,197)	(128)
Sales of real estate owned	(5,813)	(9,480)

End of year	$9,018	$13,095

At December 31, 2016 and 2015, the recorded investment of real estate owned includes $770 thousand and $806 thousand, respectively of foreclosed residential real estate properties recorded as a result of obtaining physical possession of the property. At December 31, 2016 and 2015, the recorded investment of consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process are $2.1 million and $325 thousand, respectively.

Activity in the valuation allowance was as follows:

	2016	2015
Beginning balance	$1,188	$1,060
Additions charged to expense	2,129	872
Reduction from sales of real estate owned	(932)	(744)

End of year	$2,385	$1,188

Expenses related to foreclosed real estate include:

	2016	2015
Net (gain) loss on sales	$263	$(585)
Provision for unrealized losses	2,129	872
Operating expenses, net of rental income	469	271

Total	$2,861	$558

E – 37

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 5 - FAIR VALUE

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company used the following methods and significant assumptions to estimate fair value:

Investment Securities: The fair values for investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2), using matrix pricing. Matrix pricing is a mathematical technique commonly used to price debt securities that are not actively traded, values debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3). See below for additional discussion of Level 3 valuation methodologies and significant inputs. Discounted cash flows are calculated using spread to swap and LIBOR curves that are updated to incorporate loss severities, volatility, credit spread and optionality. During times when trading is more liquid, broker quotes are used (if available) to validate the model.

Derivatives: The fair values of derivatives are based on valuation models using observable market data as of the measurement date (Level 2). Our derivatives are traded in an over-the-counter market where quoted market prices are not always available. Therefore, the fair values of derivatives are determined using quantitative models that utilize multiple market inputs. The inputs will vary based on the type of derivative, but could include interest rates, prices and indices to generate continuous yield or pricing curves, prepayment rates, and volatility factors to value the position. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third -party pricing services.

Impaired Loans: The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available for similar loans and collateral underlying such loans. A significant unobservable input in the income approach is the capitalization rate. At December 31, 2016, the range of capitalization rates utilized to determine fair value of the underlying collateral ranged from 7 to 11.25%. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted in accordance with the allowance policy.

E – 38

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 5 – Continued

Real Estate Owned: Assets acquired through or instead of loan foreclosure are initially recorded at the lower of charged down loan balance or fair value less costs to sell. This process may establish a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are periodically updated as management deems necessary. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach with data from comparable properties. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. A significant unobservable input in the income approach is the capitalization rate. At December 31, 2016, the range of capitalization rates utilized to determine fair value of the underlying collateral ranged from 9.2 to 13%.

Appraisals for both collateral-dependent impaired loans and real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company. Once received, a member of the Special Assets Department reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics. In rare cases, when significant valuation differences exist, management may choose a valuation that lies within a range of two recent independent appraisals.

Loans Held For Sale: Loans held for sale are carried at the lower of cost or fair value, which is evaluated on a pool-level basis. The fair value of loans held for sale is determined using quoted prices for similar assets, adjusted for specific attributes of that loan or other observable market data, such as outstanding commitments from third party investors (Level 2).

Assets and liabilities measured at fair value on a recurring basis, are summarized below:

	Fair Value Measurement Using:
	Quoted Prices in Active Markets for Identical Assess (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2016
Financial Assets
Investment Securities available for sale
Agency notes and bonds	$—	$1,614	$—	$1,614
Asset backed securities	—	16,880	—	16,880
Small Business administration securities	—	48,796	—	48,796
Collateralized mortgage obligations	—	44,362	—	44,362
Mortgage-backed securities	—	234,982	—	234,982

Total investment securities available for sale	$—	$346,634	$—	$346,634

E – 39

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 5 – Continued

	Fair Value Measurement Using:
	Quoted Prices in Active Markets for Identical Assess (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2015
Financial Assets
Investment Securities available for sale
Agency notes and bonds	$—	$2,623	$—	$2,623
Asset backed securities	—	17,546	—	17,546
Small Business administration securities	—	58,617	—	58,617
Collateralized mortgage obligations	—	42,208	—	42,208
Mortgage-backed securities	—	242,829	—	242,829

Total investment securities available for sale	$—	$363,823	$—	$363,823

There were no transfers between Level 1 and Level 2 during 2016 and 2015.

Assets measured at fair value with a related valuation allowance on a non-recurring basis are summarized below:

		Fair Value Measurements Using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assess (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
2016
Impaired loans:
Commercial real estate	$8,318	$—	$—	$8,318	$8,318
Residential real estate	2,087	—	—	2,087	2,087
Land and construction	730	—	—	730	730
Commercial	21	—	—	21	21

Commercial real estate owned, net	$2,933	$—	$—	$2,933	$2,933
Land and construction real estate owned, net	$2,583	$—	$—	$2,583	$2,583

2015
Impaired loans:
Commercial real estate	$251	$—	$—	$251	$251
Residential real estate	374	—	—	374	374
Commercial	33	—	—	33	33

Commercial real estate owned, net	$4,674	$—	$—	$4,674	$4,674
Residential real estate owned, net	$83	$—	$—	$83	$83

E – 40

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 5 – Continued

Fair Value of Financial Instruments

The carrying amounts and estimated fair values of financial instruments, at December 31, 2016 and 2015 are as follows:

		Fair Value Measurements Using:
	Carrying Value	(Level 1)	(Level 2)	(Level 3)	Total
December 31, 2016
Financial Assets:
Cash and cash equivalents	$44,558	$44,558	$—	$—	$44,558
Securities available for sale	346,634	—	346,634	—	346,634
Securities held to maturity	178,232	—	176,286	—	176,286
Federal Home Loan Bank stock	4,584	—	—	—	n/a
Loans held for sale	8,384	—	8,633	—	8,633
Loans, net	1,058,300	—	—	1,037,142	1,037,142
FDIC indemnification asset	526	—	—	—	n/a
Accrued interest receivable	4,543	—	—	4,543	4,543

Financial Liabilities:
Deposits – without stated maturities	$1,126,649	$1,126,649	$—	$—	$1,126,649
Deposits – with stated maturities	352,159	—	353,375	—	353,375
Federal Home Loan Bank advances	71,622	—	—	71,569	71,569
Junior subordinated debentures	5,943	—	—	4,874	4,874
Accrued interest payable	424	—	424		424

December 31, 2015
Financial Assets:
Cash and cash equivalents	$80,737	$80,737	$—	$—	$80,737
Securities available for sale	363,823	—	363,823	—	363,823
Securities held to maturity	150,681	—	150,418	—	150,418
Federal Home Loan Bank stock	5,157	—	—	—	n/a
Loans held for sale	6,197	—	6,402	—	6,402
Loans, net	979,183	—	—	986,110	986,110
FDIC indemnification asset	1,559	—	—	—	n/a
Accrued interest receivable	4,226	—	—	4,226	4,226

Financial Liabilities:
Deposits – without stated maturities	$1,053,266	$1,053,266	$—	$—	$1,053,266
Deposits – with stated maturities	356,872	—	357,342	—	357,342
Federal Home Loan Bank advances	85,043	—	—	85,099	85,099
Junior subordinated debentures	5,833	—	—	5,411	5,411
Accrued interest payable	513	—	513		513

E – 41

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 5 – Continued

The methods and assumptions, not previously presented, used to estimate fair values are described as follows:

(a) Cash and Cash Equivalent

The carrying amounts of cash and short-term instruments approximate fair values and are classified as Level 1.

(b) Securities available for sale and Securities held to maturity

The fair value of securities available for sale are determined by obtaining quoted prices on national recognized securities exchanges (Level 1) or matrix pricing, which is a mathematical pricing technique used in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2).

(c) FHLB Stock

It is not practical to determine the fair value of FHLB stock due to restrictions placed on its transferability.

(d) Loans held-for-sale

The fair value of loans held for sale is estimated based upon binding contracts from third party investors resulting in a level 2 classification.

(e) Loans

Fair values of loans, excluding loans held for sale, are estimated as follows: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values resulting in a Level 3 classification. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality resulting in a Level 3 classification. Impaired loans are valued at the lower of cost or fair value as described previously. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

(f) FDIC indemnification asset

It is not practical to determine the fair value of the FDIC indemnification asset due to the lack of its transferability.

(g) Accrued interest receivable

The carrying value of accrued interest receivable approximates fair value and is classified as Level 3.

E – 42

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 5 – Continued

(h) Deposits

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date i.e., their carrying amount) resulting in a Level 1 classification. The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date resulting in a Level 1 classification. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits resulting in a Level 2 classification.

(i) Federal Home Loan Bank advances

The fair values of Federal Home Loan Bank advances are determined by using a discounted cash flow calculation that applies interest rates currently offered on Federal Home loan Bank advances with similar averages lives and characteristics resulting in a level 3 classification.

(j) Junior subordinated debentures

The fair values of the Company’s Junior Subordinated Debentures are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements resulting in a Level 3 classification.

(k) Accrued Interest Payable

The carrying amounts of accrued interest payable approximate fair value and is classified as Level 2.

(l) Off-balance Sheet Instruments

Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of commitments is not material.

NOTE 6 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

	2016	2015
Land	$17,001	$17,757
Buildings	32,079	32,621
Furniture, fixtures and equipment	8,173	7,253
Leasehold improvements	2,404	2,458
Automobiles	158	156

	59,815	60,245
Less accumulated depreciation and amortization	8,373	5,687

	$51,442	$54,558

E – 43

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 6 – Continued

Depreciation expense was $2.8 million and $2.1 million for 2016 and 2015, respectively.

Operating Leases: The Company leases certain branch properties and equipment under operating leases. Rent expense was $1.7 million and $1.6 million for 2016 and 2015. Rent commitments, before considering renewal options that generally are present, were as follows:

2017	$1,198
2018	967
2019	777
2020	695
2021	695
Thereafter	3,004

$7,336

Capital Leases: The Company leases certain land and buildings under capital leases. The lease arrangements require monthly payments through 2027.

The Company has included these leases in premises and equipment as follows:

	2016	2015
Land and buildings	$842	$842
Accumulated depreciation	(188)	(130)

	$654	$712

The following is a schedule by year of future minimum lease payments under the capitalized lease, together with the present value of net minimum lease payments at year-end 2016. The present value of net minimum lease payments is shown as capital lease obligation liability on the balance sheet.

2017	$94
2018	94
2019	94
2020	94
2021	94
Thereafter	562

Total minimum lease payment	1,032
Add unamortized premium	5
Less amount representing interest	(268)

Present value of net minimum lease payments	$769

E – 44

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 7 – GOODWILL AND INTANGIBLE ASSETS

Goodwill: The change in goodwill during the year is as follows:

	2016	2015
Beginning of year	$12,153	$2,023
Acquired goodwill	—	10,130
Measurement period adjustment	133
Impairment	—	—

End of year	$12,286	$12,153

At December 31, 2016 and December 31, 2015, the Company’s reporting unit had positive equity and the Company elected to perform a qualitative assessment to determine if it was more likely than not that the fair value of the reporting unit exceeded its carrying value, including goodwill. The qualitative assessment indicated that it was more likely than not that the fair value of the reporting unit exceeded its carrying value, resulting in no impairment.

Acquired Intangible Assets: Acquired intangible assets were as follows at year-end:

	2016		2015
	Carrying Amount	Accumulated Amortization	Carrying Amount	Accumulated Amortization
Amortized intangible assets
Core Deposit intangibles	$12,548	$6,218	$15,072	$3,694

Aggregate amortization expense during the year		$2,524		$1,842

	Next five years:	Estimated Amortization Expense:
	2017	$2,212
	2018	1,869
	2019	1,732
	2020	1,607
	2021	1,486

NOTE 8 – FDIC INDEMNIFICATION ASSET

The FDIC indemnification asset represents the estimated amounts due from the FDIC pursuant to the loss share agreement relating to the Putnam State Bank acquisition on June 15, 2012. The activity in the FDIC Indemnification asset is as follows:

	2016	2015
Beginning balance	$1,559	$3,844
Valuation adjustment for impaired covered loans	414	479
Amortization expense	(604)	(1,459)
Reimbursement proceeds from the FDIC	(797)	(1,255)
Other	(46)	(50)

Ending Balance	$526	$1,559

E – 45

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 9 – DEPOSITS

Included in other assets at December 31, 2016 and 2015 are reimbursable losses of $493 thousand and $306 thousand, respectively, which have been submitted to the FDIC.

A detail of deposits at December 31, 2016 and 2015 is as follows:

	2016	Weighted Average Interest Rate	2015	Weighted Average Interest Rate
Non-interest bearing deposits	$444,745	—%	$371,464	—%
Interest bearing deposits:
Interest bearing demand deposits	204,951	0.20%	179,915	0.12%
Savings deposits	164,734	0.23%	157,076	0.22%
Money market accounts	312,219	0.25%	344,812	0.28%
Time deposits less than $100,000	139,349	0.90%	158,047	1.01%
Time deposits of $100,00 or greater	212,810	1.07%	198,824	0.93%

	$1,478,808	0.34%	$1,410,138	0.35%

Time deposits that meet or exceed the FDIC Insurance limit of $250 thousand at year-end 2016 and 2015 were $87.9 million and $87.8 million.

Scheduled maturities of time deposits for the next five years were as follows:

2017	$215,244
2018	75,178
2019	37,242
2020	10,056
2021	14,153

NOTE 10 – FEDERAL HOME LOAN BANK ADVANCES

At year-end, advances from the Federal Home Loan Bank were as follows:

Maturing in the Year Ending December 31,	Interest Rate	2016	2015
2016	.36 - 1.53%	$—	53,000
2017	.46 – 3.69%	56,500	16,500
2018	1.47 – 2.63%	12,000	12,000
2019	3.36%	2,000	2,000
Thereafter	4.88%	734	854

Subtotal		71,234	84,354
Unamortized premium		388	689

Total		$71,622	$85,043

FHLB advances are generally payable at its maturity date, with a prepayment penalty for fixed rate advances. The advances were collateralized by $52 million and $53 million of first mortgage loans under a blanket lien

E – 46

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 10 – Continued

arrangement at year-end 2016 and 2015. In addition, the Company has pledged investment securities with a carrying value of $133 million and $120 million at year-end 2016 and 2015 respectively to secure these advances. Based on this collateral and the Company’s holdings of FHLB stock, the Company is eligible to borrow up to an additional $109 million at year-end 2016.

Payments over the next five years are as follows:

2016 Payments
2017	$57,712
2018	12,280
2019	2,150
2020	83
2021	85

NOTE 11 – SUBORDINATED DEBENTURES

In October 2005, BSA Financial Services, Inc. formed BSA Financial Statutory Trust 1 (Issuer Trust) with an equity investment of $155 thousand in common securities of the trust. The Issuer Trust was formed for the purpose of issuing trust preferred securities. On October 31, 2005, BSA Financial Services, Inc. issued a floating rate junior subordinated debenture (Debenture) in the amount of $5.2 million. The Issuer Trust used the proceeds from the issuance of the trust preferred securities sold to third parties to purchase the Debenture from BSA Financial Services, Inc. The Debenture is the only asset of the Issuer Trust. Interest payments from the Debenture to the Issuer Trust finance the distributions paid on the trust preferred securities. On August 28, 2013, the Company acquired BSA Financial Investments, Inc. and recorded, at fair value, the Debenture in “Junior Subordinated Debentures” and its equity interest in the Issuer Trust in other assets on the consolidated balance sheets. The Debenture has a remaining term of nineteen years and matures on December 15, 2035. The interest rate floats quarterly at 3-month LIBOR rate plus 1.55% (2.51% at December 31, 2016). The Debenture is redeemable on a quarterly basis at 100% of the principal amount plus accrued interest. The Debenture is also redeemable in whole or part based on specific events outlined in the trust indenture. Such redemption may be subject to regulatory approval. The company has entered into agreements which, taken collectively, fully and unconditionally guarantee the preferred securities of the Issuer Trust subject to the terms of the guarantee. The Company has the option to defer interest payments on the subordinated debentures from time to time for a period not to exceed five consecutive years. The subordinated debentures may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations.

In June 2006, MRCB Holdings, Inc. (acquired by First America Holdings Corp.) formed MRCB Holdings Statutory Trust 1 (Issuer Trust) with an equity investment of $93 thousand in common securities of the trust. The Issuer Trust was formed for the purpose of issuing trust preferred securities. On June 28, 2006, MRCB Holdings, Inc. issued a floating rate junior subordinated debenture (Debenture) in the amount of $3.1 million. The Issuer Trust used the proceeds from the issuance of the trust preferred securities sold to third parties to purchase the Debenture from MRCB Holdings, Inc. The Debenture is the only asset of the Issuer Trust. Interest payments from the Debenture to the Issuer Trust finance the distributions paid on the trust preferred securities. On May 8, 2015, the Company acquired First America Holdings Corp. and recorded, at fair value, the Debenture in “Junior Subordinated Debentures” and its equity interest in the Issuer Trust in other assets on the consolidated balance sheets. The Debenture has a remaining term of twenty-one years and matures on September 15, 2036. The

E – 47

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 11 – Continued

interest rate floats quarterly at 3-month LIBOR rate plus 1.60% (2.56% at December 31, 2016). The Debenture is redeemable on a quarterly basis at 100% of the principal amount plus accrued interest. The Debenture is also redeemable in whole or part based on specific events outlined in the trust indenture. Such redemption may be subject to regulatory approval. The company has entered into agreements which, taken collectively, fully and unconditionally guarantee the preferred securities of the Issuer Trust subject to the terms of the guarantee. The Company has the option to defer interest payments on the subordinated debentures from time to time for a period not to exceed five consecutive years. The subordinated debentures may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations.

NOTE 12 – OTHER BENEFIT PLANS

401(k) Plan: A 401(k) benefit plan allows employee contributions up to $18 thousand of their compensation, which are matched equal to 100% of the first 3% and 50% of the next 2% of the compensation contributed. Expense for 2016 and 2015 was $531 thousand and $419 thousand, respectively.

NOTE 13 – INCOME TAXES

Income tax expense (benefit) was as follows:

	2016	2015
Current expense:
Federal	$4,149	$912
State	647	205
Deferred expense:
Federal	(594)	1,157
State	(93)	155

Total	$4,109	$2,429

Effective tax rates differ from federal statutory rate of 34% applied to income before income taxes due to the following:

	2016		2015
	Amount	% of Earnings	Amount	% of Earnings
Federal statutory rate times financial statement income effect of:	$3,524	34.0%	$2,157	34.0%
State income taxes, net of federal tax benefit	366	3.5%	237	3.7%
Bank owned life insurance	(333)	-3.2%	(225)	-3.5%
Stock based Compensation	95	.9%	95	1.5%
Acquisition expenses	5	.1%	108	1.7%
Other, net	452	4.4%	57	.9%

Total	$4,109	39.7%	$2,429	38.3%

E – 48

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 13 – Continued

Year-end deferred tax assets and liabilities were due to the following:

	2016	2015
Deferred tax Assets:
Allowance for loan losses	$2,501	$426
Net operating loss carryforwards	4,793	5,893
Deferred loan fees	278	320
Foreclosed property expenses	1,722	1,181
Organizational costs	439	490
Net unrealized loss on available for sale securities	1,742	594
Net losses on securities transferred to held to maturity	350	561
Nonaccrual interest	1,138	812
Purchase accounting adjustments	3,879	5,324
Stock based compensation	345	244
Other	74	72

Total deferred tax asset	17,261	15,917

Deferred tax liabilities:
Depreciation	(1,952)	(2,498)
Prepaid expenses	(287)	(312)

Total deferred tax liability	(2,239)	(2,810)

Net deferred tax asset	$15,022	$13,107

Net operating loss carryforwards:

The Company obtained gross net operating loss carryforwards of approximately $22.4 million and $9.5 million from the acquisitions of Highlands Independent Bancshares, Inc. on October 24, 2014 and FAHC Holding Corp. on May 8, 2015, respectively. These net operating loss carryforwards are subject to Internal Revenue Code Section 382 annual limitations of approximately $274 thousand and $826 thousand, respectively.

At December 31, 2016 the Company has federal net operating loss carryforwards of $29.9 million, of which, the Company only expects to realize $12.7 million due to the IRC Section 382 limitations.

The federal net operating loss carryforwards will expire as follows:

Expires	Amount	Amount Available
2028	$4,619	$4,619
2029	3,582	1,510
2030	8,941	4,212
2031	6,906	1,097
2032	4,399	274
2033	738	275
2034	750	750

Total	$29,935	$12,736

E – 49

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 13 – Continued

The Company assesses the realizability of deferred tax assets based on whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company considers evidence such as historical profitability, the current operating environment, projected future profitability, and other factors in assessing the likelihood of deferred tax asset realization. At December 31, 2016 and December 31, 2015, based on the analysis, the Company determined that it is more likely than not that the deferred tax assets will be fully realized.

The Company has no unrecognized income tax benefits or provisions due to uncertain tax positions.

The Company is subject U.S. federal income tax and Florida state income tax jurisdictions. The Internal Revenue Service is currently in the process of examining the 2013 consolidated tax return and has not informed the Company of any material findings. The Company is no longer subject to examination by taxing authorities for the years prior to 2013.

NOTE 14 – RELATED-PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates during 2016 were as follows:

	2016	2015
Loans:
Balance at January 1	$1,303	$1,184
New Loans	34	608
Repayments	(509)	(489)

Balance at December 31	$828	$1,303

Deposits from related parties at year end	$6,392	$5,385

NOTE 15 – STOCK-BASED COMPENSATION

Stock Option Plan

The Company’s 2010 Employee Share Option Plan (stock option plan or the Plan), which is shareholder-approved, permits the grant of share options to its employees for up to 2,005,000 shares of common stock. Option awards are generally granted with an exercise price equal to the market price of the Company’s common stock at the date of grant. Option awards have a vesting period of 4 years and have 10-year contractual terms.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of the Company’s common stock. The Company uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

E – 50

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 15 – Continued

The fair value of options granted was determined using the following weighted-average assumptions as of grant date.

	2016	2015
Risk free rate	1.33%	1.78%
Expected term in years	6.25	6.25
Expected stock price volatility	10.90%	11.06%
Dividend yield	—	—

A summary of the activity in the stock option plan for 2016 and 2015 follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
2016
Outstanding at beginning of year	1,585,200	$10.19		$2,371
Granted	320,686	10.66		375
Exercised	(530)	10.00		(1)
Forfeited	(29,500)	10.41		(39)

Outstanding at end of year	1,875,856	$10.27	7.33 years	$2,706

Fully vested and expected to vest	1,875,856	$10.27	7.33 years	$2,706

Exercisable at end of year	973,904	$10.08	6.27 years	$1,461

2015
Outstanding at beginning of year	1,172,200	$10.02		$1,827
Granted	464,500	10.61		622
Exercised	(4,500)	10.00		(6)
Forfeited	(47,000)	10.01		(72)

Outstanding at end of year	1,585,200	$10.19	8.00 years	$2,371

Fully vested and expected to vest	1,580,200	$10.19	8.00 years	$2,354

Exercisable at end of year	673,827	$10.01	6.62 years	$1,011

Information related to the stock option plan during each year follows:

	2016	2015
Intrinsic value of options exercised	$1	$6
Cash received from options exercises	5	45
Tax benefit realized from option exercises	—	—
Weighted average value of options granted	$1.17	$1.34

E – 51

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 15 – Continued

As of December 31, 2016, there was $1 million of total unrecognized compensation cost related to nonvested stock options granted under the Plan. The cost is expected to be recognized over a weighted-average period of about 36 months. The total stock option expense recognized for 2016 and 2015 was $547 thousand and $554 thousand, respectively.

NOTE 16 – REGULATORY CAPITAL MATTERS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel Ill rules) became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. These rules require a capital conservation buffer of up to 2.5% above each of CET1, tier 1, and total risk-based capital which must be met for a bank to be able to pay dividends, engage in share buybacks or make discretionary bonus payments to executive management without restriction. This capital conservation buffer requirement is being phased in over a four year period starting on January 1, 2016 and was 0.625% in 2016 and 1.25% as of January 1, 2017. When fully implemented, a banking organization would need to maintain a CET1 capital ratio of at least 7%, a total Tier 1 capital ratio of at least 8.5% and a total risk-based capital ratio of at least 10.5%. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of December 31, 2016, the Company and Bank meet all capital adequacy requirements to which they are subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2016 and 2015, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

Actual and required capital amounts (in millions) and ratios are presented below at year-end.

	Actual		Required for Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Percent	Amount	Percent
2016
Total Capital to risk weighted assets
Consolidated	$212,007	17.83%	$95,109	8.00%	N/A	N/A
Bank	194,788	16.41	94,986	8.00	$118,733	10.00%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	204,272	17.18	71,332	6.00	N/A	N/A
Bank	187,054	15.75	71,240	6.00	94,986	8.00
Common Tier 1 (CET 1)
Consolidated	199,643	16.79	53,499	4.50	N/A	N/A
Bank	187,054	15.75	53,430	4.50	77,176	6.50
Tier 1 (Core) Capital to average assets
Consolidated	204,272	11.52	70,929	4.00	N/A	N/A
Bank	187,054	10.57	70,811	4.00	88,514	5.00

E – 52

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 16 – Continued

	Actual		Required for Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Percent	Amount	Percent
2015
Total Capital to risk weighted assets
Consolidated	$202,360	18.37%	$88,104	8.00%	N/A	N/A
Bank	197,698	17.98	87,971	8.00	$109,963	10.00%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	198,568	18.03	66,078	6.00	N/A	N/A
Bank	193,906	17.63	65,978	6.00	87,971	8.00
Common Tier 1 (CET 1)
Consolidated	194,867	17.69	49,558	4.50	N/A	N/A
Bank	193,906	17.63	49,484	4.50	71,476	6.50
Tier 1 (Core) Capital to average assets
Consolidated	198,568	13.00	61,094	4.00	N/A	N/A
Bank	193,906	12.71	61,014	4.00	76,269	5.00
Dividend Restrictions - The Company’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above. During 2016, the Bank paid a dividend to the holding company of $13 million, which approximately represented the Bank’s 2014 and 2015 net income. At year end 2016, the Bank could, without prior approval, declare dividends of any 2016 net profits retained to the date of the dividend declaration.

The FDIC requires additional capital if a depository institution with private capital ownership acquires a failed insured depository institution. The acquiring institution is required to maintain Tier 1 common equity of at least 10 percent to be considered well-capitalized for three years after acquisition. As a result of the Bank’s ownership structure and acquisition of Putnam State Bank from the FDIC on June 15, 2012, the Bank was subject to the increased capital requirement until June 15, 2015.

NOTE 17 – LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies that are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

E – 53

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 17 – Continued

The contractual amounts of financial instruments with off-balance-sheet risk at year-end were as follows:

	2016	2015
Commitments to make loans	$25,698	$36,592

Unused lines of credit	$150,553	$136,248

Standby letters of credit	$5,003	$5,091

The following instruments are considered financial guarantees and are carried at fair value which approximates $0 at years ended 2016 and 2015, respectively.

	2016		2015
	Contract Amount	Fair Value	Contract Amount	Fair Value
Standby letters of credit	$5,003	$—	$5,091	$—

Loans sold with recourse	$67,425	$—	$59,934	$—

NOTE 18 – BUSINESS COMBINATIONS

Acquisition of OGS investments, Inc. - Florida Citizens Bank

On December 4, 2015 the Company acquired 100% of the outstanding common shares of OGS Investments, Inc., the parent company of Florida Citizens Bank, for $23.5 million cash consideration, through an Agreement and Plan of Merger. The Company acquired $240.1 million in assets and assumed liabilities of $219.7 million in liabilities resulting in goodwill of $3.1 million. Goodwill reflects the excess consideration paid over the net fair values of the assets and liabilities acquired. Goodwill is not tax deductible for this transaction. Seven branch facilities were acquired in the transaction located in the Gainesville and Ocala market area in north central Florida. The Company incurred approximately $1.2 million in acquisition expenses which are included in non-interest expense on the consolidated statements of income. The Company believes the accounting for this transaction is complete and is not aware of any material true-up adjustments that could be necessary.

The Company’s primary reasons for the transaction were to gain a new market share in the Gainesville/Ocala area as well as to create a geographical infill between the Company’s Northeast Florida and Central Florida operations.

During 2016, the Company discovered that certain real estate collateral of an acquired loan was sold prior to acquisition without knowledge or permission of OGS Investments, Inc. Had the Company known this fact on December 4, 2016, the loan would have been classified as a purchased credit impaired loan. As a result, the Company recorded a measurement period adjustment to reclassify the loan as a purchased credit impaired loan.

Acquisition of First America Holdings Corp. - First America Bank

On May 8, 2015 the Company acquired 100% of the outstanding common shares of First America Holdings Corp., the parent company of First America Bank, for $33.5 million cash consideration, through an Agreement and Plan of Merger. The Company acquired $270.3 million in assets and assumed liabilities of $243.7 million in

E – 54

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 18 – Continued

liabilities resulting in goodwill of $7 million. The goodwill reflects the excess consideration paid over the net fair values of the assets and liabilities acquired. Goodwill is not tax deductible for this transaction. Five branch facilities were acquired in the transaction located in the Bradenton and Sarasota market area on the west coast of Florida. The Company incurred approximately $1.3 million in acquisition expenses which are included in non-interest expense on the consolidated statements of income. The Company believes the accounting for this transaction is complete and is not aware of any material true-up adjustments that could be necessary.

The Company’s primary reasons for acquiring First America Holdings Corp. were to gain new market share and expand the Company’s products and services to the West Coast of Florida.

The following table summarizes the fair values of the assets acquired and the liabilities assumed on the date of acquisitions:

	OGS Investments, Inc. Final as Adjusted	OGS Investments, Inc. Measurement Period Adjustment	OGS Investments, Inc. December 4, 2015	FAHC Holding Corporation May 8, 2015
Cash and cash equivalents	$34,467	$—	$34,467	$59,649
Securities available for sale	20,936	—	20,936	1,000
Loans	162,340	(213)	162,553	182,771
Premises and equipment	10,249	—	10,249	13,078
Real estate owned	4,939	—	4,939	894
Core deposit intangible	4,039	—	4,039	2,992
Bank owned life insurance	—	—	—	4,750
Deferred tax asset	1,653	80	1,573	3,561
Other assets	1,316	—	1,316	1,497

Total assets acquired	239,939	(133)	240,072	270,192

Deposits	217,985	—	217,985	227,125
Federal Home Loan Bank	988	—	988	13,433
Junior subordinated debenture	—	—	—	2,029
Other liabilities	763	—	763	1,165

Total liabilities assumes	219,736	—	219,736	243,752

Total identifiable net assets	20,203	(133)	20,336	26,440
Goodwill	3,248	133	3,115	7,015

Cash Consideration paid	$23,451	$—	$23,451	$33,455

E – 55

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 18 – Continued

The table below summarizes the credit impaired and non-impaired loans acquired in each acquisition:

	OGS Investments, Inc. Final as Adjusted	OGS Investments, Inc. Measurement Period Adjustment	OGS Investments, Inc. December 4, 2015	FAHC Holding Corporation May 8, 2015
Acquired loans accounted for under ASC 310-30:
Contractually required principal and interest	$8,501	$314	$8,187	$3,916
Non-accretable difference	2,509	206	2,303	1,474

Cash flows expected to be collected	5,992	108	5,884	2,442
Accretable yield	1,059	13	1,046	422

Fair value at acquisition	$4,933	$95	$4,838	$2,020

Acquired loans not accounted for under ASC 310-30:
Unpaid principal balance	$160,743	$(308)	$161,051	$184,099
Fair value discount, net	3,336	—	3,336	3,348

Fair value at acquisition	157,407	(308)	157,715	180,751

Total fair value at acquisition	$162,340	$(213)	$162,553	$182,771

The fair value of net assets acquired includes fair value adjustments to certain receivables that were not considered impaired as of the acquisition date. The fair value adjustments were determined using discounted contractual cash flows. However, the Company believes that all contractual cash flows related to these financial instruments will be collected. As such, these receivables were not considered impaired at the acquisition date and were not subject to the guidance relating to purchased credit impaired loans, which have shown evidence of credit deterioration since origination. Receivables acquired in 2015 that were not subject to these requirements include non-impaired loans and customer receivables with a fair value and unpaid principal amounts of $338.5 million and $345.2 million on the date of acquisition, respectively.

E – 56

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 19 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Parent Company Only

Consolidated Balance Sheets

December 31,

	2016	2015
Assets
Cash	$16,163	$4,345
Investment in wholly-owned subsidiary	206,300	213,378
Other assets	2,177	2,570

Total	$224,640	$220,293

Liabilities and Stockholder’s Equity
Junior subordinated debenture	$5,953	$5,833
Other liabilities	994	2,020
Stockholders’ equity	217,693	212,440

Total	$224,640	$220,293

Parent Company Only

Consolidated Statements of Income and Comprehensive Income

For years ended December 31,

	2016	2015
Interest income	$11	$12
Interest expense	298	219
Dividends received from subsidiary	13,000	—
Non-interest expense	815	1,676

Income(loss) before income tax and undistributed subsidiary income	11,898	(1,883)
Income tax expense (benefit)	(297)	(588)
Equity in undistributed subsidiary income (losses)	(5,940)	5,211

	$6,255	$3,916

Comprehensive income	$4,701	$3,677

E – 57

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 19 – Continued

Parent Company Only

Condensed Statement of Cash Flows

For years ended December 31,

	2016	2015
Cash flows from operating activities:
Net earnings	$6,255	$3,916
Adjustments:
Equity in undistributed subsidiary earnings	5,940	(5,211)
Change in other assets	580	(1,595)
Change in other liabilities	(1,203)	4,052
Stock-based compensation	131	118
Amortization of fair value adjustments	110	(981)

Net cash from operating activities	11,813	299

Cash flows from investing activities:
(Increase) in investment in subsidiary	—	(58,553)

Net cash used in investing activities	—	(58,553)

Cash flows from financing activities:
Proceeds from the issuance of common stock voting	—	49,954
Proceeds from the issuance of common stock nonvoting	—	5,541
Proceeds from exercised stock options	5	45

Net cash provided by financing activities	5	55,540

Net change in cash and cash equivalents	11,818	(2,714)
Beginning cash and cash equivalents	4,345	7,059

Ending cash and cash equivalents	$16,163	$4,345

E – 58

HCBF Holding Company, Inc. Notes to Consolidated Financial Statements (Dollar amounts shown in tables in thousands, except share data) December 31, 2016 and 2015

NOTE 20 – EARNINGS PER SHARE

	2016	2015
Basic
Net Income	$6,255	$3,916
Average shares	20,052,397	16,818,067

Basic earnings per share	$0.31	$0.23

Diluted
Net Income	$6,255	$3,916
Weighted average shares for basic earnings per share	20,052,397	16,818,067
Add: dilutive effects of assumed exercises of stock options	548,400	70,144

Average shares and dilutive potential shares	20,600,797	16,888,211

Diluted earnings per share	$0.30	$0.23

There were no anti-dilutive stock options for 2016 and 2015.

NOTE 21 – QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income	Earnings Per Share
				Basic	Diluted
2016
First quarter	$16,370	$14,994	$1,264	$0.06	$0.06
Second quarter	16,253	14,855	1,957	0.10	0.09
Third quarter	15,938	14,504	2,264	0.11	0.11
Fourth quarter	16,135	14,743	770	0.04	0.04

2015
First quarter	$10,879	$10,071	$131	$0.01	$0.01
Second quarter	12,553	11,558	657	0.04	0.04
Third quarter	13,753	12,729	1,298	0.07	0.07
Fourth quarter	14,943	13,922	1,830	0.10	0.10

NOTE 22 – SUBSEQUENT EVENTS

On January 20, 2017, HCBF Holding Company, Inc. (“HCBF”) entered into an agreement and plan of merger with Jefferson Bank Shares, Inc. (“JBI”). The HCBF will acquire JBI and its wholly owned subsidiary Jefferson Bank of Florida (Jefferson). The purchase price is approximately $40 million in HCBF’s common stock and cash. JBI shareholders will receive either $14.03 in cash, or 0.9676 shares of HCBF’s common stock, per share of JBI’s common stock. JBI shareholders will be permitted to elect the form of consideration, provided that the aggregate cash consideration will not exceed 20 percent of the total consideration. In the event that JBI’s shareholders elect to receive aggregate cash consideration in an amount greater than 20 percent of the total consideration, the distribution of the cash consideration will be prorated among such shareholders. The transaction is subject to customary regulatory approvals and JBI’s shareholder approval. It is anticipated that the closing will occur in the third quarter of 2017.

E – 59

Appendix F

JEFFERSON BANKSHARES, INC.

Oldsmar, Florida

Audited Consolidated Financial Statements

At December 31, 2016 and 2015 and For the Years Then Ended

(Together with Independent Auditors’ Report)

Independent Auditors’ Report

The Board of Directors and Stockholders

Jefferson Bankshares, Inc.

Oldsmar, Florida:

We have audited the accompanying consolidated financial statements of Jefferson Bankshares, Inc. and Subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2016 and 2015, and the results of their operations and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

HACKER, JOHNSON & SMITH PA

Tampa, Florida

February 7, 2017

F – 1

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

($ in thousands except per share data)

	At December 31,
	2016	2015
Assets

Cash and due from banks	$24,114	21,962
Federal funds sold and other overnight investments	14	10

Total cash and cash equivalents	24,128	21,972

Certificates of deposit	2,739	2,739
Securities available for sale	49,144	51,851
Federal Home Loan Bank stock	489	585
Loans, net of allowance for loan losses of $2,122 and $1,959	212,306	173,764
Accrued interest receivable	643	513
Premises and equipment, net	4,535	4,746
Deferred taxes	975	1,079
Other assets	1,144	828

Total assets	$296,103	258,077

Liabilities and Stockholders’ Equity

Liabilities:
Noninterest-bearing	80,206	67,193
Savings, NOW and money-market deposits	146,663	108,180
Time deposits	29,497	40,295
Customer repurchase agreements	5,032	6,315

Total deposits	261,398	221,983

Federal Home Loan Bank advances	6,000	9,000
Other Borrowings	3,030	—
Accrued expenses and other liabilities	1,104	1,050

Total liabilities	271,532	232,033

Commitments and contingencies (Notes 5, 11, 12 and 20)

Stockholders’ equity:
Preferred stock:
Class A, $1 par value, $1,000 liquidation value; 3,367 shares authorized, 3,367 shares issued and outstanding as of December 31, 2015	—	3,367
Not designated, $.01 par value, 996,633 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value; 9,000,000 shares authorized, and 2,698,102 and 2,452,853 shares issued and outstanding as of December 31, 2016 and 2015	27	25
Additional paid-in capital	27,232	24,645
Accumulated deficit	(1,537)	(767)
Accumulated other comprehensive loss	(1,151)	(1,226)

Total stockholders’ equity	24,571	26,044

Total liabilities and stockholders’ equity	$296,103	258,077

See Accompanying Notes to Consolidated Financial Statements.

F – 2

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Earnings

($ in thousands except per share data)

	Year Ended December 31,
	2016	2015
Interest income:
Loans	$9,051	7,728
Securities	808	828
Federal funds and other	78	21

Total interest income	9,937	8,577

Interest expense:
Deposits	569	546
Borrowings	182	141

Total interest expense	751	687

Net interest income	9,186	7,890
Provision (Credit) for loan losses	163	(173)

Net interest income after provision (credit) for loan losses	9,023	8,063

Noninterest income:
Service charges and other fees	762	626
Gain on sale of loans held for sale	—	144
Gain on sale of foreclosed assets	—	27

Total noninterest income	762	797

Noninterest expenses:
Salaries and employee benefits	3,833	3,617
Occupancy and equipment	1,130	962
FDIC insurance	112	131
Professional fees	139	197
Advertising and marketing	153	121
Data processing	799	829
Other general and administrative	744	712

Total noninterest expenses	6,910	6,569

Earnings before income taxes	2,875	2,291
Income taxes	1,067	875

Net earnings	1,808	1,416
Less: preferred stock dividends	(3)	(34)

Net earnings applicable to common shareholders	$1,805	1,382

Basic earnings per share	$0.67	0.51

Diluted earnings per share	$0.65	0.51

See Accompanying Notes to Consolidated Financial Statements.

F – 3

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

(In thousands)

	Year Ended December 31,
	2016	2015
Net earnings	$1,808	1,416

Other comprehensive income:
Change in unrealized loss on securities-Unrealized gain arising during the year	120	513
Deferred income taxes on above change	(45)	(192)

Total other comprehensive income	75	321

Comprehensive income	$1,883	1,737

See Accompanying Notes to Consolidated Financial Statements.

F – 4

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2016 and 2015

($ in thousands)

	Preferred Stock Class A		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Compre- hensive Loss	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2014	3,367	$3,367	2,452,853	$25	24,634	(2,149)	(1,547)	24,330
Net earnings	—	—	—	—	—	1,416	—	1,416
Change in net unrealized loss on securities available for sale, net of tax effect	—	—	—	—	—	—	321	321
Stock-based compensation	—	—	—	—	11	—	—	11
Cash dividends paid on preferred stock	—	—	—	—	—	(26)	—	(26)
Cash dividends declared on preferred stock	—	—	—	—	—	(8)	—	(8)

Balance at December 31, 2015	3,367	3,367	2,452,853	25	24,645	(767)	(1,226)	26,044
Net earnings	—	—	—	—	—	1,808	—	1,808
Change in net unrealized loss on securities available for sale, net of tax effect	—	—	—	—	—	—	75	75
Stock-based compensation	—	—	—	—	14	—	—	14
10% Stock dividend	—	—	245,249	2	2,573	(2,575)	—	—
Cash dividends paid on preferred stock	—	—	—	—	—	(3)	—	(3)
Redeemed preferred stock	(3,367)	(3,367)	—	—	—	—	—	(3,367)

Balance at December 31, 2016	—	$—	2,698,102	$27	27,232	(1,537)	(1,151)	24,571

See Accompanying Notes to Consolidated Financial Statements.

F – 5

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2016	2015
Cash flows from operating activities:
Net earnings	$1,808	1,416
Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision (Credit) for loan losses	163	(173)
Depreciation and amortization	284	263
Accretion of loan discount	(11)	(5)
Amortization of deferred loan fees and costs	34	24
Net gain of sales of loans	—	(144)
Net loss on disposal of premises and equipment	—	11
Net gain on sale of foreclosed assets	—	(27)
Net amortization of premiums and discounts on securities	101	91
Deferred income taxes	59	190
Origination of loans held for sale	—	(4,640)
Proceeds from sale of loans held for sale	—	5,154
Amortization of core deposit intangible	52	22
Stock-based compensation	14	11
Net increase in accrued interest receivable	(130)	(82)
Net increase in other assets	(368)	(12)
Net increase (decrease) in accrued expenses and other liabilities	62	(198)

Net cash provided by operating activities	2,068	1,901

Cash flows from investing activities:
Purchases of securities available for sale	(8,007)	(4,592)
Proceeds from payments, calls and maturities of securities available for sale	10,733	8,286
Purchase of certificates of deposit	—	(249)
Redemption of Federal Home Loan Bank stock	96	535
Loan originations, net	(38,728)	(23,911)
Proceeds from the sale of foreclosed assets	—	237
Additions to premises and equipment, net	(73)	(162)
Net cash received in branch acquisition	—	3,958

Net cash used in investing activities	(35,979)	(15,898)

Cash flows from financing activities:
Net increase in deposits and repurchase agreements	39,415	32,223
Net decrease in Federal Home Loan Bank advances	(3,000)	(12,000)
Redemption of preferred stock	(3,367)	—
Increase in other borrowings	3,030	—
Dividends paid on preferred stock	(11)	(34)

Net cash provided by financing activities	36,067	20,189

Net increase in cash	2,156	6,192
Cash and cash equivalents at beginning of year	21,972	15,780

Cash and cash equivalents at end of year	$24,128	21,972

F – 6

(continued)

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows, Continued

(In thousands)

	Year Ended December 31,
	2016	2015
Supplemental disclosure of cash flow information:
Interest paid on deposits and borrowed funds	$745	784

Income taxes paid	$886	1,004

Accumulated other comprehensive loss, unrealized gain on securities available for sale, net of tax	$75	321

Cash dividends declared on preferred stock	$—	8

Transfer from loans to foreclosed assets	$—	210

In connection with the branch acquisition the following assets were acquired and liabilities assumed (at fair value):
Loans	$—	6,465

Accrued interest receivable	$—	14

Premises and equipment	$—	1,340

Core deposit intangible	$—	364

Other assets	$—	2

Deposits	$—	12,135

Other liabilities	$—	8

See Accompanying Notes to Consolidated Financial Statements.

F – 7

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At December 31, 2016 and 2015 and for the Years Then Ended

(1) Summary of Significant Accounting Policies

Organization. Jefferson Bankshares, Inc. (the “Holding Company”) owns 100% of the outstanding common stock of Jefferson Bank of Florida (the “Bank”) (collectively, the “Company”). The Holding Company’s primary activity is the operation of the Bank. The Bank is a state (Florida) chartered commercial bank. The Bank provides a variety of banking and financial services to individuals and corporate customers through its five offices in Oldsmar, Palm Harbor, Tarpon Springs, New Port Richey, and Tampa, Florida. Its primary deposit products are demand deposits, savings, and certificate of deposit accounts and its primary lending products are commercial loans and residential mortgage loans. The Bank’s deposit accounts are insured up to the applicable limits by the Federal Deposit Insurance Corporation (“FDIC”).

Management has evaluated all significant events occurring subsequent to the consolidated balance sheet date through February 7, 2017, which is the date the consolidated financial statements were available to be issued, determining no events require additional disclosure in the financial statements, except for footnote 20.

Basis of Presentation. The accompanying consolidated financial statements include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

The following is a description of the significant accounting policies and practices followed by the Company, which conform to accounting principles, generally accepted in the United States of America (“GAAP”) and prevailing practices within the banking industry.

Use of Estimates. The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

Acquisition. The Company accounted for its acquisition using the acquisition method of accounting. The acquisition method of accounting requires the Company to estimate the fair value of the tangible assets and identifiable assets acquired and liabilities assumed. The estimated fair values are based on available information and current economic conditions at the date of acquisition. Fair value may be obtained from independent appraisers, discounted cash flow present value techniques, management valuation models, quoted prices on national markets or quoted market prices from brokers. These fair values estimates will affect future earnings through the disposition or amortization of the underlying assets and liabilities. While management believes the sources to arrive at the fair value estimates are reliable, different sources or methods could have yielded different fair value estimates. Such different value estimates could affect future earnings through different values being utilized for the disposition or amortization of the underlying assets and liabilities acquired.

F – 8

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Branch Acquisition of Certain Assets and Liabilities of The Bank of Tampa. On July 31, 2015, the Bank acquired deposits and certain assets of a full service branch in Tampa, Florida from The Bank of Tampa. The Bank acquired these deposits and assets in order to enhance its branch network. The Bank incurred approximately $27,000 in acquisition costs which are included in professional fees on the consolidated statement of earnings. The table below summarizes the assets acquired and liabilities assumed on acquisition date (in thousands):

Assets acquired:
Cash	$3,958
Loans	6,465
Accrued interest receivable	14
Premises and equipment	1,340
Core deposit intangible	364
Other assets	2

Total assets acquired	$12,143

Liabilities assumed:
Deposits	12,135
Accrued liabilities	8

Total liabilities assumed	$12,143

Branch Acquisition of Certain Assets and Liabilities of The Bank of Tampa, Continued. Assets acquired included a core deposit intangible of $364,000. The principal factors considered when valuing the core deposit intangible consist of the following: (1) the rate and maturity structure of the interest bearing liabilities, (2) estimated retention rates for each deposit liability category, (3) the current interest rate environment and (4) estimated noninterest income potential of the acquired relationship. The core deposit intangible is being amortized on the straight-line method over a seven year period. For the years ended December 31, 2016 and 2015, the Company recognized approximately $52,000 and $22,000, respectively in amortization on the core deposit intangible. The core deposit intangible is evaluated periodically for impairment. As of December 31, 2016, the Company determined the core deposit intangible was not impaired. At December 31, 2016 the core deposit intangible was approximately $290,000 and is included in other assets.

Cash and Cash Equivalents. For the purpose of presentation in the consolidated statements of cash flows, the Company considers cash and highly liquid investments with maturities of three months or less when purchased as cash and cash equivalents. Cash and cash equivalents consist of cash and due from banks and federal funds sold and other overnight investments at December 31, 2016 and 2015, respectively.

Securities. Securities that are held principally for resale in the near term are recorded in the trading assets account at fair value with changes in fair value recorded in earnings. Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the

(continued)

F – 9

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Federal Home Loan Bank Stock. The Bank, as a member of the Federal Home Loan Bank (FHLB) Atlanta system, is required to maintain an investment in capital stock of the FHLB. Based on the redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. At its discretion, the FHLB may declare dividends on the stock. Management reviews for impairment based on the ultimate recoverability of the cost basis of the FHLB stock.

Loans Held for Sale. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value (LOCOM). Gains and losses on loans sales (sales proceeds minus carrying value) are recorded in noninterest income. In March of 2015, the Bank discontinued originating residential loans for sale in secondary market.

Loans. The Company originates business, real estate, and consumer loans to customers. A substantial portion of the loan portfolio is represented by commercial real estate loans throughout Pinellas, Pasco and Hillsborough Counties. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

For loans amortized at cost, interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as a level yield adjustment over the respective term of the loan.

The accrual of interest on the loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Loans are evaluated for impairment and the uncollectible portion of the loan is typically charged-off no later than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. There were no changes in the Company’s accounting policies or methodology during the years ended December 31, 2016 or 2015.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

(continued)

F – 10

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Allowance for Loan Losses, Continued. The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience and expected loss given default derived from the Bank’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

Management determines the significance of payment delays and payment shortfalls on a case by case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

Off-Balance Sheet Credit Related Financial Instruments. In the ordinary course of business, the Company has entered into commitments to extend credit, commitments under standby letters of credit, and unfunded commitments under lines of credits. Such financial instruments are recorded when they are funded.

Foreclosed Assets. Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. There were no foreclosed assets during the year ended December 31, 2016 and one asset foreclosed on in 2015 which was also sold during the year ended December 31, 2015.

Premises and Equipment. Land is carried at cost. Building, leasehold improvements and furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization computed using the straight-line method over the estimated useful lives of the assets or the expected terms of the leases, if shorter.

Expenditures for maintenance and repairs are charged against earnings as incurred. Costs of major additions and improvements are capitalized. Upon disposition or retirement of property, the asset account is relieved of the cost of the item and the allowance for depreciation is charged with accumulated depreciation. Any resulting gain or loss is included in the consolidated statements of earnings.

Transfer of Financial Assets. Transfers of financial assets or a participating interest in an entire financial asset are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the

(continued)

F – 11

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

transferred assets through an agreement to repurchase them before their maturity. A participating interest is a portion of an entire financial asset that (1) conveys proportionate ownership rights with equal priority to each participating interest holder (2) involves no recourse (other than standard representations and warranties) to, or subordination by, any participating interest holder, and (3) does not entitle any participating interest holder to receive cash before any other participating interest holder.

Long-lived Assets. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount of the asset, an impairment loss is recognized.

Income Taxes. The Company accounts for income taxes in accordance with income tax accounting guidance, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation process, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with the taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company recognizes interest and penalties on income taxes, if any, as a component of income tax expense.

The Holding Company and the Bank file consolidated income tax returns. Income taxes are allocated between the Holding Company and the Bank as though separate income tax returns were followed.

Stock Compensation. Stock compensation accounting guidance requires that the compensation cost related to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.

The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the directors’ or employees’ service period, generally defined as the vesting

(continued)

F – 12

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Scholes model is used to estimate the fair value of the stock options.

Earnings Per Share. Earnings per share has been computed on the basis of the weighted-average number of shares of common stock outstanding. In 2016 and 2015, outstanding stock options are considered dilutive securities for purposes of calculating diluted EPS which was computed using the treasury stock method (dollars in thousands, except per share amounts):

	2016			2015*
	Earnings	Weighted- Average Shares	Per Share Amount	Earnings	Weighted- Average Shares	Per Share Amount
Year Ended December 31:
Basic EPS:
Net earnings applicable to common shareholders	$1,805	2,698,102	$.67	$1,382	2,698,102	$.51
Effect of dilutive securities-
Incremental shares from assumed conversion of options		97,013			25,780

Diluted EPS:
Net earnings applicable to common shareholders	$1,805	2,795,115	$.65	$1,382	2,723,882	$.51

*	2015 figures restated for 10% stock dividend paid on June 15, 2016

Advertising Costs. Advertising costs are expensed as incurred. Advertising expense was approximately $153,000 and $121,000 for the years ended December 31, 2016 and 2015, respectively.

Fair Value Measurements. GAAP defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements.

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy describes three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable. Valuations may be obtained from, or corroborated by, third-party pricing services.

Level 3: Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

(continued)

F – 13

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

The following describes valuation methodologies used for assets measured at fair value:

Securities Available for Sale. Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds, certain mortgage products and exchange-traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include certain collateralized mortgage and debt obligations and certain high-yield debt securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Securities classified within Level 3 include certain residual interests in securitizations and other less liquid securities.

Impaired Loans. Estimates of fair value are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s management related to values of properties in the Company’s market area. Management takes into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, fair value estimates for impaired loans is classified as Level 3.

Fair Value Measurements, Continued.

Acquired Assets and Assumed Liabilities. All assets acquired and liabilities assumed were recorded at estimated fair values at the date of acquisition. Estimates of fair values were determined based on a variety of information. Acquire assets and assumed liabilities were valued based on estimated cash flows and other unobservable inputs and are classified as Level 3.

Fair Values of Financial Instruments. The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and Cash Equivalents and Certificates of Deposit. The carrying amounts approximate fair values.

Securities. Fair values for securities available for sale are based on the framework for measuring fair value. The fair value of FHLB stock is based on its redemption value.

Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Accrued Interest Receivable. The carrying amount approximates fair value.

Deposit Liabilities. The fair values disclosed for demand, NOW, money-market, savings deposits and customer repurchase agreements are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities of time deposits.

Federal Home Loan Bank Advances and Other Borrowings. Fair values of advances from the Federal Home Loan Bank and other borrowings are estimated using discounted cash flow analysis based on the Company’s current incremental borrowing rates for similar types of borrowings.

(continued)

F – 14

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Off-Balance-Sheet Financial Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Other Comprehensive Income. GAAP requires that recognized revenue, expenses, gains, and losses be included in net earnings. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section of the consolidated balance sheet and, along with net earnings, are components of other comprehensive income.

Recent Pronouncements. In January 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which is intended to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information. The ASU requires equity investments to be measured at fair value with changes in fair values recognized in net earnings, simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment and eliminates the requirement to disclose fair values, the methods and significant assumptions used to estimate the fair value of financial instruments measured at amortized cost. The ASU also clarifies that the Company should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale debt securities in combination with the Company’s other deferred tax assets. These amendments are effective for the fiscal years beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-2, Leases (Topic 842) which will require lessees to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with terms of more than twelve months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. The new ASU will require both types of leases to be recognized on the balance sheet. The ASU also will require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative requirements, providing additional information about the amounts recorded in the financial statements. The ASU is effective for fiscal years beginning after December 15, 2019 and for interim periods within fiscal years beginning after December 15, 2020. The Company is in the process of determining the effect of the ASU on its consolidated financial statements. Early application is permitted.

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718) intended to improve the accounting for employee share-based payments. The ASU affects all organizations that issue share-based payment awards to their employees. The ASU simplifies several aspects of the accounting for share-based payment award transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the consolidated statement of cash flows. The amendments are effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

(continued)

F – 15

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

In June 2016, the FASB issued ASU No. 2016-13 Financial Instruments-Credit Losses (Topic 326). The ASU requires the Company to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. The Company will continue to use judgment to determine which loss estimation method is appropriate for their circumstances. The ASU requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. Additionally, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The ASU is effective for fiscal years beginning after December 15, 2020, and for interim periods within fiscal years beginning after December 15, 2021. Early application is permitted. The Company is in the process of determining the effect of the ASU on its consolidated financial statements.

Reclassifications. Certain amounts in the 2015 consolidated financial statements have been reclassified to conform to the 2016 consolidated financial statement presentation.

(2) Restrictions on Cash and Due from Banks

The Bank is required by law or regulation to maintain a cash reserve with the Federal Reserve Bank (FRB), in accounts with other banks or in the vault. As of December 31, 2016 and 2015, these reserve balances amounted to $2,629,000 and $1,865,000, respectively.

(3) Securities Available for Sale

Securities have been classified according to management’s intention. The carrying amount of securities available for sale and their approximate fair values are summarized as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2016:
Mortgage-backed securities	$43,465	—	(1,569)	41,896
U.S. government agencies	3,999	—	(181)	3,818
Municipal bonds – taxable	1,513	—	(4)	1,509
Municipal bonds – tax-exempt	2,009	—	(88)	1,921

	$50,986	—	(1,842)	49,144

At December 31, 2015:
Mortgage-backed securities	52,151	—	(1,971)	50,180
U.S. government agencies	645	1	—	646
Municipal bonds – taxable	1,017	8	—	1,025

	$53,813	9	(1,971)	51,851

(continued)

F – 16

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3) Securities Available for Sale, Continued

At December 31, 2016 and 2015, securities with a carrying value of approximately $21,575,000 and $20,616,000, respectively, were pledged to secure public deposits, repurchase agreements and for other purposes required or permitted by law.

The securities with gross unrealized losses, aggregated by investment category and length of time the individual securities have been in a continuous loss position, are as follows (in thousands):

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
At December 31, 2016:
Mortgage-backed securities	$(23)	2,801	(1,546)	38,828
U.S. government agencies	(181)	3,818	—	—
Municipal bonds – taxable	(4)	1,509	—	—
Municipal bonds – tax-exempt	(88)	1,921	—	—

	$(296)	10,049	(1,546)	38,828

At December 31, 2015:
Mortgage-backed securities	$(26)	4,328	(1,945)	45,942

The scheduled maturities of securities available for sale at December 31, 2016 are as follows (in thousands):

	Available for Sale
	Amortized Cost	Fair Value
Due within one year	$500	500
Due after one year through five years	3,781	3,695
Due after five years through ten years	3,240	3,053
Mortgage-backed securities	43,465	41,896

	$50,986	49,144

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2016, the unrealized losses on twenty-one securities available for sale were caused by interest rate changes and general market conditions. It is expected that the securities would not be settled at a price less than the par value of the investments. Because the decline in fair value is attributable to changes in interest rates and general market conditions and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

(continued)

F – 17

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(4) Loans

The segments and classes of loans are as follows (in thousands):(1)

	At December 31,
	2016	2015
Construction	$29,334	14,139
Commercial real estate	108,230	91,124
Residential real estate	53,587	46,631
Commercial	21,047	22,023
Consumer and other	2,230	1,806

Total loans	214,428	175,723
Allowance for loan losses	(2,122)	(1,959)

Loans, net	$212,306	173,764

(1)	At December 31, 2016 and 2015, net deferred costs of approximately $248,000 and $158,000 have been added to the specific loan segment balances.

The Company has divided the loan portfolio into five portfolio segments and classes which are the same, each with different risk characteristics and methodologies for assessing risk and are underwritten based upon standards set forth in policies approved by the Company’s board of directors described as follows:

Commercial and Residential Real Estate Mortgage Loans including Construction. Commercial real estate loans are secured by the subject property and are approved based on standards that include, among other factors, loan to value limits, cash flow coverage and general creditworthiness of the obligors. Residential real estate loans are approved based on repayment capacity and source, value of the underlying property, credit history and stability. Construction loans to borrowers are to finance the construction of owner occupied and leased properties. These loans are categorized as construction loans during the construction period, later converting to commercial or residential real estate loans after the construction is complete and amortization of the loan begins. Real estate development and construction loans are approved based on an analysis of the borrower and guarantor, the viability of the project and on an acceptable percentage of the appraised value of the property securing the loan. Real estate development and construction loan funds are disbursed periodically based on the percentage of construction completed. The Company carefully monitors these loans with on-site inspections and requires the receipt of loan waivers on funds advanced. Development and construction loans are typically secured by the properties under development or construction, and personal guarantees are typically obtained. Further, to assure that reliance is not placed solely on the value of the underlying property, the Company considers the market conditions and feasibility of proposed projects, the financial condition and reputation of the borrower and guarantors, the amount of the borrower’s equity in the project, independent appraisals, cost estimates and pre-construction sale information. The Company also makes loans on occasion for the purchase of land for future development for either commercial or residential use by the borrower. The Company carefully analyzes the intended use of the property and the viability thereof.

Commercial. Commercial loans are primarily underwritten on the basis of the borrowers’ ability to service debt from income. The cash flow of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. As a general practice, the Company takes as collateral a security interest in any available real estate, equipment, or other chattel, although loans may also be made on an unsecured basis. Collateralized working capital loans typically are secured by short-term assets whereas long-term loans are primarily secured by long-term assets.

(continued)

F – 18

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(4) Loans, Continued

Consumer and Other. Consumer and other loans are extended for various purposes, including purchases of automobiles, recreation vehicles, and boats. The Company also offers home improvement loans, lines of credit, personal loans, and deposit account collateralized loans. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Loans to consumers are extended after a credit evaluation, including the creditworthiness of the borrower(s), the purpose of the credit, and the secondary source of repayment. Consumer loans are made at fixed and variable interest rates and may be made on terms of up to ten years. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

An analysis of the change in the allowance for loan losses follows (in thousands):

	Construction	Commercial Real Estate	Residential Real Estate	Commercial	Consumer and Other	Total
Year Ended December 31, 2016:
Beginning balance	$159	1,116	399	264	21	1,959
Provision (credit) for loan losses	116	(5)	(4)	58	(2)	163
Charge-offs	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—

Ending balance	$275	1,111	395	322	19	2,122

Individually evaluated for impairment:
Recorded investment	$—	—	422	392	—	814

Balance in allowance for loan losses	$—	—	—	72	—	72

Collectively evaluated for impairment:
Recorded investment	$29,334	108,230	53,165	20,655	2,230	213,614

Balance in allowance for loan losses	$275	1,111	395	250	19	2,050

(continued)

F – 19

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(4) Loans, Continued

	Construction	Commercial Real Estate	Residential Real Estate	Commercial	Consumer and Other	Total
Year Ended December 31, 2015:
Beginning balance	$128	1,093	417	283	35	1,956
Provision (credit) for loan losses	31	23	(18)	(195)	(14)	(173)
Charge-offs	—	—	—	—	—	—
Recoveries	—	—	—	176	—	176

Ending balance	$159	1,116	399	264	21	1,959

Individually evaluated for impairment:
Recorded investment	$—	—	429	—	—	429

Balance in allowance for loan losses	$—	—	—	—	—	—

Collectively evaluated for impairment:
Recorded investment	$14,139	91,124	46,202	22,023	1,806	175,294

Balance in allowance for loan losses	$159	1,116	399	264	21	1,959

The following summarizes the loan credit quality (in thousands):

	Construction	Commercial Real Estate	Residential Real Estate	Commercial	Consumer and Other	Total
Credit Risk Profile by Internally Assigned Grade:
At December 31, 2016:
Grade:
Pass	$29,334	108,230	53,165	20,655	2,230	213,614
Special mention	—	—	—	—	—	—
Substandard	—	—	422	392	—	814
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—

Total	$29,334	108,230	53,587	21,047	2,230	214,428

At December 31, 2015:
Grade:
Pass	14,139	91,124	46,202	22,023	1,806	175,294
Special mention	—	—	—	—	—	—
Substandard	—	—	413	—	—	413
Doubtful	—	—	16	—	—	16
Loss	—	—	—	—	—	—

Total	$14,139	91,124	46,631	22,023	1,806	175,723

(continued)

F – 20

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(4) Loans, Continued

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.

The Company analyzes loans individually by classifying the loans as to credit risk. Loans classified as substandard or special mention are reviewed quarterly by the Company for further deterioration or improvement to determine if they are appropriately classified and whether there is any impairment. All loans are graded upon initial issuance. Further, most commercial loans are typically reviewed at least annually to determine the appropriate loan grading. In addition, during the renewal process of any loan, as well as if a loan becomes past due, the Company will determine the appropriate loan grade.

Loans excluded from the review process above are generally classified as pass credits until: (a) they become past due; (b) management becomes aware of deterioration in the credit worthiness of the borrower; or (c) the customer contacts the Company for a modification. In these circumstances, the loan is specifically evaluated for potential classification as to special mention, substandard or even charged-off. The Company uses the following definitions for risk ratings:

Pass – A Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary.

Special Mention – A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or the Company’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

Substandard – A Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful – A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss – A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.

(continued)

F – 21

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(4) Loans, Continued

Age analysis of past-due loans is as follows (in thousands):

	Accruing Loans
	30-59 Days Past Due		60-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Nonaccrual Loans	Total Loans
At December 31, 2016:
Construction		$—	—	—	—	29,334	—	29,334
Commercial real estate		—	—	—	—	108,230	—	108,230
Residential real estate		—	—	—	—	53,234	353	53,587
Commercial		—	—	—	—	21,047	—	21,047
Consumer and other		—	—	—	—	2,230	—	2,230

Total	$		—	—		214,075	353	214,428

At December 31, 2015:
Construction		—	—	—	—	14,139	—	14,139
Commercial real estate		—	—	—	—	91,124	—	91,124
Residential real estate		—	—	—	—	46,202	429	46,631
Commercial		—	—	—	—	22,023	—	22,023
Consumer and other		—	—	—	—	1,806	—	1,806

Total	$		—	—		175,294	429	175,723

The following summarizes the amount of impaired loans (in thousands):

	With No Related Allowance Recorded		With an Allowance Recorded			Total
	Recorded Investment	Unpaid Contractual Principal Balance	Recorded Investment	Unpaid Contractual Principal Balance	Related Allowance	Recorded Investment	Unpaid Contractual Principal Balance	Related Allowance
At December 31, 2016:
Residential real estate	$422	479	—	—	—	422	479	—
Commercial	—	—	392	392	72	392	392	72

	$422	479	392	392	72	814	871	72

At December 31, 2015:
Residential real estate	$429	486	—	—	—	429	486	—

(continued)

F – 22

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(4) Loans, Continued

The average net investment in impaired loans and interest income recognized and received on impaired loans are as follows (in thousands):

	Average Recorded Investment	Interest Income Recognized	Interest Income Received
For the Year Ended December 31, 2016:
Residential real estate	$551	41	45
Commercial	13	1	—

	$564	42	45

For the Year Ended December 31, 2015:
Residential real estate	439	—	3
Commercial	181	84	23

	$620	84	26

There were no troubled debt restructurings entered into during the years ended December 31, 2016 or 2015.

(5) Premises and Equipment

A summary of premises and equipment follows (in thousands):

	At December 31,
	2016	2015
Land	$1,120	1,120
Building	2,380	2,370
Leasehold improvements	1,385	1,385
Furniture, fixtures and equipment	1,404	1,423

Total, at cost	6,289	6,298
Less accumulated depreciation and amortization	(1,754)	(1,552)

Premises and equipment, net	$4,535	4,746

Pursuant to the terms of noncancelable lease agreements in effect at December 31, 2016, pertaining to banking premises, future minimum rent commitments under various operating leases are as follows (in thousands):

Year Ending December 31,
2017	$383
2018	319
2019	324
2020	333
2021	320
Thereafter	2,210

$3,889

(continued)

F – 23

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(5) Premises and Equipment, Continued

The leases contain options to extend for periods from three to fifteen years. The costs of these options to extend are included in the table above. Total rent expense for the years ended December 31, 2016 and 2015 amounted to approximately $453,000 and $373,000, respectively.

(6) Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2016 and 2015 was approximately $23,861,000 and $32,172,000, respectively.

At December 31, 2016, maturities of time deposits are as follows (in thousands):

Year Ending December 31,	Amount
2017	$19,493
2018	8,020
2019	607
2020	675
Thereafter	702

$29,497

Customer Repurchase Agreements. The Company enters into repurchase agreements with customers. These agreements require the Company to pledge securities as collateral for the balance in the accounts. At December 31, 2016 and 2015, the balance totaled approximately $5,032,000 and $6,315,000, respectively, and the Company had pledged securities as collateral for these agreements with a carrying value of approximately $8,789,000 and $7,567,000 respectively. The weighted-average interest rate on these agreements was .23% and .22% at December 31, 2016 and 2015, respectively.

(7) Federal Home Loan Bank Advances

A summary of the Bank’s FHLB advances at December 31, 2016 and 2015 by maturity and interest rate follows (in thousands):

	Interest Rate	At December 31,
Maturity		2016	2015
2016	0.59%	$—	3,000
2016	0.86%	—	3,000
2018	1.26%	3,000	3,000
2019	1.23%	3,000	—

		$6,000	9,000

All advances from the FHLB are at a fixed rate and are collateralized by a blanket floating lien on the Company’s qualifying residential and commercial real estate loans.

(continued)

F – 24

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(8) Other Borrowings

In 2016, the Company borrowed $3,367,000 from another financial institution. The term of the note is for 10 years with 10 equal annual payments with interest payable quarterly. The interest rate is at Prime less .25 basis points (3.50% at December 31, 2016) and the debt is collateralized with the Bank stock. The balance at December 31, 2016 was $3,030,000.

Federal Reserve Bank (FRB) Advances. The Bank has a $27,001,000 revolving line of credit with the FRB. As of December 31, 2016 and 2015, there was no balance outstanding. This line is collateralized by a blanket lien on specific types of loans.

(9) Income Taxes

Allocation of federal and state income taxes between current and deferred portions is as follows (in thousands):

	Year Ended December 31,
	2016	2015
Current:
Federal	$900	588
State	108	97

Total current	1,008	685

Deferred:
Federal	57	162
State	2	28

Total deferred	59	190

	$1,067	875

The reasons for the difference between the statutory Federal income tax rate of 34% and the effective tax rates are summarized as follows (dollars in thousands):

	Year Ended December 31,
	2016		2015
	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings
Income taxes at statutory rate	$978	34.0%	$779	34.0%
Increase resulting from:
State taxes, net of Federal tax benefit	73	2.5	83	3.6
Nondeductible expenses	16	.6	13	.6

	$1,067	37.1%	$875	38.2%

(continued)

F – 25

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(9) Income Taxes, Continued

Tax effects of temporary differences that give rise to the deferred tax assets and liabilities are as follows (in thousands):

	At December 31,
	2016	2015
Deferred tax assets:
Allowance for loan losses	$512	451
Organizational and start-up costs	146	171
Stock-based compensation	90	90
Unrealized losses on securities available for sale	691	736
Other	71	83

Deferred tax assets	1,510	1,531

Deferred tax liabilities:
Deferred loan costs	(381)	(310)
Premises and equipment	(154)	(142)

Deferred tax liabilities	(535)	(452)

Net deferred tax asset	$975	1,079

The Company files U.S. and Florida income tax returns. With few exceptions, the Company is no longer subject to U.S. Federal or state and local income tax examinations by tax authorities for years before 2013.

(10) Profit Sharing Plan

The Company offers the benefit of participating in a 401(k) profit sharing plan (the “Plan”) to eligible employees. For the years ended December 31, 2016 and 2015, expense attributable to the Plan amounted to approximately $12,000 and $184,000, respectively.

(11) Off-Balance Sheet Financial Instruments

The Company is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and lines of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on balance sheet instruments.

The following financial instruments were outstanding whose contract amounts represent credit risk (in thousands):

2016
Unused commitments	$81,634

Standby letters of credit	$972

(continued)

F – 26

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(11) Off-Balance Sheet Financial Instruments, Continued

The above commitments have a reserve of approximately $117,000 recorded in other liabilities as of December 31, 2016.

Unused loan commitments, commitments under residential and commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit may be uncollateralized and may not contain a specified maturity date and ultimately may not be drawn upon to the total extent to which the Company is committed.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

(12) Legal Contingencies

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company’s consolidated financial statements.

(13) Participation in the Small Business Lending Fund of the U.S. Treasury Department

On August 4, 2011, the Company entered into a Securities Purchase Agreement with the Secretary of the Treasury, pursuant to which the Company issued and sold to the Treasury 3,367 shares of its Senior Non-Cumulative Perpetual Preferred Stock, Class A, having a liquidation preference of $1,000 per share (the “Class A Preferred Stock”), for aggregate proceeds of $3,367,000. The issuance was pursuant to the Treasury’s Small Business Lending Fund program, a $30 billion fund established under the Small Business Jobs Act of 2010, which encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion. The Class A Preferred Stock was entitled to receive non-cumulative dividends payable quarterly on each January 1, April 1, July 1 and October 1, commencing October 1, 2011. On February 3, 2016, the Company redeemed all of its shares of Class A Preferred Stock.

(14) Stock Option Plans

In 2015, the Company established a new stock option plan for employees and directors. The plan was approved by the stockholders on April 22, 2015. Under this plan, the Company can grant options equal to 20% of the number of issued and outstanding shares of common stock on the date this plan was approved by the stockholders of the Company totaling 539,620 options (amended), less the number of stock options outstanding under the Company’s 2007 Stock Option Plan (354,147 options, amended). Options are granted at the fair market value of the common stock on the date of grant and usually vest over a four to five year period. At December 31, 2016, 163,473 options (amended) remain available for grant (all amounts have been adjusted to reflect the 10% stock dividend paid June 15, 2016).

Under the Company’s 2007 Stock Option Plan, the Company could grant options to key employees and directors of the Company for up to 363,000 shares (amended) of common stock. The exercise price of each option equaled the market price of the Company’s common stock on the date of grant and the option’s maximum term was ten years. Vesting periods ranged from four to five years from the date of the grant. At December 31, 2015, no options remained available for grant.

(continued)

F – 27

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(14) Stock Option Plans, Continued

A summary of the status of the Company’s stock option plans is presented below:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding at December 31, 2014	354,147	$8.30
Issued	22,000	9.09

Outstanding at December 31, 2015	376,147	8.34
Outstanding at December 31, 2016	376,147	$8.34	2.93 years

Exercisable at December 31, 2016	340,264	$8.29	2.39 years

For the years ended December 31, 2016 and 2015, share-based compensation expense applicable to the plans was approximately $14,000 and $11,000, respectively, and the recognized tax benefit related to this expense was approximately $6,000 and $4,000, respectively.

As of December 31, 2016, unrecognized share-based compensation expense related to nonvested options amounted to approximately $46,000. This amount is expected to be recognized over a weighted-average period of 3.1 years.

The fair value of each option granted in 2015 was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

2015
Risk-free interest rate	1.98%
Dividend yield	—
Expected stock volatility	10.84%
Expected life in years	6.50
Per share grant-date fair value of options issued during the year	$1.74

The Company uses the guidance issued by the Securities and Exchange Commission to determine the estimated life of options issued. Expected volatility is based on historical volatility of stocks of other similar community banks. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The dividend yield assumption is based on the Company’s historical and expected dividend payments.

(15) Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory

(continued)

F – 28

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(15) Regulatory Matters, Continued

accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Effective January 1, 2015, the Bank, became subject to the new Basel III capital level threshold requirements under the Prompt Corrective Action regulations with full compliance with all of the final rule’s requirements phased in over a multi-year schedule. These new regulations were designed to ensure that banks maintain strong capital positions even in the event of severe economic downturns or unforeseen losses.

Changes that could affect the Bank going forward include additional constraints on the inclusion of deferred tax assets in capital and increased risk weightings for nonperforming loans and acquisition/development loans in regulatory capital. Under the new regulations in the first quarter of 2015, the Bank elected an irreversible one-time opt-out to exclude accumulated other comprehensive loss from regulatory capital. Beginning January 1, 2016, the Bank became subject to the capital conservation buffer rules which place limitations on distributions, including dividend payments, and certain discretionary bonus payments to executive officers. In order to avoid these limitations, a bank must hold a capital conservation buffer above its minimum risk-based capital requirements. As of December 31, 2016, the Bank’s capital conservation buffer exceeds the minimum requirement of 0.625% for 2016. The required buffer is to be phased in over three years.

As of December 31, 2016, the Bank was well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain a minimum Common equity tier 1 capital ratio, Tier 1 capital ratio, Total capital ratio and Tier 1 leverage ratio as set forth in the table. Management believes, as of December 31, 2016, that the Bank meets all capital adequacy requirements to which it is subject. The Bank’s actual capital amounts and percentages are presented in the table ($ in thousands):

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Percent	Amount	Percent	Amount	Percent
As of December 31, 2016:
Common equity tier I capital ratio	$28,280	12.32%	$10,333	4.50%	$14,925	6.50%
Tier I capital ratio	28,280	12.32	13,777	6.00	18,370	8.00
Total capital ratio	30,519	13.29	18,370	8.00	22,962	10.00
Tier I leverage ratio	28,280	9.84	11,493	4.00	14,366	5.00

As of December 31, 2015:
Common equity tier I capital ratio	26,744	15.05	7,999	4.50	11,554	6.50
Tier I capital ratio	26,744	15.05	10,666	6.00	14,221	8.00
Total capital ratio	28,819	16.21	14,221	8.00	17,776	10.00
Tier I leverage ratio	26,744	10.55	10,141	4.00	12,676	5.00

(continued)

F – 29

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(16) Related Party Transactions

In the ordinary course of business, the Company has granted loans to principal officers and directors and their affiliates. Annual activity consisted of the following (in thousands):

	At December 31,
	2016	2015
Beginning balance	$4,229	3,804
New loans and advances	1,636	3,284
Repayments	(1,079)	(2,859)

Ending balance	$4,786	4,229

Deposits from related parties held by the Company totaled approximately $9,564,000 and $11,693,000 at December 31, 2016 and 2015, respectively. The Company leases office and retail space from an entity in which some directors have an ownership interest. The Company also purchases certain insurance policies through an entity which is owned by a director.

(17) Restrictions on Dividends

The Holding Company’s primary source of income from which it may pay dividends will be the dividends that it receives from the Bank.

Federal and state banking regulations place certain restrictions on dividends paid by the Bank. The amount of dividends that may be paid is based on the Bank’s net earnings of the current year combined with the Bank’s retained earnings of the preceding two years. However, for any dividend declaration, the Bank must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividends which the Bank could declare.

(continued)

F – 30

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(18) Fair Value of Financial Instruments

The estimated fair values, and related carrying or notional amounts, of the Bank’s financial instruments are as follows (in thousands):

	At December 31,
	2016		2015
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$24,128	24,128	21,972	21,972
Certificates of deposit	2,739	2,739	2,739	2,739
Securities available for sale	49,144	49,144	51,851	51,851
Federal Home Loan Bank stock	489	489	585	585
Loans, net	212,306	217,827	173,764	178,543
Accrued interest receivable	643	643	513	513

Financial liabilities:
Deposits including repurchase agreements	261,398	261,299	221,983	222,940
Federal Home Loan Bank advances	6,000	5,965	9,000	8,980
Other borrowings	3,030	3,030	—	—

Off-balance-sheet financial instruments	—	—	—	—

(19) Fair Value Measurements

Securities available for sale measured at fair value on a recurring basis are summarized below (in thousands):

		Fair Value Measurements Using
	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
At December 31, 2016:
Mortgage-backed securities	$41,896	—	41,896	—
U.S. government agencies	3,818	—	3,818	—
Municipal bonds – taxable	1,509	—	1,509	—
Municipal bonds – tax-exempt	1,921	—	1,921	—

	$49,144	—	49,144	—

At December 31, 2015:
Mortgage-backed securities	50,180	—	50,180	—
U.S. government agencies	646	—	646	—
Municipal bonds – taxable	1,025	—	1,025	—

	$51,851	—	51,851	—

(continued)

F – 31

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(19) Fair Value Measurements, Continued

During the years ended December 31, 2016 and 2015, no securities were transferred in or out of Level 1, Level 2 or Level 3.

Impaired collateral-dependent loans are carried at fair value when the current collateral value is lower than the carrying value of the loan. Those impaired collateral-dependent loans which are measured at fair value or a nonrecurring basis are as follows (in thousands):

	At Year End					Losses Recorded During the Year
	Fair Value	Level 1	Level 2	Level 3	Total Losses
December 31, 2016:
Residential real estate	$422	—	—	422	57	—
Commercial	320	—	—	320	72	72

	$742	—	—	742	129	72

December 31, 2015:
Residential real estate	$15	—	—	15	57	—

(20) Merger Agreement

On January 20, 2017 HCBF Holding Company Inc. (Harbor) and the Company, announced the signing of an agreement and plan of merger, whereby Harbor will acquire the Company. The purchase price is approximately $40 million in Harbor common stock and cash.

The Company Shareholders will receive either $14.03 in cash, or 0.9676 shares of Harbor common stock, per share of the Company’s common stock. Shareholders will be permitted to elect the form of consideration, provided that the aggregate cash consideration will not exceed 20 percent of the total consideration. In the event that the Company’s shareholders elect to receive aggregate cash consideration in an amount greater than 20 percent of the total consideration, the distribution of the cash consideration will be prorated among such shareholders.

The transaction is subject to customary regulatory approvals and the Company’s shareholder approval. It is anticipated that the closing will occur in the third quarter of 2017.

F – 32

Appendix G

HCBF HOLDING COMPANY, INC.

Consolidated Balance Sheets (unaudited)

(Dollar amounts in thousands, except share data)

	June 30, 2017	December 31, 2016
Assets
Cash and due from financial institutions	$32,752	$33,957
Interest-earning deposits in other financial institutions	30,234	10,601

Cash and cash equivalents	62,986	44,558

Securities available for sale, at fair value	433,047	346,634
Securities held to maturity (fair value of $175,517 and $176,286 at June 30, 2017 and December 31, 2016, respectively)	176,882	178,232
Loans held for sale	6,441	8,384
Loans (net of allowance of $7,120 and $7,260 at June 30, 2017 and December 31, 2016, respectively)	1,057,361	1,027,211
Covered loans (net of allowance for loan losses of $0 and $378 at June 30, 2017 and December 31, 2016, respectively)	—	31,089
Federal Home Loan Bank Stock, at cost	4,849	4,584
Premises and equipment, net	50,187	51,442
Real estate owned, net	8,665	9,018
Goodwill	12,286	12,286
Other intangible assets	11,405	12,548
Bank owned life insurance	38,578	38,054
Deferred tax asset	13,288	15,022
FDIC indemnification asset	—	526
Accrued interest receivable and other assets	10,418	10,302

Total assets	$1,886,393	$1,789,890

G – 1

HCBF HOLDING COMPANY, INC.

Consolidated Balance Sheets (unaudited)

(Dollar amounts in thousands, except share data)

	June 30, 2017	December 31, 2016
Liabilities and Stockholders’ Equity
Deposits
Non-interest bearing	$478,527	$444,745
Interest bearing	1,082,571	1,034,063

Total deposits	1,561,098	1,478,808
Federal Home Loan Bank advances	76,446	71,622
Junior subordinated debenture	5,992	5,943
Capital lease obligation	743	769
Official checks	6,075	5,248
Accrued interest payable and other liabilities	12,749	9,807

Total liabilities	1,663,103	1,572,197

Commitments and contingencies (Note 6)

Stockholders’ equity:
Preferred stock, noncumulative, $.001 par value, 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock voting, $.001 par value, 40,000,000 shares authorized, 18,827,833 and 18,827,303 shares issued and outstanding	19	19
Common stock nonvoting, $.001 par value, 10,000,000 shares authorized, 1,224,997 and 1,224,997 shares issued and outstanding	1	1
Additional paid-in capital	202,611	202,369
Retained earnings	23,204	18,772
Accumulated other comprehensive (loss)	(2,545)	(3,468)

Total stockholders’ equity	223,290	217,693

Total liabilities and stockholders’ equity	$1,886,393	$1,789,890

See accompanying notes

G – 2

HCBF HOLDING COMPANY, INC.

Consolidated Statements of Income (unaudited)

(Dollar amounts in thousands, except share data)

	Three months ended		Six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Interest and dividend income:
Loans, including fees	$13,885	$13,823	$27,671	$27,744
Securities	3,222	2,319	5,875	4,639
Interest earning deposits and other	156	111	258	240

Total interest income	17,263	16,253	33,804	32,623

Interest expense:
Deposits	1,342	1,113	2,588	2,199
Federal Home Loan Bank advances	213	227	364	462
Subordinated debentures and other	91	58	180	113

Total interest expense	1,646	1,398	3,132	2,774

Net interest income	15,617	14,855	30,672	29,849

Provision for loan losses	1,646	330	1,563	1,494

Net interest income after provision for loan losses	13,971	14,525	29,109	28,355

Noninterest income:
Service charges on deposit accounts	767	576	1,564	1,209
ATM and interchange income	775	723	1,557	1,437
Net gain on sale of loans	958	981	1,761	1,648
Net gains on sale of securities available for sale	14	5	14	5
Bank owned life insurance income	258	226	524	426
FDIC indemnification asset amortization, net	(137)	(116)	(311)	(217)
Purchased credit impaired loan recoveries	166	422	467	441
Other	378	127	682	533

Total noninterest income	3,179	2,944	6,258	5,482

Noninterest expense:
Salaries and employee benefits	7,183	7,059	14,567	14,336
Occupancy and equipment	1,952	2,131	3,887	4,306
Data processing	1,420	1,581	2,878	3,029
Regulatory assessments	202	401	430	787
Professional Fees	420	363	981	730
Office expenses and supplies	310	352	649	806
Foreclosed assets, net	821	277	804	588
Advertising	163	174	335	402
Amortization of intangibles	567	571	1,143	1,323
Acquisition and conversion costs	233	83	380	189
Other	982	1,015	2,340	1,894

Total non-interest expense	14,253	14,007	28,394	28,390

Income before taxes	2,897	3,462	6,973	5,447
Income tax expense	1,060	1,505	2,541	2,225

Net income	$1,837	$1,957	$4,432	$3,222

Earnings per share
Basic	$0.09	$0.10	$0.22	$0.16
Diluted	$0.09	$0.09	$0.22	$0.16

G – 3

HCBF HOLDING COMPANY, INC.

Consolidated Statements of Comprehensive Income (unaudited)

(Dollar amounts in thousands, except share data)

	Three months ended		Six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net Income	$1,837	$1,957	$4,432	$3,222

Other comprehensive income (Loss) :
Unrealized gain (loss) arising during the period	1,307	1,571	1,374	4,434
Amortization of unrealized loss on securities Transferred to held to maturity	47	79	106	154
Provision for income tax benefit	(510)	(621)	(557)	(1,726)

Total other comprehensive income (loss)	844	1,029	923	2,862

Comprehensive income	$2,681	$2,986	$5,355	$6,084

See accompanying notes

G – 4

HCBF HOLDING COMPANY, INC.

Consolidated Statements of Changes in Stockholders’ Equity

For six months ended June 30, 2017 and June 30, 2016 (unaudited)

(Dollar amounts in thousands, except share data)

	Common Stock Voting		Common Stock Nonvoting		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss)	Total
	Shares	Amt	Shares	Amt
Balance at January 1, 2016	18,827,303	$19	1,224,997	$1	$201,817	$12,517	$(1,914)	$212,440
Net income	—	—	—	—	—	3,222	—	3,222
Other comprehensive loss	—	—	—	—	—	—	2,861	2,861
Stock-based compensation	—	—	—	—	300	—	—	300

Balance at June 30, 2016	18,827,303	$19	1,224,997	$1	$202,117	$15,739	$947	$218,823

Balance at January 1. 2017	18,827,833	$19	1,224,997	$1	$202,369	$18,772	$(3,468)	$217,693
Net Income	—	—	—	—	—	4,432	—	4,432
Other comprehensive income	—	—	—	—	—	—	923	923
Stock-based compensation	—	—	—	—	242	—	—	242

Balance at June 30, 2017	18,827,833	$19	1,224,997	$1	$202,611	$23,204	$(2,545)	$223,290

See accompanying notes

G – 5

HCBF HOLDING COMPANY, INC.

Consolidated Statements of Cash Flows (unaudited)

(Dollar amounts in thousands, except share data)

	Six months ended
	June 30, 2017	June 30, 2016
Cash flows from operating activities:
Net income	$4,432	$3,222
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,563	1,494
Depreciation and amortization of premises and equipment	1,388	1,394
Net accretion of purchase accounting adjustments	(884)	(2,005)
Net amortization of investment securities	2,418	2,755
Net deferred loan origination fees	(154)	36
Gain on sale of securities available for sale	(14)	(5)
Origination of loans held for sale	(42,771)	(36,953)
Proceeds from sales of loans held for sale	45,420	37,290
Gain on loans held for sale	(1,761)	(1,648)
(Gain)Loss on disposal of real estate owned	(190)	214
Provision for real estate owned	708	568
FDIC indemnification expense, net	311	(499)
Stock based compensation expense	242	300
Increase in cash surrender value of bank owned life insurance	(524)	(426)
Deferred income tax expense	1,177	(481)
Net change in:
Accrued interest receivable and other assets	111	(1,197)
Accrued interest payable and other liabilities	3,705	1,941

Net cash from operating activities	15,177	6,000

Cash flows from investing activities:
Available for sale securities:
Purchases	(119,784)	(93,302)
Maturities, prepayments, and calls	34,649	48,657
Sales	1,619	32,207
Held to maturity securities:
Purchases	(10,280)	(40,589)
Maturities, prepayments, and calls	7,809	10,715
Loan origination and repayments, net	(362)	(14,639)
Purchases of premises and equipment, net	(133)	(777)
Changes in FHLB stock, net	(264)	20
Proceeds from sale of real estate owned	2,577	2,101
Purchase of bank owned life insurance	—	(10,000)
Cash received from FDIC loss sharing agreement	83	544

Net cash used in investing activities	(84,086)	(65,063)

(Continued)

G – 6

HCBF HOLDING COMPANY, INC.

Consolidated Statements of Cash Flows (unaudited)

(Dollar amounts in thousands, except share data)

	Six months ended
	June 30, 2017	June 30, 2016
Cash flows from financing activities:
Net change in deposits	$82,383	$36,613
Proceeds from Federal Home Loan Bank advances and other debt	53,000	183,000
Repayments on Federal Home Loan Bank advances and other debt	(48,046)	(183,125)
Proceeds from exercised stock options	—	—

Net proceeds from financing activities	87,337	36,488

Net change in cash and cash equivalents	18,428	(22,575)
Beginning cash and cash equivalents	44,558	80,737

Ending cash and cash equivalents	$62,986	$58,162

Supplemental cash flow information:
Interest paid	$3,340	$3,156
Income taxes paid	3,050	1,250

Supplemental noncash disclosures:
Transfers from loans held for sale to loans held for investment	1,055	—
Transfers from loans to real estate owned	2,743	976
Transfer from premises and equipment to real estate owned	—	1,209
Loans provided for sales of real estate owned	—	461

See accompanying notes

G – 7

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF CONSOLIDATION

Nature of Operations and basis of Consolidation

The consolidated financial statements include HCBF Holding Company, Inc. (the “Holding Company”) and its wholly owned subsidiary, Harbor Community Bank (the “Bank”), together referred to as the “Company.” Intercompany transactions and balances are eliminated in consolidation.

The Company provides financial services through its offices in Florida. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area. The Company engages in mortgage banking activities and, as such, acquires and sells one-to-four family residential mortgage loans and small business administration loans (SBA). These loans are generally sold without servicing rights retained. The Company originates and services residential mortgage loans in Florida.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These statements should be read in conjunction with the consolidated financial statements included in the annual report for the year ended December 31, 2016. In the Company’s opinion, all adjustments necessary for a fair presentation of the results for interim periods have been made. The results of operations for the three months ended June 30, 2017 and the six months ended June 30, 2017 are not necessarily indicative of the results expected for the full year.

Accounting policy change - Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (TDRs) and classified as impaired.

During the first quarter of 2017, the Company modified its accounting policy for allowance for loan losses. In determining impairment for specifically identified impaired loans, the company began to segregate small, homogeneous loans with relationship balances under $250 thousand. The rationale for the accounting policy change was to streamline and improve the timeliness of the loan impairment valuation process for small balance loans that the Company deems to be insignificant to its operations. These small balance loans are now evaluated for impairment on a pooled basis and are not included in impairment disclosures. The change in accounting policy did not have a material effect on allowance for loan losses during the first quarter of 2017.

G – 8

NOTE 1 – Continued

Adoption of New Accounting Standards and Newly Issued Not Yet Effective Accounting Standards

The following table provides a description of recently adopted or newly issued not yet effective accounting standards that could have a material effect on our financial statements:

ASU 2014-09, Revenue From Contracts With Customers (Topic 606) and ASU 2015-14 Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date

In May 2014 the FASB amended existing guidance related to revenue from contracts with customers.

This amendment supersedes and replaces nearly all existing revenue recognition guidance, including industry-specific guidance, establishes a new control-based revenue recognition model, changes the basis for deciding when revenue is recognized over time or at a point in time, provides new and more detailed guidance on specific topics and expands and improves disclosures about revenue. In addition, this amendment specifies the accounting for some costs to obtain or fulfill a contract with a customer. These amendments are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that period. The amendments should be applied retrospectively to all periods presented or retrospectively with the cumulative effect recognized at the date of initial application. In addition, the FASB has begun to issue targeted updates to clarify specific implementation issues of ASU 2014-09. These updates include ASU 2016-08 “Principal versus Agent Considerations (Reporting Revenue Gross versus Net),” ASU 2016-10, “Identifying Performance Obligations and Licensing” and ASU 2016-12 “Narrow-Scope Improvements and Practical Expedients.” The company is studying the provisions of ASU 2014-09 and its related updates. However, the Company does not expect this new standard to have a significant impact on the Company’s Consolidated Financial Statements. The Company’s primary sources of revenues are derived from interest on loans, investment securities, and other financial instruments that are not within the scope of ASU 2014-09. The Company expects to adopt ASU 2014-09 in the first quarter of 2018 using the modified retrospective approach with a cumulative effect of initial application along with supplementary disclosures.

ASU 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial assets and Financial Liabilities

In January 2016, the FASB amended existing guidance relating to the recognition and measurement of financial assets and financial liabilities. The amendment: 1) Requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of investee) to be measured at fair value with changes in fair value recognized in net income. 2) Simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. When a qualitative assessment indicates that impairment exists, an entity is required to measure the investment at fair value. 3) Eliminate the requirement to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet. 4) Require entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. 5) Require an entity to present separately in other comprehensive income the portion of the total change in fair value of a liability resulting from a change in instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. 6) Require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities and receivables) on the balance sheet or the accompanying notes to the financial statements. 7) Clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available for sale securities in combination with the entity’s other deferred tax assets. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. These amendments should be applied by means of a cumulative effect adjustment to the balance sheet as of the fiscal year of adoption. The amendments

G – 9

NOTE 1 – Continued

related to equity securities without readily determinable fair values (including disclosure requirements) should be applied prospectively to equity investments that exist as of the date. The company is currently evaluating the impact of adopting the new guidance on the consolidated financial statements.

ASU 2016-02, Leases

In February 2016, the FASB amended existing guidance that requires lessees recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. These amendments are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years (i.e. January 1, 2019 for a calendar year entity). Early application is permitted for all public business entities upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company leases certain property and equipment under operating leases that will result in the recognition of lease assets and lease liabilities on the Company’s Consolidated Balance Sheet. The Company is currently evaluating this new accounting standard to determine the dollar impact on the consolidated financial statements.

ASU 2016-13, Measurement of Credit Losses on Financial Instruments

In June 2016, the FASB issued guidance to replace the incurred loss model with an expected loss model, which is referred to as the current expected credit loss (CECL) model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables, held to maturity debt securities, and reinsurance receivables. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investment in leases recognized by a lessor. The transition will be applied as follows: (1) for debt securities with other-than-temporary impairment (OTTI), the guidance will be applied prospectively (2) existing purchased credit impaired (PCI) assets will be grandfathered and classified as purchased credit deteriorated (PCD) assets at the date of adoption. These assets will be grossed up for the allowance for expected credit losses for all PCD assets at the date of adoption and will continue to recognize the noncredit discount in interest income based on the yield of such assets as of the adoption date. Subsequent changes in expected credit losses will be recorded through the allowance and (3) for all other assets within the scope of CECL, a cumulative effect adjustment will be recognized in retained earnings as of the beginning of the first reporting period in which the guidance is effective. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019; early adoption is permitted for interim and annual reporting periods beginning after December 15, 2018.

The Company is currently evaluating the provisions of ASU 2016-13 to determine the potential impact the new standard will have on the Company’s consolidated financial statements. To date, certain members of senior management have attended educational conferences relating to CECL. In the second half of 2017, the Company expects to establish a management committee to begin to develop of a detailed framework on the design and internal controls necessary for the implementation of CECL.

G – 10

NOTE 2 - SECURITIES

The following table summarizes the amortized cost and fair value of securities available for sale and securities held to maturity at June 30, 2017 and December 31, 2016 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
June 30, 2017
Available for sale
Asset backed securities	$17,126	$—	$(210)	$16,916
Small business administration securities	44,120	168	(129)	44,159
Collateralized mortgage obligations	71,080	106	(565)	70,621
Mortgage-backed securities	303,977	125	(2,751)	301,351

Total available for sale	$436,303	$399	$(3,655)	$433,047

Held to Maturity
Agency notes and bonds	$1,907	$54	$—	$1,961
Municipal securities	4,385	91	—	4,476
Collateralized mortgage obligations	72,209	131	(816)	71,524
Mortgage-backed securities	98,381	281	(1,106)	97,556

Total held to maturity	$176,882	$557	$(1,922)	$175,517

December 31, 2016
Available for sale
Agency notes and bonds	$1,594	$20	$—	$1,614
Asset backed securities	17,579	—	(699)	16,880
Small business administration securities	48,724	175	(103)	48,796
Collateralized mortgage obligations	44,817	25	(480)	44,362
Mortgage-backed securities	238,550	74	(3,642)	234,982

Total available for sale	$351,264	$294	$(4,924)	$346,634

Held to Maturity
Agency notes and bonds	$1,900	$39	$—	$1,939
Municipal securities	4,397	80	(2)	4,475
Collateralized mortgage obligations	78,465	90	(1,037)	77,518
Mortgage-backed securities	93,470	108	(1,224)	92,354

Total held to maturity	$178,232	$317	$(2,263)	$176,286

During 2014, the company transferred $58.8 million of securities from available for sale classification to held to maturity classification. At time of transfer, the securities had unrealized losses of $1.2 million, net of deferred taxes. The losses are amortized on the company’s books over the remaining life of the securities using the level yield method. The unamortized losses net of deferred taxes are recorded in equity as a reduction of accumulated other comprehensive income. The unamortized losses on transferred securities net of deferred taxes was $515 thousand and $581 thousand at June 30, 2017 and December 31, 2016, respectively. The amount of pre-tax

G – 11

NOTE 2 – Continued

loss amortization was $106 thousand for six months ended June 30, 2017 and $154 thousand for six months ended June 30, 2016. The amortization of unrealized holding losses reported in equity will offset the effect of the amortization of the discount.

The proceeds from sales and calls of securities and the associated gains and losses are listed below:

	Six months ended
	June 30, 2017	June 30, 2016
Proceeds	$1,619	$32,206

Gross gains	$14	$69

Gross losses	$—	$64

The tax provision related to these net realized gains and losses were $5 thousand and $2 thousand for six months ended June 30, 2017 and June 30, 2016, respectively.

The amortized cost and fair value of debt securities are shown by contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
June 30, 2017
Within one year	$—	$—	$—	$—
One to five years	—	—	1,998	2,014
Five to ten years	—	—	3,501	3,602
Beyond ten years	—	—	793	821
Asset-backed securities	17,126	16,916	—	—
Small business administration securities	44,120	44,159	—	—
Collateralized mortgage obligations	71,080	70,621	72,209	71,524
Mortgage-backed securities	303,977	301,351	98,381	97,556

	$436,303	$433,047	$176,882	$175,517

Securities pledged at June 30, 2017 and December 31, 2016 had a carrying amount of $236 million and $208 million, respectively. These securities were pledged to secure public deposits, Federal Home Loan Bank advances, Federal Reserve discount window borrowings and other purposes.

G – 12

NOTE 2 – Continued

The following table summarizes securities with unrealized losses at June 30, 2017 and December 31, 2016, aggregated by major security type and length of time in a continuous unrealized loss position:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
June 30, 2017
Available for sale
Asset backed securities	$2,309	$(4)	$14,607	$(206)	$16,916	$(210)
Small Business Administration securities	5,027	(29)	12,354	(100)	17,381	(129)
Collateralized mortgage obligations	38,155	(448)	12,616	(117)	50,771	(565)
Mortgage backed securities	255,274	(2,662)	7,757	(89)	263,031	(2,751)

Total available for sale	$300,765	$(3,143)	$47,334	$(512)	$348,099	$(3,655)

Held to maturity
Collateralized mortgage obligations	$46,318	$(770)	$6,328	$(46)	$52,646	$(816)
Mortgage backed securities	58,184	(1,106)	—	—	58,184	(1,106)

Total held to maturity	$104,502	$(1,876)	$6,328	$(46)	$110,830	$(1,922)

December 31, 2016
Available for sale
Asset backed securities	$—	$—	$16,879	$(699)	$16,879	$(699)
Small Business Administration securities	5,480	(13)	21,430	(90)	26,910	(103)
Collateralized mortgage obligations	32,390	(324)	9,486	(156)	41,876	(480)
Mortgage backed securities	216,756	(3,442)	8,540	(200)	225,296	(3,642)

Total available for sale	$254,626	$(3,779)	$56,335	$(1,145)	$310,961	$(4,924)

Held to maturity
Municipal securities	$611	$(2)	$—	$—	$611	$(2)
Collateralized mortgage obligations	62,878	(999)	4,462	(38)	67,340	(1,037)
Mortgage backed securities	77,179	(1,224)	—	—	77,179	(1,224)

Total held to maturity	$140,668	$(2,225)	$4,462	$(38)	$145,130	$(2,263)

At June 30, 2017, the Company’s security portfolio consisted of 214 securities, 128 of which were in an unrealized loss position, including 25 securities with an unrealized loss position of 12 months or longer. The majority of unrealized losses are related to the Company’s collateralized mortgage obligations, mortgage backed securities, and asset-backed securities, as discussed below:

Collateralized Mortgage Obligations

At June 30, 2017, the Company’s collateralized mortgage obligations were issued by U.S. government sponsored entities and agencies, Fannie Mae, Freddie Mac, and Ginnie Mae. Fannie Mae and Freddie Mac are institutions that the government has affirmed its commitment to support. The underlying collateral of these mortgage instruments are 30-year, 20-year and 15-year fixed rate mortgage-backed securities. Because the decline in fair value is attributable to changes in interest rates, spreads and liquidity, and not credit quality, and because the

G – 13

NOTE 2 – Continued

Company does not have the intent to sell these collateralized mortgage obligations and it is unlikely that the Company will be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at June 30, 2017.

Mortgage-Backed Securities

At June 30, 2017, all of the mortgage-backed securities held by the Company were issued by U.S. government-sponsored entities and agencies: Fannie Mae, Freddie Mac, and Ginnie Mae. Fannie Mae and Freddie Mac are institutions that the government has affirmed its commitment to support. Because the decline in fair value is attributable to changes in interest rates, spreads and liquidity, and not credit quality, and because the Company does not have the intent to sell these mortgage-backed securities and it is unlikely that the Company will be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at June 30, 2017.

Asset Backed Securities

At June 30, 2017, the Company’s asset backed securities consisted of four pools of U.S. government guaranteed student loans. The U.S. government guarantee secures up to 97% of the principal balance. The student loans are pooled and held in trusts. Three of the four trusts are rated AAA by the national rating agencies. During 2016, one of the trusts experienced a rating down grade from AAA to BBB due to student loan payment deferments. The payment deferments called into question whether the security could be fully paid-off at scheduled maturity. The trustee is seeking unanimous approval from bondholders to extend the scheduled maturity. The company believes that if the trust receives approval to extend the scheduled maturity, the trust will return to an AAA rating, but there is no guarantee this will occur. The company believes that the rating down grade did not have a material effect on the trading price of the security as the security appreciated in value during 2016.

The decline in fair value is attributable to changes in interest rates, spreads and liquidity, and not credit quality. It is unlikely that the Company will be required to sell these securities before their anticipated recovery. The Company does not consider these securities to be other-than-temporarily impaired at June 30, 2017 and December 31, 2016.

NOTE 3 – LOANS

Loans at period-end were as follows:

	June 30, 2017			December 31, 2016
	Non covered Loans	Covered Loans	Total	Non covered Loans	Covered Loans	Total
Commercial real estate	$466,383	$—	$466,383	$435,188	$27,483	$462,671
Residential real estate	363,195	—	363,195	362,729	246	362,975
Land and construction	104,553	—	104,553	95,202	1,178	96,380

Total real estate	934,131	—	934,131	893,119	28,907	922,026

Commercial	90,861	—	90,861	97,188	2,568	99,756
Consumer and other	40,073	—	40,073	44,894	—	44,894

Total non-real estate	130,934	—	130,934	142,082	2,568	144,650

Subtotal	1,065,065	—	1,065,065	1,035,201	31,475	1,066,676

Less:
Net deferred fees	584	—	584	730	8	738
Allowance for loan losses	7,120	—	7,120	7,260	378	7,638

Loans, net	$1,057,361	$—	$1,057,361	$1,027,211	$31,089	$1,058,300

G – 14

NOTE 3 – Continued

The following table presents the activity in the allowance for loan losses by portfolio segment for the periods presented:

	Real Estate Mortgage Loans
	Commercial Real Estate	Residential Real Estate	Land and Construction	Commercial	Consumer and other Loans	Total
Three months ended June 30, 2017
Allowance for loan losses - loans:
Beginning Balance	$2,699	$1,534	$310	$1,575	$230	$6,348
Provision for loan losses	949	(127)	45	902	81	1,850
Loans charged-off	(612)	(23)	(92)	(379)	(109)	(1,215)
Recoveries	33	49	109	(79)	25	137

Ending allowance balance – loans	$3,069	$1,433	$372	$2,019	$227	$7,120

Allowance for loan losses – covered loans:
Beginning Balance	$166	$—	$26	$5	$—	$197
Provision for loan losses	(166)	—	(26)	(12)	—	(204)
Loans charged-off	—	—	—	—	—	—
Recoveries	—	—	—	7	—	7

Ending allowance balance – covered loans	$—	$—	$—	$—	$—	$—

Total ending allowance balance	$3,069	$1,433	$372	$2,019	$227	$7,120

Three months ended June 30, 2016
Allowance for loan losses - loans:
Beginning Balance	$1,550	$1,385	$465	$305	$163	$3,868
Provision for loan losses	(673)	(1,239)	923	1,234	146	391
Loans charged-off	(300)	(4)	(24)	(114)	(79)	(521)
Recoveries	3	65	16	36	33	153

Ending allowance balance – loans	$580	$207	$1,380	$1,461	$263	$3,891

Allowance for loan losses – covered loans:
Beginning Balance	$723	$2	$99	$12	$—	$836
Provision for loan losses	(778)	—	730	17	(29)	(60)
Loans charged-off	—	—	—	(45)	—	(45)
Recoveries	1	—	—	16	—	17

Ending allowance balance – covered loans	$(54)	$2	$829	$—	$(29)	$748

Total ending allowance balance	$526	$209	$2,209	$1,461	$234	$4,639

G – 15

NOTE 3 – Continued

	Real Estate Mortgage Loans
	Commercial Real Estate	Residential Real Estate	Land and Construction	Commercial	Consumer and other Loans	Total
Six months ended June 30, 2017

Allowance for loan losses - loans:
Beginning Balance	$3,106	$1,990	$318	$1,648	$198	$7,260
Provision for loan losses	944	(366)	32	995	219	1,824
Loans charged-off	(1,021)	(314)	(106)	(675)	(236)	(2,352)
Recoveries	40	123	128	51	46	388

Ending allowance balance – loans	$3,069	$1,433	$372	$2,019	$227	$7,120

Allowance for loan losses – covered loans:
Beginning Balance	$210	$—	$26	$142	$—	$378
Provision for loan losses	(210)	—	(26)	(24)	—	(260)
Loans charged-off	—	—	—	(132)	—	(132)
Recoveries	—	—	—	14	—	14

Ending allowance balance – covered loans	$—	$—	$—	$—	$—	$—

Total ending allowance balance	$3,069	$1,433	$372	$2,019	$227	$7,120

Six months ended June 30, 2016

Allowance for loan losses - loans:
Beginning Balance	$595	$802	$201	$212	$641	$2,451
Provision for loan losses	276	(677)	1,167	1,350	(121)	1,995
Loans charged-off	(300)	(3)	(25)	(156)	(313)	(797)
Recoveries	9	85	37	55	56	242

Ending allowance balance – loans	$580	$207	$1,380	$1,461	$263	$3,891

Allowance for loan losses – covered loans:
Beginning Balance	$890	$—	$251	$136	$—	$1,277
Provision for loan losses	(945)	2	578	(107)	(29)	(501)
Loans charged-off	—	—	—	(45)	—	(45)
Recoveries	1	—	—	16	—	17

Ending allowance balance – covered loans	$(54)	$2	$829	$—	$(29)	$748

Total ending allowance balance	$526	$209	$2,209	$1,461	$234	$4,639

G – 16

NOTE 3 – Continued

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of June 30, 2017 and December 31, 2016:

	Real Estate Mortgage Loans
	Commercial Real Estate	Residential Real Estate	Land and Construction	Commercial	Consumer and Other Loans	Total
June 30, 2017

Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$829	$119	$10	$1,484	$—	$2,442
Collectively evaluated for impairment	1,815	908	328	437	227	3,715
Acquired with deteriorated credit quality	425	406	34	98	—	963

Total ending allowance balance	$3,069	$1,433	$372	$2,019	$227	$7,120

Loans – recorded investment:
Loans individually evaluated for impairment	$14,978	$5,106	$886	$3,382	$—	$24,352
Loans collectively evaluated for impairment	435,122	352,709	102,183	87,329	40,073	1,017,416
Loans acquired with deteriorated credit quality	16,283	5,380	1,484	150	—	23,297

Total ending loans recorded investment	$466,383	$363,195	$104,553	$90,861	$40,073	$1,065,065

G – 17

NOTE 3 – Continued

	Real Estate Mortgage Loans
	Commercial Real Estate	Residential Real Estate	Land and Construction	Commercial	Consumer and Other Loans	Total
December 31, 2016
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$1,509	$615	$52	$1,268	$3	$3,447
Collectively evaluated for impairment	1,322	874	265	425	195	3,081
Acquired with deteriorated credit quality	485	501	27	97	—	1,110

Total ending allowance balance	$3,316	$1,990	$344	$1,790	$198	$7,638

Loans – recorded investment:
Loans individually evaluated for impairment	$19,109	$10,542	$1,519	$4,582	$4	$35,756
Loans collectively evaluated for impairment	427,369	346,554	93,401	94,958	44,890	1,007,172
Loans acquired with deteriorated credit quality	16,193	5,879	1,460	216	—	23,748

Total ending loans recorded investment	$462,671	$362,975	$96,380	$99,756	$44,894	$1,066,676

The following tables present information related to impaired loans by class of loans as of June 30, 2017 and December 31, 2016:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
June 30, 2017
With no related allowance recorded:
Commercial real estate	$11,716	$7,712	$—
Residential real estate	5,764	4,678	—
Land and construction	1,230	826	—
Commercial	491	257	—

Subtotal – excluding PCI	19,201	13,473	—
PCI loans	15,716	11,067	—

Subtotal – including PCI	34,917	24,540	—

With an allowance recorded:
Commercial real estate	$7,626	$7,267	$829
Residential real estate	434	427	119
Land and construction	60	60	10
Commercial	3,160	3,125	1,484

Subtotal – excluding PCI	11,280	10,879	2,442
PCI loans	20,171	12,230	963

Subtotal – including PCI	31,451	23,109	3,405

Total – excluding PCI	$30,481	$24,352	$2,442

Total – including PCI	$66,368	$47,649	$3,405

G – 18

NOTE 3 – Continued

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
December 31, 2016
With no related allowance recorded:
Commercial real estate	$7,864	$4,106	$—
Residential real estate	7,101	5,758	—
Land and construction	1,307	770	—
Commercial	967	934	—

Subtotal – excluding PCI	17,239	11,568	—
PCI loans	21,622	9,271	—

Subtotal – including PCI	38,861	20,839	—

With an allowance recorded:
Commercial real estate	$15,542	$15,003	$1,509
Residential real estate	5,392	4,784	615
Land and construction	756	749	52
Commercial	3,766	3,649	1,268
Consumer and other loans	3	3	3

Subtotal – excluding PCI	25,459	24,188	3,447
PCI loans	26,807	14,477	1,110

Subtotal – including PCI	52,266	38,665	4,557

Total – excluding PCI	$42,698	$35,756	$3,447

Total – including PCI	$91,127	$59,504	$4,557

The following tables present information regarding impaired loans excluding PCI loans.

	Average Recorded Investment	Interest Income Recognized
Three months ended June 30, 2017
Commercial real estate	$16,195	$57
Residential real estate	5,378	11
Land and construction	891	8
Commercial	3,636	9

Total	$26,100	$85

Three months ended June 30, 2016
Commercial real estate	$14,306	$88
Residential real estate	8,933	25
Land and construction	1,495	7
Commercial	1,858	9

Total	$26,592	$129

G – 19

NOTE 3 – Continued

	Average Recorded Investment	Interest Income Recognized
Six months ended June 30, 2017
Commercial real estate	$17,267	$121
Residential real estate	5,650	23
Land and construction	1,168	14
Commercial	3,762	22

Total	$27,847	$180

Six months ended June 30, 2016
Commercial real estate	$12,735	$161
Residential real estate	8,824	50
Land and construction	1,466	14
Commercial	1,916	17

Total	$24,941	$242

The recorded investment in loans excludes accrued interest receivable and loan origination fees, net.

Non-accrual loans and loans past due 90 days or more and still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. Impaired loans include commercial loans that are individually evaluated for impairment and deemed impaired (i.e., individually classified impaired loans) as well as TDRs for all loan portfolio segments. The sum of non-accrual loans and loans past due 90 days or more still on accrual will differ from the total impaired loan amount.

The following tables present the recorded investment in non-accrual and loans past due over 90 days still on accrual by class of loans, as of June 30, 2017 and December 31, 2016:

	Non- Accrual		Loans past due 90 days or more still accruing
	June 30, 2017	December 31, 2016	June 30, 2017	December 31, 2016
Commercial real estate	$11,645	$13,000	$24	$330
Residential real estate	10,179	9,742	48	488
Land and construction	589	1,111	94	3,423
Commercial	3,700	1,874	21	49
Consumer and other loans	232	338	—	12

Total – excluding PCI	$26,345	$26,065	$187	$4,302
PCI loans	1,125	1,187	2,340	1,773

Total – including PCI	$27,470	$27,252	$2,527	$6,075

G – 20

NOTE 3 – Continued

The following table presents the aging of the recorded investment in past due loans as of June 30, 2017 and December 31, 2016 by class of loans:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total
June 30, 2017
Commercial real estate	$2,034	$1,041	$5,346	$8,421	$441,680	$450,101
Residential real estate	5,596	1,386	5,370	12,352	345,462	357,814
Land and construction	1,971	196	204	2,371	100,698	103,069
Commercial	283	365	3,349	3,997	86,714	90,711
Consumer and other loans	80	54	138	272	39,801	40,073

Total – excluding PCI	$9,964	$3,042	$14,407	$27,413	$1,014,355	$1,041,768
PCI loans	778	813	2,892	4,483	18,814	23,297

Total – including PCI	$10,742	$3,855	$17,299	$31,896	$1,033,169	$1,065,065

December 31, 2016
Commercial real estate	$4,745	$409	$7,576	$12,730	$433,748	$446,478
Residential real estate	6,448	2,148	4,967	13,563	343,533	357,096
Land and construction	215	—	4,329	4,544	90,376	94,920
Commercial	2,827	328	873	4,028	95,512	99,540
Consumer and other loans	189	191	280	660	44,234	44,894

Total – excluding PCI	$14,424	$3,076	$18,025	$35,525	$1,007,403	$1,042,928
PCI loans	353	2,319	1,773	4,445	19,303	23,748

Total – including PCI	$14,777	$5,395	$19,798	$39,970	$1,026,706	$1,066,676

Troubled Debt Restructurings:

Under certain circumstances, it may be beneficial to modify or restructure the terms of a loan for the mutual benefit of the Company and the borrower. In cases where the borrower is experiencing financial difficulties, the Company may grant concessions to the borrower to avoid the cost of foreclosure of property or bankruptcy by the borrower. In these circumstances, the modification of loan terms where a concession is granted to the borrower is known as a troubled debt restructuring (TDR). Concessions granted to financially troubled borrowers could include forgiveness of interest, forgiveness of principal, below market interest rate concessions, and a change in loan amortization or repayment terms. In general, the Company does not forgive principal in loan modifications. Typically, the Company will lower borrower payment amounts through a temporary interest rate concession and/or extension of amortization or maturity terms.

At June 30, 2017 and December 31, 2016, the Company has a recorded investment in troubled debt restructurings of $11.9 million and $13 million, respectively. The Company has allocated $384 thousand and $592 thousand of specific allowance for those loans at June 30, 2017 and December 31, 2016, respectively. The Company granted temporary TDR rate concessions with a range of 0.0% to 1.25% during three months ended June 30, 2017 and a range of 0.0% to 0.0% during three months ended June 30, 2016. During the three months ended June 30, 2017 and June 30, 2016, payment extensions from troubled debt restructurings ranged from 0 months to 36 months and 24 months to 36 months, respectively.

G – 21

NOTE 3 – Continued

The following table presents loans by class modified as troubled debt restructurings that occurred during the three months ended June 30, 2017 and June 30, 2016:

	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Three months ended June 30, 2017
Troubled Debt Restructurings:
Commercial real estate	1	$380	$380
Residential real estate	1	129	129
Consumer and other loans	2	154	154

Total	4	$663	$663

Three months ended June 30, 2016
Troubled Debt Restructurings:
Commercial real estate	3	$1,637	$1,608

Total	3	$1,637	$1,608

The troubled debt restructurings described above decreased the allowance for loan losses by $124 thousand and decreased the allowance for loan losses by $28 thousand at June 30, 2017 and June 30, 2016, respectively. These restructurings did not result in any charge-offs during the three-month period ended June 30, 2017 and June 30, 2016 or the six month period ended June 30, 2017 and June 30, 2016.

The following table presents loans by class modified as troubled debt restructurings that occurred during the six months ended June 30, 2017 and June 30, 2016:

	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Six months ended June 30, 2017
Troubled Debt Restructurings:
Commercial real estate	4	$1,605	$1,605
Residential real estate	1	129	129
Land and construction	2	154	154
Consumer and other loans	2	21	21

Total	9	$1,909	$1,909

Six months ended June 30, 2016
Troubled Debt Restructurings:
Commercial real estate	3	$1,637	$1,608
Residential real estate	6	1,121	1,121

Total	9	$2,758	$2,729

G – 22

NOTE 3 – Continued

The following table presents loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification as of June 30, 2017 and June 30, 2016:

Three months ended
	June 30, 2017		June 30, 2016
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Commercial real estate	—	$—	—	$—
Residential real estate	1	129	—	—
Land and construction	—	—	—	—
Commercial	—	—	—	—

Total	1	$129	—	$—

The following table presents loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification as of June 30, 2017 and June 30, 2016:

	Six months ended
	June 30, 2017		June 30, 2016
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Commercial real estate	—	$—	—	$—
Residential real estate	1	129	1	84
Land and construction	—	—	2	550
Commercial	1	165	—	—

Total	2	$294	3	$634

The troubled debt restructurings that subsequently defaulted described above decreased the allowance for loan losses by $31 thousand and increased the allowance for loan losses by $37 thousand during the six months ended June 30, 2017 and June 30, 2016, respectively.

A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on an ongoing basis, but no less than annually for commercial loans with balances greater than $1 million. The Company uses the following definitions for risk ratings:

Pass. Loans classified as pass have satisfactory primary sources of repayment, with adequate secondary sources of repayment if necessary.

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

G – 23

NOTE 3 – Continued

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions , and values, highly questionable and improbable.

Based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Pass	Special Mention	Substandard	Doubtful	Total
June 30, 2017
Commercial real estate	$436,205	$13,371	$16,807	$—	$466,383
Residential real estate	347,803	3,715	11,677	—	363,195
Land and construction	100,821	2,658	1,074	—	104,553
Commercial	84,257	2,576	4,028	—	90,861
Consumer and other loans	39,787	30	256	—	40,073

Total	$1,008,873	$22,350	$33,842	$—	$1,065,065

December 31, 2016
Commercial real estate	$425,773	$16,545	$15,439	$4,914	$462,671
Residential real estate	348,182	2,574	12,219	—	362,975
Land and construction	91,213	3,590	1,577	—	96,380
Commercial	91,293	3,670	3,614	1,179	99,756
Consumer and other loans	44,523	51	320	—	44,894

Total	$1,000,984	$26,430	$33,169	$6,093	$1,066,676

Purchased Credit Impaired Loans

The Company has purchased loans, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. At June 30, 2017 and December 31, 2016, the carrying amount of those loans is as follows:

	June 30, 2017	December 31, 2016
Commercial real estate	$16,283	$16,193
Residential real estate	5,380	5,879
Land and construction	1,484	1,460
Commercial	150	216

Recorded Investment	$23,297	$23,748
Allowance for loan losses	963	1,110

Carrying amount	$22,334	$22,638

G – 24

NOTE 3 – Continued

Accretable yield, or income expected to be collected, is as follows:

	Three months ended		Six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Balance at beginning of period	$13,974	$14,970	$14,164	$15,874
New loan purchases	—	—	—	—
Accretion of income	(754)	(906)	(1,539)	(1,911)
Reclassifications from nonaccretable difference	1,984	2,423	2,695	2,524
Disposals	(118)	(952)	(234)	(952)

Balance at end of period	$15,086	$15,535	$15,086	$15,535

For those purchased credit impaired loans disclosed above, the Company decreased the allowance for loan losses by $155 thousand and increased the allowance for loan losses by $200 thousand during the three-month period ending June 30, 2017 and 2016, respectively. The company decreased the allowance for loan losses by $147 thousand and increased the allowance for loan losses by $486 thousand during the six-month period ending June 30, 2017 and 2016, respectively.

There were no purchased credit impaired loans purchased during the three-month period ended, or six-month period ended, June 30, 2017 or June 30, 2016, for which it was probable at acquisition that all contractually required payments would not be collected.

Income is not recognized on purchased credit impaired loans if the Company cannot reasonably estimate cash flows expected to be collected. During the three-month period and six-month period ended June 30, 2017 and June 30, 2016 there were no material purchased credit impaired loans where cash flows could not be reasonably estimated.

NOTE 4 – FAIR VALUE

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company used the following methods and significant assumptions to estimate fair value:

Investment Securities: The fair values for investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2), using matrix pricing. Matrix pricing is a mathematical technique commonly used to price debt securities that are not actively traded, values debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). For securities where quoted prices or market prices of similar

G – 25

NOTE 4 – Continued

securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3). See below for additional discussion of Level 3 valuation methodologies and significant inputs. Discounted cash flows are calculated using spread to swap and LIBOR curves that are updated to incorporate loss severities, volatility, credit spread and optionality. During times when trading is more liquid, broker quotes are used (if available) to validate the model.

Derivatives: The fair values of derivatives are based on valuation models using observable market data as of the measurement date (Level 2). Our derivatives are traded in an over-the-counter market where quoted market prices are not always available. Therefore, the fair values of derivatives are determined using quantitative models that utilize multiple market inputs. The inputs will vary based on the type of derivative, but could include interest rates, prices and indices to generate continuous yield or pricing curves, prepayment rates, and volatility factors to value the position. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third- party pricing services.

Impaired Loans: The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available for similar loans and collateral underlying such loans. A significant unobservable input in the income approach is the capitalization rate. At June 30, 2017 and December 31, 2016, the range of capitalization rates utilized to determine fair value of the underlying collateral ranged from 8.0% to 11.25% and from 7.0% to 11.25%, respectively. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted in accordance with the allowance policy.

Real Estate Owned: Assets acquired through or instead of loan foreclosure are initially recorded at the lower of charged down loan balance or fair value less costs to sell. This process may establish a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals that are periodically updated as management deems necessary. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach with data from comparable properties. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. A significant unobservable input in the income approach is the capitalization rate. At June 30, 2017 and December 31, 2016, the range of capitalization rates utilized to determine fair value of the underlying collateral ranged from 8.5% to 9.45% and from 9.2% to 13%, respectively.

Appraisals for both collateral-dependent impaired loans and real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company. Once received, a member of the Special Assets Department reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics. In rare cases, when significant valuation differences exist, management may choose a valuation that lies within a range of two recent independent appraisals.

Loans Held For Sale: Loans held for sale are carried at the lower of cost or fair value, which is evaluated on a pool-level basis. The fair value of loans held for sale is determined using quoted prices for similar assets, adjusted for specific attributes of that loan or other observable market data, such as outstanding commitments from third party investors (Level 2).

G – 26

NOTE 4 – Continued

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurement Using:
	Quoted Prices in Active Markets for Identical Assess (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
June 30, 2017
Financial Assets
Investment Securities available for sale
Asset backed securities	$—	$16,916	$—	$16,916
Small Business administration securities	—	44,159	—	44,159
Collateralized mortgage obligations	—	70,621	—	70,621
Mortgage-backed securities	—	301,351	—	301,351

Total investment securities available for sale	$—	$433,047	$—	$433,047

December 31, 2016
Financial Assets
Investment Securities available for sale
Agency notes and bonds	$—	$1,614	$—	$1,614
Asset backed securities	—	16,880	—	16,880
Small Business administration securities	—	48,796	—	48,796
Collateralized mortgage obligations	—	44,362	—	44,362
Mortgage-backed securities	—	234,982	—	234,982

Total investment securities available for sale	$—	$346,634	$—	$346,634

There were no transfers between Level 1 and Level 2 during the three months ended June 30, 2017 and the year ended 2016.

Assets measured at fair value with a related valuation allowance on a non-recurring basis are summarized below:

		Fair Value Measurements Using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assess (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
June 30, 2017
Impaired loans:
Commercial real estate	$7,214	$—	$—	$7,214	$7,214
Residential real estate	308	—	—	308	308
Land and construction	273	—	—	273	273
Commercial	1,573	—	—	1,573	1,573
Commercial real estate owned, net	$3,691	$—	$—	$3,691	$3,691
Land and construction real estate owned, net	$2,751	$—	$—	$2,751	$2,751

G – 27

NOTE 4 – Continued

		Fair Value Measurements Using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assess (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2016
Impaired loans:
Commercial real estate	$8,318	$—	$—	$8,318	$8,318
Residential real estate	2,087	—	—	2,087	2,087
Land and construction	730	—	—	730	730
Commercial	21	—	—	21	21
Commercial real estate owned, net	$2,933	$—	$—	$2,933	$2,933
Residential real estate owned, net	$2,583	$—	$—	$2,583	$2,583

Fair Value of Financial Instruments

The carrying amounts and estimated fair values of financial instruments, at June 30, 2017 and December 31, 2016 are as follows:

	Carrying Value	Fair Value Measurements Using:
		(Level 1)	(Level 2)	(Level 3)	Total
June 30, 2017
Financial Assets:
Cash and cash equivalents	$62,986	$62,986	$—	$—	$62,986
Securities available for sale	433,047	—	433,047	—	433,047
Securities held to maturity	176,882	—	175,517	—	175,517
Federal Home Loan Bank stock	4,849	—	—	—	n/a
Loans held for sale	6,441	—	6,552	—	6,552
Loans, net	1,057,361	—	—	1,044,869	1,044,869
Accrued interest receivable	4,683	—	—	4,683	4,683

Financial Liabilities:
Deposits – without stated maturities	$1,226,185	$1,226,185	$—	$—	$1,226,185
Deposits – with stated maturities	334,913	—	336,131	—	336,131
Federal Home Loan Bank advances	76,446	—	—	75,996	75,996
Junior subordinated debentures	5,992	—	—	4,768	4,768
Accrued interest payable	394	—	394		394

December 31, 2016
Financial Assets:
Cash and cash equivalents	$44,558	$44,558	$—	$—	$44,558
Securities available for sale	346,634	—	346,634	—	346,634
Securities held to maturity	178,232	—	176,286	—	176,286
Federal Home Loan Bank stock	4,584	—	—	—	n/a
Loans held for sale	8,384	—	8,633	—	8,633
Loans, net	1,058,300	—	—	1,037,142	1,037,142
FDIC indemnification asset	526	—	—	—	n/a
Accrued interest receivable	4,543	—	—	4,543	4,543

Financial Liabilities:
Deposits – without stated maturities	$1,126,649	$1,126,649	$—	$—	$1,126,649
Deposits – with stated maturities	352,159	—	353,375	—	353,375
Federal Home Loan Bank advances	71,622	—	—	71,569	71,569
Junior subordinated debentures	5,943	—	—	4,874	4,874
Accrued interest payable	424	—	424		424

G – 28

NOTE 4 – Continued

The methods and assumptions, not previously presented, used to estimate fair values are described as follows:

(a)	Cash and Cash Equivalent

The carrying amounts of cash and short-term instruments approximate fair values and are classified as Level 1.

(b)	Securities available for sale and Securities held to maturity

The fair value of securities available for sale are determined by obtaining quoted prices on national recognized securities exchanges (Level 1) or matrix pricing, which is a mathematical pricing technique used in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2).

(c)	FHLB Stock

It is not practical to determine the fair value of FHLB stock due to restrictions placed on its transferability.

(d)	Loans held-for-sale

The fair value of loans held for sale is estimated based upon binding contracts from third party investors resulting in a level 2 classification.

(e)	Loans

Fair values of loans, excluding loans held for sale, are estimated as follows: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values resulting in a Level 3 classification. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality resulting in a Level 3 classification. Impaired loans are valued at the lower of cost or fair value as described previously. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

(f)	FDIC indemnification asset

It is not practical to determine the fair value of the FDIC indemnification asset due to the lack of its transferability.

(g)	Accrued interest receivable

The carrying value of accrued interest receivable approximates fair value and is classified as Level 3.

(h)	Deposits

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date i.e., their carrying amount) resulting in a Level 1 classification. The carrying amounts of variable rate, fixed- term money market accounts and certificates of deposit

G – 29

NOTE 4 – Continued

approximate their fair values at the reporting date resulting in a Level 1 classification. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits resulting in a Level 2 classification.

(i)	Federal Home Loan Bank advances

The fair values of Federal Home Loan Bank advances are determined by using a discounted cash flow calculation that applies interest rates currently offered on Federal Home loan Bank advances with similar averages lives and characteristics resulting in a level 3 classification.

(j)	Junior subordinated debentures

The fair values of the Company’s Junior Subordinated Debentures are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements resulting in a Level 3 classification.

(k)	Accrued Interest Payable

The carrying amounts of accrued interest payable approximate fair value and is classified as Level 2.

(l)	Off-balance Sheet Instruments

Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of commitments is not material.

NOTE 5 - REGULATORY CAPITAL MATTERS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. These rules require a capital conservation buffer of up to 2.5% above each of CET1, tier 1, and total risk-based capital that must be met for a bank to be able to pay dividends, engage in share buybacks or make discretionary bonus payments to executive management without restriction. This capital conservation buffer requirement is being phased in over a four-year period starting on January 1, 2016 and was 0.625% in 2016 and 1.25% as of January 1, 2017. When fully implemented, a banking organization would need to maintain a CET1 capital ratio of at least 7%, a total Tier 1 capital ratio of at least 8.5% and a total risk-based capital ratio of at least 10.5%. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of June 30, 2017 and December 31, 2016, the Company and Bank meet all capital adequacy requirements to which they are subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and

G – 30

NOTE 5 – Continued

capital restoration plans are required. At June 30, 2017 and year-end 2016, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

Actual and required capital amounts and ratios are presented below at June 30, 2017 and December 31, 2016. The ratios for capital adequacy purposes do not include capital conservation buffer requirements.

	Actual		Required for Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Percent	Amount	Percent
June 30, 2017
Total Capital to risk weighted assets
Consolidated	$214,816	17.37%	$98,954	8.00%	N/A	N/A
Bank	198,127	16.04	98,812	8.00	$123,515	10.00%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	207,566	16.78	74,215	6.00	N/A	N/A
Bank	190,877	15.45	74,109	6.00	98,812	8.00
Common Tier 1 (CET 1)
Consolidated	202,287	16.35	55,662	4.50	N/A	N/A
Bank	190,877	15.45	55,582	4.50	80,285	6.50
Tier 1 (Core) Capital to average assets
Consolidated	207,565	11.13	74,590	4.00	N/A	N/A
Bank	190,877	10.25	74,504	4.00	93,130	5.00

December 31, 2016
Total Capital to risk weighted assets
Consolidated	$212,007	17.83%	$95,109	8.00%	N/A	N/A
Bank	194,788	16.41	94,986	8.00	$118,733	10.00%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	204,272	17.18	71,332	6.00	N/A	N/A
Bank	187,054	15.75	71,240	6.00	94,986	8.00
Common Tier 1 (CET 1)
Consolidated	199,643	16.79	53,499	4.50	N/A	N/A
Bank	187,054	15.75	53,430	4.50	77,176	6.50
Tier 1 (Core) Capital to average assets
Consolidated	204,272	11.52	70,929	4.00	N/A	N/A
Bank	187,054	10.57	70,811	4.00	88,514	5.00

Dividend Restrictions - The Company’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above. During 2016, the Bank paid a dividend to the Holding Company of $13 million, which approximately represented the Bank’s 2014 and 2015 net income. At year-end 2016, the Bank could, without prior approval, declare dividends of any 2016 net profits retained to the date of the dividend declaration. At June 30, 2017, the Bank could without prior approval, declare dividends of 2016 net retained profits plus first half 2017 profits retained to the date of the dividend declaration.

G – 31

NOTE 6 – LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies that are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amounts of financial instruments with off-balance-sheet risk at period-end were as follows:

	June 30, 2017	December 31, 2016
Commitments to make loans	$52,637	$25,698

Unused lines of credit	$171,286	$150,553

Standby letters of credit	$7,348	$5,003

The following instruments are considered financial guarantees and are carried at fair value, which approximates $0 at period end June 30, 2017 and December 31, 2016.

	June 30, 2017		December 31, 2016
	Contract Amount	Fair Value	Contract Amount	Fair Value
Standby letters of credit	$7,348	$—	$5,003	$—

Loans sold with recourse	$66,824	$—	$67,425	$—

NOTE 7 – EARNINGS PER SHARE

	Three months ended		Six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Basic
Net Income	$1,837	$1,957	$4,432	$3,222
Average shares	20,052,830	20,052,300	20,052,830	20,052,300

Basic earnings per share	$0.09	$0.10	$0.22	$0.16

Diluted
Net Income	$1,837	$1,957	$4,432	$3,222
Weighted average shares for basic earnings per share	20,052,830	20,052,300	20,052,830	20,052,300
Add: dilutive effects of assumed exercises of stock options	547,081	553,501	547,208	548,981

Average shares and dilutive potential shares	20,599,911	20,605,801	20,600,038	20,601,281

Diluted earnings per share	$0.09	$0.09	$0.22	$0.16

There were no anti-dilutive stock options for the three months ended June 30, 2017 and June 30, 2016. There were no anti-dilutive stock options for the six months ended June 30, 2017 and June 30, 2016.

G – 32

NOTE 8 – SUBSEQUENT EVENTS

On July 28, 2017, HCBF completed its acquisition of JBI and its wholly owned subsidiary Jefferson Bank of Florida (Jefferson). The total consideration paid to JBI was $40.2 million. Total consideration included approximately (A) $7.6 million in cash to JBI common shareholders, (B) conversion of 2,184,162 common shares of JBI into 2,103,827 common shares (subject to final accounting) of HCBF for an assigned value of $30.5 million, and (C) cash paid to JBI stock option holders of $1.9 million. HCBF acquired approximately $315 million of JBI consolidated assets at closing as well as five (5) branch offices with approximately $230 million of deposits and two (2) loan production offices operating in the greater Tampa Bay area of Florida. Subject to completion of final valuation and accounting, the company expects to record approximately $13 million of goodwill from this transaction.

G – 33

Appendix H

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

($ in thousands except per share data)

	June 30, 2017	December 31, 2016
	(Unaudited)
Assets
Cash and due from banks	$18,014	24,114
Federal funds sold and other overnight investments	42	14

Total cash and cash equivalents	18,056	24,128

Certificates of deposit	2,739	2,739
Securities available for sale	45,529	49,144
Federal Home Loan Bank	2,052	489
Loans, net of allowance for loan losses of $2,265 and $2,122	241,192	212,306
Accrued interest receivable	665	643
Premises and equipment, net	4,422	4,535
Deferred taxes	738	975
Other assets	1,149	1,144

Total assets	$316,542	296,103

Liabilities and Stockholders’ Equity

Liabilities:
Noninterest-bearing	81,880	80,206
Savings, NOW and money-market deposits	129,414	146,663
Time deposits	26,544	29,497
Customer repurchase agreements	6,015	5,032

Total deposits	243,853	261,398

Federal Home Loan Bank advances	42,000	6,000
Other Borrowings	3,030	3,030
Accrued expenses and other liabilities	1,479	1,104

Total liabilities	290,362	271,532

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 9,000,000 shares authorized, and 2,698,102 issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	27	27
Additional paid-in capital	27,277	27,232
Accumulated deficit	(367)	(1,537)
Accumulated other comprehensive loss	(757)	(1,151)

Total stockholders’ equity	26,180	24,571

Total liabilities and stockholders’ equity	$316,542	296,103

H – 1

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Earnings

($ in thousands except per share data)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income:
Loans	$2,680	2,228	5,166	4,325
Securities	204	203	403	407
Federal funds and other	22	17	52	50

Total interest income	2,906	2,448	5,621	4,782

Interest expense:
Deposits	143	148	294	305
Borrowings	101	46	150	87

Total interest expense	244	194	444	392

Net interest income	2,662	2,254	5,177	4,390
Provision for loan losses	143	—	143	50

Net interest income after provision for loan losses	2,519	2,254	5,034	4,340

Noninterest income
Service charges and other fees	231	197	448	372

Noninterest expenses:
Salaries and employee benefits	1,076	956	2,179	1,932
Occupancy and equipment	282	270	563	548
FDIC insurance	36	31	82	62
Professional fees	(115)	47	(73)	101
Advertising and marketing	19	36	49	73
Data processing	228	200	455	384
Other general and administrative	132	192	328	368

Total noninterest expenses	1,658	1,732	3,583	3,468

Earnings before income taxes	1,092	719	1,899	1,244
Income taxes	421	267	729	460

Net earnings	671	452	1,170	784
Less: preferred stock dividends	—		—	(3)

Net earnings applicable to common shareholders	$671	452	1,170	781

Basic earnings per share	$0.25	0.17	0.43	0.29

Diluted earnings per share	$0.24	0.16	0.42	0.28

H – 2

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

(In thousands)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net earnings	$671	452	1,170	784

Other comprehensive income:
Change in unrealized loss on securities-Unrealized gain arising during the period	291	606	631	1,463

Deferred income taxes on above change	(109)	(227)	(237)	(549)

Total other comprehensive income	182	379	394	914

Comprehensive income	$853	831	1,564	1,698

H – 3

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2015 and Six Months Ended June 30, 2016

(Six Months Ended June 30, 2016 Unaudited)

($ in thousands)

	Preferred Stock				Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Compre- hensive (Loss)	Total Stockholders’ Equity
	Series A		Common Stock
	Shares	Amount	Shares	Amount
Balance at December 31, 2015	3,367	$3,367	2,452,853	$25	$24,645	$(767)	$(1,226)	26,044
Net earnings	—	—	—	—	—	784	—	784
Change in net unrealized loss on securities available for sale, net of tax effect	—	—	—	—	—	—	914	914
Stock-based compensation			—	—	8	—	—	(3,359)
Cash dividends paid on preferred stock	—	—	—	—	—	(3)	—	(3)
Redeemed preferred stock	(3,367)	(3,367)	—	—	—	—	—	(3,362)

Balance at June 30, 2016	—	$—	2,452,853	$25	$24,653	$14	$(312)	$24,380

H – 4

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

Year Ended December 31, 2016 and Six Months Ended June 30, 2017

(Six Months Ended June 30, 2017 Unaudited)

($ in thousands)

	Preferred Stock				Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Compre- hensive (Loss)	Total Stockholders’ Equity
	Series A		Common Stock
	Shares	Amount	Shares	Amount
Balance at December 31, 2016	—	—	2,698,102	27	27,232	(1,537)	(1,151)	24,571
Net earnings	—	—	—	—	—	1,170	—	1,170
Change in net unrealized loss on securities available for sale, net of tax effect	—	—	—	—	—	—	394	394
Stock-based compensation	—	—	—	—	45	—	—	45

Balance at June 30, 2017	—	$—	2,698,102	$27	$27,277	$(367)	$(757)	$26,180

H – 5

JEFFERSON BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2017	2016
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net earnings	$1,170	784
Adjustments to reconcile net earnings to net cash provided by operating activities:
Credit for loan losses	143	50
Depreciation and amortization	143	141
Accretion of loan discount	(5)	(5)
Amortization of deferred loan fees and costs	49	3
Net loss on FA disposal	—	(1)
Net amortization of premiums and discounts on securities	34	53
Deferred income taxes	—	59
Amortization of core deposit intangible	26	26
Stock-based compensation	45	8
Net increase in accrued interest receivable	(22)	(44)
Net increase in other assets	(32)	(429)
Net increase in accrued expenses and other liabilities	374	178

Net cash provided by operating activities	1,925	823

Cash flows from investing activities:
Purchases of securities available for sale	—	(3,999)
Proceeds from payments, calls and maturities of securities available for sale	4,213	4,949
(Purchase) Redemption of Federal Home Loan Bank stock	(1,563)	98
Loan originations, net	(29,072)	(16,405)
Additions to premises and equipment, net	(29)	(25)

Net cash used in investing activities	(26,451)	(15,382)

Cash flows from financing activities:
Net (decrease) increase in deposits and repurchase agreements	(17,546)	7,060
Net increase (decrease) in Federal Home Loan Bank advances	36,000	(3,000)
Redemption of preferred stock	—	(3,367)
Increase in other borrowings	—	3,030
Dividends paid on preferred stock	—	(11)

Net cash provided by financing activities	18,454	3,712

Net (decrease) increase in cash	(6,072)	(10,847)
Cash and cash equivalents at beginning of period	24,128	21,972

Cash and cash equivalents at end of period	$18,056	11,125

Supplementary cash flow information
Interest paid on deposits and borrowed funds	$416	344

Income taxes paid	$170	408

Accumulated other comprehensive income, unrealized gain on securities available for sale, net of tax	$394	914

H – 6

Appendix I

COMBINED COMPANY PRO FORMA FINANCIAL INFORMATION (unaudited)

Condensed Consolidated Statement of Financial Condition

As of June 30, 2017

	Historical		Purchase Accounting Adjustments		Pro Forma After Adjustments
(Dollars in thousands, except share data)	HCBF	Jefferson
Assets
Cash, overnights, fed funds sold	$62,986	$20,795	$(9,181	)(a)	$74,600
Investment securities	609,929	45,529	—		655,458
Loans held for sale	6,441	—	—		6,441
Loans	1,064,481	243,457	(2,745	)(b)	1,305,193
Allowance for loan losses	(7,120)	(2,265)	2,265	(c)	(7,120)

Net loans	1,057,361	241,192	(480)		1,298,073
FDIC Indemnification asset	—	—	—		—
Premises and fixed assets	50,187	4,422	(79	)(d)	54,530
Other real estate owned	8,665	—	—		8,665
Goodwill	12,286	—	11,935	(e)	24,221
Intangible assets	11,405	264	3,471	(f)	15,140
Deferred tax asset	13,288	738	(1,081	)(g)	12,945
Bank-owned life insurance	38,578	—	—		38,578
Other assets	15,267	3,602	(57	)(h)	18,812

Total Assets	$1,886,393	$316,542	$4,528		$2,207,463

Liabilities
Deposits	$1,561,098	$237,838	$19	(i)	$1,798,955
FHLB advances	76,446	42,000	(37	)(j)	118,409
Trust preferred obligation	5,992	—	—		5,992
Senior Debt	—	3,030	—		3,030
Securities sold under repurchase agreements	—	6,015	—		6,015
Capital lease obligation	743	—	—		743
Other liabilities	18,824	1,479	—		20,303

Total Liabilities	1,663,103	290,362	(18)		1,953,447
Stockholders’ Equity
Stockholders’ capital and surplus	202,631	27,304	3,422	(k)	233,357
Retained earnings	23,204	(367)	367	(l)	23,204
Accumulated other comprehensive income (loss)	(2,545)	(757)	757	(l)	(2,545)

Total Equity Capital	223,290	26,180	4,546		254,016

Total Liabilities and Capital	$1,886,393	$316,542	$4,528		$2,207,463

Number of common shares outstanding	20,052,830	2,698,102			22,171,850

Total book value per common share	$11.14	$9.70			$11.46

Tangible book value per common share	$9.95	$9.61			$9.68

(a)	Cash consideration paid to Jefferson by HCBF of $9,446 less cash received from options exercises of $265.
(b)	Estimated loan discount of $2,745, $3,452 estimated credit loss and $707 amortizable premium.

(c)	Elimination of Jefferson allowance for loan losses under GAAP accounting.
(d)	Write down of Premises and fixed assets.
(e)	See goodwill allocation table.
(f)	Estimated core deposit intangible, amortized over 10 years straight-line method.
(g)	Estimated deferred tax asset relating to purchase accounting fair value adjustments.
(h)	Write down of prepaid expenses.
(i)	Estimated time deposit premium relating to purchase accounting fair value adjustments.
(j)	Fair value adjustment relating to FHLB borrowings.
(k)

Elimination and adjustment of Jefferson capital accounts under GAAP accounting. The elimination is net of the estimated fair value of net assets acquired of $30,726 for which 2,119,020 shares of HCBF voting common stock will be issued in merger and elimination of Jefferson capital of ($27,304).

(l)	Elimination of Jefferson capital accounts under GAAP accounting.

(e)	Estimated goodwill (see goodwill allocation table below).

Pro Forma As of June 30, 2017
Goodwill allocation table
Purchase Price:
Jefferson shares outstanding	2,698,102
Jefferson options expected to exercise before close	32,100

Total Jefferson shares to be converted	2,730,202
Assumed percentage of shares electing stock consideration	80.2%

Jefferson stock election shares	2,189,975
Stock election exchange ratio	0.9676

New HCBF shares to be issued	2,119,020
HCBF stipulated share price	$14.50

Total value of stock portion of merger consideration	$30,725,790
Assumed number of Jefferson shares electing cash (19.8%)	540,227
Per share cash election consideration	$14.03

Total value of cash portion of merger costs	$7,579,382
Jefferson options outstanding	356,072
Jefferson options expected to exercise before close	(32,100)

Jefferson options to be paid in cash	323,972
Per share cash election consideration of $14.03 less average strike price of $8.27	$5.76

Cash paid to Jefferson option holders	$1,866,635

Total purchase price	$40,171,807

	Pro Forma As of June 30, 2017
($ in thousands)
Total purchase price		$40,172
Allocated to:
Historical book value of Jefferson’s assets and liabilities	26,180
Cash from exercise of Jefferson options prior to close	265

Adjusted Jefferson historical book value	26,445
Adjustments to record assets and liabilities at fair value:
Loan fair value mark	(2,745)
Jefferson allowance for loan losses write-off	2,265
Core deposit intangible value	3,471
Time deposit fair value mark	(19)
FHLB advance fair value mark	37
Premises and fixed assets write-off	(79)
Prepaid expenses write-off	(57)
Deferred tax effect of fair value adjustments	(1,081)
Fair value of net assets acquired		28,237

Goodwill		$11,935

COMBINED COMPANY PRO FORMA FINANCIAL INFORMATION (unaudited)

Condensed Consolidated Statement of Income

For six months ended, June 30, 2017

	Historical		Mark to Market Transaction Adjustments		Pro Forma After Adjustments
(dollars in thousands)	HCBF	Jefferson
Total interest income	$33,804	$5,621	$(64	)(a)	$39,361
Total interest expense	3,132	444	3	(b)(c)	3,579

Net interest income	30,672	5,177	(67)		35,782
Provision for loan losses	1,563	143	—		1,706
Service charges on deposit accounts	1,564	211	—		1,775
ATM and interchange income	1,557	153	—		1,710
Net gain of sale of loans	1,761	—	—		1,761
Other	1,376	84	—		1,460

Total non-interest income	6,258	448	—		6,706
Salaries and employee benefits	14,567	2,179	—		16,746
Occupancy and equipment	3,887	563	—		4,450
Data processing	2,878	455	—		3,333
Foreclosed asset expense	804	—	—		804
Amortization of intangibles	1,143	26	174	(d)	1,343
Other	5,115	360	—		5,475

Total non-interest expense	28,394	3,583	174		32,151

Income before taxes	6,973	1,899	(241)		8,631
Income tax expense (benefit)	2,541	729	(92	)(e)	3,178

Net income	$4,432	$1,170	$(149)		$5,453

Earnings Per Share — Basic	$0.22	$0.43			$0.25
Weighted Average Shares — Basic	20,052,830	2,698,102			22,171,850
Earnings per Share — Diluted	$0.22	$0.42			$0.24
Weighted Average Shares — Diluted	20,600,038	2,813,115			22,719,058

(a)	Amortization of loan fair value premium, assumed level yield 5.5 year average life.
(b)	Amortization of time deposits fair value premium, assumed straight line for 3 years.
(c)	Amortization of FHLB fair value discount, assumed straight line for 3 years.
(d)	Amortization of core deposit intangible fair value mark, 10 years straight line.
(e)	Net tax benefit on fair value amortization items at 38% tax rate.

Pro forma net income excludes the effect of one-time merger-related expenses expected to be approximately $3,500.

I-4